As filed with the United States Securities and Exchange Commission on March 29, 2023.

Registration No. 333-267501

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________

SOUNDHOUND AI, INC.
(Exact name of registrant as specified in its charter)

____________________

Delaware	7372	86-1286799
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5400 Betsy Ross Drive
Santa Clara, CA 95054
Telephone: (408) 441-3200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

____________________

Dr. Keyvan Mohajer
SoundHound AI, Inc.
5400 Betsy Ross Drive
Santa Clara, CA 95054
Telephone: (408) 441-3200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________

Copies of all communications, including communications sent to agent for service, should be sent to:

Douglas Ellenoff, Esq.
Matthew Bernstein, Esq.
Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Telephone: (212) 370-1300
Fax: (212) 370-7889

____________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION	DATED MARCH 29, 2023

SOUNDHOUND AI, INC.

14,301,448 Shares of Class A Common Stock

This prospectus relates to the potential offer and sale from time to time by CF Principal Investments LLC (“Cantor” the “Holder”) of up to 14,301,448 shares of Class A common stock, par value $0.0001 per share (the “Class A Shares”, the “Class A Common Stock” or the “Common Stock”) of SoundHound AI, Inc. (“SoundHound AI,” the “Company,” “we,” “us” or “our”), that may be issued by us to the Holder pursuant to a Common Stock Purchase Agreement, dated as of August 16, 2022, by and between us and the Holder (the “Purchase Agreement”) establishing a committed equity facility (the “Facility”). Prior to the date of this prospectus, the Holder has sold 10,698,552 Class A Shares under the Facility. The purchase price of the shares of Common Stock that we elect to sell to Cantor pursuant to the Purchase Agreement will be the volume weighted average price of the Common Stock during the applicable purchase date on which we have timely delivered written notice to Cantor directing it to purchase the shares of Common Stock under the Purchase Agreement and we will receive 97% of the volume weighted average price of the Common Stock so sold.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of our Class A Common Stock by the Holder. However, we will receive proceeds from our sale to the Holder of up to 14,301,448 Class A Shares at varying purchase prices depending on the market price of our shares of Class A Common Stock at the time of such purchases, pursuant to the terms of the Purchase Agreement, after the date of this prospectus (to date, we have received $28,681,447 proceeds from the sale of 10,698,552 Class A Shares under the Facility). The purchase price per share that Cantor will pay for shares of Class A Common Stock purchased from us under the Purchase Agreement will fluctuate based on the market price of our Class A Shares at the time we elect to sell shares to Cantor and, further, to the extent that the Company sells shares of Class A Common Stock under the Facility, substantial amounts of Class A Shares could be issued and resold, which would cause dilution and may impact the Company’s stock price. In addition, in connection with the Facility, we also issued 250,000 shares of Class A Common Stock to Cantor in connection with the execution of the Purchase Agreement (the “Commitment Shares”) as consideration for its irrevocable commitment to purchase the Class A Shares at our election in our sole discretion, from time to time after the date of this prospectus, upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement which have subsequently been sold. See “The Committed Equity Financing” for a description of the Purchase Agreement and the Facility and “Selling Holder” for additional information regarding Cantor.

The Holder may offer, sell or distribute all or a portion of the Class A Shares registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices. We will bear all costs, expenses and fees in connection with the registration of these shares, including with regard to compliance with state securities or “blue sky” laws. The timing and amount of any sale are within the sole discretion of the Holder. The Holder is an underwriter under the Securities Act of 1933, as amended (the “Securities Act”), and any profit on sale of the shares by it and any discounts, commissions or concessions received by it may be deemed to be underwriting discounts and commissions under the Securities Act. Although the Holder is obligated (subject to certain conditions) to purchase shares of our Class A Common Stock under the terms of the Purchase Agreement to extent we choose to sell such shares to it, there can be no assurances that the Holder will sell any or all of the shares purchased under the Purchase Agreement pursuant to this prospectus. The Holder will bear all commissions and discounts, if any, attributable to its sale of shares of Class A Common Stock. See “Plan of Distribution (Conflict of Interest)” beginning on page 106.

Our Class A Common Stock is listed on the Global Market of The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “SOUN.” On March 24, 2023, the last reported sale price of our Class A Common Stock was $2.10 per share.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 15 of this prospectus, in any amendment or supplements to this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March ______, 2023.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”). Our registration of the securities covered by this prospectus does not mean that either we or the Holder will issue, offer or sell, as applicable, any of the securities registered hereunder. Under this registration statement, the Holder may, from time to time, sell the securities offered by it described in this prospectus. We will not receive any proceeds from the sale by the Holder of the securities offered by them described in this prospectus. However, we will receive proceeds from our sale to the Holder of up to 14,301,448 shares of Class A Common Stock, which will fluctuate based on the market price of our shares of Class A Common Stock at the time we elect to sell shares to Cantor pursuant to the terms of the Purchase Agreement, after the date of this prospectus.

Neither we nor the Holder have authorized anyone to provide you with any information other than that provided in this prospectus and any applicable prospectus supplement. Neither we nor the Holder can provide any assurance as to the reliability of any other information that others may give you. Neither we nor the Holder are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus our business, financial condition, results of operations and prospects may have changed.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”

On April 26, 2022, pursuant to the merger agreement (the “Merger Agreement”) dated as of November 15, 2021 by and among Archimedes Tech SPAC Partners Co. (“ATSP”), ATSPC Merger Sub, Inc. and SoundHound, Inc., the parties consummated the merger of ATSPC Merger Sub, Inc. with and into SoundHound, Inc., with SoundHound, Inc. continuing as the surviving corporation (the “Merger”), as well as the other transactions described in the Merger Agreement (the Merger and such other transactions, the “Business Combination”). As a result of the Business Combination, SoundHound, Inc. became a wholly owned subsidiary of ATSP and ATSP changed its name to “SoundHound AI, Inc.” SoundHound AI currently owns 100% of the outstanding common stock of SoundHound, Inc.

Frequently Used Terms

Unless otherwise stated in this prospectus, the terms, “we,” “us,” “our” “the Company” or “SoundHound AI” refer to, a Delaware corporation. Further, in this document:

•        “Amended Charter” means the Second Amended & Restated Certificate of Incorporation of the Company, which took effect upon the filing thereof in the State of Delaware. Among other things, pursuant to the Amended Charter, ATSP changed its name to SoundHound AI, Inc.

•        “Amended Bylaws” means the Amended & Restated Bylaws of the Company, which took effect upon the effectiveness of the Amended Charter.

•        “ATSP” means Archimedes Tech SPAC Partners Co.

•        “Board” means the board of directors of the Company.

•        “Business Combination” means the merger consummated pursuant to the Merger Agreement.

•        “Class A Common Stock” or “Class A Shares” mean the Class A common stock, $0.0001 par value per share, of the Company.

•        “Class B Common Stock” or “Class B Shares” mean the Class B common stock, $0.0001 par value per share, of the Company, issued at the closing to the SoundHound Founders, having the rights and terms set forth in the Amended Charter, which are generally the same as the rights and terms as shares of Class A Common Stock, except that each share of Class B Common Stock is entitled to ten votes per share and except that shares of Class B Common Stock may be converted into, or under some circumstances shall be mandatorily converted into, shares of Class A Common Stock.

•        “Code” means the Internal Revenue Code of 1986, as amended.

•        “Continental” means Continental Stock Transfer & Trust Company, our transfer agent and warrant agent.

•        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

•        “Founder Shares” means the 3,325,000 outstanding shares of common stock of ATSP initially purchased by the Sponsor for an aggregate purchase price of $25,000 on January 4, 2021.

•        “GAAP” means accounting principles generally accepted in the United States of America.

•        “Initial Stockholders” means the Sponsor and other initial holders of common stock of ATSP and Private Units, excluding the holders of the representative shares issued to EarlyBirdCapital, Inc.

•        “IPO” refers to the initial public offering of 13,300,000 Units of the Company consummated in March 2021, inclusive of the partial exercise of the over-allotment option.

•        “IRS” means the United States Internal Revenue Service.

•        “Legacy SoundHound” means SoundHound, Inc., prior to the consummation of the Business Combination.

•        “Merger Agreement” means that certain Merger Agreement, dated as of November 15, 2021, by and among ATSP, ATSPC Merger Sub and SoundHound, Inc., as it may be amended or supplemented.

•        “Organizational Documents” means organizational or governing documents of an applicable entity.

•        “Sponsor” means Archimedes Tech SPAC Sponsors LLC.

MARKET AND INDUSTRY DATA

This prospectus includes industry position and industry data and forecasts that SoundHound AI obtained or derived from internal company reports, independent third party publications and other industry data. Some data are also based on good faith estimates, which are derived from internal company analyses or review of internal company reports as well as the independent sources referred to above.

Although SoundHound AI believes that the information on which it has based these estimates of industry position and industry data are generally reliable, the accuracy and completeness of this information is not guaranteed and SoundHound AI has not independently verified any of the data from third-party sources nor have they ascertained the underlying economic assumptions relied upon therein. Statements as to industry position are based on market data currently available. While SoundHound AI is not aware of any misstatements regarding the industry data presented herein, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are forward-looking and as such are not historical facts. These forward-looking statements include, without limitation, statements regarding future financial performance, business strategies, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management. These forward-looking statements are based on our management’s current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning future events, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus and any accompanying prospectus supplement, words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “would,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “projects” or the negative version of these words or other comparable words or phrases, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The following factors among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•        execution of our business strategy, including launching new product offerings and expanding information and technology capabilities, particularly following our recent restructuring efforts;

•        our market opportunity and our ability to acquire new customers and retain existing customers;

•        the timing and impact of our growth initiatives on our future financial performance;

•        the ability of SoundHound AI to protect intellectual property and trade secrets;

•        the ability to obtain additional capital, including equity or debt financing, on terms that are acceptable to SoundHound AI, if at all, particularly in light of inflationary pressures and resulting increases in the cost of borrowing;

•        our ability to maintain the listing of our securities on the Nasdaq Global Market;

•        changes in applicable laws or regulations and extensive and evolving government regulations that impact the Company’s operations and business;

•        the ability to attract or maintain a qualified workforce, particularly following our recent restructuring efforts;

•        level of product service failures that could lead SoundHound AI customers to use competitors’ services;

•        investigations, claims, disputes, enforcement actions, litigation and/or other regulatory or legal proceedings, including with respect to our AI technology;

•        the effects of the COVID-19 pandemic or any similar public health developments on SoundHound AI’s business;

•        risks relating to uncertainty of our estimates of market opportunity and forecasts of market growth;

•        the possibility that SoundHound AI may be adversely affected by other economic, business, and/or competitive factors; and

•        other risks and uncertainties described under the section titled “Risk Factors” in this prospectus.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on our business. There can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors.”

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the effect of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

The forward-looking statements made by us in this prospectus and any accompanying prospectus supplement speak only as of the date of this prospectus and the accompanying prospectus supplement. Except to the extent required under the federal securities laws and rules and regulations of the SEC, we disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus, and does not contain all of the information that you should consider before investing in our Class A Common Stock. This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read this entire prospectus carefully, including the information set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes thereto included elsewhere in this prospectus before making an investment decision. Unless the context requires otherwise, references in this prospectus to “we,” “us,” “our,” “our company,” the “Company” or similar terminology refer to SoundHound AI, Inc.

Company Overview

SoundHound AI is a leading innovator of conversational intelligence, offering an independent Voice AI platform that enables businesses across industries to deliver high quality conversational experiences to their customers. Built on proprietary Speech-to-Meaning® and Deep Meaning Understanding® technologies developed over the past 17 years, our advanced Voice AI platform provides exceptional speed and accuracy.

We envision a future where people interact with products on a daily basis through voice-enabled AI. Our technology provides a conversational voice-enabled user interface, allowing a more natural and more productive way of interacting with the products and services we use. SoundHound AI is also committed to enabling product creators to design, customize, differentiate, innovate, and monetize the voice interfaces to their own products and services, as opposed to outsourcing to a third-party assistant.

More often than not, we currently interact with voice-enabled third-party assistants using halted speech patterns, consciously dividing queries into limited, broken, and unnatural instructions. By contrast, using SoundHound AI, businesses can voice-enable their products so consumers can say things like, “Turn off the air conditioning and lower the windows,” while in their cars, “Find romantic comedies released in the last year,” while streaming on their TV, and even place food orders before arriving at a restaurant by talking to their cars, TVs, or other “internet of things” (“IoT”) devices. Additionally, SoundHound AI’s technology can address complex user queries such as, “Show me all restaurants within half a mile of the Space Needle that are open past 9pm on Wednesdays and have outdoor seating,” and follow-on qualifications such as “Okay, don’t show me anything with less than 3 stars or fast food.”

SoundHound AI’s technology is currently being used globally by customers that include Hyundai, Mercedes-Benz, Pandora, Snap, VIZIO, Square, Toast, Oracle, KIA, and Stellantis. We have seen significant inflection in customer adoption of our technology, as measured through activity on our Houndify platform, which surpassed 1 billion annual queries in 2021 and experienced over 85% growth during 2022. Our current customers, which in many cases have contractual obligations that average multiple years (often between three to five years), span multiple industries and geographies, and together have an estimated combined reach of over two billion end users. We consider our long-term customers our “partners” and, by growing these strategic relationships, SoundHound AI’s revenues have grown by more than 45% year over year each fiscal year over the past four years.

We support our customers by providing them access to Houndify® — an open-access platform that allows developers to leverage SoundHound AI’s Voice AI technology and a library of over 100 content domains, including commonly used domains for points of interest, weather, flight status, sports, and more. To ensure that our content domains continue to evolve and grow, our platform is built on our breakthrough Collective AI® — an architecture for connecting domain knowledge, which encourages collaboration and contribution among developers, is always learning, and is greater than the sum of its parts. This architecture allows us to improve the understanding capability of our platform super-linearly and even exponentially based on linear contributions because of how the domains interact with one another. They can be inter-connected and can learn from each other and, as developers contribute to the platform, its understanding capability can grow exponentially.

Our technology is backed by SoundHound AI’s investments in intellectual property, with over 120 patents granted and over 140 patents pending, spanning multiple fields including speech recognition, natural language, machine learning, monetization, and more. We have achieved this critical momentum in part thanks to a leadership team with deep expertise and proven ability to attract and retain talent.

Our Mission

SoundHound AI’s mission is to voice-enable the world with conversational intelligence through an independent AI platform enabling humans to interact with products and services like they interact with each other — by speaking naturally.

Our Opportunity

Industry sources predict that 90% of new vehicles globally will have voice assistants by 2028 and that there will be 75 billion connected devices worldwide by 2025. The number of devices with their own voice assistant is expected to surpass the world’s population within four years. Across industries, 94% of large companies expect to use Voice AI within two years, according to a Pindrop Security, Inc. study, indicating the imperative most companies feel to provide a voice user interface to their products and services. These and other trends are adding up to exponential growth for Voice AI in a variety of markets, including IoT, automotive, retail, hospitality, enterprise, healthcare, contact center, and banking and finance.

Our Vision

We aim to change the way people talk to voice assistants by making computers better than humans in language understanding. As a result, SoundHound AI can make humans more productive and help make the world a better place. Our vision further includes empowering billions of devices around the world using our technology, with innovation and monetization opportunities for the product creators that integrate the Houndify platform. It means product creators can not only use Voice AI to make their product better they can also generate incremental recurring revenues from customer interactions. Our vision also places a high emphasis on user experience. Before monetization growth can occur, delivering value and delight to end users is paramount. As a result, the most effective monetizable interactions will be those that flow naturally based on context, create value for the end-user, and would not be perceived by users as intrusive advertisements.

Our Products

Houndify platform, SoundHound Ai’s Voice AI platform, combines advanced AI with engineering expertise to help brands build conversational voice assistants. From proprietary components to customizable and scalable solutions, we offer tools to build a highly accurate and responsive voice user interface. The suite of Houndify tools, includes Application Programming Interfaces (“API”) for text and voice queries, support for custom commands, extensive library of content domains, inclusive Software Development Kit platforms, collaboration capabilities, diagnostic tools, and built-in analytics. Houndify provides a web API that takes in text queries or audio and returns actionable JavaScript Object Notation to anyone with an internet connection wanting to add Voice AI to any product or application.

Automatic Speech Recognition, our highly optimized, tunable, and scalable ASR engine, supports vocabulary sizes containing millions of words. Houndify’s machine learning infrastructure allows us to tune the engine to achieve optimal Computer Processing Unit (“CPU”) performance while delivering high accuracy rates. Houndify’s language and acoustic modelling architecture also uses machine learning to increase word recognition accuracy. Rapid iteration is possible due to our accelerated training pipeline and architecture that improves as data is collected. Highly accurate transcriptions result from advanced acoustic models trained to perform in a variety of scenarios — including in severely noisy environments and when accented language is spoken.

Natural Language Understanding (“NLU”), our proprietary Speech-to-Meaning technology, tracks speech in real-time and understands the context, even before the user has finished speaking. Instead of the typical two-step process of transcribing speech into text and then passing the text into an NLU model, Houndify can accomplish both of these tasks in one step, delivering faster and more accurate results. Houndify’s ability to process and understand speech the instant a user stops speaking gives voice assistants the ability to respond faster. Understanding speech in real-time without requiring additional processing or waiting for the user to finish speaking creates responsive and natural conversations between people and products. By understanding context, Houndify responds accurately to users by distinguishing between similar words and names. Our NLU can discern the difference between words that sound the same, but have different spellings and meanings. For example, if users want to navigate to 272 Hoch Street in Dayton, Ohio, it won’t look for Hawk Street. Using our proprietary Deep Meaning Understanding technology, a custom voice assistant can handle complex queries with compound criteria including conversational follow up, address multiple questions and filter results simultaneously — accurately and quickly answering users’ most complex questions.

Wake Words are the entry point into branded voice experiences, allowing users to invoke the assistant by literally speaking the company’s name. Examples range from “Hey Pandora” in a mobile app to “Hey Peugeot” within a vehicle. Rigorous development and testing enable our wake words to perform in noisy environments and minimize false-positives or false-negatives. We use advanced machine learning algorithms and Deep Neural Networks to provide broad robustness to our high-volume training data, resulting in high accuracy.

Custom Domains, a library of over 100 public domains, is available with a free Houndify account. Houndify public domains give developers instant access to a broad range of content to fit their unique use cases. This includes multi-category content intended to appeal to broad range of audiences, including, for instance, sports scores, weather, podcasts, travel information, recipes, stock prices, among many others. Companies can enhance product functionality or proprietary operations with Houndify Private Domains, allowing customization and development of more specific content. Customers who subscribe for this service have full access to their private domains securely on the Houndify platform while retaining the ability to iterate and update content. For example, an automotive manufacturer can make helpful updates about the car’s user manual over time. In this way, SoundHound AI becomes a long-term “partner” to its customers, helping companies create the domains that they need in order to improve brand value for their own customers or end users.

Text-to-speech (“TTS”).    A high-quality TTS helps companies create a unique voice that differentiates them from the competition. Brands can fully express their personality by choosing the gender, tone, and personality that will become their vocal identity. Our machine learning algorithms transform recorded voices into large databases of spoken sounds to form entire vocabularies of natural language — adapted to the user’s environment. We can transform any voice to generate a high-quality TTS with a small CPU footprint.

Edge (Embedded) is a fully-embedded voice solution for brands seeking the convenience of a voice user interface without the privacy or connectivity concerns of the internet. Edge includes full access to custom commands and the ability to instantly update commands during development.

To harness the capabilities of full cloud connectivity with the reliability of embedded voice technology. Houndify Edge Hybrid solutions are designed to ensure that devices are always-on and responsive to commands. Allows for over-the-air product updates and a broader voice experience with the level of cloud-connectivity that best matches the product and its users.

Our Competitive Advantage

The majority of participants in the Voice AI industry can be characterized as either “big tech” companies (meaning large corporations offering Voice AI as an extension of other services) and “legacy vendors” (meaning long-time Voice-AI industry participants with older technologies). Brands relying on big tech Voice AI frequently experience decreased ability to innovate, differentiate, and customize the way that their products interact with Voice AI platforms and/or end users. In some cases, these big tech Voice AI providers even compete with the customers whose products their technologies support, making them increasingly less attractive as a choice for a voice interface. Many “legacy vendors” offer dated technologies at a high price. Furthermore, in many cases, legacy vendor technologies still require significant effort by product creators to turn legacy AI product offerings into solutions that can compete with the quality of Voice AI products currently offered by big tech companies, which is oftentimes neither economical nor practical.

There is currently a high barrier to entry into Voice AI and we view the current environment as an opportunity to provide disruptive technologies with capabilities we believe are superior to existing alternatives, allowing customers to maintain their brand, control the user experience, get access to the data, and define their own privacy policies, while being able to customize, differentiate, innovate, and monetize.

Our Revenue Model

We have identified three pillars for revenue growth: Royalties, Subscription, and Monetization, and all three pillars contribute to our current revenues today. While the majority of current revenues come from royalties, over time we expect our revenues from subscription and monetization pillars to increase and eventually represent a larger portion of our overall revenues.

Royalties:    This involves voice-enabling a product. The product creator pays us a royalty based on volume, usage, or duration. SoundHound AI collects royalties when Houndify is integrated into a product such as a car, smart speaker, or appliance.

Subscription:    This involves voice-enabling a service that doesn’t rely on a physical product. Examples include when SoundHound AI enables customer service or food ordering for restaurants or content management, appointments, or voice commerce, we generate subscription revenue from the service providers.

Monetization:    This pillar creates an ecosystem that enables monetization services in products and services from both pillar one and pillar two. When users of a voice-enabled product access the voice-enabled monetization, this creates new leads and transactions. SoundHound AI generates monetization revenue for generating these leads and transactions, and will share revenue with the product creators. Through December 31, 2022, we have not generated revenue from leads and transactions on voice-enabled products from voice-enabled services other than from the SoundHound AI music identification app. Going forward, SoundHound AI expects monetization revenue to be generated through a combination of advertising revenue from the music identification app and from leads and transactions on voice-enabled products from voice-enabled services.

Our Sales and Marketing

We employ Account-Based Marketing (“ABM”) leveraging leading-edge platforms supported by fully-current Marketing Automation tools to capture and nurture business leads through to Marketing Qualified Leads (“MQL”), Sales Accepted Leads (“SAL”), and Sales Qualified Leads (“SQL”) ultimately to drive towards return-on-investment-positive marketing expenditures. We also see strategic partnerships as the foundation for our ongoing growth and success. Our deep collaboration with leading companies across industries has allowed our technology to reach millions of customers. Largely through our existing customer base, query volume exceeded 1 billion at the end of 2021 and experienced over 85% growth during 2022. Information provided to us by our strategic partners suggests that our customers’ products have a reach of over a billion users. Our sales and marketing efforts may be impacted by our Restructuring Plan, see “Prospectus Summary — Recent Developments” herein.

Our Intellectual Property

SoundHound AI’s intellectual property portfolio includes over 120 patents granted and over 140 patents pending. These patents cover areas such as speech recognition, natural language understanding, machine learning, human interfaces, and others, including monetization and advertising. Out of our over 260 patents granted and pending, more than 40 of these patents are in conversational monetization. Because we predict that search traffic will change from keyword-based queries to conversational interactions, we have a large number of patents in the area of conversational advertising.

Recent Developments

Restructuring Plan

On January 5, 2023, SoundHound AI announced a restructuring plan (the “Restructuring Plan”) intended to reduce operating costs, improve operating margins, improve cash flows and accelerate SoundHound AI’s path to profitability. The Restructuring Plan includes a reduction of SoundHound AI’s current workforce by approximately 40% and select office space reductions within certain markets. Decisions regarding the elimination of employees are subject to local law and consultation requirements in certain countries, as well as SoundHound AI’s business needs.

SoundHound AI estimates that it will incur approximately $4.5 million to $5.5 million in charges in connection with the Restructuring Plan, of which the majority is expected to be incurred in the first quarter of 2023. These charges consist primarily of $4.4 million to $5.2 million in charges related to severance payments, employee benefits and share-based compensation; and $0.1 million to $0.3 million in exit charges associated with the office space reductions. Of the aggregate amount of charges that SoundHound AI estimates it will incur in connection with the Restructuring Plan, SoundHound AI expects that approximately $2.0 million to $3.0 million will be in cash expenditures.

The estimates of the charges and expenditures that SoundHound AI expects to incur in connection with the Restructuring Plan, and the timing thereof, are subject to a number of assumptions, including local law requirements in various jurisdictions, and actual amounts may differ materially from estimates.

Financing

On or around January 20, 2023 (the “PIPE Closing Date”), SoundHound AI entered into Preferred Stock Purchase Agreements with certain investors pursuant to which the Company issued and sold to the investors an aggregate of 835,011 shares of its newly designated Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) for an aggregate issue price of approximately $25 million (the “Transaction”). On January 20, 2023, in connection with the Transaction, the Company filed a Certificate of Designations of Preferences, Rights and Limitations of the Series A Preferred Stock with the Secretary of State of the State of Delaware (the “Certificate of Designations”), designating 1,000,000 shares of Series A Preferred Stock with an original issue price of $30.00 per share, which became effective with the Secretary of State of the State of Delaware upon filing.

The Series A Preferred Stock is entitled to dividends payable as an increase in the Liquidation Preference (as defined in the Certificate of Designations) for such share at the rate of 14% per annum, accreting semi-annually to Liquidation Preference on January 1 and July 1 of each year, beginning on the first such date after the filing of the Certificate of Designations (the “PIK Dividends”). The Liquidation Preference per share of Preferred Stock is initially equal to the original issue price per share. The Company may also elect to pay any dividend in cash in lieu of accretion to Liquidation Preference if permitted under the agreements and instruments governing its outstanding indebtedness at such time. The Series A Preferred Stock will also be entitled to customary dividends and distributions when and if paid on shares of Common Stock, subject to restrictions under agreements or instruments governing the Company’s indebtedness.

Each share of Series A Preferred Stock is convertible, at the option of the holder thereof, at any time on or after May 2, 2023 into such number of shares of Common Stock equal to the Liquidation Preference per share at the time of conversion divided by $1.00 (the “Conversion Price”) (the “Conversion Ratio”). In addition, each share of Series A Preferred Stock will automatically convert into shares of Common Stock at the Conversion Ratio on or after January 20, 2024 if and when the daily volume-weighted average closing price per share of Common Stock is at least 2.5 times the Conversion Price for each of any 90 trading days during any 120 consecutive trading day period, which 120-trading day period may commence (but may not end) prior to January 20, 2024. While the shares of Series A Preferred Stock issued on the PIPE Closing Date on an as-converted to Common Stock basis represents approximately 15% of the total shares of common stock outstanding prior to the Transaction (including shares of Class B Common Stock), as a result of the PIK Dividends that accumulate over time, the maximum potential issuance of shares of Common Stock upon conversion of Series A Preferred Stock may exceed 20% of the total shares of common stock outstanding (including shares of Class B Common Stock). As a result, to comply with applicable listing rules of Nasdaq, stockholders holding the majority of the voting power of the Company’s outstanding Common Stock approved the issuance of any Common Stock from time to time upon conversion of the Series A Preferred Stock that would equal 20% or more of the total shares of Common Stock outstanding (including shares of Class B Common Stock) or that would result in a change of control (as defined in Nasdaq listing rules). Such stockholders also approved the issuance and sale of shares of Preferred Stock and any future issuances of shares of Common Stock from time to time upon conversion of Preferred Stock to certain of the Company’s directors and officers who participated in the Transaction, in accordance with Nasdaq listing rules. The Company will also promptly file with the Securities and Exchange Commission and mail an information statement in accordance with Rule 14c-2 under the Securities Exchange Act of 1934, as amended, relating to such stockholder approvals. Any conversion of Series A Preferred Stock described above is subject to the lapse of a 20-day period following the mailing of the information statement.

The holders of Series A Preferred Stock will not be entitled to vote on any matter presented to the stockholders of the Company prior to conversion of such shares into Common Stock. However, certain matters require the approval of a majority of the then-outstanding shares of Series A Preferred Stock, voting as a separate class, including to (i) amend the Company’s organizational documents in a matter that materially and adversely affects the powers, preferences or rights of the Series A Preferred Stock, (ii) create, issue, or authorize the creation or issuance of, increase the authorized amount of, or obligate itself to issue shares of, any class or series of capital stock of the Company, or any obligation or security convertible into or evidencing a right to purchase, any class or series of capital stock, unless such class or series of capital stock ranks junior to the Series A Preferred Stock; (iii) increase the authorized number of shares of Series A Preferred Stock; (iv) reclassify, alter or amend any class of capital stock that ranks junior or pari passu to the Series A Preferred Stock if such action would render such class to be senior to the Series A Preferred Stock or, with respect to junior capital stock, pari passu with the Series A Preferred Stock; (v) purchase or redeem for cash any shares of capital stock of the Company, subject to certain exceptions; and (vi) incur any secured debt as a result of which the Company’s aggregate principal amount of secured debt outstanding would exceed the greater of $75,000,000 or 20% of the Company’s enterprise value.

The Series A Preferred Stock will have preference over the Common Stock and the Class B Common Stock, as well as any additional Junior Stock (as defined in the Certificate of Designations) designated and issued in the future, with respect to distribution of assets or available proceeds, as applicable, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or a merger or consolidation that results in a change in control of the Company or the sale or transfer of all or substantially all assets of the Company (each a “Liquidation Event”). However, the Series A Preferred Stock will rank junior to indebtedness of the Company. Upon a Liquidation Event, the holders of shares of Series A Preferred Stock will be entitled to receive, before any payment is made to holders of any Junior Stock and after payments to satisfy and discharge indebtedness, an amount per share equal to the greater of (i) 2.5 times the Liquidation Preference accumulated at such time (less any prior conversions) or (ii) such amount per share as would have been payable had all shares then-outstanding of Series A Preferred Stock been converted into Common Stock immediately prior to such Liquidation Event.

Initial Public Offering

The Company was incorporated in Delaware on September 15, 2020 and was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. On March 15, 2021, the Company closed its IPO. Following the closing of the IPO and the underwriters’ partial exercise of over-allotment option on March 19, 2021, $133,000,000 from the net proceeds of the sale of the public units in the IPO and the sale of the Private Units was placed in a trust account maintained by Continental, acting as trustee.

Business Combination

On November 15, 2021, a Merger Agreement was signed by and among ATSP, ATSPC Merger Sub, Inc. and SoundHound, Inc., which provided for the merger of ATSP Merger Sub, Inc. with and into SoundHound, Inc., with SoundHound, Inc. continuing as the surviving corporation (the “Merger”), as well as the other transactions described in the Merger Agreement (the Merger and such other transactions, the “Business Combination”). On April 26, 2022, the parties consummated the Business Combination as well as the other transactions contemplated by the Merger Agreement. As a result of the Merger, the Company owns 100% of the outstanding common stock of SoundHound, Inc. In connection with the closing of the Business Combination, the Company changed its name from “Archimedes Tech SPAC Partners Co.” to “SoundHound AI, Inc.” In connection with the Business Combination, each share of common stock of ATSP was redesignated as Class A Common Stock.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company,” as defined in the JOBS Act. For as long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies. These provisions include, but are not limited to:

•        being permitted to have only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure;

•        an exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

•        reduced disclosure about executive compensation arrangements in our periodic reports, registration statements and proxy statements; and

•        exemptions from the requirements to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

In addition, the JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are not choosing to “opt out” of this provision. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the completion of our IPO, (ii) the last day of the first fiscal year in which our annual gross revenues exceed $1.235 billion, (iii) the date on which we have, during the immediately preceding three-year period, issued more than $1.0 billion in non-convertible debt securities and (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year. We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus forms a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

We are also a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is more than $700 million measured on the last business day of our second fiscal quarter.

Summary of Risks Factors

Our business is subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects that you should consider before making a decision to invest in our Class A Common Stock. These risks are discussed more fully in “Risk Factors” beginning on page 15 of this prospectus. These risks include, but are not limited to, the following:

Risks Related to the Committed Equity Financing

•        It is not possible to predict the actual number of shares of Class A Common Stock, if any, we will sell under the Purchase Agreement to Cantor, or the actual gross proceeds resulting from those sales.

•        Investors who buy shares of Class A Common Stock from the Holder at different times will likely pay different prices.

•        We are engaged in multiple transactions and offerings of our securities. Future resales and/or issuances of Class A Shares, including pursuant to this prospectus may cause the market price of our shares to drop significantly.

•        We may use proceeds from sales of shares of our Class A Common Stock made pursuant to the Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.

Risks Related to SoundHound AI’s Business

•        The Voice AI market is a relatively new and rapidly changing market, and we may be unable to compete successfully.

•        If SoundHound AI does not maintain a customer base that will generate a recurring stream of revenues, its operating results may be adversely affected.

•        If SoundHound AI fails to grow its business as anticipated, particularly in light of the Restructuring Plan, its revenues and gross margin will be adversely affected.

•        If SoundHound AI does not successfully anticipate market needs, enhance its existing products, execute on delivering quality products and services, or develop new products and services, it may not be able to compete effectively and its ability to generate revenues will suffer.

•        Actual or alleged failure to comply with data privacy laws and regulations could damage SoundHound AI’s reputation, result in government action and have an adverse impact on its operating results.

•        Failure to attract and retain key personnel in the future, particularly in light of our Restructuring Plan, could harm SoundHound AI’s business and negatively affect our ability to successfully grow our business.

•        SoundHound AI’s use of open source technology could impose limitations on its ability to commercialize its software.

•        Unauthorized use of SoundHound AI’s proprietary technology and intellectual property could adversely affect its business and results of operations.

•        Failure to comply with applicable anti-corruption legislation and other governmental laws and regulations, including consumer and data privacy laws, could result in fines, criminal penalties and materially adversely affect its business, financial condition and results of operations.

•        The continuation or worsening of the COVID-19 pandemic, or other similar public health developments, could have an adverse effect on business, results of operations, and financial condition.

•        Our management has limited experience in operating a public company.

•        We operate in an uncertain regulatory environment and may from time to time be subject to governmental investigations or other inquiries by state, federal and local governmental authorities.

Risks Related to our Securities

•        The market price of our securities is likely to be highly volatile, and you may lose some or all of your investment.

•        Volatility in our share price could subject us to securities class action litigation.

Corporate Information

We were incorporated in Delaware on September 15, 2020 under the name Archimedes Tech SPAC Partners Co. Our principal executive offices are located at 5400 Betsy Ross Drive, Santa Clara, CA 95054, and our telephone number is (408) 441-3200. Our corporate website address is www.soundhound.com. The information contained on or accessible through our website is not a part of this prospectus.

THE OFFERING

Issuer	SoundHound AI, Inc.
Shares of Class A Common Stock Offered by the Holder	Up to 14,301,448 Class A Shares that we may elect, in our sole discretion, to issue and sell to Cantor, from time to time from and after the Second Commencement Date under the Purchase Agreement.
Use of Proceeds

We will not receive any proceeds from any sale of shares of our Class A Common Stock by the Holder. However, we will receive 97% of the VWAP (as such term is defined in the Purchase Agreement) of the Common A Shares sold to the Holder pursuant to the Common Stock Purchase Agreement, as of each applicable date the Holder purchases Class A Shares from us, after the date of this prospectus. We intend to use any proceeds from the Facility for working capital and general corporate purposes. See “Use of Proceeds” and “The Committed Equity Financing.”

Conflict of Interest

Cantor is an affiliate of Cantor Fitzgerald & Co. (“CF&CO”) a FINRA member. CF&CO is expected to act as an executing broker for the sale of the shares of our Class A Common Stock sold by Cantor pursuant to the Facility. See “Plan of Distribution (Conflict of Interest).”

The receipt by Cantor of all the proceeds from sales of shares of our Class A Common Stock to the public made through CF&CO results in a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, such sales will be conducted in compliance with FINRA Rule 5121. See “Plan of Distribution (Conflict of Interest).”

Risk Factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider before investing in our securities.
Market for Class A Common Stock	Our Class A Common Stock is currently traded on the Nasdaq Global Market under the symbol “SOUN.”

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information appearing elsewhere in this prospectus, including our financial statements, the notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our securities. The occurrence of any of the following risks could have a material adverse effect on our business, reputation, financial condition, results of operations and future growth prospects, as well as our ability to accomplish our strategic objectives. As a result, the trading price of our securities could decline and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations and the market price of our securities.

Risks Related to the Committed Equity Financing

It is not possible to predict the actual number of shares of Class A Common Stock, if any, we will sell under the Purchase Agreement to Cantor, or the actual gross proceeds resulting from those sales.

On August 16, 2022, we entered into the Purchase Agreement with Cantor, pursuant to which Cantor has committed to purchase up to 25,000,000 shares of our Class A Common Stock, subject to certain limitations and conditions set forth in the Purchase Agreement (to date 10,698,552 shares have been sold to Cantor under the Facility). The shares of Class A Common Stock that may be issued under the Purchase Agreement may be sold by us to Cantor at our discretion from time to time until the first day of the month next following the 36-month period commencing on the date of this prospectus.

We generally have the right to control the timing and amount of any sales of shares to Cantor under the Purchase Agreement. Sales of shares, if any, to Cantor under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Cantor all, some or none of the shares of Class A Common Stock that may be available for us to sell to Cantor pursuant to the Purchase Agreement.

Because the purchase price per share to be paid by Cantor for the shares of Class A Common Stock that we may elect to sell to Cantor under the Purchase Agreement, if any, will fluctuate based on the market prices of our Class A Common Stock at the time we elect to sell shares to Cantor pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the purchase price per share that Cantor will pay for shares of Class A Common Stock purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Cantor under the Purchase Agreement.

Because the market price of our Class A Common Stock may fluctuate from time to time after the date of this prospectus and, as a result, the actual purchase prices to be paid by Cantor for shares of our Class A Common Stock that we direct it to purchase under the Purchase Agreement, if any, also may fluctuate significantly based on the market price of our Class A Common Stock.

The number of shares of Class A Common Stock ultimately offered for sale by Cantor is dependent upon the number of shares, if any, we ultimately elect to sell to Cantor under the Purchase Agreement. However, even if we elect to sell shares of Class A Common Stock to Cantor pursuant to the Purchase Agreement, Cantor may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices.

Investors who buy shares of Class A Common Stock from the Holder at different times will likely pay different prices.

Pursuant to the Stock Purchase Agreement, we will have discretion, to vary the timing, price and number of shares sold to Cantor. If and when we elect to sell shares of Class A Common Stock to Cantor pursuant to the Purchase Agreement, after Cantor has acquired such shares, Cantor may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices. As a result, investors who purchase shares from Cantor in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Cantor in this offering as a result of future sales made by us to Cantor at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to Cantor under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Cantor may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

We are engaged in multiple transactions and offerings of our securities. Future resales and/or issuances of Class A Shares, including pursuant to this prospectus may cause the market price of our shares to drop significantly.

To the extent we sell Class A Shares under the Facility, substantial amounts of Class A Shares will be issued and available for resale by Cantor, which would cause dilution and represent a significant portion of our public float and may result in substantial decreases to the price of our Class A Common Stock. After Cantor has acquired shares under the Facility, Cantor may resell all, some or none of such Common Shares at any time or from time to time in its discretion and at different prices. If all of the 14,301,448 Class A Shares offered for resale by Cantor under this prospectus were issued and outstanding as of March 23, 2023, such Class A Shares would represent approximately 7.4% of the total number of our Class A Shares outstanding, after giving effect to such issuance.

In addition to this prospectus covering the resale by Cantor of up to 14,301,448 shares of Class A Common Stock, we currently have an effective registration statement for (a) the offer and resale of an aggregate of up to 56,348,404 shares of Class A Shares held by certain selling securityholders, including (i) certain shares issued to investors in a previous private placement (the “PIPE Shares”) issued at $10.00 per share, (ii) securities held by our officers, directors and their affiliates which were originally issued as (1) Founder Shares in connection with ATSP’s IPO for approximately $0.009 per share and (2) as part of placement units in connection with ATSP’s IPO at a price of $10.00 per placement unit, and (iii) shares of Class A Common Stock exercisable under options held by certain selling securityholders which were assumed by us and converted into options of SoundHound AI in connection with the Business Combination and have an weighted average exercise price of $3.05 per share after giving effect to the Business Combination, (b) the resale by certain of our affiliates from time to time of up to 40,396,600 Class A Shares issuable upon conversion of Class B Shares issued pursuant to the Merger Agreement in connection with the Business Combination as merger consideration at an acquiror share value of $0.0073 per share, (c) the resale from time to time of up to 174,750 warrants issued in a previous private placement (the “Placement Warrants”), each exercisable for one share of Class A Common Stock at a price of $11.50, subject to adjustment, which were originally issued as part of placement units in connection with ATSP’s IPO at a price of $10.00 per placement unit and (d) the issuance by us of up to 3,457,996 Class A Shares upon the exercise of outstanding warrants to purchase our Class A Shares at an exercise price of $11.50, which were originally issued as part of the units in connection with ATSP’s IPO at a price of $10.00 per unit. We also recently closed the Transaction and issued shares of Series A Preferred Stock which are currently convertible into shares of Class A Common Stock equal to approximately 15% of the total shares of common stock outstanding prior to the Transaction (including shares of Class B Common Stock) and which can be convertible into a greater number of shares of Class A Common Stock as the shares of Series A Preferred Stock accrue dividends.

In connection with the Business Combination, our chief executive officer and certain of our other stockholders agreed that, subject to certain exceptions, they will not, during the period beginning at the effective time of the Business Combination and the date that is 1 year after the date of the Business Combination (subject to early release if the Company consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party), directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, or otherwise dispose of any shares of common stock, or any options or warrants to purchase any shares of common stock, or any securities convertible into, exchangeable for, or that represent the right to receive shares of common stock, or any interest in any of the foregoing.

Upon the expiration or waiver of the lock-up described above, shares held by these stockholders will be eligible for resale, potentially subject to, in the case of stockholders who are our affiliates, volume, manner of sale, and other limitations under Rule 144 promulgated under the Securities Act.

In addition, shares of our Class A Common Stock issuable upon exercise or vesting of incentive awards under our incentive plans are, once issued, eligible for sale in the public market, subject to any lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144. Furthermore, shares of our Class A Common Stock issued or reserved for future issuance under SoundHound AI, Inc. 2022 Incentive Award Plan and SoundHound AI, Inc. 2022 ESPP may become available for sale in future.

The market price of shares of our Class A Common Stock could drop significantly if the holders of the shares described above sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of shares of our Class A Common Stock or other securities.

We may use proceeds from sales of shares of our Class A Common Stock made pursuant to the Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.

We will have broad discretion over the use of proceeds from sales of shares of our Class A Common Stock made pursuant to the Purchase Agreement, as described in the section entitled “Use of Proceeds,” and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. In addition, the ultimate use of the net proceeds may vary from the currently intended uses. The net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our Class A Shares.

Risks Related to SoundHound AI’s Business

The market in which SoundHound AI operates is highly competitive and rapidly changing and SoundHound AI may be unable to compete successfully.

There are a number of companies that develop or may develop products that compete in the Voice AI market. The market for SoundHound AI’s products and technologies is characterized by intense competition, evolving industry and regulatory standards, emerging business and distribution models, disruptive software technology developments, short product and service life cycles, price sensitivity on the part of customers, and frequent new product introductions, including alternatives to certain of SoundHound AI’s products from other vendors which may be offered at significantly lower costs or free of charge. Current and potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to increase the ability of their technologies to address the needs of SoundHound AI’s current and prospective customers. Furthermore, current or prospective customers may decide to develop competing products or to establish, strategic relationships with SoundHound AI’s competitors.

Competition in the Voice AI market could adversely affect SoundHound AI’s operating results by reducing the volume of the products and technologies SoundHound AI licenses or sells, the prices SoundHound AI can charge or the obligations of SoundHound AI to incur expenses or capital costs associated with the development, acquisition or promotion of new products or technologies. Some of SoundHound AI’s current or potential competitors are large technology companies that have significantly greater financial, technical and marketing resources than SoundHound AI does, and others are smaller specialized companies that possess specialized expertise or regional focus and may have greater price flexibility than SoundHound AI does in connection with their business models. These competitors may be able to respond more rapidly than SoundHound AI can to new or emerging technologies or changes in customer requirements, or may decide to offer products at low or unsustainable cost to win new business or to retain their existing clients. They may also devote greater resources to the development, promotion and sale of their products than SoundHound AI does, and in certain cases may be able to include or combine their competitive products or technologies with other of their products or technologies in a manner whereby the competitive functionality is available at lower cost or free of charge within the larger offering. To the extent they do so, the penetration of SoundHound AI’s products, and therefore its revenue, may be adversely affected. SoundHound AI’s large competitors may also have greater access to customer data, which provides them with a competitive advantage in developing new products and technologies. SoundHound AI’s success depends substantially upon its ability to enhance its products and technologies, to develop and introduce, on a timely and cost-effective basis, new products and technologies that meet changing customer requirements and incorporate technological enhancements, and to maintain SoundHound AI’s alignment with the technologies and market strategies of its customers, which change and advance over time. If SoundHound AI is unable to develop new products and enhance functionalities or technologies to adapt to these changes and maintain SoundHound AI’s alignment with its customers, its business will suffer.

Adverse conditions in the Voice AI market or the global economy more generally could have adverse effects on SoundHound AI’s results of operations.

SoundHound AI’s business depends on, and is directly affected by, the global Voice AI market, as well as the global economy more generally, including global economic trends affecting the automotive, internet of things (“IoT”), mobile application, call center, semiconductor device maker and restaurant and hospitality industries. For example, SoundHound AI’s largest customers are currently in the automotive industry, and automotive production and sales are highly cyclical and depend on general economic conditions and other factors, including consumer spending and preferences, changes in interest rate levels and credit availability, consumer confidence, fuel costs, fuel availability, environmental impact, governmental incentives and regulatory requirements, and political volatility, especially in energy-producing countries and growth markets. Such factors may also negatively impact consumer demand for products, including automobiles, that incorporate or use SoundHound AI products or technologies. In addition, global production and sales trends can be affected by SoundHound AI’s customers’ ability to continue operating in response to challenging economic conditions, and in response to labor relations issues, regulatory requirements, trade agreements and other factors. The volume of global automotive production, in particular, has fluctuated, sometimes significantly, from year to year, and such fluctuations give rise to fluctuations in the demand for SoundHound AI’s products. Any significant adverse change in any of these factors, including, but not limited to, general economic conditions and the resulting bankruptcy of a customer or the closure of a customer manufacturing facility, may result in a reduction in sales and production by SoundHound AI’s customers, and could have a material adverse effect on SoundHound AI’s business, results of operations and financial condition.

SoundHound AI’s strategy to increase cloud connected and embedded products and technologies and expand the number of foreign languages SoundHound AI understands may adversely affect its near-term revenue growth and results of operations.

SoundHound AI has been and is continuing to develop new cloud-connected and embedded products and technologies and expand the number of foreign languages that its products and technologies understand. The design and development of new cloud-connected and embedded products and technologies and the addition of new languages will involve significant expense. SoundHound AI’s research and development costs have greatly increased in recent years and, together with certain expenses associated with delivering SoundHound AI’s connected services, are projected to continue to escalate in the near future. SoundHound AI may encounter difficulties with designing, developing, and releasing new cloud-connected and embedded components, as well as integrating these components with SoundHound AI’s existing technologies. These development issues may further increase costs and may affect SoundHound AI’s ability to innovate in a manner that allows SoundHound AI to remain competitive relative to its peers. As a result, SoundHound AI’s strategy to incorporate more cloud-connected and embedded components may adversely affect its revenue growth and results of operations.

Pricing pressures from SoundHound AI’s customers may adversely affect its results of operations.

SoundHound AI may experience pricing pressure from its customers in the future, including, relative to its automotive industry customers, pricing pressure resulting from the strong purchasing power of major OEMs SoundHound AI may be expected to quote fixed prices or be forced to accept prices with annual price reduction commitments for long-term sales arrangements or discounted reimbursements for SoundHound AI’s work. Any price reductions could impact SoundHound AI’s sales and profit margins. SoundHound AI’s profitability is also influenced by its success in designing and marketing technological improvements in Voice AI systems. If SoundHound AI is unable to offset any price reductions in the future, its business, results of operations and financial condition would be adversely affected.

Currently, SoundHound AI’s largest customers are OEMs, and while SoundHound AI invests effort and money seeking OEMs’ validation of SoundHound AI’s technology, and there can be no assurance that SoundHound AI will win or be able to renew its contracts with OEM customers, which could adversely affect SoundHound AI’s results of operations.

Some of SoundHound AI’s largest customers are currently OEMs and SoundHound AI invests effort and money in product research and development in relationship to SoundHound AI’s OEM customers from the time an OEM or a “Tier 1” supplier to OEMs begins designing for an upcoming program through the date on which an OEM or Tier 1 supplier customer chooses SoundHound AI’s technology to be incorporated directly or indirectly into one or more specific vehicle models to be produced by such customer. This selection process is known as a “design win.” SoundHound AI could expend its resources on these and similar efforts without success. After a design win, a product or technology that did not receive the design win may not be able to displace the winner until the customer begins a new selection process because it is very unlikely that a customer will change complex technology until a product model is revamped. In addition, the company with the winning design may have an advantage with the customer going forward because of the established relationship between the winning company and such customer, which could make it more difficult for such company’s competitors to win the designs for other service contracts. Even if SoundHound AI has an established relationship with a customer, any failure to perform under a service contract or innovate in response to their feedback may neutralize its advantage with that customer. If SoundHound AI fails to win a significant number of customer design competitions in the future or to renew a significant number of existing service contracts, SoundHound AI’s operating results would be adversely affected. Moreover, to the extent SoundHound AI is unable to renew existing service contracts, this would negatively impact its revenue. The period of time from winning a contract to implementation is long and SoundHound AI is subject to the risks of cancellation or postponement of the contract or unsuccessful implementation.

SoundHound AI’s products are technologically complex and incorporate many technological innovations. Prospective customers generally must make significant commitments of resources to test and validate SoundHound AI’s products before including them in a product or vehicle. The development cycles of SoundHound AI’s products with new customers are approximately six months to two years after a design win, depending on the customer and the complexity of the product. These development cycles result in SoundHound AI investing its resources in customers and customer products prior to realizing any revenues from the related customer contracts. Further, SoundHound AI is subject to the risk that a customer cancels or postpones implementation of SoundHound AI’s technology, as well as that SoundHound AI will not be able to implement its technology successfully. Additionally, SoundHound AI’s sales could be less than forecast if the product is unsuccessful, including for reasons unrelated to its technology. Long development cycles and product cancellations or postponements may adversely affect SoundHound AI’s business, results of operations.

SoundHound AI’s operating results could be materially and adversely affected if it loses any of its largest customers.

The loss of business from any of SoundHound AI’s major customers, whether by lower overall demand for the products manufactured by its major customers, cancellation of existing contracts or the failure to award SoundHound AI new business, could have a material adverse effect on SoundHound AI’s operating results. Alternatively, there is a risk that one or more of SoundHound AI’s major customers could be unable to pay its invoices as they become due or that a customer will simply refuse to make such payments given its financial difficulties. If a major customer becomes subject to bankruptcy or similar proceedings whereby contractual commitments are subject to stay of execution and the possibility of legal or other modification, or if a major customer otherwise successfully procures protection against SoundHound AI legally enforcing its obligations, it is likely that SoundHound AI will be forced to record a substantial loss. In addition, certain of SoundHound AI’s customers that are tier 1 suppliers to the automotive industry exclusively sell to certain OEMs, including some of SoundHound AI’s other customers. A bankruptcy of, or other significant disruption to, any of these OEMs could intensify any adverse impact on our business and results of operations.

During the years ended December 31, 2022 and 2021, three customers accounted for the following approximate percentages of SoundHound AI’s total revenues during the respective applicable period: 67% and 61%. Accounts receivable balances due from two customers collectively totaling 75% of the Company’s consolidated accounts receivable balance at December 31, 2022. Accounts receivable balances due from five customers collectively totaling 86% of the Company’s condensed accounts receivable balance at December 31, 2021.

In addition to upfront payments pursuant to professional services or custom engineering agreements, SoundHound AI generally enters into master service agreements with its largest customers and also provides them with engineering and custom services. Our largest current customers entered into master services agreements with SoundHound AI pursuant to which they are provided Houndify Cloud Services and, in some cases, associated services on an as-needed basis. The license fees that SoundHound AI receives under our master services agreements are either fixed minimum monthly hosting fees with overage charges based on usage, or determined based on the volume of products that our customers sell that utilize SoundHound AI technology. Our master services agreements generally renew automatically for one year terms and are terminable by the customer upon prior written notice of six months to one year.

Adverse economic conditions or reduced technology spending may adversely impact SoundHound’s business.

Our business depends on the overall demand for technology and on the economic performance of our current and prospective customers. In general, worldwide economic conditions may remain unstable, including inflation, and these conditions would make it difficult for our customers, prospective customers and us to forecast and plan future business activities accurately, and they could cause our customers or prospective customers to reevaluate their decision to purchase our features. Weak global economic conditions, changes in consumer behavior or a reduction in technology spending even if economic conditions stabilize, could adversely impact our business and results of operations in a number of ways, including longer sales cycles, lower demand or prices for our platform, fewer subscriptions and lower or no growth. For example, increased inflation in recent months, the residual effects of the collapse of Silicon Valley Bank and other financial institutions in March 2023, and related instability in the global financial markets, may cause difficulties for our customers, resulting in reduced spending by them on our business.

SoundHound AI’s operating results may fluctuate significantly from period to period, and this may cause its stock price to decline.

SoundHound AI’s operating results may fluctuate materially in the future. These fluctuations may cause SoundHound AI’s results of operations to not meet the expectations of securities analysts or investors which would likely cause the price of its stock to decline. Factors that may contribute to fluctuations in operating results include:

•        the volume, timing and fulfillment of large customer contracts;

•        renewals of existing customer contracts and wins of new customer programs;

•        increased expenditures incurred pursuing new product or market opportunities;

•        receipt of royalty reports;

•        fluctuating sales by SoundHound AI’s customers to their end-users;

•        contractual counterparties failing to meet their contractual commitments to SoundHound AI;

•        introduction of new products by SoundHound AI or its competitors;

•        cybersecurity or data breaches;

•        reduction in the prices of SoundHound AI’s products in response to competition, market conditions or contractual obligations;

•        increased costs to raise cash in the market place, including increased borrowing costs as a result of inflation;

•        accounts receivable that are not collectible;

•        higher than anticipated costs related to fixed-price contracts with SoundHound AI’s customers;

•        change in costs due to regulatory or trade restrictions;

•        expenses incurred in litigation matters, whether initiated by SoundHound AI or brought by third-parties against SoundHound AI, and settlements or judgments it is required to pay in connection with disputes; and

•        general economic trends as they affect the customer bases into which SoundHound AI and its customers sell and operate.

Due to the foregoing factors, among others, SoundHound AI’s revenue and operating results may fluctuate significantly from period to period. SoundHound AI’s expense levels are based in significant part on its expectations of future revenue, and SoundHound AI may not be able to reduce its expenses quickly to respond to near-term shortfalls in projected revenue. Therefore, SoundHound AI’s failure to meet revenue expectations would seriously harm its operating results, financial condition, and cash flows.

SoundHound AI has generated substantial net losses and negative operating cash flows since its inception and expects to continue to do so for the foreseeable future.

To date, SoundHound AI has generated substantial net losses and negative cash flows from operating activities. SoundHound AI is continuing to implement its Restructuring Plan in an effort to reduce such losses and accelerate a pathway to profitability, however there is no guarantee that the Restructuring Plan will be successful. If such Restructuring Plan is unsuccessful, SoundHound AI expects that its net losses and its negative operating cash flows will continue for the foreseeable future. Even if the Restructuring Plan is successful, SoundHound AI may continue to have net losses and negative operating cash flows as SoundHound AI continues to invest in its development activities, and in sales and marketing. SoundHound AI also expects to incur the incremental costs of operating as a public company, contributing to SoundHound AI’s losses and operating uses of cash. SoundHound AI’s costs may also increase due to such factors as higher than anticipated financing and other costs; increases in the costs of labor or infrastructure, in particular, following the implementation of the Restructuring Plan; and major incidents or catastrophic events. If any of these or similar factors occur, SoundHound AI’s net losses and accumulated deficit could increase significantly and the price of shares of its Class A Common Stock could decline.

SoundHound AI will require additional capital to continue its planned business operations but may not be able to obtain such capital when desired on favorable terms, if at all, or without dilution to its stockholders.

SoundHound AI will require additional capital to continue its planned business operations. SoundHound AI implemented its Restructuring Plan to reduce the amount of capital required to meet its current business needs, but anticipates that current cash, cash equivalents, cash provided by operating activities and funds available through SoundHound AI’s equity line of credit, will not be sufficient to meet its future capital needs. SoundHound AI operates in an emerging market, however, which makes SoundHound AI’s prospects difficult to evaluate and SoundHound AI may not generate sufficient cash flow from operations or otherwise have the capital resources to meet SoundHound AI’s future capital needs. If this occurs, SoundHound AI will need additional financing to execute on its current or future business strategies, including to:

•        potentially hire additional software engineers, sales and marketing professionals, and other personnel as needed following implementation of the Restructuring Plan;

•        develop new or enhance existing products and services;

•        enhance SoundHound AI’s operating infrastructure;

•        acquire complementary businesses or technologies; or

•        otherwise respond to competitive pressures.

If SoundHound AI raises additional funds through the issuance of equity, including under this Facility, or convertible debt securities, the percentage ownership of its stockholders could be significantly diluted, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders, including those acquiring shares in this offering. SoundHound AI cannot assure you that additional financing will be available on terms favorable to SoundHound AI, or at all, particularly in light of inflationary pressures and resulting increases in the cost of borrowing. If adequate funds are not available or are not available on acceptable terms, if and when needed, SoundHound AI’s ability to fund its operations, take advantage of unanticipated opportunities, develop or enhance its products, or otherwise respond to competitive pressures would be significantly limited.

The loss of one or more key members of SoundHound AI’s management team or personnel, or its failure to attract, integrate and retain additional personnel in the future, could harm its business and negatively affect its ability to successfully grow its business.

SoundHound AI is highly dependent upon the continued service and performance of the key members of SoundHound AI’s management team and other personnel. The loss of any of these individuals, each of whom is “at will” and may terminate his or her employment relationship with us at any time, could disrupt SoundHound AI’s operations and significantly delay or prevent the achievement of our business objectives.

Additionally, if any of SoundHound AI’s key management team members or other employees were to leave, SoundHound AI could face substantial difficulty in hiring qualified successors, particularly with consideration to our recent reduction in force related to our Restructuring Plan, and could experience a loss in productivity while any successor obtains the necessary training and experience. Although SoundHound AI has arrangements with some of its executive officers designed to promote retention, its employment relationships are generally at-will and SoundHound AI has had key employees leave in the past. SoundHound AI cannot assure you that one or more key employees will not leave in the future. SoundHound AI intends to continue to hire additional highly qualified personnel, including research and development and operational personnel, as needed (with consideration to the Restructuring Plan) but may not be able to attract, assimilate or retain qualified personnel in the future or may be required to pay increased compensation in order to do so. Any failure to attract, integrate, motivate and retain such employees could harm SoundHound AI’s business or impair our ability to timely meet business goals and objectives.

SoundHound AI depends on skilled employees and could be impacted by a shortage of critical skills.

Much of SoundHound AI’s future success depends on the continued service and availability of skilled employees, particularly with respect to technical areas. Skilled and experienced personnel in the areas where SoundHound AI competes are in high demand, and competition for their talents is intense. Many of SoundHound AI’s key employees receive a total compensation package that includes equity awards. New regulations or volatility in the stock market could diminish SoundHound AI’s use, and the value, of its equity awards. This would place SoundHound AI at a competitive disadvantage in attracting qualified personnel or force it to offer more cash compensation.

Cybersecurity and data privacy incidents or breaches may damage client relations and inhibit SoundHound AI’s growth.

The confidentiality and security of SoundHound AI’s information, and that of third parties, is critical to SoundHound AI’s business. SoundHound AI’s services involve the transmission, use, and storage of customers’ and their customers’ information, which may be confidential or contain personally identifiable information. Any cybersecurity or data privacy incidents could have a material adverse effect on SoundHound AI’s results of operations and financial condition. While SoundHound AI maintains a broad array of information security and privacy measures, policies and practices, its networks may be breached through a variety of means, resulting in someone obtaining unauthorized access to SoundHound AI’s information, to information of SoundHound AI’s customers or their customers, or to SoundHound AI’s intellectual property; disabling or degrading service; or sabotaging systems or information. In addition, hardware, software, systems, or applications SoundHound AI develops or procure from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security. Unauthorized parties may also attempt to gain access to SoundHound AI’s systems or facilities, or those of third parties with whom SoundHound AI does business, through fraud or other forms of deceiving SoundHound AI’s employees, contractors, and vendors. Because the techniques used to obtain unauthorized access, or to sabotage systems, change frequently and generally are not recognized until launched against a target, SoundHound AI may be unable to anticipate these techniques or to implement adequate preventative measures. SoundHound AI will continue to incur significant costs to continuously enhance its information security measures to defend against the threat of cybercrime. Any cybersecurity or data privacy incident or breach may result in:

•        loss of revenue resulting from the operational disruption;

•        loss of revenue or increased bad debt expense due to the inability to invoice properly or to customer dissatisfaction resulting in collection issues;

•        loss of revenue due to loss of customers;

•        material remediation costs to recreate or restore systems;

•        material investments in new or enhanced systems in order to enhance SoundHound AI’s information security posture;

•        cost of incentives offered to customers to restore confidence and maintain business relationships;

•        reputational damage resulting in the failure to retain or attract customers;

•        costs associated with potential litigation or governmental investigations;

•        costs associated with any required notices of a data breach;

•        costs associated with the potential loss of critical business data;

•        difficulties enhancing or creating new products due to loss of data or data integrity issues; and

•        other consequences of which SoundHound AI is not currently aware but would discover through the process of remediating any cybersecurity or data privacy incidents or breaches that may occur.

SoundHound AI’s business is subject to a variety of domestic and international laws, rules, policies and other obligations, including data protection and anticorruption.

SoundHound AI is subject to U.S. and international laws and regulations in multiple areas, including data protection, anticorruption, labor relations, tax, foreign currency, anti-competition, import, export and trade regulations, and SoundHound AI is subject to a complex array of federal, state and international laws relating to the collection, use, retention, disclosure, security and transfer of personally identifiable information. In many cases, these laws apply not only to transfers between unrelated third-parties but also to transfers between SoundHound AI and its subsidiaries. Many jurisdictions have passed laws in this area, and other jurisdictions are considering imposing additional restrictions. The European Commission adopted the European General Data Protection Regulation (the “GDPR”), which went into effect on May 25, 2018. In addition, California adopted significant new consumer privacy laws that became effective beginning in January 2020. Complying with the GDPR and other requirements may cause SoundHound AI to incur substantial costs and may require it to change our business practices. Additionally, China has recently implemented new regulation pertaining to cybersecurity and the protection of personal information, including the Data Security Law which took effect in September 2001 and the Personal Information Protection Law which took effect in November 2021. Interpretation, application and enforcement of these laws, rules and regulations evolve from time to time and their scope may continually change, through new legislation, amendments to existing legislation or changes in enforcement. Compliance with cybersecurity and data security legislation could significantly increase the cost to SoundHound AI of carrying out its business in China, require significant changes to its operations or even prevent SoundHound AI from providing certain service offerings in jurisdictions in which SoundHound AI currently operates or in which it may operate in the future.

Despite SoundHound AI’s efforts to comply with applicable laws, regulations and other obligations relating to privacy, data protection and information security, it is possible that SoundHound AI’s practices, offerings or platform could fail to meet all of the requirements imposed on SoundHound AI by legislation relating to cybersecurity, data security and/or related implementing regulations. Any failure on SoundHound AI’s part to comply with such law or regulations or any other obligations relating to privacy, data protection or information security, or any compromise of security that results in unauthorized access, use or release of personally identifiable information or other data, or the perception or allegation that any of the foregoing types of failure or compromise has occurred, could damage SoundHound AI’s reputation, discourage new and existing counterparties from contracting with SoundHound AI or result in investigations, fines, suspension or other penalties and private claims or litigation, any of which could materially adversely affect SoundHound AI’s business, financial condition and results of operations. Even if SoundHound AI’s practices are not subject to legal challenge, the perception of privacy concerns, whether or not valid, may harm its reputation and brand and adversely affect its business, financial condition and results of operations. Moreover, the legal uncertainty created by certain of these laws, including the Data Security Law, and recent government actions could materially adversely affect its ability, on favorable terms, to raise capital, including engaging in follow-on offerings of its securities in the U.S. market once SoundHound AI is a public. Compliance with data security and personal information protection laws, may result in additional expenses to SoundHound AI and subject it to negative publicity, which could harm SoundHound AI’s reputation among users and negatively affect the trading price of its shares in the future. Furthermore, SoundHound AI’s data transfer policies may be subject to additional compliance requirement and regulatory burdens, and SoundHound AI may be required to make further adjustments to its business practices to comply with the interpretation and implementation of such laws, which may increase our compliance costs and adversely affect our operating results.

Any failure by SoundHound AI, its customers or other parties with whom SoundHound AI does business to comply with its privacy policy or with federal, state or international privacy-related or data protection laws and regulations could result in proceedings against SoundHound AI by governmental entities or others. Any alleged or actual failure to comply with applicable privacy laws and regulations may:

•        cause SoundHound AI’s customers to lose confidence in its solutions;

•        harm SoundHound AI’s reputation;

•        expose SoundHound AI to litigation, regulatory investigations and to resulting liabilities including reimbursement of customer costs, damages penalties or fines imposed by regulatory agencies; and

•        require SoundHound AI to incur significant expenses for remediation.

SoundHound AI is also subject to a variety of anticorruption laws in respect of its international operations, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and the Canadian Corruption of Foreign Public Officials Act, and regulations issued by the U.S. Customs and Border Protection, the U.S. Bureau of Industry and Security, the U.S. Treasury Department’s Office of Foreign Assets Control, and various other foreign governmental agencies. SoundHound AI cannot predict the nature, scope or effect of future regulatory requirements to which its international operations might be subject or the manner in which existing laws might be administered or interpreted. Actual or alleged violations of these laws and regulations could lead to enforcement actions and financial penalties that could result in substantial costs.

Because a significant portion of SoundHound AI’s revenues are derived, and a significant portion of its research and development activities are based, outside the United States, its results could be harmed by economic, political, regulatory, foreign currency fluctuations and other risks associated with these international regions.

Because SoundHound AI operates worldwide, its business is subject to risks associated with doing business internationally. SoundHound AI currently generates most of its international revenue in Europe and Asia, and SoundHound AI anticipates that revenue from international operations could increase in the future. SoundHound AI conducts a significant portion of the development of its voice recognition and natural language understanding solutions in Canada, Germany, Japan and China. SoundHound AI is exposed to fluctuating exchange rates of foreign currencies including the euro, British pound, Canadian dollar, Chinese RMB, Japanese yen, Indian rupee and South Korean won. Accordingly, SoundHound AI’s future results could be harmed by a variety of factors associated with international sales and operations, including:

•        adverse political and economic conditions, or changes to such conditions, in a specific region or country;

•        trade protection measures, including tariffs and import/export controls, imposed by the United States and/or by other countries or regional authorities such as China, Canada or the European Union;

•        the impact on local and global economies of the United Kingdom leaving the European Union;

•        changes in foreign currency exchange rates or the lack of ability to hedge certain foreign currencies;

•        compliance with laws and regulations in many countries and any subsequent changes in such laws and regulations;

•        geopolitical turmoil, including terrorism and war;

•        changing data privacy regulations and customer requirements to locate data centers in certain jurisdictions;

•        evolving restrictions on cross-border investment, including recent enhancements to the oversight by the Committee on Foreign Investment in the United States pursuant to the Foreign Investment Risk Preview Modernization Act and substantial restrictions on investment from China;

•        changes in applicable tax laws;

•        difficulties in staffing and managing operations in multiple locations in many countries;

•        longer payment cycles of foreign customers and timing of collections in foreign jurisdictions; and

•        less effective protection of intellectual property than in the United States.

SoundHound AI’s business in China is subject to aggressive competition and is sensitive to economic, market and political conditions.

SoundHound AI operates in the highly competitive Voice AI market in China and face competition from both international and smaller domestic manufacturers. SoundHound AI currently generates less than $1.0 million annually in revenue from its operations in China, though SoundHound AI expects to expand its business in China going forward. SoundHound AI anticipates that additional competitors, both international and domestic, may seek to enter the Chinese market resulting in increased competition. Increased competition may result in price reductions, reduced margins and SoundHound AI’s inability to gain or hold market share. There have been periods of increased market volatility and moderation in the levels of economic growth in China, which resulted in periods of lower automotive production growth rates in China than those previously experienced, including in the Chinese automotive production industry, which affects SoundHound AI because SoundHound AI’s largest customers are currently OEMs. In addition, political tensions between China and the United States may negatively impact SoundHound AI’s ability to conduct business in China. If SoundHound AI is unable to grow or maintain its position in the Chinese market, the pace of growth slows or vehicle sales in China decrease, SoundHound AI’s business, results of operations and financial condition could be materially adversely effected. Government regulations and business considerations may also require SoundHound AI to conduct business in China through joint ventures with Chinese companies. SoundHound AI’s participation in joint ventures would limit its control over Chinese operations and may expose SoundHound AI’s proprietary technologies to misappropriation by joint venture partners. The above risks, if realized, could have a material adverse effect on SoundHound AI’s results of operations.

If the Chinese government deems that the contractual arrangements in relation to SoundHound AI’s variable interest entity do not comply with Chinese governmental restrictions on foreign investment, or if these regulations or the interpretation of existing regulations changes in the future, SoundHound AI could be subject to penalties or be forced to relinquish SoundHound AI’s interests in those operations.

SoundHound AI currently generates less than $1.0 million annually in revenue from its operations in China, though SoundHound AI expects to expand its business in China going forward. Foreign ownership of certain types of internet businesses, such as internet information services, is subject to restrictions under applicable Chinese laws, rules and regulations. For example, foreign investors are generally not permitted to own more than 50% of the equity interests in a value-added telecommunication service provider. Any such foreign investor must also have experience and a good track record in providing value-added telecommunications services overseas. Accordingly, under current and applicable Chinese laws, it is possible that SoundHound AI will lose the license that currently permits its operations of its Chinese subsidiary.

It is uncertain whether any new Chinese laws, rules or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. If SoundHound AI or its variable interest entity are found to be in violation of any existing or future Chinese laws, rules or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant Chinese regulatory authorities would have broad discretion to take action in dealing with such violations or failures, including revoking the operating licenses of its Chinese subsidiary or variable interest entity, requiring SoundHound AI to discontinue or restrict its operations, restricting its right to collect revenue, blocking one or more of its websites, requiring SoundHound AI to restructure its operations or taking other regulatory or enforcement actions against SoundHound AI. The imposition of any of these measures could result in a material adverse effect on SoundHound AI’s ability to conduct all or any portion of its business operations through its Chinese subsidiary. In addition, it is unclear what impact Chinese government actions would have on SoundHound AI and on its ability to consolidate the financial results of its variable interest entity in its consolidated financial statements, if the Chinese government authorities were to find SoundHound AI’s legal structure and contractual arrangements to be in violation of Chinese laws, rules and regulations. If the imposition of any of these government actions causes SoundHound AI to lose its right to direct the activities of its variable interest entity or otherwise separate from it and if SoundHound AI is not able to restructure its ownership structure and operations in a satisfactory manner, SoundHound AI would no longer be able to consolidate the financial results of its variable interest entity in its consolidated financial statements. Any of these events could have a material adverse effect on SoundHound AI’s business, financial condition and results of operations through its Chinese subsidiary.

Interruptions or delays in SoundHound AI’s services or services from data center hosting facilities or public clouds could impair the delivery of its services and harm its business.

Because SoundHound AI’s services are complex and incorporate a variety of third-party hardware and software, its services may have errors or defects that could result in unanticipated downtime for its customers and harm to its reputation and its business. SoundHound AI has from time to time, found defects in its services, and new errors in its services may be detected in the future. In addition, SoundHound AI currently serves its customers from data center hosting facilities or third-party public clouds SoundHound AI directly manages. Any damage to, or failure of, the systems and facilities that serve SoundHound AI’s customers in whole or in part could result in interruptions in its service. Interruptions in SoundHound AI’s service may reduce its revenue, cause SoundHound AI to issue credits or pay service level agreement penalties, cause customers to terminate their on-demand services, and adversely affect SoundHound AI’s renewal rates and its ability to attract new customers.

SoundHound AI is subject to certain U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions, and other trade laws and regulations. SoundHound AI can face serious consequences for violations.

Among other matters, U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions, and other trade laws and regulations, which are collectively referred to as Trade Laws, prohibit companies and their employees, agents, clinical research organizations, legal counsel, accountants, consultants, contractors, and other partners from authorizing, promising, offering, providing, soliciting, or receiving directly or indirectly, corrupt or improper payments or anything else of value to or from recipients in the public or private sector. Violations of Trade Laws can result in substantial criminal fines and civil penalties, imprisonment, the loss of trade privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences. SoundHound AI also expects its non-U.S. activities to increase in time.

SoundHound AI’s business is subject to risks, expenses and uncertainties associated with selling its solutions in locations outside the United States that could adversely affect its operating results.

During the years ended December 31, 2022 and 2021, SoundHound AI derived approximately 89% and 81%, respectively, of its revenues from customers located in countries outside the United States, and SoundHound AI plans to increase its international operations in the future. Accordingly, SoundHound AI expects to increasingly face significant operational risks and expenses from doing business internationally.

SoundHound AI’s international operating results may be affected by volatility in currency exchange rates and its ability to effectively manage its currency transaction risks. SoundHound AI would incur currency transaction risks if SoundHound AI were to enter into either a purchase or a sale transaction using a different currency from the currency in which SoundHound AI reports revenue. In such cases, SoundHound AI may suffer an exchange loss because SoundHound AI does not currently engage in currency swaps or other currency hedging strategies to address this risk. As SoundHound AI realizes its strategy to expand internationally, its exposure to currency risks may increase. Given the volatility of exchange rates, SoundHound AI can give no assurance that it will be able to effectively manage its Currency transaction risks or that any volatility in currency exchange rates will not have a material adverse effect on its results of operations.

Other risks and uncertainties SoundHound AI faces from its global operations include, but are not limited to:

•        difficulties in staffing and managing foreign operations;

•        limited protection for the enforcement of contract and intellectual property rights in certain countries where SoundHound AI may sell SoundHound AI’s solutions or work with suppliers or other third parties;

•        potentially longer sales and payment cycles and potentially greater difficulties in collecting accounts receivable;

•        costs and difficulties of customizing solutions for foreign countries;

•        challenges in providing solutions across a significant distance, in different languages and among different cultures;

•        laws and business practices favoring local competition;

•        being subject to a wide variety of complex foreign laws, treaties and regulations and adjusting to any unexpected changes in such laws, treaties and regulations;

•        specific and significant regulations, including, but not limited to, the European Union’s General Data Protection Regulation (“GDPR”), which imposes compliance obligations on companies who possess and use data of EU residents;

•        differences in analysis of regulatory, legal and tax issues across various countries, such as different interpretations of antitrust and competition laws;

•        uncertainty and resultant political, financial and market instability arising from the United Kingdom’s exit from the European Union;

•        compliance with U.S. laws affecting activities of U.S. companies abroad, including the U.S. Foreign Corrupt Practices Act;

•        uncertainties related to geopolitical risks, including the relationship between the U.S. government and the government of other nations;

•        tariffs, trade barriers and other regulatory or contractual limitations on SoundHound AI’s ability to sell or develop its solutions in certain foreign markets;

•        operating in countries with a higher incidence of corruption and fraudulent business practices;

•        changes in regulatory requirements, including export controls, tariffs and embargoes, other trade restrictions, competition, corporate practices and data privacy concerns;

•        potential adverse tax consequences arising from global operations;

•        seasonal reductions in business activity in certain parts of the world, particularly during the summer months in Europe and at year-end globally;

•        rapid changes in government, economic and political policies and conditions; and

•        political or civil unrest or instability, terrorism or epidemics or pandemics (including any risks related to or resulting from COVID-19) and other similar outbreaks or events.

SoundHound AI’s failure to effectively manage the risks and uncertainties associated with its existing and planned global operations could limit the future growth of its business and adversely affect its operating results.

SoundHound AI relies on third-party telecommunications and internet service providers, including connectivity to its cloud software, and any failure by these service providers to provide reliable services could cause SoundHound AI to lose customers and subject it to claims for credits or damages, among other things.

SoundHound AI relies on services from third-party telecommunications providers in order to provide services to its customers and their customers, including telephone numbers. In addition, SoundHound AI depends on its internet bandwidth suppliers to provide uninterrupted and error-free service through their networks. SoundHound AI exercises little control over these third-party providers, which increases its vulnerability to problems with the services they provide.

When problems occur, it may be difficult to identify the source of the problem. Service disruption or outages, whether caused by SoundHound AI’s service, the products or services of SoundHound AI’s third-party service providers, or SoundHound AI’s customers’ or their customers’ equipment and systems, may result in loss of market acceptance of its products and technologies and any necessary remedial actions may force it to incur significant costs and expenses.

If any of these service providers fail to provide reliable services, suffer outages, degrade, disrupt, increase the cost of or terminate the services that SoundHound AI and its customers depend on, SoundHound AI may be required to switch to another service provider. Delays caused by switching SoundHound AI’s technology to another service provider, if available, and qualifying this new service provider could materially harm its operating results. Further, any failure on the part of third-party service providers to achieve or maintain expected performance levels, stability and security could harm SoundHound AI’s relationships with its customers, cause it to lose customers, result in claims for credits or damages, increase its costs or the costs incurred by its customers, damage its reputation, significantly reduce customer demand for its products and technologies and seriously harm its and operating results.

SoundHound AI’s customers rely on third-party telecommunications and internet service providers to provide them with access and connectivity to SoundHound AI’s cloud software, and changes in how telecommunication and internet service providers handle and charge for access to telecommunications and the internet could materially harm SoundHound AI’s customer relationships, business, financial condition and operations results.

SoundHound AI’s customers must have access to wireless telecommunications and/or broadband internet access services in order to use certain of its products and certain of its offerings require substantial capacity to operate effectively. In the United States, wireless telecommunications and internet access services are provided by relatively few companies that, depending on the geographic area, have market power over such offerings. It is possible that these companies could charge SoundHound AI, its customers, or both fees to guarantee a service amount of capacity, or for quality of wireless telecommunications and broadband internet access services, that could advantage SoundHound AI’s competitors by degrading, disrupting, limiting, or otherwise restricting the use of infrastructure required to support SoundHound AI’s services. These providers likely have the ability to increase SoundHound AI’s rates, SoundHound AI’s customers’ rates, or both for wireless telecommunications and/or broadband internet access services which may increase the cost of SoundHound AI’s products and technologies making its products and technologies less competitive or decreasing SoundHound AI’s profit margins.

SoundHound AI’s plans to expand upon and establish new public cloud-based data centers for its U.S. and international operations may be unsuccessful and may present execution and competitive risks.

SoundHound AI plans to expand upon and establish new public cloud deployments in the future to facilitate its platform in the U.S. and certain international markets. SoundHound AI may partner with one or more third-parties to develop, test and deploy its technology to offer a full stack of products on the public cloud in the U.S. and certain international markets. SoundHound AI’s public cloud-based platform offering is critical to developing and providing its products to its customers, scaling its business for future growth, accurately maintaining data and otherwise operating its business. Infrastructure buildouts on the public cloud are complex, time-consuming and may involve substantial expenditures. In addition, the implementation of public cloud-based data centers involves risks, including loss of information and potential disruption to SoundHound AI’s normal operations. Deficiencies in the design, implementation or maintenance of the cloud-based data centers could materially harm SoundHound AI’s business.

As SoundHound AI considers approaches for expanding internationally, government regulation protecting the non-discriminatory provision of internet access may be nascent or non-existent. In those markets where regulatory safeguards against unreasonable discrimination are nascent or non-existent and where local network operators possess substantial market power, SoundHound AI could experience anti-competitive practices that could impede its growth, cause it to incur additional expenses or otherwise harm its business. Future regulations or changes in laws and regulations or their existing interpretations or applications could also hinder SoundHound AI’s operational flexibility, raise compliance costs and result in additional liabilities for SoundHound AI, which may harm its business.

Sales to customers outside the United States or customers with international operations and SoundHound AI’s international sales efforts and operations expose it to risks inherent in international sales and operations.

An element of SoundHound AI’s growth strategy is to expand its international sales efforts and develop a worldwide customer base. SoundHound AI’s international expansion may not be successful and may not produce the return on investment it expects.

SoundHound AI’s international subsidiaries employ workers primarily in Canada, Germany, Japan, China, France and Korea. Operating in international markets requires significant resources and management attention and subjects it to intellectual property, regulatory, economic and political risks that are different from those in the United States. As SoundHound AI increases its international sales efforts it will face risks in doing business internationally that could harm its business, including:

•        the need to establish and protect SoundHound AI’s brand in international markets;

•        the need to localize and adapt SoundHound AI’s products for specific countries, including translation into foreign languages and associated costs and expenses;

•        difficulties in staffing and managing foreign operations, particularly hiring and training qualified sales and service personnel;

•        the need to implement and offer customer care in various languages;

•        different pricing environments, longer sales and accounts receivable payment cycles and collections issues;

•        weaker protection for intellectual property and other legal rights than in the U.S. and practical difficulties in enforcing intellectual property and other rights outside of the U.S.;

•        privacy and data protection laws and regulations that are complex, expensive to comply with and may require that customer data be stored and processed in a designated territory;

•        increased risk of piracy, counterfeiting and other misappropriation of SoundHound AI’s intellectual property in its locations outside the U.S.;

•        new and different sources of competition;

•        general economic conditions in international markets;

•        fluctuations in the value of the U.S. dollar and foreign currencies, which may make SoundHound AI’s products more expensive in other countries or may increase its costs, impacting its operating results when translated into U.S. dollars;

•        compliance challenges related to the complexity of multiple, conflicting and changing governmental laws and regulations, including employment, tax, telecommunications and telemarketing laws and regulations;

•        increased risk of international telecom fraud;

•        laws and business practices favoring local competitors;

•        compliance with laws and regulations applicable to foreign operations and cross border transactions, including the Foreign Corrupt Practices Act, the U.K. Bribery Act and other anti-corruption laws, supply chain restrictions, import and export control laws, tariffs, trade barriers, economic sanctions and other regulatory or contractual limitations on SoundHound AI’s ability to sell its products in certain foreign markets, and the risks and costs of non-compliance;

•        increased financial accounting and reporting burdens and complexities;

•        restrictions or taxes on the transfer of funds;

•        adverse tax consequences; and

•        unstable economic and political conditions and potential accompanying shifts in laws and regulations.

These risks could harm SoundHound AI’s international operations, increase its operating costs and hinder its ability to grow its international business and, consequently, its overall business and results of operations.

In addition, compliance with laws and regulations applicable to SoundHound AI’s international operations increases its cost of doing business outside the United States. SoundHound AI may be unable to keep current with changes in foreign government requirements and laws as they change from time to time, which often occurs with minimal or no advance notice. Failure to comply with these regulations could harm its business. In many countries outside the United States, it is common for others to engage in business practices that are prohibited by SoundHound AI’s internal policies and procedures or United States or international regulations applicable to it. Although SoundHound AI has implemented policies and procedures designed to ensure compliance with these laws and policies, there can be no assurance that all of its employees, contractors, strategic partners and agents will comply with these laws and policies. Violations of laws or key control policies by SoundHound AI’s employees, contractors, strategic partners or agents could result in delays in revenue recognition, financial reporting misstatements, fines, delays in filing financial reports required as a public company, penalties, or prohibitions on selling its products, any of which could harm its business.

Tax matters may cause significant variability in SoundHound AI’s operating results and may impact its overall financial condition.

SoundHound AI’s businesses are subject to income taxation in the United States, as well as in many tax jurisdictions throughout the world. Tax rates in these jurisdictions may be subject to significant change. If SoundHound AI’s effective tax rate increases, its operating results and cash flow could be adversely affected. SoundHound AI’s effective income tax rate can vary significantly between periods due to a number of complex factors including:

•        projected levels of taxable income;

•        pre-tax income being lower than anticipated in countries with lower statutory rates or higher than anticipated in countries with higher statutory rates;

•        increases or decreases to valuation allowances recorded against deferred tax assets;

•        tax audits conducted and settled by various tax authorities;

•        adjustments to income taxes upon finalization of income tax returns;

•        the ability to claim foreign tax credits;

•        the repatriation of non-U.S. earnings for which SoundHound AI has not previously provided for income taxes; and

•        changes in tax laws and their interpretations in countries in which SoundHound AI is subject to taxation.

SoundHound AI regularly evaluates the need for a valuation allowance on deferred tax assets, considering historical profitability, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. This analysis is heavily dependent upon SoundHound AI’s current and projected operating results. A decline in future operating results could provide substantial evidence that a full or partial valuation allowance for deferred tax assets is necessary. This could have a material adverse effect on SoundHound AI’s results of operations and financial condition.

Forecasts of SoundHound AI’s market and market growth may prove to be inaccurate, and even if the markets in which it competes achieve the forecasted growth, there can be no assurance that its business will grow at similar rates, or at all.

Growth forecasts described in this prospectus relating to SoundHound AI’s market opportunities, including in the Voice AI market and adjacent markets, and the expected growth thereof, are subject to significant uncertainty and are based on assumptions and estimates which may prove to be inaccurate. Even if these markets meet its size estimate and experience the forecasted growth, it may not grow its business at a similar rate, or at all. Its growth is subject to many factors, including its success in implementing its business strategy and ability to penetrate adjacent markets, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this prospectus should not be taken as indicative of its future growth.

If SoundHound AI is unable to acquire new customers, its operating results will be harmed. Likewise, potential customer turnover in the future, or costs it incurs to retain its existing customers, could materially and adversely affect its operating results.

SoundHound AI’s success depends on its ability to acquire new customers in new and existing verticals, and in new and existing geographic markets. If SoundHound AI is unable to attract a sufficient number of new customers, it may be unable to reduce gross margins at desired rates and its operating results may suffer. The Voice AI market is competitive and many of SoundHound AI’s competitors have substantial financial, personnel and other resources that they utilize to develop solutions and attract customers. As a result, it may be difficult for us to add new customers to SoundHound AI’s existing customer base. Competition in the marketplace may also lead us to win fewer new customers or result in us providing discounts and other commercial incentives. Additional factors that impact SoundHound AI’s ability to acquire new customers include the perceived need for Voice AI -enabled products or Voice AI services, the size of prospective customers’ budgets for Voice AI, the utility and efficacy of SoundHound AI’s existing and new products, whether proven or perceived, and general economic conditions. These factors may have a meaningful negative impact on operating results.

If SoundHound AI does not successfully anticipate market needs, enhance its existing products, execute on delivering quality products and services, or develop new products and services that meet those needs on a timely basis, it may not be able to compete effectively and its ability to generate revenues will suffer.

SoundHound AI cannot guarantee that it will be able to anticipate future market needs and opportunities or be able to develop product and service enhancements or new products and services to meet such needs or opportunities in a timely manner, if at all. Even if SoundHound AI is able to anticipate, develop and commercially introduce enhancements and new products and services, there can be no assurance that enhancements or new products and services will achieve widespread market acceptance.

New products, as well as enhancements to its existing products, could fail to attain sufficient market acceptance for many reasons, including:

•        delays in releasing new products, or product enhancements;

•        failure to accurately predict market demand and to supply products that meet this demand in a timely fashion;

•        defects in its products, errors or failures of its products;

•        negative publicity or perceptions about the performance or effectiveness of products;

•        introduction or anticipated introduction of competing products or technologies by its competitors; and

•        installation, configuration or usage errors by its customers.

If SoundHound AI fails to anticipate market requirements or fail to develop and introduce product enhancements or new products to meet those needs in a timely manner, it could cause us to lose existing customers and prevent us from gaining new customers, which would significantly harm its business, financial condition and results of operations.

If SoundHound AI spends significant time and effort on research and development and is unable to generate an adequate return on its investment, its results of operations may be materially and adversely affected.

SoundHound AI’s business model is predicated, in part, on maintaining a customer base that will generate a recurring stream of revenues. If that recurring stream of revenues is not maintained or does not increase as expected, or if SoundHound AI’s business model changes as the industry evolves, its operating results may be adversely affected.

SoundHound AI’s business model is dependent, in part, on its ability to maintain and increase a customer base that generates recurring revenues. Existing and future customers of SoundHound AI’s products, technologies and systems may not purchase its subscriptions for its proprietary products or enter into service contracts with SoundHound AI at the same rate at which customers currently purchase those subscriptions or enter into service contracts with us. If SoundHound AI’s current and future customers purchase a lower volume of subscriptions for SoundHound AI’s proprietary products or do not continue entering into service contracts with us, SoundHound AI’s recurring revenue stream relative to its total revenues would be reduced and its operating results would be adversely affected.

SoundHound AI’s brand, reputation and ability to attract, retain and serve its customers are dependent in part upon the reliable performance of its products and technologies.

SoundHound AI’s brand, reputation and ability to attract, retain and serve its customers are dependent in part upon the reliable performance of, and the ability of its existing customers and new customers to access and use, its solutions, including real-time analytics and intelligence.

Interruptions in SoundHound AI’s systems or the third-party systems on which SoundHound AI and its products rely, whether due to system failures, computer viruses, physical or electronic break-ins, or other factors, could affect the security or availability of our products, network infrastructure, cloud infrastructure and website.

Problems with the reliability or security of SoundHound AI’s systems could harm its reputation. Damage to SoundHound AI’s reputation and the cost of remedying these problems could negatively affect its business, financial condition, and operating results. Additionally, SoundHound AI’s third-party hosting suppliers in certain instances may have no obligations to renew their agreements with us on commercially reasonable terms or at all, and certain of the agreements governing these relationships may be terminated by either party at any time. If SoundHound AI is unable to maintain, renew, or expand its agreements with these providers on commercially reasonable terms, it may experience costs or downtime as it transitions its operations.

Any disruptions or other performance problems with its products could harm SoundHound AI’s reputation and business and may damage its customers’ businesses. Interruptions in its service delivery might reduce SoundHound AI’s revenue, cause SoundHound AI to issue credits to customers, subject us to potential liability and cause customers not to renew their subscription purchases of its products.

If SoundHound AI is unable to maintain and enhance its brand or reputation as an industry leader, its operating results may be adversely affected.

SoundHound AI believes that maintaining and enhancing its reputation as the leader in Voice AI market is critical to its relationship with its customers and its customers’ end-users and its ability to maintain customers and continue to attract new customers. The successful promotion of its brand will depend on multiple factors, including its marketing efforts, its ability to continue to deliver a superior customer experience and develop high-quality features for its products and its ability to successfully differentiate its products from those of its competitors. Its brand promotion activities may not be successful or yield increased revenue. The promotion of its brand requires SoundHound AI to make substantial expenditures, and it anticipates that the expenditures will increase as its market becomes more competitive, as it expands into new geographies and vertical markets and as more sales are generated through its reseller partners. To the extent that these activities yield increased revenue, this revenue may not offset the increased expenses it incurs. If SoundHound AI does not successfully maintain and enhance its brand and reputation, its operating results may be adversely affected.

Risks Relating to SoundHound AI’s Intellectual Property and Technology

SoundHound AI’s use of open source technology could impose limitations on its ability to commercialize its software.

SoundHound AI uses open source technology in some of its software and expect to continue to use open source technology in the future. Although we monitor its use of open source technology to avoid subjecting its software to conditions SoundHound AI does not intend, we may face allegations from others alleging ownership of, or seeking to enforce the terms of, an open source license, including by demanding release of the open source software, derivative works, or SoundHound AI’s proprietary source code that was developed using such technology. These allegations could also result in litigation. The terms of many open source licenses have not been interpreted by United States courts. There is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on SoundHound AI’s ability to commercialize its software. In such an event, we may be required to seek licenses from third parties to continue commercially offering its software, to make its proprietary code generally available in source code form, to re-engineer its software or to discontinue the sale of its software if re-engineering could not be accomplished on a timely basis, any of which could adversely affect SoundHound AI’s business and revenue.

The use of open source technology could subject SoundHound AI to a number of other risks and challenges. Certain open source technology is subject to further development or modification by anyone. Others may develop such software to be competitive with or no longer useful by us. It is also possible for competitors to develop their own solutions using open source software, potentially reducing the demand for SoundHound AI’s software. If SoundHound AI is unable to successfully address these challenges, its operating results may be adversely affected, and its development costs may increase.

Third parties have claimed in the past and may claim in the future that SoundHound AI is infringing their intellectual property, and we could be exposed to significant litigation or licensing expenses or be prevented from selling SoundHound AI’s products or making its technologies available to its customers if such claims are successful.

SoundHound AI has been and in the future may be subject to claims and legal actions alleging that we or its customers may be infringing or contributing to the infringement of the intellectual property rights of others (though no material legal actions against SoundHound AI are currently pending). We may be unaware of intellectual property rights of others that may cover some of its technologies and products. If it appears necessary or desirable, we may seek licenses for these intellectual property rights. However, we may not be able to obtain licenses from some or all claimants, the terms of any offered licenses may not be acceptable to us, and we may not be able to resolve disputes without litigation. Any litigation regarding intellectual property could be costly and time-consuming and could divert the attention of SoundHound AI’s management and key personnel from its business operations. Intellectual property disputes could subject us to significant liabilities, require us to enter into royalty and licensing arrangements on unfavorable terms, prevent us from licensing certain of its products, cause severe disruptions to its operations or the markets in which we compete, or require us to satisfy indemnification commitments with its customers including contractual provisions under various arrangements. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of SoundHound AI’s confidential information could be compromised by disclosure during this type of litigation. For example, during the course of this kind of litigation, confidential information may be inadvertently disclosed in the form of documents or testimony in connection with discovery requests, depositions or trial testimony. This disclosure could have a material adverse effect on SoundHound AI’s business and its financial results. Any of these could seriously harm SoundHound AI’s business.

Unauthorized use of SoundHound AI’s proprietary technology and intellectual property could adversely affect its business and results of operations.

SoundHound AI’s success and competitive position depend in large part on its ability to obtain and maintain intellectual property rights protecting its products and technologies. We rely on a combination of patents, copyrights, trademarks, trade secrets, confidentiality provisions and licensing arrangements to establish and protect SoundHound AI’s intellectual property and proprietary rights. Unauthorized parties may attempt to copy or discover aspects of SoundHound AI’s products or to obtain, license, sell or otherwise use information that we regard as proprietary. Policing unauthorized use of SoundHound AI’s products is difficult and we may not be able to protect its technology from unauthorized use. Additionally, SoundHound AI’s competitors may independently develop technologies that are substantially the same or superior to its technologies and that do not infringe its rights. In these cases, we would be unable to prevent its competitors from selling or licensing these similar or superior technologies. In addition, the laws of some foreign countries do not protect SoundHound AI’s proprietary rights to the same extent as the laws of the United States. Although the source code for SoundHound AI’s proprietary software is protected both as a trade secret and as a copyrighted work, litigation may be necessary to enforce its intellectual property rights, to protect its trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Litigation, regardless of the outcome, can be very expensive and can divert management’s efforts.

SoundHound AI’s software products may have bugs, which could result in delayed or lost revenue, expensive correction, liability to its customers and claims against us.

Complex software products such as SoundHound AI’s may contain errors, defects or bugs. Defects in the solutions or products that we develop and sell to its customers could require expensive corrections and result in delayed or lost revenue, adverse customer reaction and negative publicity about us or SoundHound AI’s products and technologies. Customers who are not satisfied with any of SoundHound AI’s products may also bring claims against us for damages, which, even if unsuccessful, would likely be time-consuming to defend, and could result in costly litigation and payment of damages. Such claims could harm SoundHound AI’s reputation, financial results and competitive position.

We may be unable to respond quickly enough to changes in technology and technological risks and to develop its intellectual property into commercially viable products.

Changes in legislative, regulatory or industry requirements or in competitive technologies may render certain of SoundHound AI’s products obsolete or less attractive to its customers, which could adversely affect its results of operations. SoundHound AI’s ability to anticipate changes in technology and regulatory standards and to successfully develop and introduce new and enhanced products on a timely basis will be a significant factor in its ability to be competitive. There is a risk that we will not be able to achieve the technological advances that may be necessary for us to be competitive or that certain of its products will become obsolete. SoundHound AI is also subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in product development and failure of products to operate properly. These risks could have a material adverse effect on SoundHound AI’s business, results of operations and financial condition.

Risks Related to SoundHound AI’s Class A Common Stock and the Securities Market

SoundHound AI’s stock price and trading volume may fluctuate significantly.

The market price and trading volume of SoundHound AI’s Class A Common Stock has fluctuated widely and may continue to fluctuate widely, depending on many factors, some of which may be beyond our control, including:

•        actual or anticipated fluctuations in our results of operations due to factors related to our business;

•        success or failure of our business strategies;

•        competition and industry capacity;

•        changes in interest rates and other factors that affect earnings and cash flow;

•        our level of indebtedness, our ability to make payments on or service our indebtedness and our ability to obtain financing as needed;

•        our ability to retain and recruit qualified personnel, particularly following implementation of the Restructuring Plan;

•        our quarterly or annual earnings, or those of other companies in our industry;

•        announcements by us or our competitors of significant acquisitions or dispositions;

•        changes in accounting standards, policies, guidance, interpretations or principles;

•        the failure of securities analysts to cover, or positively cover, our Class A Common Stock;

•        changes in earnings estimates by securities analysts or our ability to meet those estimates;

•        the operating and stock price performance of other comparable companies;

•        investor perception of the Company and its industry;

•        overall market fluctuations unrelated to our operating performance;

•        results from any material litigation or government investigation;

•        changes in laws and regulations (including tax laws and regulations) affecting our business;

•        changes in capital gains taxes and taxes on dividends affecting stockholders; and

•        general economic conditions and other external factors.

Low trading volume for SoundHound AI’s Class A Common Stock, which may occur if an active trading market does not develop, among other reasons, would amplify the effect of the above factors on stock price volatility.

In addition, over the last few years, the stock market more broadly has experienced price and volume fluctuations, including due to factors relating to the ongoing outbreak of COVID-19 and the war in Ukraine, and this volatility has sometimes been unrelated to the operating performance of particular companies. As a result, there is a potential for rapid and substantial decreases in the price of our Class A Common Stock, including decreases unrelated to our operating performance or prospects. This market and share price volatility relating to the effects of COVID-19 or the war in Ukraine, as well as general economic, market or political conditions, has and could further reduce the market price of our Class A Common Stock in spite of our operating performance and could also increase our cost of capital, which could prevent us from accessing debt and equity capital on terms acceptable to us or at all.

Additionally, a proportion of our Class A Common Stock may be traded by short sellers which may put pressure on the supply and demand for our Class A Common Stock, creating further price volatility. In particular, a possible “short squeeze” due to a sudden increase in demand of our Class A Common Stock that largely exceeds supply may lead to sudden extreme price volatility in our Class A Common Stock. Investors may purchase our Class A Common Stock to hedge existing exposure in our Class A Common Stock or to speculate on the price of our Class A Common Stock. Speculation on the price of our Class A Common Stock may involve long and short exposures. To the extent aggregate short exposure exceeds the number of shares of Class A Common Stock available for purchase in the open market, investors with short exposure may have to pay a premium to repurchase our Class A Common Stock for delivery to lenders of our Class A Common Stock. Those repurchases may in turn, dramatically increase the price of our Class A Common Stock until investors with short exposure are able to purchase additional shares to cover their short position. This is often referred to as a “short squeeze.” Following such a short squeeze, once investors purchase the shares necessary to cover their short position, the price of our Class A Common Stock may rapidly decline. A short squeeze could lead to volatile price movements in our shares that are not directly correlated to the performance or prospects of our company and could cause purchasers of our Class A Common Stock to incur substantial losses.

Should the market price of our shares drop significantly, stockholders may institute securities class action lawsuits against us. A lawsuit against SoundHound AI could cause SoundHound AI to incur substantial costs and could divert the time and attention of its management and other resources.

Your percentage ownership in SoundHound AI may be diluted in the future.

Stockholders’ percentage ownership in SoundHound AI may be diluted in the future because of equity issuances for acquisitions, capital market transactions (including, upon conversion of securities issued in financings such as the Transaction) or otherwise, including equity awards that SoundHound AI will be granting to directors, officers and other employees. Our Board has adopted the incentive plan and ESPP for the benefit of certain of our current and future employees, service providers and non-employee directors. Such awards will have a dilutive effect on our earnings per share, which could adversely affect the market price of our Class A Common Stock.

From time-to-time, SoundHound AI may opportunistically evaluate and pursue acquisition opportunities, including acquisitions for which the consideration thereof may consist partially or entirely of newly issued shares of SoundHound AI Class A Common Stock and, therefore, such transactions, if consummated, would dilute the voting power and/or reduce the value of our Class A Common Stock.

The issuance of additional shares of Class A Common Stock or convertible securities may dilute your ownership and could adversely affect the stock price.

From time to time in the future, SoundHound AI may issue additional shares of Class A Common Stock or securities convertible into Class A Common Stock pursuant to a variety of transactions, including acquisitions and financings. Additional shares of Class A Common Stock may also be issued upon conversion of our Series A Preferred Stock, exercise of outstanding stock options and warrants to purchase Class A Common Stock. The issuance by us of additional shares of Class A Common Stock or securities convertible into Class A Common Stock would dilute your ownership of SoundHound AI and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our Class A Common Stock. Subject to the satisfaction of vesting conditions and the expiration of lockup agreements, shares issuable upon exercise of options will be available for resale immediately in the public market without restriction.

Issuing additional shares of SoundHound AI’s capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of our Class A Common Stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our Class A Common Stock. SoundHound AI’s decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing, or nature of our future offerings. As a result, holders of SoundHound AI’s Class A Common Stock bear the risk that SoundHound AI’s future offerings may reduce the market price of SoundHound AI’s Class A Common Stock and dilute their percentage ownership.

Our failure to meet the continued listing requirements of Nasdaq Global Market could result in a de-listing of our Class A Common Stock.

While we are currently in compliance with Nasdaq’s continued listing requirements, including the requirement that we maintain a $1 bid price, there is no guarantee that we will be able to continue to meet the continued listing requirements of Nasdaq. In the event we are unable to do so, our securities may be delisted from The Nasdaq Stock Market. Such a delisting would likely have a negative effect on the price and trading volume of our Class A Common Stock and would impair your ability to sell or purchase our Class A Common Stock when you wish to do so. In the event of a delisting, we would expect to take actions to restore our compliance with Nasdaq Marketplace Rules, but our Class A Common Stock may not be listed again, stabilize the market price or improve the liquidity of our Class A Common Stock, prevent our Class A Common Stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with the Nasdaq Marketplace Rules.

We do not intend to pay cash dividends for the foreseeable future.

The timing, declaration, amount and payment of future dividends to stockholders falls within the discretion of our board of directors and will depend on many factors, including our financial condition, earnings, capital requirements of our business and covenants associated with debt obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that our Board deems relevant. We do not intend to and there can be no assurance that we will pay any dividend in the future.

SoundHound AI’s management has limited experience in operating a public company. The requirements of being a public company may strain SoundHound AI’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses may be greater than SoundHound AI anticipates.

As a public company, and particularly after we are no longer an “emerging growth company” or a “smaller reporting company,” we will continue to incur significant legal, accounting and other expenses that SoundHound did not incur as a private company. SoundHound AI is subject to the reporting requirements of the Exchange Act, and is required to comply with the applicable requirements of the Sarbanes-Oxley Act, and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the rules and regulations subsequently implemented by the SEC and the listing standards of the Nasdaq, including changes in corporate governance practices and the establishment and maintenance of effective disclosure and financial controls. Compliance with these rules and regulations can be burdensome. SoundHound AI’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations have increased, and will continue to increase, SoundHound’s historical legal and financial compliance costs and will make some activities more time-consuming and costly. For example, SoundHound AI expects to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when SoundHound AI is no longer an “emerging growth company” or a “smaller reporting company” with revenues of less than $100 million. SoundHound AI will need to hire additional accounting and financial staff, and engage outside consultants, all with appropriate public company experience and technical accounting knowledge and maintain an internal audit function, which will increase its operating expenses. Moreover, SoundHound AI could incur additional compensation costs in the event that it decides to pay cash compensation closer to that of other publicly listed companies, which would increase its general and administrative expenses and could materially and adversely affect its profitability. SoundHound AI will evaluate these rules and regulations, and cannot predict or estimate the amount of additional costs SoundHound AI may incur or the timing of such costs.

SoundHound AI’s executive officers have limited experience in the management of a publicly traded company. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of the post-combination company. SoundHound AI may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies. SoundHound AI’s management will need to continually assess its staffing and training procedures to improve its internal control over financial reporting. For example, SoundHound AI did not timely file its Form 10-Q for the quarter ended March 31, 2021 and unless the matters discussed in this risk factor and elsewhere in this prospectus are mitigated, the risk exists that SoundHound AI may not be able to file timely in the future. Further, the development, implementation, documentation and assessment of appropriate processes, in addition to the need to remediate any potential deficiencies, will require substantial time and attention from management. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company may require costs greater than expected. It is possible that SoundHound AI will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase our operating costs in future periods.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including regulations implemented by the SEC and the Nasdaq, are subject to varying interpretations, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. SoundHound AI intends to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If, notwithstanding our efforts, we fail to comply with new laws, regulations and standards, regulatory authorities may initiate legal proceedings against us, and our business may be harmed.

Failure to comply with these rules might also make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events would also make it more difficult for us to attract and retain qualified persons to serve on our Board, on committees of our Board or as members of senior management.

SoundHound AI may be subject to securities litigation, which is expensive and could divert management attention.

The per share price of our Class A Common Stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition, and results of operations. Any adverse determination in litigation could also subject SoundHound AI to significant liabilities.

Risks Applicable to a Dual Class Common Stock Structure

SoundHound AI has a dual class common stock structure that has the effect of concentrating voting control with the holders of our Class B Common Stock. Our Class B Common Stock has multiple votes per share and this ownership will limit or preclude your ability to influence corporate matters, including the election of directors, amendments of our Organizational Documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transactions requiring stockholder approval, and that may adversely affect the trading price of our Class A Common stock.

SoundHound AI has a dual class common stock structure and the holders of SoundHound AI Class B Common Stock have ten votes per share. SoundHound Founders own shares of Class B Common Stock representing approximately 72% of the voting power of the outstanding capital stock of SoundHound AI. In addition, because of the ten-to-one voting ratio between our Class B and Class A Common Stock, holders of our Class B Common Stock could continue to control a majority of the combined voting power of our common stock and therefore control all matters submitted to our stockholders for approval until such time, if any, as a sufficient number of shares of our Class B Common Stock are converted into shares of our Class A Common Stock in accordance with the terms of the Amended Charter. This concentrated control may limit or preclude your ability to influence corporate matters for the foreseeable future, including the election of directors, amendments of our Organizational Documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions requiring stockholder approval. In addition, this concentrated control may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may feel are in your best interest as one of our stockholders. As a result, such concentrated control may adversely affect the market price of our Class A Common Stock.

Shares of Class B Common Stock are convertible into shares of Class A Common Stock and will automatically convert into shares of Class A Common Stock upon the occurrence of certain future events, generally including transfers, subject to limited excepts set forth in the Amended Charter. The conversion of Class B Common Stock to Class A Common Stock will have the effect, over time, of increasing the relative voting power of those holders of Class B Common Stock who retain their shares in the long term. As a result, it is possible that one or more of the persons or entities holding our Class B Common Stock could gain significant voting control as other holders of Class B Common Stock sell or otherwise convert their shares into Class A Common Stock.

The Amended Charter provides for a dual-class multiple voting common stock structure, and we cannot predict the effect this structure of our common stock may have on the market price of our Class A Common Stock.

We cannot predict whether having an Amended Charter that permits the issuance of multiple voting shares in a dual-class structure will result in a lower or more volatile market price of our Class A Common Stock, adverse publicity or other adverse consequences. For example, certain index providers have announced and implemented restrictions on including companies with multiple-class share structures in certain of their indices. In July 2017, FTSE Russell announced that it would require new constituents of its indices to have greater than 5% of the company’s voting rights in the hands of public stockholders, and S&P Dow Jones announced that it would no longer admit companies with multiple-class share structures to certain of its indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Also in 2017, MSCI, a leading stock index provider, opened public consultations on its treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under such announced and implemented policies, the dual-class structure of our common stock would make us ineligible for inclusion in certain indices and, as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices would not invest in our Class A Common Stock. These policies are relatively new and it is unclear what effect, if any, they will have on the valuations of publicly-traded companies excluded from such indices, but it is possible that they may adversely affect valuations, as compared to similar companies that are included. Due to the dual-class structure of our common stock, we will likely be excluded from certain indices and we cannot assure you that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and could make our Class A Common stock less attractive to other investors. As a result, the market price of our Class A Common Stock could be adversely affected.

We are considered a “controlled company” within the meaning of Nasdaq listing standards and, as a result, qualify for, and may rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.

SoundHound AI qualifies as a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that (i) a majority of our Board consists of independent directors, (ii) we have a compensation committee that is composed entirely of independent directors and (iii) director nominees be selected or recommended to the Board by independent directors. We are currently in compliance with all of these corporate governance requirements. However, SoundHound AI may in the future rely on the corporate governance exemptions as we adopted the dual class common stock structure reflected in our Amended and Restated Charter and qualify as a controlled company. To the extent we will rely on any of these exemption, holders of our Class A Common Stock will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq and we cannot predict the impact this may have on the price of our Class A Common Stock.

Delaware law and provisions in our charter documents could make a merger, tender offer, or proxy contest difficult, thereby depressing the trading price of our Class A Common Stock.

The Amended Charter, Amended Bylaws, and Delaware law contain provisions that could depress the trading price of our Class A Common Stock by acting to discourage, delay, or prevent a change of control of SoundHound AI or changes in SoundHound AI that our management or stockholders may deem advantageous. Among other things, the Amended Charter and Amended Bylaws include the following provisions:

•        permit the Board to establish the number of directors and fill any vacancies and newly created directorships;

•        authorize the issuance of “blank check” preferred stock that our Board could use to implement a stockholder rights plan;

•        eliminates the ability of our stockholders to call special meetings of stockholders, except to the extent otherwise provided in the Amended Bylaws;

•        prohibit stockholder action by written consent, except to the extent otherwise provided in the Amended Bylaws, which requires all stockholder actions to be taken at a meeting of our stockholders;

•        provide that the Board is expressly authorized to make, alter, or repeal our Amended Bylaws; and

•        establish advance notice requirements for nominations for election to our Board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. As a Delaware corporation, we are also subject to provisions of Delaware law. Pursuant to the Amended Charter, we have opted out of Section 203 of the DGCL, which prevents interested stockholders, such as certain stockholders holding more than 15% of our outstanding common stock, from engaging in certain business combinations unless (i) prior to the time such stockholder became an interested stockholder, our Board approved the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our common stock, or (iii) following Board approval, such business combination receives the approval of the holders of at least two-thirds of our outstanding common stock not held by such interested stockholder at an annual or special meeting of stockholders. However, our Amended Charter includes provisions similar to the provisions contained in Section 203 of the DGCL, which are designed to limit SoundHound AI’s ability to enter into certain business combination transactions within a three (3) year period following the adoption of the Amended Charter.

Any provision of our Amended Charter, our Amended Bylaws, or Delaware law that has the effect of delaying, preventing, or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Class A Common Stock and could also affect the price that some investors are willing to pay for our Class A Common Stock.

Risks Related to U.S. and International Taxation Generally

Changes in tax laws or exposure to additional income tax liabilities could affect SoundHound AI’s future profitability.

Factors that could materially affect SoundHound AI’s future effective tax rates include but are not limited to:

•        changes in tax laws or the regulatory environment;

•        changes in accounting and tax standards or practices;

•        changes in the composition of operating income by tax jurisdiction; and

•        SoundHound AI’s operating results before taxes.

Because SoundHound AI does not have a long history of operating at its present scale and it has significant expansion plans, SoundHound AI’s effective tax rate may fluctuate in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under GAAP, changes in the composition of earnings in countries with differing tax rates, changes in deferred tax assets and liabilities, or changes in tax laws.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), was signed into law making significant changes to the Internal Revenue Code of 1986, as amended (the “Code”). In particular, sweeping changes were made to the U.S. taxation of foreign operations. Changes include, but are not limited to, a permanent reduction to the corporate income tax rate, limiting interest deductions, adopting elements of a territorial tax system, assessing a repatriation tax or “toll-charge” on undistributed earnings and profits of U.S.-owned foreign corporations, and introducing certain anti-base erosion provisions, including a new minimum tax on global intangible low-taxed income and base erosion and anti-abuse tax. The legislation has had no effect on SoundHound AI’s provision for income taxes because SoundHound AI has incurred annual losses in the U.S. to date and management set up a full valuation allowance against its U.S. federal and states deferred tax assets.

In addition to the impact of the Tax Act on SoundHound AI’s federal taxes, the Tax Act may impact its taxation in other jurisdictions, including with respect to state income taxes. State legislatures have not had sufficient time to respond to the Tax Act. Accordingly, there is uncertainty as to how the laws will apply in the various state jurisdictions. Additionally, other foreign governing bodies may enact changes to their tax laws that could result in changes to SoundHound AI’s global tax position and materially adversely affect its business, results of operations and financial condition. Additionally, the IRS and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and technologies and the use of intangibles. Tax authorities could disagree with SoundHound AI’s future intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If SoundHound AI does not prevail in any such disagreements, its profitability may be affected.

SoundHound AI’s ability to use its net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2022, SoundHound AI had $344.6 million of U.S. federal and $106.9 million of state net operating loss carryforwards available to reduce future taxable income. Of the U.S. federal net operating loss carryforwards, $256.0 million will be carried forward indefinitely for U.S. federal tax purposes and $88.6 million will begin to expire in 2025. SoundHound AI’s U.S. state net operating loss carryforwards will begin to expire in 2028. It is possible that SoundHound AI will not generate taxable income in time to use these net operating loss carryforwards before their expiration or at all. Under legislative changes made in December 2017, U.S. federal net operating losses incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such net operating losses is limited. It is uncertain if and to what extent various states will conform to the newly enacted federal tax law. In addition, the federal and state net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the Code, respectively, and similar provisions of state law. Under those sections of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in SoundHound AI’s ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. In addition, certain U.S. states have imposed additional limitations on the use of net operating loss carryforwards not otherwise imposed on the use of U.S. federal net operating loss carryforwards and may impose additional limitations in the future.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We are subject to income taxes in the United States and other jurisdictions, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•        changes in the valuation of our deferred tax assets and liabilities;

•        expected timing and amount of the release of any tax valuation allowances;

•        tax effects of stock-based compensation;

•        costs related to intercompany restructurings;

•        changes in tax laws, regulations or interpretations thereof; or

•        lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

THE COMMITTED EQUITY FINANCING

On August 16, 2022, we entered into the Purchase Agreement with Cantor establishing the Facility. On February 14, 2023 (the “Initial Commencement Date”), following the satisfaction of the initial conditions to Cantor’s obligation to purchase Class A Shares set forth in the Purchase Agreement, we began to sell Class A Shares to Cantor under the Facility. Between February 17, 2023 and March 28, 2023, we sold to Cantor 10,698,552 Class A Shares for net proceeds of $28,681,447. Upon the filing of our Annual Report on Form 10-K, we ceased sales under the Facility. Upon satisfaction of the conditions to Cantor’s obligation to purchase Class A Shares set forth in the Purchase Agreement (the “Second Commencement Date”), including that the registration statement of which this prospectus forms a part is declared effective by the SEC and a final prospectus relating thereto is filed with the SEC, we have the right from time to time at our option to direct Cantor to purchase up to the lesser of (i) 25,000,000 shares of Common Stock and (ii) the Exchange Cap (as defined below), subject to certain limitations and conditions set forth in the Purchase Agreement (the “Committed Equity Financing”).

Sales of shares of our Class A Common Stock to Cantor under the Purchase Agreement, and the timing of any sales, will be determined by us from time to time in our sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of our Class A Common Stock and determinations by us regarding the use of proceeds from any sale of such shares. The net proceeds from any sales under the Facility will depend on the frequency with, and prices at, which the shares of Class A Common Stock are sold to Cantor.

In connection with the execution of the Purchase Agreement, the Company also issued to the Holder 250,000 shares of Class A Common Stock (the “Commitment Shares”) as consideration for its irrevocable commitment to purchase the shares of Class A Common Stock upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement which Commitment Shares have been sold. Pursuant to a separate side letter agreement between the Company and the Holder, the Company and the Holder have agreed that the Company will make a cash payment of $250,000 to the Holder within 120 days after the Initial Commencement Date. Unless earlier terminated, the Purchase Agreement will remain in effect until the first day of the month next following the 36-month period commencing on the Initial Commencement Date.

Under applicable Nasdaq rules, and pursuant to the Purchase Agreement, in no event may we issue to Cantor and Cantor may not purchase or acquire share of Class A Common Stock, to the extent that after giving effect thereto, the aggregate number of shares of Class A Common Stock that would be issued pursuant to the Purchase Agreement and the transactions contemplated thereby would exceed 32,052,092 shares of Class A Common stock (representing 19.99% of the voting power or number of shares of Class A Common Stock, issued and outstanding immediately prior to the execution of the Purchase Agreement), which number of shares shall be reduced, on a share-for-share basis, by the number of shares of Class A Common Stock issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated under the Purchase Agreement under applicable Nasdaq rules of (more than 19.99% of the total number of shares of our Class A Common Stock that were outstanding immediately prior to the execution of the Purchase Agreement, unless we obtain prior shareholder approval (the “Exchange Cap”).

In addition, Cantor is not obligated to buy any shares of Class A Common Stock under the Purchase Agreement if such shares, when aggregated with all other shares of Class A Common Stock then beneficially owned by Cantor and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in Cantor beneficially owning shares in excess of 4.99% of our outstanding shares of Class A Common Stock (the “Beneficial Ownership Cap”). The purpose of this limitation is to ensure that the Holder is not at any time deemed to own 5% of greater of the outstanding shares of our Class A Common Stock. For clarity, the Beneficial Ownership Cap does not preclude the Holder from acquiring, in the aggregate, more than 4.99% of our outstanding shares of Class A Common Stock, it only precludes the Holder from owning more than 4.99% of our outstanding shares of Class A Common Stock at any given time.

We also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Cantor, pursuant to which we filed the registration statement of which this prospectus forms a part.

The Purchase Agreement contains customary registration rights, representations, warranties, conditions and indemnification obligations by each party. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement and as of specific dates, were solely for the benefit of the parties to such agreements and are subject to certain important limitations.

VWAP Purchase of Shares Under the Purchase Agreement

From and after the Second Commencement Date, subject to certain conditions, including relating to the then current market price of our Class A Common Stock, we will have the right, but not the obligation, from time to time at our sole discretion, until the first day of the month next following the 36-month period from the Initial Commencement Date, to direct Cantor to purchase up to a specified maximum amount of shares of our Class A Common Stock (each such purchase, a “VWAP Purchase”) by delivering written notice to Cantor (such notice, a “VWAP Purchase Notice”) prior to the commencement of trading on any trading day (the “VWAP Purchase Date”), so long as all shares of Class A Common Stock subject to all prior VWAP Purchases by Cantor have previously been delivered to Cantor.

The maximum number of shares of Class A Common Stock that Cantor is required to purchase in any single VWAP Purchase under the Purchase Agreement is equal to the lesser of: (i) a number of shares of Class A Common Stock which, when aggregated with all other shares then beneficially owned by Cantor and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in Cantor beneficially owning shares of Class A Common Stock equal to (but not exceeding) the Beneficial Ownership Cap; (ii) a number of shares of Class A Common Stock equal to 20% of the total number (or volume) of shares of Class A Common Stock traded on Nasdaq during normal trading hours on the applicable VWAP Purchase Date; and (iii) the Company’s good faith estimate of the number Class A Shares that Cantor will have the obligation to purchase pursuant to the VWAP Purchase Notice.

The purchase price per share to be purchased by Cantor in such VWAP Purchase on such VWAP Purchase Date equal to 97.0% of the VWAP over normal trading hours on such VWAP Purchase Date for such VWAP Purchase (the “VWAP Purchase Price”). Notwithstanding anything in the Purchase Agreement to the contrary, on any trading day on which we deliver, and Cantor accepts, a VWAP Purchase Notice for a percentage in excess of 20%, the VWAP Purchase Price shall be calculated using the lower of (i) the VWAP over normal trading hours on such VWAP Purchase Date; and (ii) the lowest Sale Price in any block sold on such Trading Day following the delivery and acceptance of such VWAP Purchase Notice for a percentage in excess of 20%. “VWAP” is defined as, for the Class A Common Stock for a specified period, the dollar volume-weighted average price for the Class A Common Stock on the Principal Market (as defined in the Purchase Agreement), for such period, as reported by Bloomberg through its “AQR” function. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

At or prior to 5:30 p.m., New York City time, on the applicable VWAP Purchase Date, Cantor will provide us with a written confirmation for such VWAP Purchase setting forth the applicable VWAP Purchase Price per share to be paid by Cantor and the total aggregate VWAP Purchase Price to be paid by Cantor for the total number of shares of our Class A Common Stock purchased by Cantor in such VWAP Purchase.

The payment for, against delivery of, shares of Class A Common Stock purchased by Cantor in a VWAP Purchase under the Purchase Agreement is required to be fully settled by 5:00 p.m., New York City time, on the second trading day immediately following the applicable date of such VWAP Purchase Date, as set forth in the Purchase Agreement.

Conditions Precedent to Commencement and Each VWAP Purchase

Cantor’s obligation to accept VWAP Purchase Notices that are timely delivered by us under the Purchase Agreement and to purchase shares of our Class A Common Stock in VWAP Purchases under the Purchase Agreement, are subject to the satisfaction, at the official open of trading on the VWAP Purchase Date, of the conditions precedent thereto set forth in the Purchase Agreement, which conditions include, among others, the following:

•        the accuracy (in all material respects, if not qualified by materiality or Material Adverse Effect (as defined in the Purchase Agreement)) of the representations and warranties of the Company and Cantor included in the Purchase Agreement;

•        the Company having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by the Company;

•        neither Cantor nor any affiliate of Cantor, in the prior 30 calendar days, having published or distributed any research report concerning us;

•        the registration statement of which this prospectus forms a part having been declared effective under the Securities Act by the SEC and not being subject to any stop order, and Cantor being permitted to utilize this prospectus to resell all of the shares of our Class A Common Stock included in this prospectus;

•        none of the following having occurred and being in continuance: the receipt of certain requests from governmental authorities relating to the registration statement; the issuance of certain orders by governmental authorities relating to the registration statement; any objection from FINRA to the terms of the transactions contemplated by the Purchase Agreement; or the occurrence any event or the existence of any condition or state of facts which makes any statement of a material fact made in the registration statement or this prospectus untrue or which requires the making of any additions to or changes to the statements then made in the registration statement or this prospectus in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of this prospectus, in the light of the circumstances under which they were made) not misleading, or which requires an amendment to the registration statement or this prospectus to comply with the Securities Act or any other law;

•        all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act having been filed with the SEC;

•        trading in the Class A Common Stock having not been suspended by the SEC, Nasdaq or the FINRA, and our having not received any final and non-appealable notice that the listing or quotation of the Class A Common Stock on Nasdaq shall be terminated on a date certain, subject to certain limited exceptions; and

•        the receipt by Cantor of customary legal opinions and auditor comfort letters, and customary bring-down legal opinions and auditor comfort letters, as required under the Purchase Agreement.

Termination of the Purchase Agreement

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

•        the first day of the month next following the 36-month anniversary of the date of the Initial Commencement Date;

•        the date on which Cantor shall have purchased 25,000,000 shares of our Class A Common Stock under the Purchase Agreement;

•        the date on which our Class A Common Stock shall have failed to be listed or quoted on Nasdaq or any alternative market; and

•        the date on which we commence a voluntary bankruptcy case or any person commences a proceeding against us, a custodian is appointed for us or for all or substantially all of our property, or we make a general assignment for the benefit of its creditors.

Pursuant to the Purchase Agreement, we may terminate the agreement after the Initial Commencement Date effective upon three trading days’ prior written notice to Cantor in accordance with the Purchase Agreement.

The Purchase Agreement may be terminated at any time by the mutual written consent of the parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent.

Cantor shall have the right to terminate the Purchase Agreement effective upon three trading days’ prior written notice to us, which notice shall be made in accordance with the Purchase Agreement, if: (a) any condition, occurrence, state of facts or event constituting a Material Adverse Effect has occurred and is continuing; (b) a Fundamental Transaction (as defined in the Purchase Agreement) shall have occurred; (c) we are in breach or default in any material respect of any of our covenants and agreements in the Registration Rights Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within 15 trading days after notice of such breach or default is delivered to us; (d) while the registration statement of which this prospectus forms a part is required to be maintained effective pursuant to the Registration Rights Agreement and Cantor holds any securities required to be registered pursuant to the Registration Rights Agreement, the effectiveness of the registration statement lapses for any reason (including, without limitation, the issuance of a stop order by the SEC) or the registration statement or this prospectus otherwise becomes unavailable to Cantor for the resale of all of the securities required to be registered, and such lapse or unavailability continues for a period of 45 consecutive trading days or for more than an aggregate of 90 trading days in any 365-day period, other than due to acts of Cantor; (e) trading in the Class A Common Stock on Nasdaq shall have been suspended and such suspension continues for a period of five consecutive trading days; or (f) we are in material breach or default of any of our covenants and agreements contained in the Purchase Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within 15 trading days after notice of such breach or default is delivered to us.

No Short-Selling or Hedging by Cantor

Subject to the terms of the Purchase Agreement, Cantor has agreed that, during the term of the Purchase Agreement, neither it nor any entity managed or controlled by it, will engage in or effect, directly or indirectly, engage in any “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Class A Common Stock or hedging transaction, which establishes a net short position with respect to the Class A Common Stock, for the principal account of Cantor or any entity managed or controlled by Cantor.

Prohibition on Similar Transactions

We have agreed not to effect or enter into an agreement to effect an “equity line of credit,” “at the market offering,” “equity distribution program” or any similar transaction whereby we may issue or sell Class A Common Stock or Class A Common Stock equivalents at a future determined price, other than in connection with certain exempt issuances.

Effect of Sales of Our Shares under the Purchase Agreement on Our Stockholders

The shares of Class A Common Stock being registered for resale in this offering may be issued and sold by us to Cantor from time to time at our discretion over a period until the first day of the month next following the 36-month anniversary of the Initial Commencement Date, unless the Purchase Agreement is earlier terminated as described above. The resale by Cantor of a significant number of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Class A Common Stock to decline and to be highly volatile. Sales of shares of our Class A Common Stock, if any, to Cantor under the Purchase Agreement will be determined by us in our sole discretion and will depend upon market conditions and other factors. We may ultimately decide to sell to Cantor all, some or none of the shares of our Class A Common Stock that may be available for us to sell to Cantor pursuant to the Purchase Agreement. If and when we elect to sell shares of our Class A Common Stock to Cantor pursuant to the Purchase Agreement, Cantor may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Cantor in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. See “Risk Factors — Risks Related to the Committed Equity Financing — Investors who buy shares of our Class A Common Stock from Cantor at different times will likely pay different prices.”

Investors may experience a decline in the value of the shares they purchase from Cantor in this offering as a result of future sales made by us to Cantor at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares of our Class A Common Stock to Cantor under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Cantor may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Because the purchase price per share to be paid by Cantor for the shares of our Class A Common Stock that we may elect to sell to Cantor under the Purchase Agreement, if any, will fluctuate based on the market prices of our Class A Common Stock during the applicable period for each VWAP Purchase made pursuant to the Purchase Agreement, if any, as of the date of this prospectus it is not possible for us to predict the actual purchase price per share to be paid by Cantor for those shares, or the actual gross proceeds to be raised by us from those sales, if any. As of March 23, 2023, 180,173,708 shares of our Class A Common Stock are issued and outstanding.

If all of the 14,301,448 shares of our Class A Common Stock offered for resale by Cantor under this prospectus were issued and outstanding as of March 23, 2023, such shares would represent approximately 7.4% of the total number of our Class A Common Stock outstanding.

The number of shares of our Class A Common Stock ultimately offered for sale by Cantor for resale under this prospectus or under any future prospectus is dependent upon the number of shares, if any, we ultimately sell to Cantor under the Purchase Agreement. Further, if and when we elect to sell shares of our Class A Common Stock to Cantor pursuant to the Purchase Agreement, after Cantor has acquired such shares, Cantor may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices.

The issuance of our shares of our Class A Common Stock to Cantor pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding Class A Common Stock after any such issuance.

The following table sets forth information at varying purchase prices assuming we sell to Cantor under the Purchase Agreement all 14,301,448 remaining shares of Class A Common Stock at that price:

Assumed Trading Price of Class A Shares		Number of Shares Sold Under the Facility(1)	Commitment Shares(2)	Percentage of Outstanding Class A Common Stock After Giving Effect to Issuances to Cantor(3)	Aggregate Purchase Price for Class A Common Stock Sold Under the Facility(4)
$1.00	(5)	14,301,448	250,000	7.4%	$13,872,404.56
$2.10	(6)	14,301,448	250,000	7.4%	$29,132,049.58
$3.00		14,301,448	250,000	7.4%	$41,617,213.68
$5.00		14,301,448	250,000	7.4%	$69,362,022.80
$7.00		14,301,448	250,000	7.4%	$97,106,831.92
$10.00		14,301,448	250,000	7.4%	$138,724,045.60

____________

(1)      We have included in this column those shares being offered for resale by Cantor under this prospectus, without regard to the Beneficial Ownership Cap. The assumed average purchase prices are solely for illustrative purposes and are not intended to be estimates or predictions of the future performance of our Class A Common Stock.

(2)      Represents the Commitment Shares, which are the 250,000 Class A Shares we issued to the Holder as consideration for its irrevocable commitment to purchase the Class A Shares at our election in our sole discretion, from time to time after the date of this prospectus, upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement which have subsequently been sold.

(3)      The denominator used to calculate the percentages in this column is based on 180,173,708 shares of our Class A Common Stock outstanding as of March 23, 2023 (inclusive of the Commitment Shares which were issued prior to the date hereof), adjusted to include the shares issued and sold to the Holder under the Facility.

(4)      Purchase prices represent the illustrative aggregate purchase price to be received from the sale of all of the shares of our Class A Common Stock issued and sold to the Holder under the Facility as set forth in the second column, multiplied by the VWAP Purchase Price, assuming for illustrative purposes that the VWAP Purchase Price is equal to 97.0% of the assumed trading price of the Class A Common Stock listed in the first column.

(5)      Represents the lowest price at which shares of our Class A Common Stock may be sold to the Holder under the Purchase Agreement.

(6)      Represents the closing price of our Class A Common Stock on Nasdaq on March 24, 2023.

USE OF PROCEEDS

Any sales of shares of Class A Common Stock by the Holder pursuant to this prospectus will be solely for the Holder’s account. The Company will not receive any proceeds from any such sales. However, we will receive proceeds from our sale to the Holder of up to 14,301,448 Class A Shares at varying purchase prices depending on the market price of our shares of Class A Common Stock at the time of such purchases, pursuant to the terms of the Purchase Agreement, after the date of this prospectus. The net proceeds from any sales under the Purchase Agreement will depend on the frequency with, and prices at, which the Shares are sold to Cantor. The Company expects to use the proceeds from any sales under the Purchase Agreement for working capital and general corporate purposes. See “Plan of Distribution (Conflict of Interest)” and “The Committed Equity Financing” elsewhere in this prospectus for more information.

We intend to use any proceeds from the Facility for working capital and general corporate purposes. We will have broad discretion in the way we use these proceeds. See “Risk Factors — Risks Related to the Committed Equity Financing — We may use proceeds from sales of shares of our Class A Common Stock made pursuant to the Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.”

The Holder will pay any underwriting fees, discounts and selling commissions incurred by the Holder in connection with any sale of its shares. The Company will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of counsel and independent registered public accountants.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which the shares of Class A Common Stock may be sold by the Holder under this prospectus.

MARKET INFORMATION FOR CLASS A COMMON STOCK AND WARRANTS
AND DIVIDEND POLICY

Market Information

Our Class A Common Stock and Warrants are currently listed on Nasdaq under the symbols “SOUN” and “SOUNW,” respectively. As of March 23, 2023, there were 119 holders of record of our Class A Common Stock, three holders of record of our Class B Common Stock, and 31 holders of record of our Warrants. Our Class B Common Stock is not listed on any exchange and we do not intend to list the Class B Common Stock on any exchange or stock market.

Dividend Policy

We have not paid any cash dividends on our Class A Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board at such time. We do not anticipate declaring any cash dividends to holders of our Class A Common Stock in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SOUNDHOUND AI

You should read the following discussion and analysis of SoundHound AI’s financial condition and results of operations together with our consolidated financial statements and the related notes appearing at the end of this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to SoundHound AI’s plans and strategy for its business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Company Overview

We are a leading innovator of conversational intelligence, offering an independent Voice AI platform that enables businesses across industries to deliver high-quality conversational experiences to their customers. Built on proprietary Speech-to-Meaning, Deep Meaning Understanding and Collective AI breakthrough technologies developed over the past 17 years, our advanced Voice AI platform provides exceptional speed and accuracy and enables humans to interact with products and services like they interact with each other — by speaking naturally.

We believe voice-enabled conversational user interface is a more natural interface for nearly all use cases, and product creators should have the ability to design, customize, differentiate, innovate and monetize the interface to their own product, as opposed to outsourcing it to a third-party assistant. For example, using SoundHound, businesses can voice-enable their products so consumers can say things like, “Turn off the air conditioning and lower the windows,” while in their cars, “Find romantic comedies released in the last year,” while streaming on their TV and even place food orders before arriving at a restaurant by talking to their cars, TVs or other IoT devices. Additionally, SoundHound AI’s technology can address complex user queries such as, “Show me all restaurants within half a mile of the Space Needle that are open past 9pm on Wednesdays and have outdoor seating,” and follow-on qualifications such as “Okay, don’t show me anything with less than 3 stars or fast food.”

The SoundHound AI developer platform, Houndify, is an open-access platform that allows developers to leverage SoundHound AI’s Voice AI technology and a library of over 100 content domains, including commonly used domains for points of interest, weather, flight status, sports and more. Houndify’s Collective AI is an architecture for connecting domain knowledge that encourages collaboration and contribution among developers, is always learning, and is greater than the sum of its parts — ensuring the platform continues to become smarter at a faster rate.

SoundHound AI’s technology is live in production and at scale with companies around the globe, including Hyundai, Mercedes-Benz, Pandora, Snap, VIZIO, KIA and Stellantis. As a testament to its capabilities, the Houndify platform surpassed 1 billion annual queries in 2021 and experienced over 85% growth during 2022.

Our current partners span multiple industries and geographies, and together have a combined reach of over 2 billion end users. By growing these strategic relationships, our year-over-year revenues have grown by more than 45% over the past four years.

Our market position is strengthened by the technical barriers to entry in the Voice AI space, which tend to discourage new market participants. Furthermore, our technology is backed by significant investments in intellectual property, with over 120 patents granted and over 140 patents pending, spanning multiple fields including speech recognition, natural language understanding, machine learning, monetization and more. We have achieved this critical momentum in part thanks to a long-tenured leadership team with deep expertise and proven ability to attract and retain talent. We believe that SoundHound AI has extensive technical expertise and a proven track record of innovation and value creation for us to continue to attract customers in the growing market for Voice AI transactions, which is estimated to grow to $160.0 billion by 2026.

We believe that SoundHound AI is well-positioned to fill the growing void and demand for an independent Voice AI platform. The Voice AI offerings from big tech companies are primarily an extension of their more core services and offerings. Rather than strengthening a customer’s product, it can take over the entire experience, thus disintermediating the company’s brand, users and data. As a result, brands relying on big tech mostly lose their ability to innovate, differentiate and customize. In some cases, these providers even compete with the products they support, making them increasingly less attractive as a choice for a voice interface.

The alternative options are generally legacy vendors tending to use dated technologies at a high price. Furthermore, many of these technologies still require significant effort by the product creators to turn them into solutions that can compete with the quality of the big tech offering, which in many cases is not practical. Due to the high barrier to entry in Voice AI, there are not many independent players.

This creates a great opportunity for SoundHound AI: we believe that we provide disruptive technologies that are superior to the alternatives, with better terms, allowing customers to maintain their brand, control the user experience, get access to the data and define their own privacy policies, while being able to customize, differentiate, innovate and monetize.

When it comes to criteria for adoption, our goal is to win on every dimension. The first two criteria customers typically consider are technology and brand control. We strive to provide our customers with the best technology, and we provide a white label solution giving our customers control of their brands. In some industries you may have to choose between technology and brand control. In our case, we offer our customers the best of both, we enable them to offer disruptive technologies to their users while maintaining control of their brand and user experience.

With our disruptive monetization strategy, we also provide an additional path to monetization for our customer base. By choosing our platform, product creators can generate additional revenue while making their product better using Voice AI, providing further incentive to choose our platform.

We believe that we offer a superior ecosystem, benefiting from our Collective AI product architecture along with offering customers definable privacy controls, which are becoming increasingly important in the industry of Voice AI. Additionally, there is no conflict of interest between us and our partners and customers as we do not compete with them (as some other Voice AI vendors do). We also offer edge and hybrid solutions. This means our technology can optionally run without a cloud connection for increased flexibility and privacy. Our focus is on delivering the most advanced Voice AI in the world and thus allowing our partners to differentiate and innovate their overall experiences for their brands.

We strongly believe that product creators know their product and users best. The idea of a single third-party assistant taking over their product is not reflective of our anticipated future. We envision that every product will have its own identity, and they will have Voice AI customized in different ways. They can each tap into a single Collective AI to access the ever-growing set of domains, but the product creators can innovate on top of Collective AI and create value for the end users in their own way. This is the future that we are focusing on enabling.

When a product is voice enabled, we see three stages of integration and value propositions. The first stage is to enable the core use cases of the product. For example, the product could be a TV, a coffee machine, a car, a wearable device, a robot, a smart speaker or an appliance, and with your voice you can control the functionality of the device and the product. On a TV, you can ask it to change the channel, increase the volume, rewind by 30 seconds, search for movies and even add personalization by adding a TV show to your favorites. Note that this is different from adding a third-party voice assistant to the product. Our view is that every product needs to have an interface, and voice-AI is a natural and compelling interface that unlocks new use cases and potential. Consider just the simple example of rewinding or fast forwarding by a specific duration. That is a command that can be done with voice within a few seconds, but it can take many steps to do using alternative interfaces such as a remote control or a companion app.

Once the core features of a product are voice-enabled, it can be further enhanced in the second stage of integration: the addition of third-party content and domains. SoundHound AI has extensive partnerships with content providers and, through these partnerships, can fulfill many needs of our customers. For example, your TV, car or even a coffee machine can answer questions about weather, sports scores, stock prices or flight status, and even search for local businesses. The addition of these public domains further enhances the value proposition of the product.

Finally, as the third step, you enter the world of monetization where you can add features that deliver value to the end user, and also generate revenues that we share with the product creators. To summarize with an example, imagine walking up to your coffee machine and asking for a triple shot extra hot latte. While you are waiting for your drink, you can ask for weather and sports scores, and if you desire, you can even order bagels from your favorite nearby bakery.

There are three pillars to our revenue model. The first pillar is product royalties, where we voice enable a product and the product creator pays us a royalty based on volume, usage or duration. SoundHound AI collects royalties when Houndify is placed in a car, smart speaker or an appliance, for example.

The second pillar is Service Subscription. This is when, for example, SoundHound AI enables customer service or food ordering for restaurants or content management, appointments and voice commerce. And, for that, we generate subscription revenue from the service providers. Pillars one and two can grow independently and they are proven, established business models.

The third pillar creates a monetization ecosystem that brings the services from pillar two to the products in pillar one. When the users of a voice-enabled product in pillar one access the voice-enabled services of pillar two, these services generate new leads and transactions. SoundHound AI generates monetization revenue from the services for generating these leads and transactions, and we will share the revenue with the product creators of pillar one. For example, when the driver of a voice-enabled car places an order to a restaurant that’s also voice enabled, we will have unlocked a seamless transaction. Accordingly, the restaurant will pay us for that order, and we will share that revenue with the product creator or the car manufacturer. In this example, each party receives value in the ecosystem. The restaurant is happy because they generated a new lead and booked a sale. The user is happy because they have received value through a natural ordering process, simply by speaking to their car. And the car manufacturer is happy because they delivered value to the end user and generated additional revenue from the usage of their product. During the periods presented in the consolidated financial statements, we have not generated revenue from leads and transactions on voice-enabled products from voice-enabled services other than from the SoundHound music identification app. Going forward, SoundHound AI expects monetization revenue to be generated through a combination of advertising revenue from the music identification app and from leads and transactions on voice-enabled products from voice-enabled services.

We expect this disruptive, three-pillar business model will create a monetization flywheel; as more products integrate into our platform, more users will use it and more services will choose to integrate as well. This creates even more usage, and results in a flow of revenue share to product creators, which further encourages even greater adoption and integration with our platform and the cycle will perpetually continue and expand. This ecosystem increases adoption and increases our addressable market. All three pillars contributed to our revenues during the years ended December 31, 2022 and 2021. While the majority of the contribution is currently from our first pillar of royalties, over time, the subscription and monetization portions are expected to grow and make a bigger contribution to our overall revenue.

Recent Developments

Equity Line of Credit

On August 16, 2022, the Company entered into the Purchase Agreement with Cantor establishing the Facility. Through March 17, 2023, the Company has sold approximately 8.8 million shares under the Facility for aggregate proceeds of approximately $24.9 million. The Company has also agreed to make a cash payment of $250,000 within 120 days after the Initial Commencement Date of the offering and to reimburse CFPI of up to $75,000 of expenses. See The Committed Equity Financing elsewhere in this prospectus.

Issuance of Preferred Stock

On or around January 20, 2023, the Company entered into Preferred Stock Purchase Agreements (the “PS Purchase Agreements”) with certain investors (the “PS Investors”) pursuant to which the Company issued and sold to the PS Investors an aggregate of 835,011 shares of its newly designated Series A Preferred Stock for an aggregate issue price of approximately $25.0 million. The PS Purchase Agreements contain customary representations, warranties and covenants. The shares of Series A Preferred Stock were issued and sold in a private placement exempt from the registration requirements of the Securities Act. The Company does not intend to register the shares of Series A Preferred Stock or the underlying Common Stock for resale under the Securities Act.

Restructuring Plan

On January 5, 2023, SoundHound AI announced a Restructuring Plan intended to reduce operating costs, improve operating margins, improve cash flows and accelerate SoundHound AI’s path to profitability. The Restructuring Plan included a reduction of SoundHound AI’s current workforce by approximately 40%.

SoundHound AI estimates that it will incur approximately $4.5 million to $5.5 million in charges in connection with the Restructuring Plan, of which the majority is expected to be incurred in the first quarter of 2023 and consists of severance payments, employee benefits and share-based compensation. Of the aggregate amount of charges that SoundHound AI estimates it will incur in connection with the Restructuring Plan, SoundHound AI expects that approximately $2.0 million to $3.0 million will be in cash expenditures.

ATSP Merger

On November 15, 2021, Archimedes Tech SPAC Partners Co. (“ATSP”), Legacy SoundHound and ATSPC Merger Sub, Inc. entered into a merger agreement (“Merger Agreement”) pursuant to which ATSPC Merger Sub, Inc. merged with and into Legacy SoundHound, with Legacy SoundHound continuing as the surviving corporation, resulting in the reverse recapitalization of SoundHound (the “Business Combination”). The Business Combination was completed on April 26, 2022 (the “Closing”). In connection with the Closing of the Business Combination, the Company issued $113.0 million of securities in the PIPE investment. Upon the Closing of the Business Combination, ATSP changed its name to SoundHound AI, Inc.

Cash proceeds of the Business Combination were funded through a combination of $5.4 million in cash held in trust by ATSP (following satisfaction of redemptions by public stockholders) with 532,050 shares of SoundHound Class A common stock remaining outstanding, and $113.0 million in aggregate gross proceeds from PIPE investors in exchange for 11,300,000 shares of SoundHound AI Class A Common Stock that closed substantially contemporaneously with the Closing of the Business Combination. The combined company incurred $27.7 million of expenses related to the transaction. After giving effect to these transactions, SoundHound received $90.7 million in net proceeds, which are intended to be used for general corporate purposes, including investments in sales, marketing and advancement of product development, but which may also be used to acquire other companies in the Voice AI industry. SoundHound has not entered into any agreements to acquire companies in the Voice AI industry, nor does it require consummation of mergers or acquisitions of other businesses to achieve its stated goals. That said, if there are candidates that makes strategic, operational and financial sense, the combined company may consider such opportunities from time to time as they become available.

Accounting Impact of the Business Combination

The Business Combination was accounted for as a “reverse recapitalization,” with no goodwill or other intangible assets recorded, in accordance with GAAP. A reverse recapitalization did not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of Legacy SoundHound in many respects.

Under this method of accounting, ATSP was treated as the “acquired” company for financial reporting purposes. For accounting purposes, SoundHound was deemed to be the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of SoundHound (i.e., a capital transaction involving the issuance of stock by ATSP for the stock of SoundHound). Accordingly, the consolidated assets, liabilities and results of operations of SoundHound became the historical financial statements of the combined company, and ATSP’s assets, liabilities and results of operations were consolidated with SoundHound’s beginning on the acquisition date. Operations prior to the Business Combination were presented as those of SoundHound in future reports. The net assets of SoundHound were recognized at carrying value, with no goodwill or other intangible assets recorded.

Known Trends, Demands, Commitments, Events or Uncertainties Impacting Our Business

SoundHound believes that its performance and future success depend on many factors that present significant opportunities for us but also pose risks and challenges, including the following:

•        Investments in Technology.    Our business model since inception has been to invest significantly in our Houndify platform technology in the form of dedicated research and development. We will continue to invest in the development of our software platform to deliver consumers with continually improving value and delight. Our investments include continuous enhancements to our ASR and NLU models, investments in data to help refine and improve our underlying algorithms, and other costs to attract and retain a world-class technical workforce.

•        Revenue Growth.    Our commercial success, including acceptance and use of our applications, will depend on a number of factors, some of which are beyond our control, such as size of the market opportunity, successful integration with original equipment manufacturers (“OEM”), competition and demand from the public and members of the conversational AI community. Our product offerings have disruptive effects in the ways human interact with computers and we are developing new, innovative economic models that we believe will enhance value to customers, partners and shareholders. For our revenue growth to continue, we will need to invest in sales and marketing to ensure our messaging, capabilities and offerings are well understood and valued by customers. With our primary focus on enterprise customers, we also need to align with enterprise sales cycles, which can be longer than consumer cycles. Additionally, as we build new customer relationships, we continually focus on maintaining and growing our existing relationships through long-term partnerships through significant upfront investment in customer specific engineering projects. Our revenue consists of subscription revenue, royalties, and monetization revenues, which we consider recurring if our customer contract does not terminate the relationship and we continue to provide the customer with same or other services in the subsequent year. For example, if we perform a one-time non-recurring engineering project for a customer and that same customer engages with us afterwards for a Product Royalty contract, the revenue in both years, regardless of the specific service, would contribute towards our overall customer retention rate. By contrast, if SoundHound provides an annual subscription contract to a customer and that customer does not execute an agreement for services for the subsequent annual period, SoundHound would not consider that customer as retained. As determined on the foregoing basis, based on the number of customers to whom we provide services during one year compared to the prior year period, our customer retention rate as of December 31, 2022 was at least 80%.

•        Cost of Revenues.    The results of our business will depend in part on our ability to establish and increase our gross margins by scaling our business model and effectively managing our costs to produce our applications. Our revenue will be directly supported by data center investments in technology, both on premise and in the cloud. The associated workloads, along with supporting labor costs, will need to be managed effectively as we scale to improve our margins over time. Our Houndify platform is also powered by a library of over 100 content domains, including commonly used domains for points of interest, weather, flight status, sports and more.

•        Seasonality.    Our ability to accurately forecast demand for our technology could be negatively affected by many factors, including seasonal demand. We anticipate that we will experience fluctuations in customer and user demand based on seasonality. Given that we address markets across several different industry verticals, the associated overall seasonality impact to us may not be consistent year-to-year.

•        Development of International Markets.    We have rapidly expanded our capabilities and global reach. We have globalized our solution from 1 to 25 languages. We view opportunities for conversational Voice AI to be global in reach, and we expect our growth to be fueled across multiple geographies.

•        Industry Risks.    In addition to the COVID-19 pandemic as addressed herein, the military conflict between Russia and Ukraine, which began on February 24, 2022, has had an adverse impact on the global economy and financial markets. Although our business has not been materially impacted by this ongoing military conflict, it is impossible to predict the extent to which our operations, or those of our customers’ suppliers and manufacturers, will be impacted in the short and long term, or the ways in which the conflict may impact our business. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict but could be substantial. Further, inflation has risen significantly worldwide and the United States has recently experienced historically high levels of inflation. This inflation and government efforts to combat inflation, such as recent and future significant increases to benchmark interest rates and other related monetary policies, have and could continue to increase market volatility and have an adverse effect on the domestic and international financial markets and general economic conditions.

Components of Our Results of Operations

Revenues

SoundHound AI generates revenues through: (1) “Product Royalties,” meaning royalties from voice-enabled products which are driven by volume, usage or life of applicable products and are affected by number of devices, users and units of usage time, (2) “Service Subscriptions,” meaning subscription revenues, derived from monthly fees based on usage-based revenue, revenue per query or revenue per user, and (3) “Monetization,” meaning revenues generated from focused ad targeting to users of products and services that employ our technologies. Currently, our monetization revenue is derived from our music identification application primarily in the form of ad impression revenue — revenue generated when an ad is shown in our music identification app — and, to a lesser extent, affiliate revenue for referrals to music stores for content sales and downloads of our premium music application.

“Houndified Products,” meaning products of our customers that employ SoundHound AI technology, and “Houndified Services,” meaning services provided to customers related to SoundHound AI technology, provide our customers with access to our Houndify platform over a contractual period without taking possession of the software. This generally includes revenues derived from up-front services (“professional services”) that develop and customize the Houndify platform to fit customers’ specific needs. These professional services are included in both our Product Royalties and Service Subscriptions revenues. Non-distinct professional services are recognized over the contractual life of the contract, whereas revenues from distinct professional services are recognized as the services are performed or when the services are complete depending on the arrangement.

We have and may continue to experience volatility for our remaining performance obligations and deferred revenue as a result of the timing for completing our performance obligations. We had remaining performance obligations in the amount of $20.7 million as of December 31, 2022, consisting of both billed and unbilled consideration. Deferred revenue consists of billings or payments received in advance of revenue being recognized and can fluctuate with changes in billing frequency and other factors. As a result of these factors, as well as our mix of revenue streams and billing frequencies, we do not believe that changes in our remaining performance obligations and deferred revenue in a given period are directly correlated with our revenue growth in that period.

We anticipate that we will experience fluctuations in our revenues from quarter-to-quarter due to a variety of factors, including the supply and demand of end user products such as automobiles, the size and success of our sales force and the number of users who are aware of and use our applications. See Note 4 to our consolidated financial statements for the year ended December 31, 2022 included elsewhere in this prospectus for more information.

Operating Expenses

We classify our operating expenses into the following four categories, which are cost of revenues, sales and marketing, research and development, and general and administrative. Excluding cost of revenues, each expense category includes overhead, including rent and related occupancy costs, which is allocated based on headcount. Although we expect our operating expenses in these categories to moderate significantly as a result of the Restructuring Plan, we plan to continue investing to support our go-to-market strategies and customer engagement, develop our current and future applications and support our operations as a public company.

Cost of Revenues

SoundHound AI’s cost of revenues are comprised of direct costs associated directly with SoundHound AI’s revenue streams as described above. This primarily includes costs and depreciation related to hosting for cloud-based services, such as data centers, electricity charges, content fees and certain personnel-related expenses that are directly related to these revenue streams.

Sales and Marketing

Sales and marketing expenses consist of personnel-related expenses related costs of the sales and marketing team, promotional campaigns, advertising fees and other marketing related costs. Advertising costs are expensed to sales and marketing when incurred.

Research and Development

Our research and development expenses are our largest operating expense as we continue to develop our software platforms and produce new technological capabilities.

The costs of these activities consist primarily of personnel-related expenses, third-party consultants and costs associated with technological supplies and materials, along with other direct and allocated expenses such as facility costs, depreciation and other shared expenses. We expense research and development costs in the periods in which they are incurred.

General and Administrative

General and administrative expenses consist of personnel-related costs, accounting and legal expenses, third-party consulting costs, insurance and allocated overhead including rent, depreciation and utilities.

Interest Expense

Interest expense consists of stated interest incurred on our outstanding convertible notes and debt during the relevant periods, as well as the amortization of debt discounts and issuance costs over the life of the instruments or a shorter period if a lender can demand payment in the event certain events occur that are outside of the control of the Company.

The issuance of debt instruments with direct transaction costs and the bifurcation of embedded derivatives and warrant instruments has resulted in debt discounts. Direct transaction costs consist of various transaction fees, such as bank and legal fees, that are incurred upon issuance. Overall, the discounts from debt issuance costs result in an increased amount of interest expense over the amortization period.

Other Expense, Net

Change in Fair Value of Derivative and Warrant Liability

We have historically accounted for certain warrants and conversion features as liabilities at fair value and adjusted the instruments to fair value at each reporting period. We determined that the conversion feature associated with one of our debt instruments is a freestanding derivative instrument. The derivative and warrant liabilities’ changes in fair value that result from remeasurement at each balance sheet date, as applicable, is recognized in the Company’s consolidated statement of operations and comprehensive loss as other expense, net.

Other Expense, Net

Other expense, net consists of realized and unrealized gains and losses related to foreign currency revaluation. As the functional currency of the Company and its subsidiaries is the U.S. dollar, transactions denominated in foreign currency are converted into U.S. dollars at the average rates of exchange prevailing during the period. Assets and liabilities denominated in foreign currency are remeasured into U.S. dollars at current exchange rates at the balance sheet date for monetary assets and liabilities and at historical exchange rates for non-monetary assets and liabilities.

Provision for Income Taxes

Income tax expense includes federal, state and foreign taxes and is based on reported income before income taxes. We are in a cumulative loss position for tax purposes based on historical earnings. As of December 31, 2022, the Company had net operating loss carry forwards of approximately $344.6 million and $106.9 million available to reduce future taxable income, if any, for both federal and state income tax purposes, respectively. The federal and state net operating loss carry forwards will start to expire in 2025 and 2028, respectively, with the exception of $256.0 million in federal net operating loss carryforwards, which can be carried forward indefinitely. The Company also had federal and state research and development credit carry forwards of approximately $11.4 million and $9.1 million, respectively, at December 31, 2022. The federal credits will expire starting in 2029 if not utilized. State research and development tax credits can be carried forward indefinitely.

Under Sections 382 and 383 of the Internal Revenue Code of 1986 and similar state tax laws, utilization of net operating loss carryforwards and tax credits may be subject to annual limitations due to certain ownership changes. The Company’s net operating loss carryforwards and tax credits could expire before utilization if subject to annual limitations.

Results of Operations

The following table sets forth the significant components of our results of operations ($ in thousands):

	Year Ended December 31,		Change
	2022	2021	$	%
Revenues	$31,129	$21,197	$9,932	47%
Operating expenses:
Cost of revenues	9,599	6,585	3,014	46%
Sales and marketing	20,367	4,240	16,127	380%
Research and development	76,392	59,178	17,214	29%
General and administrative	30,178	16,521	13,657	83%
Total operating expenses	136,536	86,524	50,012	58%
Loss from operations	(105,407)	(65,327)	(40,080)	61%
Other expense, net
Interest expense	(6,893)	(8,342)	1,449	(17)%
Other expense, net	(184)	(5,415)	5,231	(97)%
Total other expense, net	(7,077)	(13,757)	6,680	(49)%
Loss before provision for income taxes	(112,484)	(79,084)	(33,400)	42%
Provision for income taxes	2,889	456	2,433	534%
Net loss	$(115,373)	$(79,540)	$(35,833)	45%

Revenues

The following tables summarize our revenues by type and geographic regions ($ in thousands):

	Year Ended December 31,		Change
	2022	2021	$	%
Product Royalties	$28,447	$18,356	$10,091	55%
Service Subscriptions	1,838	1,550	288	19%
Monetization	844	1,291	(447)	(35)%
	$31,129	$21,197	$9,932	47%
	Year Ended December 31,		Change
	2022	2021	$	%
Korea	$14,530	$2,460	$12,070	491%
Germany	4,134	7,526	(3,392)	(45)%
United States	3,344	4,030	(686)	(17)%
Japan	3,866	3,797	69	2%
France	4,023	2,616	1,407	54%
Other	1,232	768	464	60%
	$31,129	$21,197	$9,932	47%

Total revenues increased by $9.9 million, or 47%, in 2022 compared to 2021. Product Royalties revenue increased by $10.1 million, or 55%, during 2022 compared to 2021. The increase is primarily attributable to $7.6 million of licensing revenue from our Houndify Edge solution, which we delivered to a customer during the second half of 2022, related to minimum guarantee units to be utilized over the life of the contract and resulted in a corresponding increase in our contract assets balance. The increase is also due to the scaling of our Houndify Products with large automotive partners in Korea, Germany and France. The increases are partially offset by the recognition of $4.3 million in nonrecurring royalties revenue as a result of a contract modification to end a distinct professional service contract prior to completion with a customer in Germany during the second quarter of 2021. Service Subscriptions revenue increased by $0.3 million, or 19%, during 2022 compared to 2021 primarily due to the completion of a non-recurring engineering service for a specific customer during 2022. Monetization revenue decreased by $0.4 million, or 35%, during 2022 compared to 2021 primarily due to a decrease in advertising revenue through decreased user impressions on the SoundHound music application.

In addition to the revenue growth experienced in Korea due to the $7.6 million Houndify Edge licensing agreement, we benefited from revenue growth in Korea and France from scaling our Houndify Products with large automotive and device makers of $4.0 million and $1.0 million, respectively, during 2022 compared to 2021. We experienced a $3.4 million decrease in revenue from Germany during 2022 compared to 2021. The decrease is primarily due to a one-time contract modification from a customer in Germany to end a distinct professional service contract prior to completion during the second quarter of 2021 and was partially offset by an increase in revenue of $2.1 million from scaling our Houndify Products with large automotive and device makers in Germany during 2022. Revenue in both periods came principally from customers across the automotive and IoT sectors, with less significant amounts derived from other industry verticals.

Cost of Revenues

Cost of revenues increased by $3.0 million, or 46%, in 2022 compared to 2021. The increase is primarily related to incurring additional data center and hosting costs due to system migrations in order to support our revenue growth. Gross margin was consistent at 69% during 2022 and 2021. Gross margin in 2022 benefited from increased margins on the Houndify Edge solution delivered to a customer during the second half of 2022. Gross margin in 2021 benefited from increased margins due to the one-time contract modification to end the distinct professional service contract prior to completion with a customer in Germany during the second quarter of 2021. While our gross margin may fluctuate in the near-term due to revenue contributions from varying product mixes, we expect it will stabilize as we look to expand our revenue from subscriptions and monetization.

Sales and Marketing

Sales and marketing expenses increased by $16.1 million, or 380%, in 2022 compared to 2021. The increase is primarily due to increased program spend to support a greater investment in go-to-market strategies and customer engagement and drive growth in our revenue from subscriptions and monetization. Sales and marketing headcount increased by approximately 142% on average during 2022 compared to 2021 and was accompanied by an additional $11.4 million in compensation and other benefits expense, including an additional $2.3 million of stock-based compensation expense. Additionally, marketing and advertising expense increased by $1.5 million during 2022 compared to 2021.

Research and Development

Research and development expenses increased by $17.2 million, or 29%, in 2022 compared to 2021. The increase is primarily due to our investment in technology and engineering and increasing our full-time engineer headcount to ensure we remain at the forefront of innovation, while also helping to develop and scale new products and services. Research and development headcount increased by approximately 14% on average during 2022 compared to 2021 and was accompanied by an additional $12.0 million in compensation and other benefits expense, including an additional $9.6 million of stock-based compensation expense.

General and Administrative

General and administrative expenses increased by $13.7 million, or 83%, in 2022 compared to 2021. The increase represents investments in our human resources, finance and legal functions, including increased personnel-related expenses in 2022 as we prepared and began to function as a public entity. General and administrative headcount increased by approximately 70% on average during 2022 compared to 2021 and was accompanied by higher salaries and compensation packages and an additional $10.5 million of stock-based compensation expense. Our expansion efforts, focused both on geographical reach and service compatibility, led to an increase in operational costs. Expenses related to the Business Combination also contributed to an increase in costs related to third-party specialists in 2022. In addition, an increase in other public readiness costs includes directors’ and officers’ insurance, capital markets advisory, accounting and legal support for SEC filings following the Business Combination. We also continued our efforts in reviewing and realigning our cost structure based on teams’ evolving responsibilities. As a result, we shifted resources from research and development to general and administrative activities to better align with the investments being made to fuel growth as we scale as a new public company.

Interest Expense

Interest expense decreased by $1.4 million, or 17%, in 2022 compared to 2021. The decrease in interest expense is primarily attributable to the conversion of the SNAP June 2020 Note into shares of our Class A Common Stock during the second quarter of 2022 and largely offset by the issuances of the SVB March 2021 Note and SCI June 2021 Note, resulting in $30.0 million and $15.0 million draws, respectively. These debt instruments were accompanied by the issuances of related common stock warrants, resulting in debt discounts to be amortized over the life of the instrument. The increase in our debt balance related to these draws in 2021 has led to increases in interest expense and amortization of debt issuance costs during 2022 compared to 2021.61

Other Expense, Net

The following table summarizes our other expense, net, by type ($ in thousands):

	Year Ended December 31,		Change
	2022	2021	$	%
Interest income	$390	$7	$383	5471%
Change in fair value of derivative and warrant liability	(606)	(4,920)	4,314	(88)%
Other income (expense), net	32	(502)	534	(106)%
Total other expense, net	$(184)	$(5,415)	$5,231	(97)%

Change in Fair Value of Derivative and Warrant Liability

The losses attributable to the change in fair value of derivative and warrant liability decreased by $4.3 million, or 88%, in 2022 compared to 2021. The decrease was primarily attributable to $3.8 million in losses, from the change in fair value of the warrant liability during 2021, as compared to no change in the fair value of the warrant liability during 2022, due to the exercise of Series C Warrants in December 2021, which extinguished the Company’s corresponding warrant liability.

The 2022 balance solely reflects the change in fair value of the embedded derivative from the SNAP June 2020 Note. The fair value of the derivative liability decreased by $0.6 million during 2022, compared to a decrease of $1.1 million during 2021. The changes in fair value of the derivative liability represent corresponding gains or losses on the Consolidated Statements of Operations and Comprehensive Loss due to changes in probability assumptions of a change in control or SPAC transaction.

Provision for Income Taxes

($ in thousands)	Year Ended December 31,		Change
	2022	2021	$	%
Provision for income taxes	$2,889	$456	$2,433	534%

The Company’s effective tax rate for 2022 and 2021 differs from the U.S. statutory rate primarily due to an increase in the domestic valuation allowance caused by tax losses, foreign withholding taxes and foreign tax rate differentials from the U.S. domestic statutory tax rate.

Liquidity and Capital Resources

We had $9.2 million in cash and cash equivalents as of December 31, 2022. Although the Company has incurred recurring losses each year since its inception, with consideration to the Restructuring Plan, the Company expects it will be able to fund its operations for at least the next twelve months through a combination of cash on hand (including as a result of the net proceeds from the recently closed Series A Preferred Stock Transaction (See Issuance of Preferred Stock below)), proceeds from sales of Class A common stock under the ELOC program (see Equity Line of Credit below), securing additional funding through debt or equity financings, implementing incremental expense reduction measures or a combination thereof. Additionally, in the future, the Company may seek additional funding through debt or equity financing arrangements, implement incremental expense reduction measures or a combination thereof to continue financing its operations. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all. The Company’s consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include adjustments to reflect the possible future effects on the recoverability and classification of recorded assets or the amounts of liabilities that might be necessary should the Company be unable to continue as a going concern.

Equity Line of Credit

As described elsewhere herein, through March 17, 2023, the Company has sold approximately 8.8 million shares under the Facility for aggregate proceeds of approximately $24.9 million. The Company has also agreed to make a cash payment of $250,000 within 120 days after the Initial Commencement Date of the offering and to reimburse CFPI of up to $75,000 of expenses.

Issuance of Preferred Stock

On or around January 20, 2023, the Company entered into PS Purchase Agreements with certain the PS Investors pursuant to which the Company issued and sold to the PS Investors an aggregate of 835,011 shares of its newly designated Series A Preferred Stock for an aggregate issue price of approximately $25.0 million.

Restructuring

On January 5, 2023, SoundHound announced the Restructuring Plan intended to reduce operating costs, improve operating margins, improve cash flows and accelerate the Company’s path to profitability. The Restructuring Plan included a reduction of the Company’s then-current workforce by approximately 40%.

The Company estimates that it will incur approximately $4.5 million to $5.5 million in charges in connection with the Restructuring Plan, of which the majority is expected to be incurred in the first quarter of 2023 and consists of severance payments, employee benefits and share-based compensation. Of the aggregate amount of charges that the Company estimates it will incur in connection with the Restructuring Plan, the Company expects that approximately $2.0 million to $3.0 million will be in cash expenditures.

Business Combination

As a result of the Business Combination in April 2022, we raised gross proceeds of $118.4 million including a combination of $5.4 million in cash held in trust by ATSP (following satisfaction of redemptions by public stockholders), and $113.0 million in aggregate gross proceeds from PIPE investors. The combined company incurred $27.7 million of expenses related to the transaction.

Contractual and Other Obligations

Because we expect to continue investing in software application and development, we enter into various contracts and agreements to increase our availability of capital. Cash that is received through these obligations is used to meet both short and long-term liquidity requirements as discussed above. These requirements generally include funding for the research and development of software, the development of applications that enable voice interaction, marketing programs and personnel-related costs. The primary types of obligations into which we enter include contractual obligations, operating and finance lease obligations and a diversified spread of debt instruments. See Note 7, Note 9 and Note 14 to our audited consolidated financial statements for the year ended December 31, 2022 included in this prospectus for more information.

Debt Financing

Below are our material debt agreements as of December 31, 2022:

•        SVB March 2021 Note — In March 2021, we entered into a loan and security agreement with a commercial bank to borrow $30.0 million (“SVB March 2021 Note”). In April 2022, the Company entered into a loan modification agreement, which extended the SVB March 2021 Note’s early maturity date from April 26, 2022 to May 26, 2022. As the SNAP June 2020 Note converted on April 26, 2022 the performance milestone was met and the SVB March 2021 Note’s maturity date was extended to September 1, 2024.

•        SCI June 2021 Note — In June 2021, we issued a note pursuant to a loan and security agreement with a lender to borrow up to a commitment amount of $15.0 million in $5.0 million increments (“SCI June 2021 Note”). Through December 31, 2021, we had borrowed $15.0 million. The maturity date of the loan is May 31, 2025.

Cash Flows

The following table summarizes our cash flows (in thousands):

	Year Ended December 31,
	2022	2021
Net cash used in operating activities	$(94,019)	$(66,177)
Net cash used in investing activities	(1,329)	(636)
Net cash provided by financing activities	82,001	44,653
Net change in cash, cash equivalents, and restricted cash equivalents	$(13,347)	$(22,160)

Cash Flows Used in Operating Activities

Net cash used in operating activities was $94.0 million during 2022 compared to $66.2 million during 2021. The $27.8 million increase in cash used in operating activities was primarily due to our increased net loss, adjusted for non-cash expenses, including stock-based compensation and depreciation and amortization, as well as an increase in our contract assets balance of $8.7 million.

Cash Flows Used in Investing Activities

Net cash used in investing activities was $1.3 million during 2022 compared to $0.6 million during 2021. The $0.7 million increase in cash used in investing activities was driven by purchases of property and equipment.

Cash Flows Provided by Financing Activities

Net cash provided by financing activities was $82.0 million during 2022 compared to $44.7 million during 2021. The $37.3 million increase in cash provided by financing activities was primarily due to the $90.7 million in net proceeds from the Business Combination. This was partially offset by net proceeds of $44.7 million from the issuance of the SVB March 2021 Note and the SCI June 2021 Note during 2021 and payments on our notes payable of $11.5 million during 2022.

Indemnification Agreements

We enter into standard indemnification arrangements in the ordinary course of business. Pursuant to these arrangements, we indemnify, hold harmless and agree to reimburse the indemnified parties for losses suffered or incurred by the indemnified party, in connection with any trade secret, copyright, patent or other intellectual property infringement claim by any third party with respect to its technology. The term of these indemnification agreements is generally perpetual any time after the execution of the agreement. The maximum potential amount of future payments we could be required to make under these arrangements is not determinable. We have never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, we believe the fair value of these agreements is minimal.

Critical Accounting Policies and Estimates

In preparing our Consolidated Financial Statements in accordance with GAAP and pursuant to the rules and regulations of the SEC, we make assumptions, judgments and estimates that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosures of contingent assets and liabilities. We base our assumptions, judgments and estimates on historical experience and various other factors that we believe to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions. We evaluate our assumptions, judgments and estimates on a regular basis. We also discuss our critical accounting policies and estimates with the Audit Committee of the Board of Directors.

We believe that the assumptions, judgments and estimates involved in the accounting for revenue recognition, convertible notes and derivative liabilities, warrant liabilities and stock-based compensation have the greatest potential impact on our Consolidated Financial Statements. These areas are key components of our results of operations and are based on complex rules requiring us to make judgments and estimates, and consequently, we consider these to be our critical accounting policies. Historically, our assumptions, judgments and estimates relative to our critical accounting policies have not differed materially from actual results.

Revenue Recognition

We recognize revenue with customers in accordance with ASC Topic 606, Revenue from Contracts with Customers. We primarily derive revenue from the following performance obligations: (1) hosted services, (2) professional services, (3) monetization, and (4) licensing.

Hosted Services

Hosted services, along with non-distinct customization, integration, maintenance and support professional services, allow customers to access the Houndify platform over the contract period without taking possession of the software. The contract terms of hosted services range from one year to twenty years.

The Company has determined that the hosted services arrangements are a single performance obligation comprised of a series of distinct services, since each day of providing access to hosted services is substantially the same and the customer simultaneously receives and consumes the benefits as access is provided. These services are provided either on a usage basis (i.e., variable consideration) or on a fixed fee subscription basis. The Company recognizes revenue as each distinct service period is performed (i.e., recognized as incurred).

Hosted services generally include up-front services to develop and/or customize the Houndify application to each customer’s specification. Judgement is required to determine whether these professional services are distinct from the hosted services. In making this determination, factors such as the degree of integration, the customers’ ability to start using the software prior to customization, and the availability of these services from other independent vendors are considered.

In instances where the Company concluded that the up-front services are not distinct performance obligations, revenue for these activities is recognized over the period which the hosted services are provided and is included within hosted services revenue.

Professional Services

Revenue from distinct professional services, such as non-integrated development services, is either recognized over time based upon the progress towards completion of the project, or at a point in time at project completion, depending on the nature of the arrangement. Measuring the stage of completion of a project requires significant judgement and estimates, including actual efforts spent in relation to estimated total costs, and percentage of completion based on input and output measures.

Monetization

Monetization revenues are primarily derived from advertising payments associated with ad impressions placed on the SoundHound music identification application. The Company derives an immaterial amount of revenue from sales commissions earned from song purchases facilitated by the SoundHound app and App store fees paid for ads-free downloads of the SoundHound music identification app. The amount of revenue is based on actual monetization generated or usage, which represents variable consideration with the constrained estimate. Therefore, the Company recognizes the related revenues when ads are placed, when commissions are paid, or when the SoundHound app is downloaded. The determination of whether revenue should be reported on a gross or net basis is based on an assessment of whether the Company is acting as a principal or an agent in the transaction. The Company has determined that it does not act as the principal in monetization arrangements because it does not control the transfer of the service and it does not set the price. Based on these factors, the Company reports revenue on a net basis.

Licensing

The Company licenses voice solutions that are embedded in customer products. Licensing revenue is a distinct performance obligation that is recognized when control is transferred to the customer, which is at a point in time for non-customized solutions. Revenues generated from licensing is based on royalty models with a combination of minimum guarantees and per unit pricing. Royalty periods are generally subsequent to when control of the license passes to the customer. The Company records licensing revenue as a usage-based royalty from customers’ usage of intellectual property in the same period in which the underlying sale occurs. The Company provides assurance-type warranty services and to date, post-contract support has been an immaterial performance obligation within the context of the contract.

When a contract has multiple performance obligations, the transaction price is allocated to each performance obligation based on its relative estimated standalone selling price (“SSP”). Judgments are required to determine the SSP for each distinct performance obligation. SSP is determined by maximizing observable inputs from pricing of standalone sales, when possible. Since prices vary from customer to customer based on customer relationship, volume discount and contract type, in instances where the SSP is not directly observable, the Company estimates SSP by considering the following factors:

•        Costs of developing and supplying each performance obligation;

•        Industry standards;

•        Major product groupings; and

•        Gross margin objectives and pricing practices, such as contractually stated prices, discounts offered, and applicable price lists.

These factors may vary over time, depending upon the unique facts and circumstances related to each deliverable. If the facts and circumstances underlying the factors considered change or should future facts and circumstances lead the Company to consider additional factors, the Company’s best estimate of SSP may also change.

Convertible Notes and Derivative Liabilities

We evaluate our convertible notes and other contracts, if any, to determine if those contracts or embedded components of those contracts qualify as derivatives requiring bifurcation. We account for conversion features that meet criteria for bifurcation as liabilities at fair value and adjust the derivative instruments to fair value at each reporting period. The conversion features qualify as derivatives, as they continuously reset as the underlying stock price increases or decreases to provide a fixed value of equity to the holders at any conversion date. The conversion features are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized as a component of other expense, net in the consolidated statements of operations and comprehensive loss. The fair value of the conversion features was estimated using a probability-weighted discount model with and without the conversion feature until extinguished on April 26, 2022 in connection with the Business Combination. See Note 10 for additional information.

The Company held its convertible notes at amortized cost and amortized the associated debt discount created from bifurcated derivatives and issuance costs under the effective interest or straight-line method until maturity or early conversion pursuant to the contractual terms of the arrangement.

Warrants

We determine whether to classify contracts, such as warrants, that may be settled in our own stock as equity of the entity or as a liability. An equity-linked financial instrument must be considered indexed to the Company’s own stock to qualify for equity classification. The Company classifies warrants as liabilities for any contracts that may require a transfer of assets. Warrants classified as liabilities are accounted for at fair value and remeasured at each reporting date until exercise, expiration or modification that results in equity classification. Any change in the fair value of the warrants is recognized as other expense, net in the consolidated statements of operations and comprehensive loss.

Stock-Based Compensation

We measure stock options and other stock-based awards granted to employees, directors and other service providers based on their fair value on the date of grant and recognize compensation expense of those awards over the requisite service period. We recognize the impact of forfeitures on stock-based compensation expense as forfeitures occur. We apply the straight-line method of expense recognition. The Company uses the Black-Scholes option-pricing model to determine the fair value of stock options and ESPP shares. The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions to determine the fair value of the awards, including the expected term of the award and the price volatility of the underlying stock. The Company calculates the fair value of the awards by using the Black-Scholes option-pricing model with the following assumptions:

Expected Volatility — The Company estimates volatility for the awards by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the award grant for a term that is approximately equal to the awards’s expected term.

Expected Term — The expected term of the Company’s awards represents the period that the stock-based awards are expected to be outstanding. The Company has elected to use the midpoint between the stock options’ vesting term and contractual expiration period to compute the expected term, as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. For the valuation of ESPP shares, the Company uses the period of time from the valuation date to the purchase date.

Risk-Free Interest Rate — The risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero-coupon issues with a term that is equal to the awards’ expected term at the grant date.

Expected Dividend Yield — The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, expected dividend yield is zero.

Recent Accounting Pronouncements

See Note 2 of our Notes to Consolidated Financial Statements for information regarding recent accounting pronouncements that are of significance, or potential significance to us.

BUSINESS

Our Mission

SoundHound AI’s mission is to voice-enable the world with conversational intelligence through an independent AI platform enabling humans to interact with products and services like they interact with each other — by speaking naturally.

Company Overview

SoundHound AI is a leading innovator of conversational intelligence, offering an independent Voice AI platform that enables businesses across industries to deliver high quality conversational experiences to their customers. Built on proprietary Speech-to-Meaning® and Deep Meaning Understanding® technologies developed over the past 17 years, our advanced Voice AI platform provides exceptional speed and accuracy.

We envision a future where people interact with products on a daily basis through voice-enabled AI. Our technology provides a conversational voice-enabled user interface, allowing a more natural and more productive way of interacting with the products and services we use. SoundHound AI is also committed to enabling product creators to design, customize, differentiate, innovate, and monetize the voice interfaces to their own products and services, as opposed to outsourcing to a third-party assistant.

More often than not, we currently interact with voice-enabled third-party assistants using halted speech patterns, consciously dividing queries into limited, broken, and unnatural instructions. By contrast, using SoundHound AI, businesses can voice-enable their products so consumers can say things like, “Turn off the air conditioning and lower the windows,” while in their cars, “Find romantic comedies released in the last year,” while streaming on their TV, and even place food orders before arriving at a restaurant by talking to their cars, TVs, or other “internet of things” (“IoT”) devices. Additionally, SoundHound AI’s technology can address complex user queries such as, “Show me all restaurants within half a mile of the Space Needle that are open past 9pm on Wednesdays and have outdoor seating,” and follow-on qualifications such as “Okay, don’t show me anything with less than 3 stars or fast food.”

SoundHound AI’s technology is currently being used globally by customers that include Hyundai, Mercedes-Benz, Pandora, Snap, VIZIO, Square, Toast, Oracle, KIA, and Stellantis. We have seen significant inflection in customer adoption of our technology, as measured through activity on our Houndify platform, which surpassed 1 billion annual queries in 2021 and experienced over 85% growth during 2022. Our current customers, which in many cases have contractual obligations that average multiple years (often between three to five years), span multiple industries and geographies, and together have an estimated combined reach of over two billion end users. We consider our long-term customers our “partners” and, by growing these strategic relationships, SoundHound AI’s revenues have grown by more than 45% year over year each fiscal year over the past four years.

We support our customers by providing them access to Houndify® — an open-access platform that allows developers to leverage SoundHound AI’s Voice AI technology and a library of over 100 content domains, including commonly used domains for points of interest, weather, flight status, sports, and more. To ensure that our content domains continue to evolve and grow, our platform is built on our breakthrough Collective AI® — an architecture for connecting domain knowledge, which encourages collaboration and contribution among developers, is always learning, and is greater than the sum of its parts. This architecture allows us to improve the understanding capability of our platform super-linearly and even exponentially based on linear contributions because of how the domains interact with one another. They can be inter-connected and can learn from each other and, as developers contribute to the platform, its understanding capability can grow exponentially.

Our technology is backed by SoundHound AI’s investments in intellectual property, with over 120 patents granted and over 140 patents pending, spanning multiple fields including speech recognition, natural language, machine learning, monetization, and more. We have achieved this critical momentum in part thanks to a leadership team with deep expertise and proven ability to attract and retain talent.

Market Opportunity

A significant addressable market

To take advantage of opportunities created by the expansion of Voice AI, companies across industries are turning to independent providers with disruptive technology offerings to help them design and build custom voice assistants. The demand for Voice AI technology is growing exponentially as companies compete to lead the market with the best technology, excellent customer relationships, and greatest innovations.

Industry sources predict that 90% of new vehicles globally will have voice assistants by 2028 and that there will be 75 billion connected devices worldwide by 2025. The number of devices with their own voice assistant is expected to surpass the world’s population within four years.

Across industries, 94% of large companies expect to use Voice AI within two years, according to a Pindrop Security, Inc. study, indicating the imperative most companies feel to provide a voice user interface to their products and services.

Custom, branded voice assistants are allowing companies to improve their customer interactions at every touchpoint. In a recent study by Opus Research (sponsored by SoundHound AI), 77% of business leaders across eight industries stated that voice assistants drive value through improved customer support and 76% agreed that they help companies to control their brand identity and user experience.

For those already employing a voice assistant, 81% are using the technology to improve customer service and 52% are using them for sales activity.

For the estimated 75 billion IoT devices in existence by 2025, we believe many of them won’t have the physical or economical room to add a keyboard or touch screen, but they can easily have a small, inexpensive microphone. With a microphone, companies can add Voice AI to their products, unleashing the full capabilities of the internet to their end users. Voice AI can bring these products “to life”, and convert IoT to AI IoT.

According to Juniper Research, the broader market for Voice AI transactions will exceed $160 billion by 2026, enabled by a growing need for Voice AI in many industries.

All these trends are adding up to exponential growth for Voice AI in a variety of markets, including IoT, automotive, retail, hospitality, enterprise, healthcare, contact center, and banking and finance.

Strategy

We believe that Voice AI is poised to be the next disruption in computing and the timing is right for our company and our vision.

Human-computer interfaces became popularized through computers offering a keyboard and mouse. After that came mobile devices with touch screens. We now have IoT devices with Voice AI. After the internet became mainstream, every company needed to have a website. After the mobile ecosystem became mature, every company needed to have a mobile strategy. We note that some very successful companies were created purely on the mobile ecosystem.

We believe the same concept will apply to the world of Voice AI where every company will need to have a strategy and there will exist success stories built on top of platforms like ours. These interfaces will co-exist: for example, mobile and touch screens did not completely replace computers with a keyboard and mouse, therefore Voice AI will also co-exist with computers and mobile. However, with billions of IoT devices that don’t have a keyboard or a mouse or a touch screen, voice will be the preferred or the only way to interact with these devices.

Our market position is strengthened by the significant technical barriers to entry that often face potential participants in the Voice AI space, reducing the likelihood that significant competitors will enter the market in the near term.

Technical Development

In 2005, when, as recent graduates from Stanford, our founders began envisioning a future where we would be talking to products just as we do other people. Inspired to make their vision a reality, the company was founded with a simple and powerful mission: Add Voice AI to everything. To this day, the company is still run by its original founding team.

SoundHound AI’s technology represents the evolution of several disruptive breakthroughs in voice-AI and sound recognition developed over the past 15+ years. Using innovative audio and music identification technology, in 2009, our founders launched the SoundHound AI music identification app. Since its inception, the app has received over 315 million downloads.

In parallel, the founding team worked in stealth on a fundamentally new technology — one that had the potential to revolutionize human-to-computer voice interaction. Up until then, all voice interactions relied on speech-to-text and then text-to-meaning. Our engineers knew that for a true voice engine to flourish, it needed to understand speech directly, just like humans do.

In 2015, SoundHound AI introduced the Houndify Voice AI platform incorporating breakthrough Speech-to-Meaning and Deep Meaning Understanding technologies, which, to SoundHound AI’s knowledge represented voice interaction technologies not yet broadly available at the time as its foundation.

In 2022, SoundHound AI introduced Dynamic Interaction™, a category-level breakthrough in conversational AI that raises the bar for human-computer interaction by not only recognizing and understanding speech, but also responding and acting in real-time. Where existing voice technology requires wake words and relies on turn-taking with awkward pauses to process requests, Dynamic Interaction uses the twin technologies of fragment parsing — which breaks speech down to partial-utterances and processes them in real-time — and full-duplex audio-visual integration to create an instantaneous, next-generation experience in human-computer interaction. Additionally, in March 2023, we unveiled a new product called “SoundHound Chat AI”, which we believe will usher in a new phase of voice-enabled, conversational AI by combining the power of software engineering and machine learning generative AI.

SoundHound AI’s Vision

A typical reaction to SoundHound AI’s technology is “Wow! Even humans cannot do this.” This is the crux of our vision: Create a Voice AI platform that exceeds human capabilities and brings value and delight via an ecosystem of billions of products enhanced by innovation and monetization opportunities.

Computers are better than humans at computing, but they’re not always better than humans at performing certain tasks. For example, we used to easily beat computers in the game of chess, but now computers can even top grandmasters. When it comes to language understanding, the general perception is computers are not yet as good as humans. People talk using complex conversations with each other, but when they talk to voice assistants, they lower their expectations and use short, simple, keyword-based queries. We aim to change that by making computers better than humans in language understanding. As a result, SoundHound AI can make humans more productive and help make the world a better place.

To provide another example, if a user is looking for a restaurant, but anything other than Chinese (because they had Chinese food yesterday) they can ask the concierge of a hotel: “Show me restaurants, excluding Chinese”, and the concierge can point the customer in the right direction. But when talking to a typical voice assistant, users often don’t ask the question: “show me restaurants, excluding Chinese”, because they don’t expect that it will work. And in fact, most other voice assistants will offer Chinese restaurants when asked to show restaurants excluding Chinese. With SoundHound AI’s technology, users can ask even more complicated questions, such as: “show me Asian restaurants in San Francisco, excluding Chinese and Japanese, and only show the ones that have more than three stars and are open after 9:00 PM on Wednesdays.”

In addition, users can follow up and ask it to refine the criteria such as “remove Korean and Vietnamese, sort by rating then by price, and only show the ones that are good for kids and have a patio.”

Additionally, through SoundHound AI’s AI-driven restaurant voice ordering solution, SoundHound for Restaurants, automated voice technology can be deployed by any restaurant to take food and drink orders over the phone, via menu kiosks or at the drive-thru. Its sophisticated technology learns the menu of each business and can answer questions, accept modifications and even upsell, helping the restaurant process more orders quickly and efficiently.

Our vision further includes empowering billions of devices around the world using our technology, with innovation and monetization opportunities for the product creators that integrate the Houndify platform. It means product creators can not only use Voice AI to make their product better they can also generate incremental recurring revenues from customer interactions.

Our vision also places a high emphasis on user experience. Before monetization growth can occur, delivering value and delight to end users is paramount. As a result, the most effective monetizable interactions will be those that flow naturally based on context, create value for the end-user, and would not be perceived by users as intrusive advertisements.

We note that today’s voice assistants are far from being able to answer every question and perform every task, and our vision is long-term. However, we have already achieved superhuman capabilities in many of the domains that we have delivered to our customers.

Technology Breakthroughs

SoundHound AI’s momentum in the Voice AI market can, in large part, be attributed to our large number of technology breakthroughs. These are anchored by three important innovations: Speech-to-Meaning, Deep Meaning Understanding and Collective AI.

Speech-to-Meaning

Speech-to-Meaning refers to SoundHound AI’s ability to convert speech to meaning simultaneously and in real time. Most traditional approaches first convert speech to text, and then convert text to meaning. This approach can be both slower and less accurate. It’s slower because the two steps are done in sequence, and the additional processing time of the second step can be noticeable by the end user. It can also be less accurate because if the first step of speech to text makes a mistake, the resulting incorrect text is then sent to the second step, and the error further propagates.

Our development of Speech to Meaning technology was inspired by the human brain. As we listen to someone speaking, our brain does not convert speech to text, and then text to meaning. Instead, our brain converts speech to meaning simultaneously and in real time. With Speech-to-Meaning, as you speak to SoundHound AI’s technology, it performs both speech recognition and language understanding simultaneously, which results in faster response time and higher accuracy, because real-time language understanding can feed into the real-time speech recognizer as additional information to reduce errors.

Deep Meaning Understanding

Deep Meaning Understanding is our innovative approach to language understanding that allows our Voice AI platform to understand highly complex conversation.

For example it can understand: “Show me hotels in San Francisco that are less than $600, but not less than $300, are pet friendly, have a gym and a pool with at least three stars staying for two nights, and don’t include anything that doesn’t have Wi-Fi.”

A complex search like this will take many minutes to perform on a website with complex forms, but it can be done within a few seconds using SoundHound AI technology, which we believe to be unique in its ability to handle complex queries of this nature at scale.

Collective AI

The third breakthrough is called Collective AI: an architecture that gives potential to SoundHound AI to improve the understanding capability of its platform exponentially based on linear contributions

Most other platforms add skills or domains that are separate and don’t interact with each other. For them, linear contribution results in linear growth in understanding, which is less scalable. With the Collective AI architecture, SoundHound AI domains can be interconnected and learn from each other. As developers contribute to the platform, the platform’s understanding capability can grow exponentially.

SoundHound AI Products

Houndify platform

SoundHound AI’s Voice AI platform combines advanced AI with engineering expertise to help brands build conversational voice assistants. From proprietary components to customizable and scalable solutions, we offer tools to build a highly accurate and responsive voice user interface.

The suite of Houndify tools includes Application Programming Interfaces (“API”) for text and voice queries, support for custom commands, extensive library of content domains, inclusive Software Development Kit platforms, collaboration capabilities, diagnostic tools, and built-in analytics.

Houndify provides a web API that takes in text queries or audio and returns actionable JavaScript Object Notation to anyone with an internet connection wanting to add Voice AI to any product or application.

Automatic Speech Recognition (“ASR”)

Our highly optimized, tunable, and scalable ASR engine supports vocabulary sizes containing millions of words. Houndify’s machine learning infrastructure allows us to tune the engine to achieve optimal Computer Processing Unit (“CPU”) performance while delivering high accuracy rates.

Houndify’s language and acoustic modelling architecture also uses machine learning to increase word recognition accuracy. Rapid iteration is possible due to our accelerated training pipeline and architecture that improves as data is collected. Highly accurate transcriptions result from advanced acoustic models trained to perform in a variety of scenarios — including in severely noisy environments and when accented language is spoken.

Natural Language Understanding (“NLU”)

Our proprietary Speech-to-Meaning technology tracks speech in real-time and understands the context, even before the user has finished speaking. Instead of the typical two-step process of transcribing speech into text and then passing the text into an NLU model, Houndify can accomplish both of these tasks in one step, delivering faster and more accurate results.

Houndify’s ability to process and understand speech the instant a user stops speaking gives voice assistants the ability to respond faster. Understanding speech in real-time without requiring additional processing or waiting for the user to finish speaking creates responsive and natural conversations between people and products.

By understanding context, Houndify responds accurately to users by distinguishing between similar words and names. Our NLU can discern the difference between words that sound the same, but have different spellings and meanings. For example, if users want to navigate to 272 Hoch Street in Dayton, Ohio, it won’t look for Hawk Street.

Using our proprietary Deep Meaning Understanding technology, a custom voice assistant can handle complex queries with compound criteria including conversational follow up, address multiple questions and filter results simultaneously — accurately and quickly answering users’ most complex questions.

Wake Words

Wake words are the entry point into branded voice experiences, allowing users to invoke the assistant by literally speaking the company’s name. Examples range from “Hey Pandora” in a mobile app to “Hey Peugeot” within a vehicle.

Rigorous development and testing enable our wake words to perform in noisy environments and minimize false-positives or false-negatives. We use advanced machine learning algorithms and Deep Neural Networks to provide broad robustness to our high-volume training data, resulting in high accuracy.

Custom Domains

Our library of over 100 public domains is available with a free Houndify account. Houndify public domains give developers instant access to a broad range of content to fit their unique use cases. This includes multi-category content intended to appeal to broad range of audiences, including, for instance, sports scores, weather, podcasts, travel information, recipes, stock prices, among many others.

Companies can enhance product functionality or proprietary operations with Houndify Private Domains, allowing customization and development of more specific content. Customers who subscribe for this service have full access to their private domains securely on the Houndify platform while retaining the ability to iterate and update content.

For example, an automotive manufacturer can make helpful updates about the car’s user manual over time. In this way, SoundHound AI becomes a long-term “partner” to its customers, helping companies create the domains that they need in order to improve brand value for their own customers or end users.

Text-to-speech (“TTS”)

A high quality TTS helps companies create a unique voice that differentiates them from the competition. Brands can fully express their personality by choosing the gender, tone, and personality that will become their vocal identity.

Our machine learning algorithms transform recorded voices into large databases of spoken sounds to form entire vocabularies of natural language — adapted to the user’s environment. We can transform any voice to generate a high-quality TTS with a small CPU footprint.

Edge (Embedded)

A fully-embedded voice solution for brands seeking the convenience of a voice user interface without the privacy or connectivity concerns of the internet. Includes full access to custom commands and the ability to instantly update commands during development.

To harness the capabilities of full cloud connectivity with the reliability of embedded voice technology. Houndify Edge Hybrid solutions are designed to ensure that devices are always-on and responsive to commands. Allows for over-the-air product updates and a broader voice experience with the level of cloud-connectivity that best matches the product and its users.

Competitive Strengths and Differentiators

Independent Disruptor

We believe there is a growing void and demand for an independent Voice AI platform such as SoundHound AI. Looking across industries, there has been a notable rise of independent disruptors. These new companies were able to beat the legacy giants using focused technologies and business models. The majority of participants in the Voice AI industry can be characterized as either “big tech” companies (meaning large corporations offering Voice AI as an extension of other services) and “legacy vendors” (meaning long-time Voice-AI industry participants with older technologies).

Voice AI offerings from big tech companies are primarily an extension of their services. In many cases, rather than strengthening or interacting with the host product, big tech offerings tend to take over the entire product experience, thus “hijacking” the company’s brand, users, and data. As a result, brands relying on big tech Voice AI frequently experience decreased ability to innovate, differentiate, and customize the way that their products interact with Voice AI platforms and/or end users. In some cases, these big tech Voice AI providers even compete with the customers whose products their technologies support, making them increasingly less attractive as a choice for a voice interface.

The Voice AI market currently also includes “legacy vendors,” a number of whom offer dated technologies at a high price. Furthermore, in many cases, legacy vendor technologies still require significant effort by product creators to turn legacy AI product offerings into solutions that can compete with the quality of Voice AI products currently offered by big tech companies, which is oftentimes neither economical nor practical.

Due to the high barrier to entry in Voice AI, the number of full solution platform providers is very limited. In our view, it takes many years and significant investment to build all the components of Voice AI. It then takes further time and resources to make the solutions competitive, mature, and viable for adoption. Finally, it requires significant investment to globalize the solution in multiple languages and regions. Although the number of platforms is limited, we note that the big tech players have significant resources. Against this landscape, SoundHound AI has achieved its successes to date through technology innovation, business model innovation, and global alliances that we believe make us well-positioned to continue to grow and execute our business plan.

We view the current environment as an opportunity to provide disruptive technologies with capabilities we believe are superior to existing alternatives, allowing customers to maintain their brand, control the user experience, get access to the data, and define their own privacy policies, while being able to customize, differentiate, innovate, and monetize.

Revenue Model

Market Momentum

Our entry into the Voice AI space began with 10 years of constant innovation in “stealth” building disruptive technologies in Voice AI using innovative approaches. Our goal was to build a differentiated Voice AI technology that we fully own and which is significantly better than other solutions in the market. We achieved that goal and unveiled the result in 2015, launching it as the Houndify platform in 2016.

Building a Diverse, Global Customer Base

SoundHound AI continues to expand the capabilities that make us well-positioned to serve the needs of customers globally. We have grown our solution from a single language capability to 25 languages.

Our customers include a range of product and service providers of all sizes, spanning a range of industries, including automotive, IoT, apps, restaurants, and more. Many of our global customers have end users in multiple regions and industries and we have seen our products successfully used by them across multiple contexts and purposes.

Three pillars for growth

We have identified three pillars for revenue growth: Royalties, Subscription, and Monetization, and all three pillars contribute to our current revenues today. While the majority of current revenues come from royalties, over time we expect our revenues from subscription and monetization pillars to increase and eventually represent a larger portion of our overall revenues.

1)      Royalties:    This involves voice-enabling a product. The product creator pays us a royalty based on volume, usage, or duration. SoundHound AI collects royalties when Houndify is integrated into a product such as a car, smart speaker, or appliance.

2)      Subscription:    This involves voice-enabling a service that doesn’t rely on a physical product. Examples include when SoundHound AI enables customer service or food ordering for restaurants or content management, appointments, or voice commerce, we generate subscription revenue from the service providers.

3)      Monetization:    This pillar creates an ecosystem that enables monetization services in products and services from both pillar one and pillar two. When users of a voice-enabled product access the voice-enabled monetization, this creates new leads and transactions. SoundHound AI generates monetization revenue for generating these leads and transactions, and will share revenue with the product creators. Through December 31, 2022, we have not generated revenue from leads and transactions on voice-enabled products from voice-enabled services other than from the SoundHound AI music identification app. Going forward, SoundHound AI expects monetization revenue to be generated through a combination of advertising revenue from the music identification app and from leads and transactions on voice-enabled products from voice-enabled services.

For example, imagine a driver asks their Houndify-enabled car what restaurants are on the way home. The car can then respond with options, including restaurants that are also on the Houndify platform. These restaurants can accept orders directly from the car and the user can order using their voice. In that case, we will have unlocked a seamless transaction. Accordingly, the restaurant will pay us for that order and we will share that revenue with the car manufacturer. In this example, each party receives value in the ecosystem. The restaurant gets value because they generated a new lead and booked a sale. The driver gets value because they have placed an order just by speaking to their car. And finally, the car manufacturer delivered value to the end user and generated additional revenue from the usage of their product.

We expect the disruptive three-pillar business model will create a monetization flywheel. As more products integrate into our platform, more users will use it, and more services will choose to integrate as well. This creates even more usage, and results in a flow of revenue share to product creators, which further encourages even greater adoption and integration with our platform, and the cycle will perpetually continue and expand.

This ecosystem has a compound impact on our business. First, it increases adoption because more products will be motivated to integrate into our platform. Without the three-pillar model, only products that can afford the cost of Voice AI would be able to adopt it. With this model, products will be able to see a path to add incremental recurring revenue from the usage of their product, increasing overall return on investment while making their product better, which will increase overall adoption. Second, our total available market increases with new revenue streams and puts SoundHound AI on a trajectory with much higher potential.

SoundHound AI’s undeniable criteria for adoption

When it comes to criteria for adoption, our goal is to win on every dimension. We believe our product will be adopted for the following reasons:

The first two criteria customers typically consider are technology and brand control. We strive to provide our customers with the best technology, and we provide a white label solution giving our customers control of their brands. In some industries you may have to choose between technology and brand control. In our case, we offer our customers the best of both, we enable them to offer disruptive technologies to their users while maintaining control of their brand and user experience.

With our disruptive monetization strategy, we also provide a path to monetization. By choosing our platform, product creators can generate additional revenue while making their product better using Voice AI, providing further incentive to choose our platform.

We offer a superior ecosystem with Collective AI along with definable privacy controls, which are becoming increasingly important in the industry of Voice AI. Additionally, there is no conflict of interest between us and our partners and customers as we do not compete with them (as some other Voice AI vendors do). We also offer edge and hybrid solutions. This means our technology can optionally run without a cloud connection for increased flexibility and privacy. Our focus is on delivering the most advanced Voice AI in the world and thus allowing our partners to differentiate and innovate their overall experiences for their brands.

We strongly believe that product creators know their product and users best. The idea of a single third-party assistant taking over their product is not reflective of our anticipated future. We envision that every product will have its own identity, and they will have Voice AI customized in different ways. They can each tap into a single Collective AI to access the ever-growing set of domains, but the product creators can innovate on top of Collective AI and create value for the end users in their own way.

Research and Development

Research and development have been the foundation of our company since its origin. We have invested significantly over the years in making conversational Voice AI technology by leveraging advanced technologies across signal processing, speech recognition, machine learning and more. The complexities of our design and the associated technological breakthroughs has required more than ten years of research and development activities to fine tune our technology for commercial use. We continue to explore different innovation strategies to strengthen our capabilities.

In particular, we are continually working to improve the speed and accuracy of our Voice AI solutions and make customer adoption easier and faster. We have protected our innovations throughout with patents and trade secrets, and we have continued to strengthen our competitive positioning by staying on top of the latest advancements in the Voice AI industry. We expect to continue to keep research and development and, more broadly, innovation and product quality at the forefront of our strategy and core focus.

To further our transformative strategy as a leading innovator, we expect research and development to remain a significant part of our growth and investment. Our research and development activities are centered in our Santa Clara headquarters, but we also carry out research and development in other locations, including internationally. Our employees’ expertise ranges from cloud-based software development to embedded hardware integration.

Sales and Marketing

We take an insight-driven, account-based marketing approach to build and expand our relationships with commercial partners. We collect feedback directly from commercial partners to garner insights that help drive the business and product. We also work with analysts and higher education institutions to conduct studies, test and validate technology performance, providing key proof points for commercial partners considering our products. In parallel, marketing and communications drive our brand equity and narrative through ongoing announcements, campaigns, events, speaking opportunities, and public relations efforts.

Our demand generation efforts span the full customer funnel to target prospects across a variety of channels including: advertising, email, social media, and search engines. We employ Account-Based Marketing (“ABM”) leveraging leading-edge platforms supported by fully-current Marketing Automation tools to capture and nurture business leads through to Marketing Qualified Leads (“MQL”), Sales Accepted Leads (“SAL”), and Sales Qualified Leads (“SQL”) ultimately to drive towards return-on-investment-positive marketing expenditures.

Sales and marketing will play a critical role in the next phase of our evolution as a company, with key ongoing investments in our team and leadership. While our products are already scaling with existing customers, we see significant opportunities to grow into new markets and verticals. Increased sales and marketing efforts will enable us to capitalize on the tremendous momentum we are building and we expect to continue expanding resources to grow our personnel and leadership team focused on sales and marketing. As part of a targeted restructuring, the Company will increase its focus on SoundHound for Restaurants while reducing investment in new verticals and already completed language development projects. It will maintain its growing licensing business in smart devices, TV and automotive verticals.

Key Strategic Global Partners

SoundHound AI sees strategic partnerships as the foundation for our ongoing growth and success. Our deep collaboration with leading companies across industries has allowed our technology to reach millions of customers. Largely through our existing customer base, query volume exceeded 1 billion at the end of 2021 and experienced over 85% growth during 2022. Information provided to us by our strategic partners suggest that our customers’ products have a reach of over a billion users.

Some of the strategic partners that are featured here utilizes SoundHound AI’s product integrations:

•        Mercedes: MBUX (multiple models in North America)

•        Hyundai/KIA: Dynamic Voice Recognition (multiple models in North America and India)

•        Honda: Select models in Japan and Europe

•        Snapchat: Voice Scan and Captioning features

•        Pandora: In-app Voice Mode

•        VIZIO: Smart TV Voice Remote for multiple product lines

•        White Castle: Voice AI Drive Through

•        Stellantis N.V.: Multiple models in Europe

Intellectual Property

SoundHound AI’s intellectual property portfolio includes over 120 patents granted and over 140 patents pending. These patents cover areas such as speech recognition, natural language understanding, machine learning, human interfaces, and others, including monetization and advertising.

Out of our over 260 patents granted and pending, more than 40 of these patents are in conversational monetization. Because we predict that search traffic will change from keyword-based queries to conversational interactions, we have a large number of patents in the area of conversational advertising.

Human Capital

At SoundHound AI, our success is driven by the quality of our people, who we believe are among the best and brightest in the industry. We strive to create an environment that supports employee success and a culture where everyone has a voice in driving innovation.

Employees

As of December 31, 2022, we had approximately 430 full-time employees, of which approximately 57% were in the United States and 43% were in our international locations. Our restructuring efforts in January 2023 included a reduction of our then-current workforce by approximately 40%. We have not experienced work stoppages and believe our employee relations are good.

Employee Experience

Emerging from the COVID-19 pandemic, we have further increased our focus on delivering a great employee experience, anchored by meaningful work, career opportunities and well-being, to continue to attract and retain high quality talent. We support employee well-being from multiple dimensions, including economic, health, development, and lifestyle with a comprehensive suite of compensation, benefits and flexible work options.

For the vast majority of SoundHound AI’s employees, productivity is not tied to being in an office and collaboration can happen between people anywhere. SoundHound AI’s modern approach to work gives our employees more flexibility to choose where and how to work. Depending on their role, many of our employees can choose their office location, as well as work from home some or all of the time. We believe this allows us to engage with a wider pool of talent and retain employees who want or need more flexibility.

Diversity and Inclusion

We recognize that everyone deserves respect and equal treatment, regardless of gender, race, ethnicity, age, disability, sexual orientation, gender identity, cultural background or religious belief. We are creating an inclusive workplace through community-building, training and internal awareness. In 2022, we continued to support our many community partners and employee resource groups that build community for employees from underrepresented groups.

Facilities

Our corporate headquarters is located in Santa Clara, California, within a consolidated building covering 61,360 square feet. Our lease began in 2017 and is set to expire in 2024. In addition to our headquarters, we lease offices in Boulder, CO; Toronto, Paris, Tokyo, and Beijing and leverage shared workspace offices in Berlin and Seoul.

Government Regulations

We are subject to various laws, regulations, and permitting requirements of federal, state, and local authorities, related to health and safety, consumer privacy, anti-corruption and export controls. The foregoing may include the U.S. Foreign Corrupt Practices Act of 1977, the U.S. Export Administration Regulations, Money Laundering Control Act of 1986 and any other equivalent or comparable laws of other countries. We believe that we are in material compliance with all such laws, regulations, and permitting requirements.

Legal Proceedings

From time to time, we may become involved in actions, claims, suits and other legal proceedings arising in the ordinary course of our business, including assertions by third parties relating to personal injuries sustained using our products and services, intellectual property infringement, breaches of contract or warranties or employment-related matters. We are not currently a party to any actions, claims, suits or other legal proceedings the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition and results of operations.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of the date of this prospectus:

Name	Age	Position
Dr. Keyvan Mohajer	45	Director, Chief Executive Officer
James Hom	39	Director, Vice President of Products
Larry Marcus	57	Director
Diana Sroka	49	Director
Dr. Eric Ball	58	Director
Dr. Majid Emami	46	Vice President of Engineering
Timothy Stonehocker	42	Chief Technology Officer
Nitesh Sharan	48	Chief Financial Officer
Michael Zagorsek	48	Chief Operating Officer

Dr. Keyvan Mohajer.    Dr. Keyvan Mohajer has been our Chief Executive Officer and a member of the Board since the consummation of the Business Combination in April 2022. Dr. Mohajer has served as Legacy SoundHound’s Chief Executive Officer and a member of the Legacy SoundHound’s board of directors (the “Legacy SoundHound Board”) since 2005, when he co-founded Legacy SoundHound. Dr. Mohajer is a technical founder and visionary entrepreneur with over 20 years of experience scaling multiple companies. Dr. Mohajer is a key contributor to the Company’s core technologies, with over 90 patents granted or pending. In 2017, Dr. Mohajer was named a “Top 40 Under 40” business leader by Silicon Valley Business Journal. Dr. Mohajer received his Bachelor of Science degree in Electrical Engineering from the University of Toronto in 2000, his Master of Science from Stanford University in 2002 and his Ph.D. in Electrical Engineering from Stanford University in 2007. We believe that Dr. Mohajer is well qualified to serve as a member of the Board because, as a co-founder of Legacy SoundHound and its chief executive officer, he has extensive knowledge of the Company’s business.

James Hom.    James Hom has been a member of the Board and Vice President of Products since the consummation of the Business Combination in April 2022. Mr. Hom, one of Legacy SoundHound’s co-founders, has served as Vice President of Products and a member of the Legacy SoundHound Board since 2006. As Vice President of Products, Mr. Hom leads product development and advancement for the Houndify Voice AI platform and multiple business-to-consumer products. Mr. Hom earned his Bachelor of Science Degree in Computer Science from Stanford University in 2005. We believe that Mr. Hom is well qualified to serve as a member of the Board because, as a co-founder and officer of Legacy SoundHound, he has extensive knowledge of the Company’s business.

Larry Marcus.    Larry Marcus has been a member of the Board since the consummation of the Business Combination in April 2022. Prior to that, Mr. Marcus served as a member of the Legacy SoundHound Board since 2009. He is a Co-founder and Managing Director of Marcy Venture Partners, a San Francisco-based venture capital firm investing in consumer, culture and positive impact businesses since February 2018. Since June 2000, Mr. Marcus has also been a Managing Director at Walden Venture Capital. Previously, Mr. Marcus was a digital media sell-side equity research analyst at Deutsche Bank Alex Brown from 1995 to 2000. Mr. Marcus currently serves, and in the past has served, on the boards of directors of a number private companies, some of which have gone on to become public companies. Mr. Marcus received his Bachelor of Arts in Political Economy of Industrial Societies in 1987 and his Master of Business Administration in 1993, both from the University of California, Berkeley. We believe that Mr. Marcus is well qualified to serve as a member of the Board because, as a member of the Legacy SoundHound Board, he has extensive knowledge of the Company’s business, and also because of this significant venture capital and finance experience.

Diana Sroka.    Diana Sroka has been a member of the Board since the consummation of the Business Combination in April 2022. In 2001, Ms. Sroka joined HP Inc. (“HP”) (f/k/a Hewlett-Packard Company) (NYSE:HPQ), a global technology company based in Palo Alto, California, and has held various leadership roles in finance and business functions within HP. Since November 2020, Ms. Sroka has served as the Global Head of Consumer Printer Services. Prior to that, from March 2017 to November 2020, Ms. Sroka served as HP’s Chief Executive Officer’s Chief of Staff, where she was responsible for regular review and approval of internal Sarbanes-Oxley Act controls related to matters managed by the Executive Leadership Team. Prior to serving as Chief of Staff, Ms. Sroka served as an Investor Relations Officer on HP’s Investor Relations team commencing in June 2014. From November 2015 through March 2017, she served as HP’s Head of Investor Relations. Prior to her employment at HP, Ms. Sroka was a Business Planning Analyst for Visteon Corporation and a Product Engineer with Ford Motor Company. Ms. Sroka earned her Bachelor of Science Degree in Mechanical Engineering from Pennsylvania State University in 1995 and her Master of Business Administration Degree from the University of Michigan in 2000. We believe that Ms. Sroka is well qualified to serve as a member of the Board because she has extensive background in accounting, financial management and internal accounting controls.

Dr. Eric R. Ball.    Dr. Eric R. Ball has been a member of our Board since our IPO in 2021. Since 2016, Dr. Ball has been the General Partner of Impact Venture Capital, a Silicon Valley based venture firm investing in early-stage applied-AI start-up companies. From 2015 until 2016, Dr. Ball served as the Chief Financial Officer for C3 AI, an enterprise AI software provider. From 2005 to 2015, Dr. Ball served as Senior Vice President and Treasurer for Oracle. Prior to 2005, Dr. Ball served in a variety of finance roles at Flextronics International, Cisco Systems, Avery Dennison, and AT&T. Dr. Ball has served as the Chairman of the Board of CapConnect+, a start-up company that is focused on linking corporate bond issuers to their institutional buyers, since 2020. Dr. Ball has also served as an advisor to Kyriba, a private treasury management software provider, since 2017. Dr. Ball has also served as a board member and Audit Chairman of Glu Mobile Inc, a developer and publisher of mobile games from 2013 until April 2021. Dr. Ball received his Ph.D. in management at the Drucker-Ito School of Claremont Graduate University. Dr. Ball received his MBA in finance and MA in economics at the University of Rochester. Dr. Ball graduated with honors from the University of Michigan with a Bachelor of Arts degree in Economics. Dr. Ball is also the co-author of the book “Unlocking the Ivory Tower”. We believe that Dr. Ball is well-qualified to serve as a director of the company given his extensive finance, mergers and acquisition, investing and public company experience in the technology industry.

Dr. Majid Emami.    Dr. Majid Emami has been Vice President of Engineering of the Company since the consummation of the Business Combination in April 2022. Dr. Emami is a co-founder of Legacy SoundHound and has served as Vice President of Engineering since 2006. Dr. Emami leads the Company’s research and development efforts related to speech recognition and machine learning and holds 16 patents related to Voice AI technology. Dr. Emami received a Bachelor of Science in Electrical Engineering in 2000 from the University of Toronto and a Masters and a Ph.D. in Electrical Engineering, with a focus in wireless communications, in 2007, both from Stanford University.

Timothy Stonehocker.    Timothy Stonehocker has been Chief Technology Officer of the Company since the consummation of the Business Combination in April 2022. Mr. Stonehocker has served as Legacy SoundHound’s Chief Technology Officer since 2010. Mr. Stonehocker specializes in audio recognition algorithms, search technologies, and scalable systems, and has applied his experience to positions he has held since joining SoundHound in 2006, including as SoundHound’s Principal Search Architect before assuming his current role as Chief Technology Officer. Prior to SoundHound, Mr. Stonehocker worked on core order pipeline systems at Amazon, Inc. in Seattle and was part of the team of engineers that relocated to Palo Alto in 2004 to form the Amazon, Inc. subsidiary A9.com. He earned his Bachelor of Science Degree with distinction in Computer Science in 2003 and his Master of Arts in Music in 2003, both from Stanford University.

Nitesh Sharan.    Nitesh Sharan has been Chief Financial Officer of the Company since the consummation of the Business Combination in April 2022. Mr. Sharan has served as the Chief Financial Officer of Legacy SoundHound since September 2021. In this capacity, Mr. Sharan oversees the Company’s accounting, financial planning, investor relations, treasury and capital planning functions. Prior to joining Legacy SoundHound, between May 2016 and September 2021, Mr. Sharan held several executive roles at Nike, Inc. including Treasurer, Head of Investor Relations and Chief Financial Officer of Global Operations. Prior to Nike Inc., Mr. Sharan was the Vice President and Assistant

Treasurer at Hewlett-Packard Inc., from June 2001 to April 2016, and was a Senior Consultant at Accenture plc from 1996 to 2000. Mr. Sharan received a Bachelor of Science in Management from Case Western Reserve University in 1996 and a Master of Business of Administration from Northwestern University in 2001. He is a CFA® charterholder.

Michael Zagorsek.    Michael Zagorsek has been Chief Operating Officer of the Company since the consummation of the Business Combination in April 2022. Mr. Zagorsek has served as Legacy SoundHound’s Chief Operating Officer since November 2020 where Mr. Zagorsek is principally responsible for the Company’s operations, oversight of business workflow, company planning, reporting, goal-setting, and strategy. Prior to assuming that role, Mr. Zagorsek was Legacy SoundHound’s Vice President of Product Marketing, from July 2016 to November 2020, in which capacity he was responsible for Legacy SoundHound’s marketing activities, including demand generation, product marketing, content marketing, public relations and design. Prior to his employment with Legacy SoundHound, Mr. Zagorsek was the Head of Product Marketing for Core Products at Square, Inc. from October 2014 to July 2016 and the Vice President of Product Marketing at Leap Motion Inc., from October 2012 to March 2014. From 2007 to 2012, Mr. Zagorsek was Director of Marketing Communications at Apple Inc., overseeing apple.com, email marketing, Apple Online Store and retail digital marketing communications. Mr. Zagorsek received a Bachelor of Commerce from Carleton University in 1998 and a Masters of Arts in International Business from Bradford University in 1998.

Family Relationships

Kamyar Mohajer, the brother of the Company’s CEO, Keyvan Mohajer, is an employee of SoundHound and serves as the Company’s Vice President of Corporate Strategy and International Expansion.

Board of Directors

Director Independence

Nasdaq listing rules require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that each of Dr. Ball, Mr. Marcus and Ms. Sroka are independent directors under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with SoundHound AI and all other facts and circumstances our Board deemed relevant in determining independence, including the beneficial ownership of our common stock by each non-employee director, and the transactions involving them described in the section entitled “Certain Relationships and Related Transactions.”

Board of Directors

Our Board has one class of directors, with each director being elected in each year and serving a one-year term.

Role of Board in Risk Oversight Process

We face a number of risks, including those described under the caption “Risk Factors” contained elsewhere in this prospectus. Our Board believes that risk management is an important part of establishing, updating and executing on our business strategy. Our Board has oversight responsibility relating to risks that could affect the corporate strategy, business objectives, compliance, operations, and the financial condition and performance of our company. Our Board focuses its oversight on the most significant risks facing us and on our processes to identify, prioritize, assess, manage and mitigate those risks. Our Board receives regular reports from members of our senior management on areas of material risk to us, including strategic, operational, financial, legal and regulatory risks. While our Board has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on us.

Committees of the Board of Directors

The standing committees of our Board consist of an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The composition of each committee is set forth below. Committee charters are available on our investor relations website at investors.soundhound.com.

Audit Committee

Our Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act and consists of Dr. Ball, Mr. Marcus and Ms. Sroka, each of whom is an independent director and is “financially literate” as defined under the Nasdaq listing standards. Dr. Ball serves as chair of the Audit Committee. Our Board has determined that Dr. Ball, qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

The audit committee’s duties are specified in our Audit Committee Charter.

Compensation Committee

Our Compensation Committee consists of Mr. Marcus and Dr. Ball, each of whom is an independent director under Nasdaq’s listing standards, and Mr. Marcus serves as chair of the Compensation Committee. The functions of the Compensation Committee are set forth in a Compensation Committee Charter.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Mr. Marcus, and Dr. Ball, each of whom is an independent director under Nasdaq’s listing standards. Mr. Marcus serves as the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on the Board. The Nominating and Corporate Governance Committee considers persons identified by its members, management, shareholders, investment bankers and others.

The guidelines for selecting nominees, including nominees who will permit the Continuing Company to comply with applicable California and Nasdaq diversity standards, will be specified in the Nominating and Corporate Governance Committee Charter.

Code of Business Conduct and Ethics

We have adopted a new Code of Ethics for our directors, officers, employees and certain affiliates in accordance with applicable federal securities laws, a copy of which is available on our website at www.soundhound.com. A printed copy of the Code of Ethics available to any stockholder who so requests. Requests for a printed copy may be directed to: 5400 Betsy Ross Drive, Santa Clara, CA 95054 Attention: Dr. Keyvan Mohajer.

If we amend or grant a waiver of one or more of the provisions of our Code of Business Conduct and Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on our website at www.soundhound.com. The information on this website is not part of this prospectus.

Officer and Director Compensation

Our Board adopted a nonemployee director compensation program (the “Director Compensation Policy”). The Director Compensation Policy is designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, retain, incentivize and reward non-employee directors who contribute to our long-term success. The Director Compensation Policy provides for an annual cash retainer for all non-employee directors, in addition to equity grants determined by the compensation committee and reimbursement for reasonable expenses incurred in connection with attending Board and committee meetings. Our Board expects to review non-employee director compensation periodically to ensure that non-employee director compensation remains competitive such that we are able to recruit and retain qualified directors.

Our policies with respect to the compensation of its executive officers are administered by our Board in consultation with its compensation committee. We may also rely on data and analyses from third parties, such as compensation consultants, in connection with its compensation programs. We intend to design and implement programs to provide for compensation that is sufficient to attract, motivate and retain executives and potentially other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

EXECUTIVE COMPENSATION

Throughout this section, unless otherwise noted, “we,” “us,” “our,” the “Company” and similar terms refer to SoundHound AI and its subsidiaries after the Business Combination. “Legacy SoundHound” refers to SoundHound, Inc. prior to the consummation of the Business Combination.

To achieve the Company’s goals, we are in the process of designing a compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share its philosophy and desire to work towards achieving our goals. We believe our compensation program should promote our success and align executive incentives with the long-term interests of our stockholders. Legacy SoundHound’s compensation arrangements consisted principally of a base salary, an annual cash incentive bonus and equity compensation, as described below.

Legacy SoundHound’s board of directors (the “Legacy SoundHound Board”) had historically determined the compensation of Legacy SoundHound’s executive officers. Subsequent to the Business Combination, our Board has determined the compensation of our executive officers. For the year ended December 31, 2022, SoundHound AI’s named executive officers were Dr. Keyvan Mohajer, Chief Executive Officer, Nitesh Sharan, Chief Financial Officer, and Zubin Irani, Chief Revenue Officer.

This section provides an overview of our executive compensation arrangements with our executive officers, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. This section may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. See “New Employment Agreements with Named Executive Officers” below for information regarding our current compensation arrangements with named executive officers.

Summary Compensation Table for Fiscal Years 2021 and 2022

The following table sets forth information concerning the compensation of the named executive officers for the fiscal years ended December 31, 2021 and 2022.

Name and Position	Fiscal Year	Salary(1) ($)		Bonus ($)		Stock Awards(2) ($)	Option Awards(3) ($)	All Other Compensation ($)	Total ($)
Dr. Keyvan Mohajer, CEO	2021	260,000		—		—	—	—	260,000
	2022	381,042		—		10,054,500	—	—	10,435,542
Nitesh Sharan, CFO	2021	83,333	(4)	75,000	(5)	—	952,070	—	1,110,403
	2022	328,958		75,000		4,302,250	—	—	4,706,208
Zubin Irani, CRO(6)	2021	81,167		75,000		—	634,713	—	793,880
	2022	319,146		—		5,096,250	—	—	5,415,396

____________

(1)      Includes a 15% reduction in salary beginning in December 2022.

(2)      The amounts disclosed represent the aggregate grant date fair value of stock awards granted to our named executive officers during the fiscal year ended December 31, 2022 under our 2022 Incentive Plan, calculated in accordance with Financial Accounting Standards Board ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock awards are set forth in the notes to our audited financial statements for the fiscal year ended December 31, 2022. This amount includes performance based stock awards which are not anticipated to vest as of the date of this prospectus. This amount does not reflect the actual economic value that may be realized by the named executive officer.

(3)      The amounts disclosed represent the aggregate grant date fair value of stock options granted to our named executive officers during the fiscal year ended December 31, 2021 under our 2016 Incentive Plan, calculated in accordance with Financial Accounting Standards Board ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options are set forth in the notes to our audited financial statements included elsewhere in this prospectus. This amount does not reflect the actual economic value that may be realized by the named executive officer.

(4)      Mr. Sharan assumed responsibilities as Legacy SoundHound’s Chief Financial Officer in October 2021. Pursuant to his offer letter, Mr. Sharan’s annual salary was $300,000.

(5)      Mr. Sharan received a $75,000 sign-on/retention payment.

(6)      Mr. Irani’s employment status was changed to an advisor on February 3, 2023.

Narrative Disclosure to Summary Compensation Table

2022 Equity Incentive Plan

For a summary of the Company’s 2022 Equity Incentive Plan see Executive Compensation Arrangements — 2022 Equity Incentive Plan elsewhere in this prospectus.

2022 Employee Stock Purchase Plan

For a summary of the Company’s 2022 Employee Stock Purchase Plan see “Executive Compensation Arrangements — 2022 Employee Stock Purchase Plan” elsewhere in this prospectus.

2016 Equity Incentive Plan

For a summary of the 2016 Equity Incentive Plan see “Executive Compensation Arrangements — 2016 Equity Incentive Plan” elsewhere in this prospectus.

2006 Stock Plan

For a summary of the 2006 Stock Plan see “Executive Compensation Arrangements — 2006 Stock Plan” elsewhere in this prospectus.

Agreements with the Company’s Named Executive Officers as of December 31, 2022

Our Chief Executive Officer was party to an employment Agreement with Legacy SoundHound and then SoundHound AI through June 2, 2022. Our Chief Financial Officer and Chief Revenue Officer were parties to letter agreements with Legacy SoundHound and then SoundHound AI through June 2, 2022, provided that the letter agreement with Mr. Zubin Irani, our Chief Revenue Officer was not effective until January 5, 2022.

New Employment Agreements with Named Executive Officers

On June 2, 2022, our Compensation Committee and full Board approved certain compensation adjustments for its named executive officers. The Company also entered into new employment letter agreements with Dr. Keyvan Mohajer, the Company’s Chief Executive Officer; Mr. Nitesh Sharan, the Company’s Chief Financial Officer; and Mr. Zubin Irani, the Company’s Chief Revenue Officer, which replaced and superseded all prior employment agreements with such named executive officers. In addition, the Board adopted and approved a Non-Employee Director Compensation Policy.

Employment Agreement with Keyvan Mohajer, Chief Executive Officer

Under Dr. Mohajer’s employment agreement (the “June 2022 CEO Employment Agreement”), Dr. Mohajer receives a base salary of $450,000, effective retroactively as of May 1, 2022. In addition, Dr. Mohajer is eligible to earn an annual incentive bonus, with a target equal to 100% of his annual base salary as then in effect, with a maximum payout at 150% of his annual base salary then in effect. The annual bonus will be determined by the Company in its sole discretion based upon achievement of performance objectives to be determined by the Company.

The June 2022 CEO Employment Agreement provides for the grant to Dr. Mohajer of 720,000 restricted stock units (the “RSUs”) under the SoundHound AI, Inc. 2022 Incentive Award Plan (the “2022 Incentive Award Plan”), which grant became effective upon the filing of the Company’s Registration Statement on Form S-8 (the “Form S-8”) filed with the Securities and Exchange Commission (“SEC”) on July 20, 2022 to register shares under the 2022 Incentive Award Plan. The RSUs have a 10-year term and 4-year vesting period, vesting in equal quarterly installments with vesting measured from the vesting commencement date of May 1, 2022, subject to continued employment with the Company through each vesting date. In August 2022, Dr. Mohajer was granted an additional 450,000 RSUs under the 2022 Incentive Award Plan. The RSUs have a 10-year term and 3-year vesting period, vesting in equal monthly installments with vesting measured from the vesting commencement date of August 1, 2022, subject to continued employment with the Company through each vesting date.

Dr. Mohajer was also granted 480,000 RSUs that are subject to performance-based vesting (the “PSUs”) under the Incentive Award Plan, which grant became effective upon the filing of the Form S-8 with the SEC. The PSUs have a four-year performance period and are subject to the following vesting schedule: (i) 25% if the Company achieves $100 million of GAAP revenue in a trailing 12 months; (ii) 25% if the Company is cash-flow positive in a trailing 12 months; (iii) 25% if the Company’s stock price reaches a 90-day average of $15; and (iv) 25% if the Company’s stock price reaches a 90-day average of $20.

In addition, Dr. Mohajer is eligible to participate in the standard benefit plans offered to similarly situated employees by the Company from time to time.

The June 2022 CEO Employment Agreement provides for “at will employment,” and specifies certain compensation following termination of employment, including potential severance payments of three months of Dr. Mohajer’s then current base salary and payment for three months of any COBRA premiums if Dr. Mohajer’s employment is terminated by the Company without “Cause” (as defined in the Incentive Award Plan) or if the executive resigns his employment for “Good Reason” (as defined in the employment agreement). If such a qualified termination occurs within three months prior to, or one year after, a Change in Control (as defined the Incentive Award Plan), the severance period is increased to 12 months of then current base salary and 12 months of COBRA premiums, and vesting will be accelerated for any stock options that have time-based vesting and for the RSUs. The Company may accelerate the vesting of the PSUs in connection with the negotiation of any Change in Control transaction. Any severance is subject to the executive timely delivering a release of claims in favor of the Company.

Dr. Mohajer has also entered into the Company’s standard form of confidential information and inventions assignment agreement.

Employment Agreement with Nitesh Sharan, Chief Financial Officer

Under Mr. Sharan’s employment agreement (the “June 2022 CFO Employment Agreement”), Mr. Sharan receives a base salary of $350,000, effective retroactively as of May 1, 2022. In addition, Mr. Sharan is eligible to earn an annual incentive bonus, with a target equal to 60% of his annual base salary as then in effect, with a maximum payout at 150% of his annual base salary then in effect. The annual bonus will be determined by the Company in its sole discretion, based upon achievement of performance objectives to be determined by the Company.

The June 2022 CFO Employment Agreement provides for a grant to Mr. Sharan of 300,000 RSUs under the 2022 Incentive Award Plan, which grant became effective upon the filing of the Form S-8 with the SEC. The RSUs have a 10-year term and 4-year vesting period vesting in equal quarterly installments with vesting measured from the vesting commencement date of September 15, 2021, subject to continued employment with the Company through each vesting date. In August 2022, Mr. Sharan was granted an additional 225,000 RSUs under the 2022 Incentive Award Plan. The RSUs have a 10-year term and 3-year vesting period, vesting in equal monthly installments with vesting measured from the vesting commencement date of August 1, 2022, subject to continued employment with the Company through each vesting date.

Mr. Sharan was also granted 200,000 PSUs under the 2022 Incentive Award Plan, which grant became effective upon the filing of the Form S-8 with the SEC. The PSUs have a four-year performance period and are subject to the following vesting schedule: (i) 25% if the Company achieves $100 million of GAAP revenue in a trailing 12 months; (ii) 25% if the Company is cash-flow positive in a trailing 12 months; (iii) 25% if the Company’s stock price reaches a 90-day average of $15; and (iv) 25% if the Company’s stock price reaches a 90-day average of $20.

In addition, Mr. Sharan is eligible to participate in the standard benefit plans offered to similarly-situated employees by the Company from time to time.

The June 2022 CFO Employment Agreement provides for “at will employment,” and specifies certain compensation following termination of employment, including potential severance payments of three months of Mr. Sharan’s then current base salary and payment for three months of any COBRA premiums if Mr. Sharan’s employment is terminated by the Company without “Cause” (as defined in the Incentive Award Plan) or if the executive resigns his employment for “Good Reason” (as defined in the employment agreement). If such a qualified termination occurs within three months prior to, or one year after, a Change in Control (as defined the Incentive Award Plan), the severance period is increased to 12 months of then current base salary and 12 months of COBRA premiums, and vesting will be accelerated for any stock options that have time-based vesting and for the RSUs. The Company may accelerate the vesting of the PSUs in connection with the negotiation of any Change in Control transaction. Any severance is subject to the executive timely delivering a release of claims in favor of the Company.

Mr. Sharan has also entered into the Company’s standard form of confidential information and inventions assignment agreement.

Agreement with Zubin Irani, Chief Revenue Officer

Mr. Zubin Irani, who commenced his service as Legacy SoundHound’s Chief Revenue Officer in January 2022, pursuant to the terms of an offer letter agreement dated September 14, 2021 (the “CRO Letter Agreement”). Under the CRO letter agreement, Mr. Irani was entitled to a base salary of $300,000 per year.

In connection with his engagement, during the 2021 fiscal year, Mr. Irani received options to purchase 37,037 shares of Legacy SoundHound common stock, at an exercise price of $41.75 per share, pursuant to the 2016 Incentive Plan. As of December 21, 2021, the options had a fair value of $634,180 (calculated in accordance with Financial Accounting Standards Board ASC Topic 718).

Under Mr. Irani’s employment agreement that was entered into in June 2022 (the “June 2022 CRO Employment Agreement”), Mr. Irani received a base salary of $335,000, effective retroactively as of May 1, 2022. In addition, Mr. Irani was eligible to earn an annual incentive bonus, with a target equal to 100% of his annual base salary as then in effect, with a maximum payout at 200% of his annual base salary then in effect. The annual bonus was determined by the Company in its sole discretion, based upon achievement of performance objectives to be determined by the Company.

Under the CRO Letter Agreement, the Company agreed to recommend an award of 300,000 restricted stock units (“RSUs”) and 300,000 performance stock units (“PSUs”) on the listing date of a liquidity event (based on a converted cap table of 200 million shares). The RSU and PSU grants were made pursuant to the SoundHound AI, Inc. 2022 Incentive Award Plan and were approved by the Board and awarded as of August 4, 2022. In August 2022, Mr. Irani was granted an additional 225,000 RSUs under the 2022 Incentive Award Plan. The RSUs have a 10-year term and 3-year vesting period, vesting in equal monthly installments with vesting measured from the vesting commencement date of August 1, 2022, subject to continued employment with the Company through each vesting date.

With the exception of the August 2022 RSU grant, the Options, RSUs, and PSUs have a four-year time-based vesting schedule, with 3/48th of the award vesting on each quarter following the CRO’s hire date, subject to Mr. Irani’s continued employment through such dates. Following a change in control (as defined in the CRO letter agreement), any unvested portion of the option or RSU awards shall accelerate if the CRO is terminated without cause or terminates due to a constructive termination (each as defined in the CRO letter agreement).

The PSUs are subject to additional GAAP revenue performance-based vesting conditions, with (a) 200,000 PSUs vesting, with respect to 50,000 PSUs each, upon the first achievement of (i) $30.0 million of GAAP revenue, (ii) $100.0 million or GAAP revenue exceeds the revenue target set by the Board for fiscal year 2023, (iii) $200.0 million or GAAP revenue exceeds the revenue target set by the Board for fiscal year 2024 and (iv) $300.0 million or GAAP revenue exceeds the revenue target set by the Board for fiscal year 2025 in a trailing 12 months during the four-year PSU period; (b) 50,000 PSUs vesting upon the first achievement of the Class A Common Stock closing at a 90-day average closing price on the Nasdaq Global Market of $15.00 or higher; and (c) 50,000 PSUs vesting upon the first achievement of the Class A Common Stock closing at a 90-day average closing price on the Nasdaq Global Market of $20.00 or higher.

In addition, Mr. Irani was eligible to participate in the standard benefit plans offered to similarly-situated employees by the Company from time to time.

The June 2022 CRO Employment Agreement provided for “at will employment,” and specifies certain compensation following termination of employment, including potential severance payments of three months of Mr. Irani’s then current base salary and payment for three months of any COBRA premiums if Mr. Irani’s employment is terminated by the Company without “Cause” (as defined in the Incentive Award Plan) or if the executive resigns his employment for “Good Reason” (as defined in the employment agreement). If such a qualified termination occurs within three months prior to, or one year after, a Change in Control (as defined the Incentive Award Plan), the severance period is increased to 12 months of then current base salary and 12 months of COBRA premiums, and vesting will be accelerated for any stock options that have time-based vesting and for the RSUs. The Company may accelerate the vesting of the PSUs in connection with the negotiation of any Change in Control transaction. Any severance is subject to the executive timely delivering a release of claims in favor of the Company.

Mr. Irani has also entered into the Company’s standard form of confidential information and inventions assignment agreement.

Mr. Irani’s employment agreement was terminated on February 3, 2023 and Mr. Irani became an advisor.

OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR END

The following table presents information regarding outstanding equity awards held by the Company’s Named Executive Officers as of December 31, 2022.

Option Awards

	Grant Date	Vesting Start Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Number of Securities Underlying Unexercised Unearned Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Dr. Keyvan Mohajer, CEO	03/28/2017	(1)		833,435			$2.18	03/28/2027
Nitesh Sharan, CFO	09/27/2021	09/15/2021	(2)	96,460	212,217		$7.51	09/27/2031
Zubin Irani, CRO	09/27/2021	09/15/2021	(2)	64,310	141,477		$7.51	09/27/2031

____________

(1)      The option award was fully vested from the grant date.

(2)      The option award has a four-year vesting schedule, with 25% of the award vesting 12 months after Vesting Start Date and 3/48th of the award vesting each quarter thereafter.

Restricted Stock Awards

Name (a)	Grant Date (b)	Number of shares or units of stock that have not vested(#) (c)		Market value of shares of units of stock that have not vested(1) ($) (d)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#) (e)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (f)
Dr. Keyvan Mohajer, CEO	6/2/2022	615,000	(2)	1,088,550	—	—
	6/2/2022	—		—	(3)	(3)
	9/7/2022	400,000	(4)	708,000	—	—

Nitesh Sharan, CFO	6/2/2022	206,250	(2)	365,063	—	—
	6/2/2022	—		—	(3)	(3)
	9/7/2022	200,000	(4)	354,000	—	—

Zubin Irani, CRO	6/2/2022	206,250	(2)	365,063	—	—
	6/2/2022	—		—	(3)	(3)
	9/7/2022	200,000	(4)	354,000	—	—

____________

(1)      The dollar amounts shown in columns (d) and (f) are determined by multiplying the number of shares or units shown in column (c) or (e), as applicable, by $1.77, the closing price of our common stock on December 31, 2022.

(2)      The restricted stock award has a four-year vesting schedule, with 1/16th of the award vesting each quarter after the vesting commencement date.

(3)      Excludes PSUs with performance goals not currently expected to be achieved.

(4)      The restricted stock award has a three-year vesting schedule, with 1/36th of the award vesting each month after the vesting commencement date.

DIRECTOR COMPENSATION

On June 2, 2022, our Board adopted and approved a director compensation policy, which provides to each of the non-employee directors (i) an annual retainer of $32,000, payable quarterly (ii) additional annual cash retainers, payable quarterly, for committee service as follows: (A) Chair of the Audit Committee: $20,000; (B) member of the Audit Committee: $10,000; (C) Chair of the Compensation Committee: $14,500; (D) member of the Compensation Committee: $7,300; (E) Chair of the Nominating and Corporate Governance Committee: $7,500; and (F) member of the Nominating and Corporate Governance Committee: $3,800; (iii) an initial grant of restricted stock units having a grant day value of $380,000, although a director may elect to receive half of the initial grant in nonqualified stock options, which initial grant shall vest over three years; (iv) an annual grant of restricted stock units having a grant day value of $165,000, which shall vest over four quarters; and (iv) travel expense reimbursement. In the event of a Change in Control (as defined in the Incentive Award Plan), any then-unvested initial grant or annual RSU grant will fully vest (and become exercisable, in the case of an option) as of immediately prior to the effective time of such transaction, subject to the outside director’s continuous board service through the effective date of such transaction.

The following table sets forth information regarding compensation earned by our non-employee directors for the year ended December 31, 2022.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	All other compensation ($)	Total ($)
Eric Ball	47,325	355,000	190,000	—	592,325
Larry Marcus	48,000	545,000	—	—	593,000
Diana Sroka	31,500	355,000	190,000	—	576,500

EXECUTIVE COMPENSATION ARRANGEMENTS

2022 Incentive Award Plan

The Board adopted, and stockholders approved, the SoundHound AI, Inc. 2022 Incentive Award Plan (the “2022 Incentive Award Plan”), in order to facilitate the grant of equity awards to attract, retain and incentivize employees (including the named executive officers), independent contractors and directors of the Company and its affiliates, which is essential to the Company’s long term success.

The purpose of the 2022 Incentive Award Plan is to enhance our ability to attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities.

Summary of the 2022 Incentive Award Plan

This section summarizes certain principal features of the 2022 Incentive Award Plan.

General

The Board adopted, and stockholders approved, the 2022 Incentive Award Plan. The Company is authorized to grant equity awards to eligible service providers following consummation of the Business Combination (the “Business Combination Date”).

a)      Purpose of the 2022 Incentive Award Plan Proposal

The purpose of the 2022 Incentive Award Plan is to promote the long-term success of the Company and the creation of shareholder value by encouraging service providers to focus on critical long-range corporate objectives and linking service providers directly to shareholder interests through increased stock ownership. The Company believes that the 2022 Incentive Award Plan will be important in helping to attract and retain service providers of the Company with exceptional qualifications.

b)      Reasons for the Approval of the 2022 Incentive Award Plan Proposal

Shareholder approval of the 2022 Incentive Award Plan is necessary in order for the Company to (a) meet the shareholder approval requirements of the Nasdaq and (b) grant incentive stock options (“ISOs”). Shareholders are also being asked to approve an annual limitation on 2022 Incentive Award Plan awards granted to non-employee directors as part of their compensation for their services as directors.

c)      Material Terms of the Incentive Award Plan

The material terms of the 2022 Incentive Award Plan are summarized below. This summary, however, is not intended to be a complete description of the2022 Incentive Award Plan and is qualified in its entirety by reference to the complete text of the 2022 Incentive Award Plan. To the extent there is a conflict between the terms of this summary and the 2022 Incentive Award Plan, the terms of the 2022 Incentive Award Plan will control.

Administration.    The 2022 Incentive Award Plan is administered by the Company’s Board or by one or more committees to which the Board delegates such administration (as applicable, the “2022 Incentive Award Plan Administrator”). Subject to the terms of the 2022 Incentive Award Plan, the 2022 Incentive Award Plan Administrator has the authority to (a) determine the eligible individuals who are to receive awards under the 2022 Incentive Award Plan, (b) determine the terms and conditions of awards granted under the 2022 Incentive Award Plan, (c) determine performance criteria and the achievement of such criteria, (d) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, awards and (e) make all other decisions related to the 2022 Incentive Award Plan and awards granted thereunder. The 2022 Incentive Award Plan Administrator may also delegate to one or more senior officers of the Company the authority to grant awards, subject to terms and conditions determined by the 2022 Incentive Award Plan Administrator and within the limitations of Section 16 of the Exchange Act.

Types of Awards.    The 2022 Incentive Award Plan provides for the grant of stock options, which may be ISOs or nonstatutory stock options (“NSOs”), stock appreciation rights (“SARs”), restricted shares, restricted stock units (“RSUs”) and other stock or cash-based awards that the 2022 Incentive Award Plan Administrator determines are consistent with the purpose of the Incentive Award Plan and the interests of the Company, or collectively, awards.

Share Reserve.    The number of shares of the Company’s Class A Common Stock that may be issued under the 2022 Incentive Award Plan is equal to the sum of (x) 19,650,371 shares plus (y) the annual increase in shares described below. As of December 31, 2022, the Company may issue up to 19,650,371 shares of Class A Common Stock the exercise of ISOs under the 2022 Incentive Award Plan. On the first day of each calendar year during the term of the 2022 Incentive Award Plan, beginning on January 1, 2023 and continuing until (and including) January 1, 2032, the number of shares available under the Incentive Award Plan will automatically increase by a number equal to the lesser of (a) five percent (5%) of the total number of shares of the Company’s Class A Common Stock issued and outstanding shares on December 31 of the calendar year immediately preceding the date of such increase and (b) a number of shares of the Company’s Class A Common Stock determined by the Company’s Board.

If options, stock appreciation rights, restricted stock units or any other awards are forfeited, cancelled or expire before being exercised or settled in full, the shares subject to such awards will again be available for issuance under the 2022 Incentive Award Plan. If stock appreciation rights are exercised or restricted stock units are settled, only the number of shares actually issued upon exercise or settlement of such awards will reduce the number of shares available under the 2022 Incentive Award Plan. If restricted shares or shares issued upon exercise of an option are reacquired by the Company pursuant to a forfeiture provision, repurchase right or for any other reason, then such shares will again be available for issuance under the 2022 Incentive Award Plan. Shares applied to pay the exercise price of an option or satisfy withholding taxes related to any award will again become available for issuance under the 2022 Incentive Award Plan. To the extent an award is settled in cash, the cash settlement will not reduce the number of shares available for issuance under the 2022 Incentive Award Plan.

Shares issued under the 2022 Incentive Award Plan may be authorized but unissued shares or treasury shares. As of December 31, 2022, there were awards for an aggregate of 16,397,966 shares of Class A Common Stock granted under the 2022 Incentive Award Plan.

Annual Limitation on Compensation of Non-Employee Directors.    The grant date fair value of awards granted to each non-employee director during any fiscal year of the Company may not exceed $500,000 (on a per-director basis). This limit is increased to $750,000 in the fiscal year a non-employee director is initially appointed or elected to the Company’s Board. The Company’s Board may make exceptions to such limit for a non-employee chairperson or, in extraordinary circumstances, for other non-employee directors, provided the non-employee director receiving such additional compensation does not participate in the decision to award such compensation. Compensation paid to an individual for services as an employee or consultant and awards granted in lieu of cash retainers or other fees will not count towards these limitations.

Eligibility.    Employees (including officers), non-employee directors and consultants who render services to the Company or a parent thereof (whether now existing or subsequently established) are eligible to receive awards under the 2022 Incentive Award Plan. ISOs may only be granted to employees of the Company or a parent or subsidiary thereof (whether now existing or subsequently established). As of December 31, 2022, 436 employees, including seven executive officers (two of whom are employee directors), three non-employee directors, and two consultants are eligible to participate in the 2022 Incentive Award Plan. See “Business-Employees” for further discussion relating to our reduction of workforce that was implemented in January 2023.

International Participation.    The 2022 Incentive Award Plan Administrator has the authority to implement sub-plans (or otherwise modify applicable grant terms) for purposes of satisfying applicable foreign laws, conforming to applicable market practices or for qualifying for favorable tax treatment under applicable foreign laws, and the terms and conditions applicable to awards granted under any such sub-plan or modified award may differ from the terms of the 2022 Incentive Award Plan. Any shares issued in satisfaction of awards granted under a sub-plan will come from the 2022 Incentive Award Plan share reserve.

Repricing.    The 2022 Incentive Award Plan Administrator has full authority to reprice (reduce the exercise price of) options and stock appreciation rights or to approve programs in which options and stock appreciation rights are exchanged for cash or other equity awards on terms the 2022 Incentive Award Plan Administrator determines.

Stock Options.    A stock option is the right to purchase a certain number of shares of Class A Common Stock at a fixed exercise price which, pursuant to the 2022 Incentive Award Plan, may not be less than 100% of the fair market value of the Company’s Class A Common Stock on the date of grant. Subject to limited exceptions, an option may have a term of up to 10 years and will generally expire sooner if the optionee’s service terminates. Options will vest at the rate determined by the 2022 Incentive Award Plan Administrator. An optionee may pay the exercise price of an option in cash, or, with the consent of the 2022 Incentive Award Plan Administrator, with shares of Class A Common Stock the optionee already owns, with proceeds from an immediate sale of the option shares through a broker approved by us, through a net exercise procedure or by any other method permitted by applicable law.

Tax Limitations on Incentive Stock Options.    The aggregate fair market value, determined at the time of grant, of the Company’s Class A Common Stock with respect to ISOs that are exercisable for the first time by an option holder during any calendar year under all of the Company’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the Company’s total combined voting power or that of any of the Company’s affiliates unless (a) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (b) the term of the ISO does not exceed five years from the date of grant.

Stock Appreciation Rights.    An SAR provides the recipient with the right to the appreciation in a specified number of shares of Class A Common Stock. The 2022 Incentive Award Plan Administrator determines the exercise price of SARs granted under the 2022 Incentive Award Plan, which may not be less than 100% of the fair market value of the Company’s Class A Common Stock on the date of grant. Subject to limited exceptions, an SAR may have a term of up to 10 years and will generally expire sooner if the recipient’s service terminates. SARs will vest at the rate determined by the 2022 Incentive Award Plan Administrator. Upon exercise of a SAR, the recipient will receive an amount in cash, stock, or a combination of stock and cash determined by the 2022 Incentive Award Plan Administrator, equal to the excess of the fair market value of the shares being exercised over their exercise price.

Restricted Stock Awards.    Shares of restricted stock may be issued under the 2022 Incentive Award Plan for such consideration as the 2022 Incentive Award Plan Administrator may determine, including cash, services rendered or to be rendered to the Company or such other forms of consideration permitted under applicable law. Restricted shares may be subject to vesting, as determined by the 2022 Incentive Award Plan Administrator. Recipients of restricted shares generally have all of the rights of a shareholder with respect to those shares, including voting rights, however any dividends and other distributions on restricted shares will generally be subject to the same restrictions on transferability and forfeitability as the underlying shares.

Restricted Stock Units.    An RSU is a right to receive a share, at no cost to the recipient, upon satisfaction of certain conditions, including vesting conditions, established by the 2022 Incentive Award Plan Administrator. RSUs vest at the rate determined by the 2022 Incentive Award Plan Administrator and any unvested RSUs will generally be forfeited upon termination of the recipient’s service. Settlement of RSUs may be made in the form of cash, stock or a combination of cash and stock, as determined by the 2022 Incentive Award Plan Administrator. Recipients of RSUs generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled. At the 2022 Incentive Award Plan Administrator’s discretion and as set forth in the applicable RSU agreement, RSUs may provide for the right to dividend equivalents which will generally be subject to the same conditions and restrictions as the RSUs to which they pertain.

Other Awards.    The 2022 Incentive Award Plan Administrator may grant other awards based in whole or in part by reference to the Company’s Class A Common Stock and may grant awards under other plans and programs that will be settled with shares issued under the 2022 Incentive Award Plan. The 2022 Incentive Award Plan Administrator will determine the terms and conditions of any such awards.

Changes to Capital Structure.    In the event of certain changes in capitalization, including a stock split, reverse stock split or stock dividend, proportionate adjustments will be made in the number and kind of shares available for issuance under the 2022 Incentive Award Plan, the limit on the number of shares that may be issued under the 2022 Incentive Award Plan as ISOs, the number and kind of shares subject to each outstanding award and/or the exercise price of each outstanding award.

Corporate Transactions.    If the Company is party to a merger, consolidation or certain change in control transactions, each outstanding award will be treated as described in the definitive transaction agreement or as the 2022 Incentive Award Plan Administrator determines, which may include the continuation, assumption or substitution of an outstanding award, the cancellation of an outstanding award after an opportunity to exercise or the cancellation of an outstanding award in exchange for a payment equal to the value of the shares subject to such award less any applicable exercise price. In general, if an award held by a participant who remains in service at the effective time of a change in control transaction is not continued, assumed or substituted, then the award will vest in full.

Change in Control.    The 2022 Incentive Award Plan Administrator may provide, in an individual award agreement or in any other written agreement with a participant, that the award will be subject to acceleration of vesting and exercisability in the event of a change in control or in connection with a termination of employment in connection with or following a change in control.

Transferability of Awards.    Unless the 2022 Incentive Award Plan Administrator determines otherwise, an award generally will not be transferable other than by beneficiary designation, a will or the laws of descent and distribution. The 2022 Incentive Award Plan Administrator may permit transfer of an award in a manner consistent with applicable law.

Amendment and Termination.    The 2022 Incentive Award Plan Administrator may amend or terminate the 2022 Incentive Award Plan at any time. Any such amendment or termination will not affect outstanding awards. If not sooner terminated, the 2022 Incentive Award Plan will terminate automatically on August 4, 2032, which is 10 years after its adoption by the Board. Shareholder approval is not required for any amendment of the 2022 Incentive Award Plan, unless required by applicable law, government regulation or exchange listing standards.

Certain Federal Income Tax Aspects of Awards Under the 2022 Incentive Award Plan

This is a brief summary of the U.S. federal income tax aspects of awards that may be made under the 2022 Incentive Award Plan based on existing U.S. federal income tax laws as of the date of this prospectus. This summary covers only the basic tax rules. It does not describe a number of special tax rules, including the alternative minimum tax and various elections that may be applicable under certain circumstances. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a holder may reside, nor does it reflect the tax consequences of a holder’s death. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the 2022 Incentive Award Plan should consult their own professional tax advisors concerning tax aspects of awards under the 2022 Incentive Award Plan. The discussion below concerning tax deductions that may become available to the Company under U.S. federal tax law is not intended to imply that the Company will necessarily obtain a tax benefit or asset from those deductions. The tax consequences of awards under the 2022 Incentive Award Plan depend upon the type of award. Changes to tax laws following the date of this prospectus could alter the tax consequences described below.

Incentive Stock Options.    No taxable income is recognized by an optionee upon the grant or vesting of an ISO, and no taxable income is recognized at the time an ISO is exercised unless the optionee is subject to the alternative minimum tax. The excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares is includable in alternative minimum taxable income.

If the optionee holds the purchased shares for more than one year after the date the ISO was exercised and more than two years after the ISO was granted (the “required ISO holding periods”), then the optionee will generally recognize long-term capital gain or loss upon disposition of such shares. The gain or loss will equal the difference between the amount realized upon the disposition of the shares and the exercise price paid for such shares. If the optionee disposes of the purchased shares before satisfying either of the required ISO holding periods, then the optionee will recognize ordinary income equal to the fair market value of the shares on the date the ISO was exercised over the exercise price paid for the shares (or, if less, the amount realized on a sale of such shares). Any additional gain will be a capital gain and will be treated as short-term or long-term capital gain depending on how long the shares were held by the optionee.

Nonstatutory Stock Options.    No taxable income is recognized by an optionee upon the grant or vesting of an NSO, provided the NSO does not have a readily ascertainable fair market value. If the NSO does not have a readily ascertainable fair market value, the optionee will generally recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. If the optionee is an employee or former employee, the optionee will be required to satisfy the tax withholding requirements applicable to such income. Upon resale of the purchased shares, any subsequent appreciation or depreciation in the value of the shares will be treated as short-term or long-term capital gain or loss depending on how long the shares were held by the optionee.

Restricted Stock.    A participant who receives an award of restricted stock generally does not recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income when the shares vest, subject to withholding if the participant is an employee or former employee. The amount of taxable income is equal to the fair market value of the shares on the vesting date(s) less the amount, if any, paid for the shares. Alternatively, a participant may make a one-time election to recognize income at the time the participant receives restricted stock in an amount equal to the fair market value of the restricted stock (less any amount paid for the shares) on the date of the award by making an election under Section 83(b) of the Code.

Restricted Stock Unit Awards.    In general, no taxable income results upon the grant of an RSU. The recipient will generally recognize ordinary income, subject to withholding if the recipient is an employee or former employee, equal to the fair market value of the shares that are delivered to the recipient upon settlement of the RSU. Upon resale of the shares acquired pursuant to an RSU, any subsequent appreciation or depreciation in the value of the shares will be treated as short-term or long-term capital gain or loss depending on how long the shares were held by the recipient.

Stock Appreciation Rights.    In general, no taxable income results upon the grant of a SAR. A participant will generally recognize ordinary income in the year of exercise equal to the value of the shares or other consideration received. In the case of a current or former employee, this amount is subject to withholding.

Section 409A.    The foregoing description assumes that Section 409A of the Code does not apply to an award. In general, options and stock appreciation rights are exempt from Section 409A if the exercise price per share is at least equal to the fair market value per share of the underlying stock at the time the option or stock appreciation right was granted. RSUs are subject to Section 409A unless they are settled within two and one half months after the end of the later of (a) the end of the Company’s fiscal year in which vesting occurs or (b) the end of the calendar year in which vesting occurs. Restricted stock awards are not generally subject to Section 409A. If an award is subject to Section 409A and the provisions for the exercise or settlement of that award do not comply with Section 409A, then the participant would be required to recognize ordinary income whenever a portion of the award vested (regardless of whether it had been exercised or settled). This amount would also be subject to a 20% U.S. federal tax and premium interest in addition to the U.S. federal income tax at the participant’s usual marginal rate for ordinary income.

Tax Treatment of the Company.    The Company will generally be entitled to an income tax deduction at the time and to the extent a participant recognizes ordinary income as a result of an award granted under the 2022 Incentive Award Plan. However, Section 162(m) of the Code may limit the deductibility of certain awards granted under the 2022 Incentive Award Plan. Although the 2022 Incentive Award Plan Administrator considers the deductibility of compensation as one factor in determining executive compensation, the 2022 Incentive Award Plan Administrator retains the discretion to award and pay compensation that is not deductible as it believes that it is in the shareholders’ best interests to maintain flexibility in the approach to executive compensation and to structure a program that the Company considers to be the most effective in attracting, motivating and retaining key employees.

Incentive Award Plan Benefits

Benefits to be received under the 2022 Incentive Award Plan are not determinable since they depend on discretionary decisions to be made by the 2022 Incentive Award Plan Administrator regarding which participants are selected and what awards are made under the 2022 Incentive Award Plan.

Registration with the SEC

We filed a registration statement on Form S-8 with the SEC on July 20, 2022 registering the shares of the Company’s Class A Common Stock reserved for issuance under the 2022 Incentive Award Plan, which became effective immediately upon filing.

2022 Employee Stock Purchase Plan

The Board adopted, and stockholders approved, the Employee Stock Purchase Agreement (the “ESPP”), in order to allow employees of the Company and its affiliates to purchase shares of Class A Common Stock at a discount through payroll deductions and to benefit from stock price appreciation, thus enhancing the alignment of employee and stockholder interests.

The ESPP is described in more detail below.

(a)     Overview

The Board has approved and adopted, and the Company’s shareholders approved, the ESPP. The Company is authorized to provide eligible employees of the Company and its designated subsidiaries with an opportunity to purchase shares of the Company’s Class A Common Stock at a discount to the market price and to pay for such purchases through payroll deductions in accordance with the ESPP’s terms.

(b)    Purpose of the ESPP

The purpose of the ESPP is to provide employees of the Company and its designated subsidiaries (whether now existing or subsequently established) with the ability to acquire shares of the Company’s Class A Common Stock at a discount to the market price and to pay for such purchases through payroll deductions or other approved contributions. The Company believes that the ESPP will be important in helping to attract and retain employees of the Company.

(c)     Reasons for the Approval of the ESPP

The ESPP, and the right of participants to make purchases thereunder, is intended to meet the requirements of an employee stock purchase plan as defined in Section 423 of the Code. Shareholder approval of the ESPP was necessary in order to satisfy the requirements under Section 423 of the Code and to meet the shareholder approval requirements of the Nasdaq.

(d)    Summary of the ESPP’s Material Terms and Features

The following summary of the principal provisions of the ESPP is qualified in its entirety by reference to the full text of the ESPP. To the extent there is a conflict between this summary and the ESPP, the terms of the ESPP will govern.

General.    The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code; however, the ESPP also allows the Company to conduct offerings for non-U.S. employees that do not qualify under Section 423 of the Code as described in “International Participation” below. During regularly scheduled “offering periods” under the ESPP, participants will be able to request payroll deductions which will be applied periodically to purchase a number of shares of the Company’s Class A Common Stock at a discount to the market price and in an amount determined in accordance with the ESPP’s terms.

Administration.    The ESPP is administered by the Company’s Board or by one or more committees to which the board of directors delegates such administration (as applicable, the “ESPP Administrator”). Subject to the terms of the ESPP, the ESPP Administrator will have the complete discretion to establish the terms and conditions of offering periods under the ESPP, to interpret the ESPP and to make all decisions related to the operation of the ESPP.

Shares Available for Issuance.    As of December 31, 2022, up to a maximum of 3,930,074 shares of Class A Common Stock may be issued under the ESPP, plus an annual increase in shares described below.

On the first day of each calendar year during the term of the ESPP, beginning on January 1, 2023 and continuing until (and including) January 1, 2032, the aggregate number of shares of the Company’s Class A Common Stock that may be issued under the ESPP will automatically increase by a number equal to the lesser of (a) one percent (1%) of the total number of shares of the Company’s Class A Common Stock issued and outstanding shares on December 31 of the calendar year immediately preceding the date of such increase and (b) a number of shares of the Company’s

Class A Common Stock determined by the Company’s Board. Shares of the Company’s Class A Common Stock issued under the ESPP may be authorized but unissued shares or treasury shares. As of December 31, 2022, we had not yet issued any shares pursuant to the ESPP.

Eligibility and Participation.    All employees (including officers and employee directors) who are employed by the Company or a designated subsidiary (whether currently existing or subsequently established) or, solely in the case of an offering period that is not intended to qualify under Section 423 of the Code, a designated affiliate (whether currently existing or subsequently established), are eligible to participate in the ESPP, resulting in 436 employees (including seven executive officers, two of whom are employee directors) as eligible participants, as of December 31, 2022. The ESPP Administrator may exclude certain categories of employees from participating in any offering period to the extent permitted by Section 423 of the Code, including part-time employees, seasonal employees, employees who have not completed a minimum period of service with the company and/or highly compensated employees. No employee will be allowed to participate in the ESPP if his or her participation in the ESPP is prohibited by local law or if complying with local law would cause the ESPP or an offering period that is intended to qualify under Section 423 of the Code to violate the requirements of Section 423 of the Code. In the case of an offering period that is not intended to qualify under Section 423 of the Code, the ESPP Administrator may exclude any individual(s) from participation if the ESPP Administrator determines that the participation of such individual(s) is not advisable or practicable. Also, in accordance with Section 423 of the Code, no employee may be granted a right to purchase shares of the Company’s Class A Common Stock under the ESPP if, immediately after such grant, such employee would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary (including in such calculation stock held directly or indirectly by or for the benefit of the employee and stock held by certain persons related to the employee).

The ESPP will permit an eligible employee to purchase the Company’s Class A Common Stock through payroll deductions, which may not exceed fifteen percent (15%) of the employee’s eligible compensation (or such lower limit as may be determined by the ESPP Administrator for an offering period). Employees will be able to withdraw their accumulated payroll deductions prior to the end of the offering period in accordance with the terms of the offering period. Participation in the ESPP will end automatically upon termination of employment. In the event of withdrawal or termination of participation in the ESPP, a participant’s accumulated payroll contributions will be refunded without interest.

Certain limitations on the number of shares of the Company’s Class A Common Stock that a participant may purchase apply. For example, the right granted to an employee may not permit him or her to purchase more than $25,000 worth of shares of the Company’s Class A Common Stock under the ESPP (determined on the basis of the fair market value per share as of the start of the applicable offering period) for each calendar year in which the right is outstanding. The ESPP Administrator may also establish one or more limits on the number of shares that may be purchased during any offering period and/or purchase period. Unless the ESPP Administrator provides otherwise with respect to an offering period, no participant may purchase more than 5,000 shares during any purchase period within an offering period.

International Participation.    To provide the Company with greater flexibility in structuring its equity compensation programs for non-U.S. employees, the ESPP also permits the Company to grant employees of the Company’s non-U.S. subsidiaries and affiliates rights to purchase shares of the Company’s Class A Common Stock pursuant to other offering periods and/or sub-plans adopted by the ESPP Administrator in order to achieve tax, securities law or other compliance objectives. While the ESPP is intended to be a qualified “employee stock purchase plan” within the meaning of Section 423 of the Code, any such international sub-plans or offerings are not required to satisfy those U.S. tax code requirements and therefore may have terms that differ from the ESPP terms applicable in the U.S.

Offering Periods and Purchase Price.    The ESPP will be implemented through a series of offering periods of up to twenty-seven (27) months, which may consist of one or more purchase periods. During each purchase period, payroll contributions will accumulate without interest. On the last trading day of the purchase period, accumulated payroll deductions will be used to purchase the Company’s Class A Common Stock.

The purchase price for each offering period will be established by the ESPP Administrator and may not be less than eighty-five percent (85%) of the fair market value per share of the Company’s Class A Common Stock on either the first trading day in an offering period or on the purchase date, whichever is lower.

Changes in Capital Structure.    In the event that there is a specified type of change in the Company’s capital structure, such as a stock split, appropriate adjustments will be made to (a) the number of shares reserved under the ESPP and the maximum size of the annual increase in shares, (b) the individual participant share limitations described in the ESPP and (c) the purchase price per share and the number and class of stock covered by each outstanding right under the ESPP which has not yet been exercised.

Corporate Reorganization.    In the event of certain corporate reorganizations, any offering period then in progress will terminate unless the ESPP is continued, assumed or substituted by the surviving entity or its parent. In the event an offering period is terminated, a new purchase date will be set for such offering period prior the effective time of the reorganization and a participant’s accumulated contributions will be applied to his or her purchase rights outstanding on such date.

Amendment and Termination.    The ESPP Administrator will have the right to amend, suspend or terminate the ESPP at any time. Any increase in the aggregate number of shares to be issued under the ESPP is subject to shareholder approval except for (a) the automatic annual increase in shares and (b) any share increase resulting from changes in the Company’s capital structure. Any other amendment to the ESPP is subject to shareholder approval only to the extent required under applicable law or regulation. The ESPP will terminate automatically in April2032, which is 10 years after its adoption by the Board.

(f)     Certain Federal Income Tax Consequences of Participating in the ESPP

The following is a brief summary of the general U.S. federal income tax consequences of participation in the ESPP as of the date of this prospectus. This summary is not complete and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside. Tax consequences for any particular individual may be different. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the ESPP should consult their own professional tax advisors concerning tax aspects of awards under the ESPP.

As described above, the ESPP has a domestic component intended to qualify under Section 423 of the Code and an international component not intended to so qualify. The tax consequences for a U.S. taxpayer will depend on whether he or she participates in the domestic component or the international component. Further, changes to tax laws following the date of this prospectus could alter the tax consequences described below.

U.S. Component

Payroll deductions under the ESPP are made on an after-tax basis (i.e., contributions to the ESPP do not reduce a participant’s taxable income).

The ESPP, and the right of U.S. participants to make purchases thereunder, is intended to qualify for favorable federal income tax treatment associated with rights granted under an “employee stock purchase plan” that qualifies under provisions of Section 423 of the Code. As a result, participants in the ESPP will generally not recognize taxable income until they sell or otherwise dispose of the shares purchased under the ESPP. The amount of taxable income a participant will recognize in connection with the sale or other disposition of shares purchased under the ESPP will depend on how long the shares were held. If the shares were held at least two years from the start of the offering period in which the shares were purchased and one year from the date the shares were purchased, then the amount of ordinary income recognized will be equal to the lesser of (a) the difference between the fair market value of the shares on the date of disposition and the purchase price paid for the shares or (b) the excess of the fair market value of the shares at the start of the offering period in which the shares were acquired over the purchase price, and any additional gain will be long-term capital gain. If a sale or other disposition occurs before satisfying one or both holding periods, then the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the purchase date over the purchase price paid for the shares. Any additional gain or loss recognized upon disposition of the shares will be a capital gain or loss, which will be long-term if the shares were held at least one year. Under current law, no withholding applies to transactions under the ESPP.

International Component

Rights granted under the international component are not intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code. With respect to any participant who is subject to U.S. federal income tax with respect to participation under this component, he or she will have compensation income equal to the value of the Company’s Class A Common Stock on the day he or she purchases the Company’s Class A Common Stock, less the purchase price, and will be subject to withholding for income, Medicare and social security taxes, as applicable, on such amount. When a participant sells the Company’s Class A Common Stock purchased under the ESPP, he or she also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the Company’s Class A Common Stock on the day he or she purchased the stock. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

Tax Consequences to the Company

There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the ESPP. The Company is generally entitled to a deduction to the extent amounts are taxed as ordinary income to a participant in connection with a sale or disposition of shares prior to satisfaction of the holding periods described above.

(g)    New Plan Benefits

Benefits to be received under the ESPP are not determinable since they depend on terms to be established by the Company and discretionary participant elections whether and to what extent to participate in the ESPP.

(h)    Registration with the SEC

We filed a registration statement on Form S-8 with the SEC on July 20, 2022 registering the shares of the Company’s Class A Common Stock reserved for issuance under the ESPP, which became effective immediately upon filing.

2016 Equity Incentive Plan

In 2016, the Legacy SoundHound Board adopted, and Legacy SoundHound’s stockholders approved, the SoundHound, Inc. 2016 Equity Incentive Plan (the “2016 Incentive Plan”). Each of the named executive officers hold options under the 2016 Incentive Plan, as described above.

As the SoundHound AI, Inc. 2022 Incentive Award Plan was approved by the Company’s stockholders as August 4, 2022, no further awards will be granted under the 2016 Incentive Plan.

The following describes the material terms of the 2016 Incentive Plan.

Grants.    The 2016 Incentive Plan provided both for the direct award or sale of shares and for the grant of ISOs and NQSOs. ISOs could be granted only to employees of Legacy SoundHound and its affiliates. All other awards could be granted to employees, non-employee directors and consultants of Legacy SoundHound and its affiliates.

The maximum number of shares of Legacy SoundHound common stock (now shares of our Class A Common Stock) that could be issued over the term of the 2016 Incentive Plan was 48,347,329 shares (the equivalent of 268,628,969 shares of Class A Common Stock). As of December 31, 2022, stock options to purchase 22,892,983 shares of our Class A Common Stock with a weighted-average exercise price of $4.00 per share were outstanding under the 2016 Incentive Plan. As of December 31, 2022, there were 1,470,387 RSUs outstanding under the 2016 Incentive Plan.

Administration.    The Legacy SoundHound Board, or a committee with authority delegated by the Legacy SoundHound Board, administered the 2016 Incentive Plan. The Board has assumed such administrative duties with respect to awards still outstanding under the 2006 Stock Plan. During the term of the 2006 Plan, and subject to its terms, the administrator had the power to determine: who would be granted awards, when and how each award would be granted, what type of award would be granted, the provisions of each award (which need not be identical), including when a person would be permitted to exercise or otherwise receive cash or shares under the award, the number of shares subject to an award, and the fair market value applicable to an award. The administrator also has the discretion to effect, with the consent of any adversely affected participant, the reduction of the exercise, purchase or strike price of any outstanding award; the cancellation of any outstanding award and the grant in substitution therefor of a new award or other valuable consideration, or any other action that is treated as a repricing under generally accepted accounting principles. The administrator also has the authority to accelerate the time(s) at which an award may vest or be exercised, and to construe, interpret, and settle all controversies regarding the terms of the 2016 Incentive Plan and awards granted thereunder.

Options.    Legacy SoundHound’s employees and service providers historically received stock options pursuant to the 2016 Incentive Plan. Each of the named executive officers has been granted a mix of ISOs and NSOs. See the “Outstanding Equity Awards at 2022 Fiscal Year End” table above for further information about the Company’s named executive officers’ outstanding options as of December 31, 2022.

The exercise price per share of options granted under the 2016 Incentive Plan were required to be at least 100% of the fair market value per share of Legacy SoundHound’s common stock on the grant date. Subject to the provisions of the 2016 Incentive Plan, the administrator determined the other terms of options, including any vesting and exercisability requirements, the method of payment of the option exercise price, the option expiration date, and the period following termination of service during which options may remain exercisable.

RSUs.    A restricted stock unit (“RSU”) is a right to receive a share of Legacy SoundHound’s common stock (now shares of our Class A Common Stock), at no cost to the recipient, upon satisfaction of certain conditions, including vesting conditions, established by the administrator. RSUs vest at the rate determined by the administrator and any unvested RSUs will generally be forfeited upon termination of the recipient’s service. Settlement of RSUs may be made in the form of cash, stock or a combination of cash and stock, as determined by the administrator. Recipients of RSUs generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled. At the administrator’s discretion and as set forth in the applicable award agreement, RSUs may provide for the right to dividend equivalents which will generally be subject to the same conditions and restrictions as the RSUs to which they pertain.

Changes to Capital Structure; Corporate Transactions.    In the event of certain changes to the Company’s capital structure, such as a stock dividend, stock split or reverse stock split, appropriate adjustments will be made to (a) the number of shares available for issuance under the 2016 Incentive Plan, and (b) the number of shares covered by and, as applicable, the exercise price and the kind of underlying security of each outstanding award granted under the 2016 Incentive Plan. In the event the Company is party to a “corporate transaction” or “change in control” (as each is defined in the 2016 Incentive Plan), the administrator may take one or more of the following actions to provide for: (i) the continuation of the awards by the Company (if the Company is the surviving corporation), (ii) the assumption or substitution of awards by the successor or surviving corporation, (iii) upon written notice, the termination of unexercised or unvested awards prior to the reorganization event, (iv) the acceleration of vesting applicable to an award, (v) the cancellation and purchase of outstanding awards for the amount that could have been obtained upon the exercise of the award and sale of the underlying stock had such award been currently exercisable, or (vi) the cancellation of the outstanding award.

Plan Amendment or Termination.    The Legacy SoundHound Board, and then the Board, had the right to amend, modify, or terminate the 2016 Incentive Plan at any time, although such change could not materially impair a participant’s rights under an outstanding award without the participant’s written consent.

2006 Stock Plan

In 2006, the Legacy SoundHound Board adopted, and Legacy SoundHound’s stockholders approved, the Melodis Corporation 2006 Stock Plan (the “2006 Stock Plan”). Following adoption of the 2016 Incentive Plan, as described below, no new awards were made under the 2006 Stock Plan and the 2006 Plan terminated in 2006, except with respect to awards that continued after such termination. The following describes the material terms of the 2006 Stock Plan.

Grants, Generally.    The 2006 Stock Plan provided both for the direct award or sale of shares and the grant of incentive stock options (“ISOs”) and non-qualified stock options (“NSOs”). ISOs could be granted only to employees of Legacy SoundHound and its affiliates. All other awards could be granted to employees, non-employee directors and consultants of Legacy SoundHound and its affiliates.

The maximum number of shares of SoundHound common stock (now shares of our Class A Common Stock) that could be issued over the term of the 2006 Stock Plan was 3,313,368 shares (the equivalent of 18,409,841 shares of Class A Common Stock). As of December 31, 2022, stock options to purchase 2,306,908 shares of our Class A Common Stock with a weighted-average exercise price of $1.15 per share were outstanding under the 2006 Stock Plan. As of December 31, 2022, there were no outstanding awards under the 2006 Stock Plan other than these options.

Administration.    The Legacy SoundHound Board, or a committee with authority delegated by the Legacy SoundHound Board, administered the 2006 Stock Plan. The Board has assumed such administrative duties with respect to awards still outstanding under the 2006 Stock Plan. During the term of the 2006 Plan, and subject to its terms, the administrator had the power to determine: who would be granted awards, when and how each award would be granted, what type of award would be granted, the provisions of each award (which need not be identical), including when a person would be permitted to exercise or otherwise receive cash or shares under the award, the number of shares subject to an award, and the fair market value applicable to an award. The administrator also has the discretion to effect, with the consent of any adversely affected participant, an option exchange program whereby outstanding options are exchanged for options with a lower exercise price or are amended to decrease the exercise price as a result of a decline in the fair market value of Legacy SoundHound’s common stock (now shares of our Class A Common Stock). The administrator also has the authority to accelerate the time(s) at which an award may vest or be exercised, and to construe, interpret, and settle all controversies regarding the terms of the 2006 Stock Plan and awards granted thereunder.

Options.    Legacy SoundHound’s employees and service providers historically received stock options pursuant to the 2006 Stock Plan.

The exercise price per share of options granted under the 2006 Stock Plan were required to be at least 100% of the fair market value per share of Legacy SoundHound’s common stock on the grant date. Subject to the provisions of the 2006 Stock Plan, the administrator determined the other terms of options, including any vesting and exercisability requirements, the method of payment of the option exercise price, the option expiration date, and the period following termination of service during which options may remain exercisable.

Changes to Capital Structure; Corporate Transactions.    In the event of certain changes to the Company’s capital structure, such as a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the common stock, or any other increase or decrease in the number of issued shares of Legacy SoundHound’s common stock (now shares of shares of our Class A Common Stock) effected without receipt of consideration by the Company, appropriate adjustments will be made to (a) the number of shares available for issuance under the 2006 Stock Plan, and (b) the number of shares covered by and, as applicable, the exercise price and the kind of underlying security of each outstanding award granted under the 2006 Stock Plan. In the event we are a party to a “corporate transaction” or “change of control” (as each is defined in the 2006 Stock Plan), each outstanding option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the successor corporation does not agree to assume the award or to substitute an equivalent option, in which case such option shall terminate upon the consummation of the transaction.

Plan Amendment or Termination.    The Legacy SoundHound Board had the right to amend, modify, or terminate the 2006 Stock Plan at any time, prior to its termination, although such change could not materially and adversely affect a participant’s rights under an outstanding award without the participant’s written consent.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of each transaction since January 1, 2021 and each currently proposed transaction in which:

•        SoundHound AI or SoundHound has been or is to be a participant;

•        the amount involved exceeded or exceeds the lesser of (a) $120,000 or (b) one percent of the average of Legacy SoundHound’s total assets at year-end for the fiscal years ended December 31, 2022 and 2021; and

•        any of SoundHound AI or Legacy SoundHound’s directors, executive officers or holders of more than 5% of its capital stock prior to the Business Combination, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Since January 1, 2021, in connection with the equity financing rounds in which SoundHound AI or Legacy SoundHound has engaged since that date, the following agreements have been entered into (all of which are with investors in such financings, including holders of more than 5% of SoundHound A’s capital stock or Legacy SoundHound’s capital stock at the time of such agreements.

Amended and Restated Registration Rights Agreement

In connection with the Business Combination, certain holders of Legacy SoundHound’s capital stock entered into an amended and restated registration rights agreement prior to the consummation of the Business Combination with certain existing stockholders of ATSP with respect to the shares of Class A Common Stock they owned at the time of the consummation of the Business Combination, and with certain Legacy SoundHound stockholders. The Amended and Restated Registration Rights Agreement requires the Company to, among other things, file a resale shelf registration statement on behalf of the stockholders no later than 60 days after consummation of the Business Combination. The Amended and Restated Registration Rights Agreement also provides certain demand registration rights and piggyback registration rights to the stockholders, subject to underwriter cutbacks and issuer blackout periods. The Company has agreed to pay certain fees and expenses relating to registrations under the Amended and Restated Registration Rights Agreement. On November 10, 2022, the Registration Statement on Form S-1, initially filed with the SEC on May 16, 2022, was declared effective by the SEC, relating to the Company’s obligations under the Amended and Restated Registration Rights Agreement.

Legacy SoundHound’s Engagement of Guggenheim Securities

In February 2021, Legacy SoundHound entered into an engagement letter (the “Guggenheim Engagement Letter”) pursuant to which Legacy SoundHound engaged Guggenheim Securities to act as (a) Legacy SoundHound’s financial advisor in connection with the Business Combination and (b) Legacy SoundHound’s capital markets advisor with respect to the PIPE Investment. Upon consummation of the Business Combination, Guggenheim Securities received certain agreed upon fees in consideration of its services pursuant to the Guggenheim Engagement Letter. In addition, we have agreed to reimburse Guggenheim Securities for certain expenses and to indemnify Guggenheim Securities against certain liabilities arising out of its engagement.

The brother of Larry Marcus, one of the members of our Board, is a Senior Advisor to Guggenheim Securities, was a stockholder of Legacy SoundHound and a member of the Guggenheim Securities investment banking team engaged pursuant to the Guggenheim Engagement Letter. Mr. Marcus’ brother was an advisor to Legacy SoundHound (in consideration for which advisory services he received, in 2011, options to purchase shares of Legacy SoundHound common stock. In addition, Mr. Marcus’ brother separately owns an indirect equity stake in SoundHound AI that represents, in aggregate with the shares of Class A Common Stock he holds after exercising the options, an equity interest of less than one half of 1% of the total outstanding capital stock of SoundHound.AI. Mr. Marcus did not participate in Legacy SoundHound’s decision to engage Guggenheim Securities and disclosed the fact that his brother would be involved in the advisory services to be provided by Guggenheim Securities to Legacy SoundHound pursuant to the Guggenheim Engagement Letter in advance of the determination by the Legacy SoundHound Board to engage Guggenheim Securities.

Financing

As described elsewhere herein, on or around January 20, 2023, SoundHound AI entered into Preferred Stock Purchase Agreements with certain investors pursuant to which the Company issued and sold to the investors an aggregate of 835,011 shares of its newly designated Series A Preferred Stock for an aggregate issue price of approximately $25 million (see “Recent Developments” in the “Prospectus Summary” for more information regarding the Transaction). Our Chief Financial Officer, Nitesh Sharan, and one of our directors, Eric Ball, each participated in the Transaction, purchasing 3,334 shares of Series A Preferred Stock each for $100,000 each.

Policies and Procedures for Related Party Transactions

In connection with the Business Combination, SoundHound AI has adopted a written related person transaction policy that sets forth the following policies and procedures for the identification, review, consideration and approval or ratification of related person transactions. SoundHound AI’s policies and procedures are designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which SoundHound AI or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds the lesser of $120,000 or one percent of the average of SoundHound AI’s total assets at year-end for the last two completed fiscal years, and in which any related person had, has or will have a direct or indirect material interest. Transactions involving compensation for services provided to SoundHound AI as an employee or director are not covered by this policy A “Related Person” means:

•        any person who is, or at any time during the applicable period was, one of SoundHound AI’s officers or one of the SoundHound AI’s directors;

•        any person who is known by SoundHound AI to be the beneficial owner of more than five percent (5%) of its voting stock;

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than five percent (5%) of its voting stock; and

•        any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, SoundHound AI’s management must present information regarding the related person transaction to the Company’s audit committee, or, if audit committee approval would be inappropriate, to another independent body of SoundHound AI’s Board of Directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to SoundHound AI of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, SoundHound AI will collect information that SoundHound AI deems reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable SoundHound AI to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under SoundHound AI’s Code of Conduct, SoundHound AI’s employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, SoundHound AI’s audit committee, or other independent body of SoundHound AI’s Board of Directors, will take into account the relevant available facts and circumstances including, but not limited to:

•        the risks, costs and benefits to SoundHound AI;

•        the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•        the availability of other sources for comparable services or products; and

•        the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, SoundHound AI’s audit committee, or other independent body of SoundHound AI’s Board of Directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, SoundHound AI’s best interests and those of SoundHound AI’s stockholders, as SoundHound AI’s audit committee, or other independent body of SoundHound AI’s Board of Directors, determines in the good faith exercise of its discretion.

All of the transactions described in this section prior to the date of the Business Combination were entered into prior to the adoption of this policy. Certain of the foregoing disclosures are summaries of certain provisions of our related party agreements, and are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. Copies of certain of the agreements (or forms of the agreements) have been filed as exhibits to the registration statement of which this prospectus is a part, and are available electronically on the website of the SEC at www.sec.gov.

PRINCIPAL STOCKHOLDERS

The following table sets forth information known to the Company regarding beneficial ownership of shares of the Company’s Class A Common Stock and Class B Common Stock as of March 23, 2023 by:

•        each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding Class A Common Stock and Class B Common Stock;

•        each of the Company’s named executive officers and directors; and

•        all executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants and certain other derivative securities that are currently exercisable or will become exercisable within 60 days.

The percentage of beneficial ownership is based on 219,909,116 shares of Company common stock issued and outstanding as of March 23, 2023, which calculation includes (i) 180,173,708 shares of the Company’s Class A Common Stock and (ii) 39,735,408 shares of the Company’s Class B Common Stock. Voting power represents the combined voting power of shares of Class A Common Stock and Class B Common Stock owned beneficially by such person. On all matters to be voted upon, subject to the rights of any holders of any series of preferred stock, holders of shares of Class A Common Stock and Class B Common Stock will vote together as a single class on all matters submitted to the stockholders for their vote or approval. Holders of Class A Common Stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval. Holders of Class B Common Stock are entitled to ten votes per share on all matters submitted to stockholders for their vote or approval.

In accordance with SEC rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days after March 23, 2023 are deemed beneficially owned by the holders of such options and warrants and are deemed outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person.

Unless otherwise indicated, the business address of each of the entities, directors and executives in this table is 5400 Betsy Ross Drive, Santa Clara, CA 95054. Unless otherwise indicated and subject to community property laws and similar laws, the Company believes that all parties named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Beneficial Ownership Table

Name and Address of Beneficial Owners	Number of Shares of Class A Common Stock	% Class	Number of Shares of Class B Common Stock	% Class	% of Total Voting Power
Directors and Executive Officers
Dr. Keyvan Mohajer(1)	1,030,935	*	16,639,064	41.9%	29.0%
James Hom(2)	70,138	*	4,512,588	11.4%	7.8%
Larry Marcus(3)	825,104	*	—	—	*
Diana Sroka(4)	66,343	*	—	—	*
Dr. Eric R. Ball(5)	741,394	*	—	—	*
Dr. Seyed Majid Emami(6)	736,886	*	18,583,756	46.8%	32.3%
Timothy Stonehocker(7)	1,658,774	*	—	—	*
Nitesh Sharan(8)	349,884	*	—	—	*
Michael Zagorsek(9)	1,061,677	*	—	—	*
All directors and executive officers as a group (9 individuals)	6,541,135	3.6%	39,735,408	100.0%	69.9%
5% Holders
Global Catalyst Partners III, L.P.(10)	35,188,205	19.5%	—	—	6.1%

____________

*        Less than 1%.

(1)      Includes 833,435 shares of Class A Common Stock that are issuable upon exercise of stock options which are currently exercisable and 55,000 shares of Class A Common Stock issuable upon vesting of outstanding restricted stock units that vest within 60 days of March 23, 2023.

(2)      Includes 19,722 shares of Class A Common Stock issuable upon vesting of outstanding restricted stock units that vest within 60 days of March 23, 2023.

(3)      Includes 29,258 shares of Class A Common Stock issuable upon vesting of outstanding restricted stock units that vest within 60 days of March 23, 2023 and 795,846 shares of Class A Common Stock held by Marcus Family Trust, dated 7/8/04, of which Larry Marcus is a co-trustee. Mr. Marcus disclaims beneficial ownership of the shares held by the trust except to the extent of any pecuniary interest he may have therein. Does not include securities held of record by Walden Sprout Opportunities Fund-A, LLC because Mr. Marcus is one of three managing members of such fund, he is not deemed to be a beneficial owner of the securities held by such fund. Mr. Marcus’s business address is 2105 Woodside Rd, Woodside, CA 94062.

(4)      Includes 28,228 shares of Class A Common Stock that are issuable upon exercise of stock options which are exercisable within 60 days of March 23, 2023 and 17,239 shares of Class A Common Stock issuable upon vesting of outstanding restricted stock units that vest within 60 days of March 23, 2023.

(5)      Includes 28,228 shares of Class A Common Stock that are issuable upon exercise of stock options which are exercisable within 60 days of March 23, 2023, 17,239 shares of Class A Common Stock issuable upon vesting of outstanding restricted stock units that vest within 60 days of March 23, 2023, 100,020 shares issuable upon conversion of 3,334 shares of Series A Preferred Stock which are convertible within 60 days of March 23, 2023 and 580,250 shares of Class A Common Stock held of record by the Ball Axline Living Trust (dated July 22, 2014) of which Mr. Ball is a joint trustee. Mr. Ball disclaims beneficial ownership of the shares held by the trust except to the extent of any pecuniary interest he may have therein.

(6)      Includes 666,748 shares of Class A Common Stock that are issuable upon exercise of stock options which are currently exercisable and 19,722 shares of Class A Common Stock issuable upon vesting of outstanding restricted stock units that vest within 60 days of March 23, 2023.

(7)      Includes 795,238 shares of Class A Common Stock that are issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of March 23, 2023 and 18,472 shares of Class A Common Stock issuable upon vesting of outstanding restricted stock units that vest within 60 days of March 23, 2023.

(8)      Includes 128,614 shares of Class A Common Stock that are issuable upon exercise of stock options which are currently exercisable or exercisable within 60 days of March 23, 2023, 25,000 shares of Class A Common Stock issuable upon vesting of outstanding restricted stock units that vest within 60 days of March 23, 2023 and 100,020 shares issuable upon conversion of 3,334 shares of Series A Preferred Stock which are convertible within 60 days of March 23, 2023.

(9)      Consists of 972,927 shares of Class A Common Stock that are issuable upon exercise of stock options which are currently exercisable or exercisable within 60 days of March 23, 2023 and 25,000 shares of Class A Common Stock issuable upon vesting of outstanding restricted stock units that vest within 60 days of March 23, 2023.

(10)    Based on Schedule 13D/A filed on May 13, 2022. Global Catalyst Venture Management III, LLC (“GCVM, III”) is the General Partner of Global Catalyst Partners III, L.P. None of the four managing members of GCVM III is deemed to have or share beneficial ownership with respect to such shares. The business address of Global Catalyst Partners III, L.P. is 309 Quinnhill Road, Los Altos, CA 94024.

SELLING STOCKHOLDER

This prospectus relates to the possible offer and resale from time to time by the Holder of up to 14,301,448 shares of our Class A Common Stock that may be issued by us to the Holder pursuant to the Purchase Agreement. For additional information regarding the issuance of the shares to be offered by the Holder included in this prospectus, see section entitled “The Committed Equity Financing” above. We are registering the shares included in this prospectus pursuant to the provisions of the Registration Rights Agreement in order to permit the Holder to offer the shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and as set forth in the section titled “Plan of Distribution (Conflict of Interest)” in this prospectus, the Holder has not had any material relationship with us or any of our affiliates within the past three years. All of the data in the following table is as of March 23, 2023.

The following table was prepared based on information provided to us by the Holder. It sets forth the name and address of the Holder, the aggregate number of shares of our Class A Common Stock that the Holder may offer pursuant to this prospectus, and the beneficial ownership of the Holder both before and after giving effect to the offering, assuming we sell to the Holder all of the 14,301,448 shares covered by this prospectus. We have calculated percentage ownership based on 180,173,708 shares of our Class A Common Stock outstanding (inclusive of the Commitment Shares) as of March 23, 2023.

We cannot advise you as to whether the Holder will in fact sell any or all of the securities set forth in the table below or how long the Holder will hold any shares before selling them. In addition, subject to compliance with applicable securities laws, the Holder may sell, transfer or otherwise dispose of, at any time and from time to time, such securities in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of the below table, unless otherwise indicated below, we have assumed that the Holder will have sold all of the securities covered by this prospectus upon the completion of the offering.

Name of Selling Stockholder	Number of Shares of Class A Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Class A Common Stock Owned After Offering
	Number(1)	Percent(2)		Number(3)	Percent(2)
CF Principal Investments LLC(4)	—	—	14,301,448	—	—

____________

(1)      Number of shares owned prior to this offering is as of March 23, 2023. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that the Holder may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of the Holder’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the purchases of shares of our Class A Common Stock are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares to the Holder to the extent such shares, when aggregated with all other shares then beneficially owned by Cantor, would cause Cantor’s beneficial ownership of shares of our Class A Common Stock to exceed the 4.99% Beneficial Ownership Cap. The Purchase Agreement also prohibits us from issuing or selling shares of Class A Common Stock under the Purchase Agreement in excess of the 19.99% Exchange Cap, unless we obtain stockholder approval to do so. Neither the Beneficial Ownership Cap nor the Exchange Cap (to the extent applicable under Nasdaq rules) may be amended or waived under the Purchase Agreement.

(2)      Applicable percentage ownership is based on 180,173,708 shares of Class A Common Stock as of March 23, 2023.

(3)      Assumes the sale of all shares of Class A Common Stock being offered pursuant to this prospectus.

(4)      CF Group Management, Inc. (“CFGM”) is the managing general partner of Cantor Fitzgerald, L.P. (“CFLP”) and directly or indirectly controls the managing general partner of Cantor Fitzgerald Securities (“CFS”), the sole member of Cantor. Howard Lutnick is Chairman and Chief Executive of CFGM and trustee of CFGM’s sole stockholder. CFLP, indirectly, holds a majority of the ownership interests in CFS, and therefore also indirectly, Cantor. As such, each of CFLP, CFGM, CFS and Mr. Lutnick may be deemed to have beneficial ownership of the securities directly held by Cantor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The foregoing should not be construed in and of itself as an admission by any of CFLP, CFGM, CFS or Mr. Lutnick as to beneficial ownership of the securities beneficially owned, directly, Cantor. The business address of Cantor is 110 East 59th Street, New York, NY 10022.

PLAN OF DISTRIBUTION (CONFLICT OF INTEREST)

We are registering the resale by the Holder of 14,301,448 shares of our Class A Common Stock.

We will not receive any of the proceeds from the sale of the securities by the Holder. However, we will receive proceeds from our sale to the Holder of up to 14,301,448 Class A Shares at varying purchase prices depending on the market price of our shares of Class A Common Stock at the time of such purchases, pursuant to the terms of the Purchase Agreement, after the date of this prospectus. The aggregate proceeds to the Holder will be the purchase price of the securities less any discounts and commissions borne by the Holder. Other expenses incurred by the Company in connection with the filing of the registration statement, of which this prospectus is a part, shall be borne by the Company.

The Class A Shares beneficially owned by the Holder covered by this prospectus may be offered and sold from time to time by the Holder. The term “Holder” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Holder as a gift, pledge, partnership distribution or other transfer. The Holder will act independently of us in making decisions with respect to the timing, manner and size of each sale by the Holder. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Holder may sell its shares of our Class A Common Stock by one or more of, or a combination of, the following methods:

•        purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•        ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•        block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        an over-the-counter distribution in accordance with the rules of the Nasdaq Stock Market LLC;

•        through trading plans entered into by a Holder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•        to or through underwriters or broker-dealers;

•        in privately negotiated transactions;

•        in options transactions;

•        through a combination of any of the above methods of sale; or

•        any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

We cannot currently determine the price or prices at which shares of our Class A Common Stock may be sold by the Holder under this prospectus.

The Holder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. The Holder has informed us that it intends to use one or more registered broker-dealers (one of which is an affiliate of the Holder) to effectuate all sales, if any, of shares of our Class A Common Stock that it may acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The Holder has informed us that each such broker-dealer (excluding any broker-dealer that is an affiliate of the Holder), may receive commissions from the Holder for executing such sales for the Holder and, if so, such commissions will not exceed customary brokerage commissions.

In connection with the execution of the Purchase Agreement, we issued to the Holder 250,000 shares of Class A Common Stock as consideration for its irrevocable commitment to purchase the shares of Class A Common Stock upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement (the “Commitment Shares”) which have subsequently been sold. The Company has also agreed to make a cash payment of $250,000 within 120 days after the Initial Commencement Date. Further, we also have agreed to reimburse Cantor up to $75,000 for the fees and disbursements of its counsel in connection with the transactions contemplated by the Purchase Agreement and in connection with the Holder’s ongoing due diligence review. Moreover, in accordance with FINRA Rule 5110, the 3.0% fixed discount to current market prices of our Common Stock reflected in the purchase prices payable by Holder for our Class A Shares that we may require it to purchase from us from time to time under the Purchase Agreement is deemed to be underwriting compensation in connection with sales of our Class A Shares by Holder to the public. In compliance with FINRA guidelines, total aggregate underwriting compensation received in connection with this offering will not exceed 8% of the proposed maximum aggregate proceeds of the offering.

We also have agreed to indemnify the Holder and certain other persons against certain liabilities in connection with the offering of Class A Shares offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The Holder has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Holder specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Holder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of our Class A Common Stock in the course of hedging transactions, and broker-dealers or other financial institutions may engage in short sales of shares of our Class A Common Stock in the course of hedging the positions they assume with Holder. The Holder may also sell shares of our Class A Common Stock short and redeliver the shares to close out such short positions, subject to restrictions described above under “The Committed Equity Financing — No Short-Selling or Hedging by Cantor.” The Holder may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Holder may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the Holder or borrowed from the Holder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the Holder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, the Holder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Holder may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Holder in amounts to be negotiated immediately prior to the sale.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Holder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Holder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus. In addition, we will make copies of this prospectus available to the Holder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Holder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Except as described below, we know of no existing arrangements between the Holder or any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus.

Conflict of Interest

The Holder is an affiliate of CF&CO, a FINRA member which will act as an executing broker for the sale of shares of our Class A Common Stock to the public in this offering. Because the Holder will receive all the net proceeds from sales of shares made to the public through CF&CO, CF&CO is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Consequently, this offering will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with Rule 5121 CF&CO is not permitted to sell the Class A Shares in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights of our common stock and preferred stock, certain provisions of our Second Amended & Restated Certificate of Incorporation (“Amended Charter”) and our Amended and Restated Bylaws (“Amended Bylaws”) and applicable law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Amended Charter and our Amended Bylaws, copies of which have been filed as exhibits to our SEC filings and are incorporated by reference to our registration statement, of which this prospectus forms a part.

Authorized Capital Stock

As of March 23, 2023, our authorized capital stock consists of 500,000,000 shares, par value $0.0001 per share, consisting of: 499,000,000 shares of common stock, of which, 455,000,000 shares are designated as Class A Common Stock and 44,000,000 shares are designated as Class B Common Stock; and 1,000,000 shares of Preferred Stock, all of which are designated as Series A Preferred Stock. Our authorized but unissued shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded in the future.

Class A Common Stock and Class B Common Stock

There were 219,909,116 shares of Company common stock issued and outstanding as of March 23, 2023, which calculation includes 180,173,708 shares of the Company’s Class A Common Stock and 39,735,408 shares of the Company’s Class B Common Stock. In addition, there are 3,665,996 shares of Class A Common Stock issuable upon exercise of outstanding warrants, no shares of Class B Common Stock issuable upon exercise of outstanding warrants, 21,174,559 shares of Class A Common Stock issuable upon exercise of outstanding stock options, 10,641,543 shares of Class A Common Stock issuable upon vesting of restricted stock units and no shares of Class B Common Stock issuable upon exercise of outstanding stock options or restricted stock units.

The Amended Charter provides for two classes of common stock, with the Class B Common Stock being entitled to ten votes per share and having certain rights to convert into, and under certain circumstances being subject to mandatory conversion into, shares of Class A Common Stock. The Amended Charter provides that, subject to the rights of any holders of any series of Preferred Stock, each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder as of the applicable record date on all matters submitted to a vote at any meeting of stockholders and each holder of Class B Common Stock shall have the right to ten votes per share of Class B Common Stock held of record by such holder as of the applicable record date on all matters properly submitted to stockholders entitled to vote thereon. The Amended Charter will provide, for mandatory or optional conversion of the Class B Common Stock upon the occurrence of circumstances described in the Amended Charter. The holders of outstanding shares of Class A Common Stock and Class B Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as our board of directors from time to time may determine. Our Class A Common Stock Class B Common Stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of our Class A Common Stock and Class B Common Stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. The rights, preferences and privileges of holders of Class A Common Stock and Class B Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

As of the date of this prospectus, we have 1,000,000 shares of Series A Preferred Stock designated and 835,011 shares of Series A Preferred Stock outstanding. Further, our board of directors will be authorized, without further action by the stockholders, to establish one or more class or series, and fix the relative rights and preferences of the company’s undesignated capital stock.

Series A Preferred Stock

On January 20, 2023, in connection with the Transaction, the Company filed a Certificate of Designations, designating 1,000,000 shares of Series A Preferred Stock with an original issue price of $30.00 per share, which became effective with the Secretary of State of the State of Delaware upon filing.

The Series A Preferred Stock is entitled to dividends payable as an increase in the Liquidation Preference (as defined in the Certificate of Designations) for such share at the rate of 14% per annum, accreting semi-annually to Liquidation Preference on January 1 and July 1 of each year, beginning on the first such date after the filing of the Certificate of Designations. The Liquidation Preference per share of Preferred Stock is initially equal to the original issue price per share. The Company may also elect to pay any dividend in cash in lieu of accretion to Liquidation Preference if permitted under the agreements and instruments governing its outstanding indebtedness at such time. The Series A Preferred Stock will also be entitled to customary dividends and distributions when and if paid on shares of Common Stock, subject to restrictions under agreements or instruments governing the Company’s indebtedness.

Each share of Series A Preferred Stock is convertible, at the option of the holder thereof, at any time on or after May 2, 2023 into such number of shares of Common Stock equal to the Liquidation Preference per share at the time of conversion divided by $1.00. In addition, each share of Series A Preferred Stock will automatically convert into shares of Common Stock at the Conversion Ratio on or after January 20, 2024 if and when the daily volume-weighted average closing price per share of Common Stock is at least 2.5 times the Conversion Price for each of any 90 trading days during any 120 consecutive trading day period, which 120-trading day period may commence (but may not end) prior to January 20, 2024. While the shares of Series A Preferred Stock issued on the PIPE Closing Date on an as-converted to Common Stock basis represents approximately 15% of the total shares of common stock outstanding prior to the Transaction (including shares of Class B Common Stock), as a result of the PIK Dividends that accumulate over time, the maximum potential issuance of shares of Common Stock upon conversion of Series A Preferred Stock may exceed 20% of the total shares of common stock outstanding (including shares of Class B Common Stock). As a result, to comply with applicable listing rules of Nasdaq, stockholders holding the majority of the voting power of the Company’s outstanding Common Stock approved the issuance of any Common Stock from time to time upon conversion of the Series A Preferred Stock that would equal 20% or more of the total shares of Common Stock outstanding (including shares of Class B Common Stock) or that would result in a change of control (as defined in Nasdaq listing rules). Such stockholders also approved the issuance and sale of shares of Preferred Stock and any future issuances of shares of Common Stock from time to time upon conversion of Preferred Stock to certain of the Company’s directors and officers who participated in the Transaction, in accordance with Nasdaq listing rules. The Company will also promptly file with the Securities and Exchange Commission and mail an information statement in accordance with Rule 14c-2 under the Securities Exchange Act of 1934, as amended, relating to such stockholder approvals. Any conversion of Series A Preferred Stock described above is subject to the lapse of a 20-day period following the mailing of the information statement.

The holders of Series A Preferred Stock will not be entitled to vote on any matter presented to the stockholders of the Company prior to conversion of such shares into Common Stock. However, certain matters require the approval of a majority of the then-outstanding shares of Series A Preferred Stock, voting as a separate class, including to (i) amend the Company’s organizational documents in a matter that materially and adversely affects the powers, preferences or rights of the Series A Preferred Stock, (ii) create, issue, or authorize the creation or issuance of, increase the authorized amount of, or obligate itself to issue shares of, any class or series of capital stock of the Company, or any obligation or security convertible into or evidencing a right to purchase, any class or series of capital stock, unless such class or series of capital stock ranks junior to the Series A Preferred Stock; (iii) increase the authorized number of shares of Series A Preferred Stock; (iv) reclassify, alter or amend any class of capital stock that ranks junior or pari passu to the Series A Preferred Stock if such action would render such class to be senior to the Series A Preferred Stock or, with respect to junior capital stock, pari passu with the Series A Preferred Stock; (v) purchase or redeem for cash any shares of capital stock of the Company, subject to certain exceptions; and (vi) incur any secured debt as a result of which the Company’s aggregate principal amount of secured debt outstanding would exceed the greater of $75,000,000 or 20% of the Company’s enterprise value.

The Series A Preferred Stock will have preference over the Common Stock and the Class B Common Stock, as well as any additional Junior Stock (as defined in the Certificate of Designations) designated and issued in the future, with respect to distribution of assets or available proceeds, as applicable, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or a merger or consolidation that results in a change in control of the Company or the sale or transfer of all or substantially all assets of the Company (each a “Liquidation Event”). However, the Series A Preferred Stock will rank junior to indebtedness of the Company. Upon a Liquidation Event, the holders of shares of Series A Preferred Stock will be entitled to receive, before any payment is made to holders of any Junior Stock and after payments to satisfy and discharge indebtedness, an amount per share equal to the greater of (i) 2.5 times the Liquidation Preference accumulated at such time (less any prior conversions) or (ii) such amount per share as would have been payable had all shares then-outstanding of Series A Preferred Stock been converted into Common Stock immediately prior to such Liquidation Event.

Options and Restricted Stock Units

As of March 23, 2023, we had outstanding options to purchase an aggregate 21,174,559 shares of our Class A Common Stock and 10,641,543 outstanding restricted stock units.

Warrants

As of March 23, 2023, 3,665,996 Warrants are outstanding. The terms of the Placement Warrants and the terms of the Public Warrants are identical. Each whole Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of an initial business combination. However, no Warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants and a current prospectus relating to such shares of Class A Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Public Warrants is not effective within 90 days following the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of the Class A Common Stock for the 5 trading days ending on the trading day prior to the date of exercise. The Warrants will expire on April 26, 2027, which is the fifth anniversary of our completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Warrant will have no further rights except to receive the redemption price for such holder’s Warrant upon surrender of such Warrant.

The redemption criteria for our Warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the Warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrants.

If we call the Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the shares of the Class A Common Stock for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.

The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least 50% of the then outstanding Public Warrants, including Warrants included in the Public Subunits, in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of Class A Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the Warrants will not be adjusted for issuances of shares of Class A Common Stock at a price below their respective exercise prices.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Class A Common Stock and any voting rights until they exercise their Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their Warrants such that an electing warrant holder would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of Class A Common Stock outstanding.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of Class A Common Stock to be issued to the warrant holder.

Subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Anti-Takeover Provisions of Delaware Law and Our Amended Charter and Amended Bylaws

Special meeting of stockholders

Our Amended Bylaws provide that special meetings of our stockholders may be called only by a majority vote of the Board, by our president or by our chairman or by our secretary at the request in writing of stockholders owning a majority of our issued and outstanding capital stock entitled to vote.

Advance notice requirements for stockholder proposals and director nominations

Our Amended Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to our principal executive offices not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the scheduled date of the annual meeting of stockholders. In the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting of stockholders is given, a stockholder’s notice shall be timely if delivered to our principal executive offices not later than the 10th day following the day on which public announcement of the date of our annual meeting of stockholders is first made or sent by us. Our Amended Bylaws also specify certain requirement as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but unissued shares

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

The combination of these provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Choice of Forum

The Amended Charter provides that, unless SoundHound AI consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of SoundHound AI, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of SoundHound AI to SoundHound AI or SoundHound AI’s stockholders, (iii) any action asserting a claim against SoundHound AI, its directors, officers or employees arising pursuant to any provision of the DGCL or the Amended Charter or the Amended Bylaws of SoundHound AI, or (iv) any action asserting a claim against SoundHound AI, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. However, the foregoing will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless SoundHound AI consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Limitation on Liability and Indemnification

The Amended Charter provides that, to the fullest extent permitted by the Delaware General Corporation Law, a director of SoundHound AI shall not be personally liable to SoundHound AI or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to

SoundHound AI or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of foregoing paragraph by the stockholders of SoundHound AI shall not adversely affect any right or protection of a director of SoundHound AI with respect to events occurring prior to the time of such repeal or modification. \The Amended Charter, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by SoundHound AI in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by SoundHound AI as authorized hereby. The Amended Bylaws of SoundHound AI will permit SoundHound AI to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of SoundHound AI, or is or was serving at the request of SoundHound AI as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not SoundHound AI would have the power to indemnify him against such liability.

Listing

Our Class A Common Stock and Warrants are listed on The Nasdaq Global Market under the trading symbols “SOUN” and “SOUNW”.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Common Stock is Continental Stock Transfer & Trust Company. The Transfer Agent’s address is 1 State Street, 30th Floor, New York, New York 10004.

SECURITIES ACT RESTRICTIONS ON RESALE OF OUR SECURITIES

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of Class A Common Stock or Class B Common Stock or Warrants for at least six months would be entitled to sell their securities provided that (a) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (b) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. Persons who have beneficially owned restricted shares of our Class A Common Stock or Class B Common Stock or warrants for at least six months but who are affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of our securities then-outstanding; or

•        the average weekly reported trading volume of our securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, stockholders will not be able to sell their Class A Common Stock or Class B Common Stock or warrants pursuant to Rule 144 without registration until April 16, 2023, although these shares may be sold sooner to the extent they have been registered on a registration statement that has been declared effective by the SEC, including the shares of Class A Common Stock offered pursuant to this prospectus.

LEGAL MATTERS

Ellenoff Grossman & Schole LLP, New York, New York, is acting as counsel in connection with the registration of our securities under the Securities Act, and as such, will pass upon the validity of the securities offered in this prospectus.

EXPERTS

The financial statements of SoundHound, Inc. as of and for the years ended December 31, 2022 and 2021, included in this registration statement, of which this prospectus forms a part, have been audited by Armanino LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our securities, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov

We also file periodic reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a website at www.soundhound.com, by which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information that is contained on, or that may be accessed through, our website is not a part of this prospectus. We have included our website in this prospectus solely as an inactive textual reference.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of SoundHound AI, Inc.

Santa Clara, California

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of SoundHound AI, Inc. (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive loss, consolidated statements of redeemable convertible preferred stock and stockholders’ deficit, and consolidated statements of cash flows for each of the years then ended, and the related notes (collectively, referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of their operations and their cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

ArmaninoLLP
San Jose, California

We have served as the Company’s auditor since 2020.

March 28, 2023

SOUNDHOUND AI, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$9,245	$21,626
Restricted cash equivalents	—	460
Accounts receivable, net of allowances of $109 as of December 31, 2022 and 2021	3,414	2,060
Prepaid expenses	2,514	1,276
Contract assets	1,671	54
Other current assets	859	1,995
Total current assets	17,703	27,471
Restricted cash equivalents, non-current	230	736
Right-of-use assets	8,119	10,291
Property and equipment, net	3,447	6,155
Deferred tax asset	55	2,169
Contract assets, non-current	7,041	—
Other non-current assets	1,656	2,381
Total assets	$38,251	$49,203

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,798	$3,760
Accrued liabilities	7,462	7,298
Operating lease liabilities	3,282	3,281
Finance lease liabilities	160	1,301
Income tax liability	1,314	2,737
Deferred revenue	5,812	6,042
Convertible note	—	29,868
Derivative liability	—	3,488
Notes payable	16,668	29,964
Total current liabilities	37,496	87,739

Operating lease liabilities, net of current portion	5,715	8,611
Finance lease liabilities, net of current portion	128	292
Deferred revenue, net of current portion	7,543	14,959
Notes payable, net of current portion	18,299	—
Other non-current liabilities	4,295	1,336
Total liabilities	73,476	112,937
Commitments and contingencies (Note 7)

Legacy SoundHound redeemable convertible preferred stock; $0.0001 par value; 0 and 146,218,514 shares authorized; 0 and 106,949,326 shares issued and outstanding, liquidation preference of $0 and $284,826 as of December 31, 2022 and 2021, respectively	—	279,503

Stockholders’ deficit:
Legacy SoundHound Common Stock, $0.0001 par value; 250,030,433 shares authorized; 0 and 68,258,556 shares issued and outstanding as of December 31, 2022 and 2021, respectively	—	1
Class A Common Stock, $0.0001 par value; 455,000,000 shares authorized; 160,297,664 and 0 shares issued and outstanding as of December 31, 2022 and 2021, respectively	16	—
Class B Common Stock, $0.0001 par value; 44,000,000 shares authorized; 39,735,408 and 0 shares issued and outstanding as of December 31, 2022 and 2021, respectively	4	—
Additional paid-in capital	466,857	43,491
Accumulated deficit	(502,102)	(386,729)
Total stockholders’ deficit	(35,225)	(343,237)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$38,251	$49,203

The accompanying notes are an integral part of these consolidated financial statements.

SOUNDHOUND AI, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(In thousands, except share and per share data)

	Year Ended December 31,
	2022	2021
Revenues	$31,129	$21,197
Operating expenses:
Cost of revenues	9,599	6,585
Sales and marketing	20,367	4,240
Research and development	76,392	59,178
General and administrative	30,178	16,521
Total operating expenses	136,536	86,524
Loss from operations	(105,407)	(65,327)

Other expense, net:
Interest expense	(6,893)	(8,342)
Other expense, net	(184)	(5,415)
Total other expense, net	(7,077)	(13,757)
Loss before provision for income taxes	(112,484)	(79,084)
Provision for income taxes	2,889	456
Net loss	(115,373)	(79,540)

Other comprehensive gain:
Unrealized holding gain on available-for-sale securities, net of tax	—	1
Comprehensive loss	$(115,373)	$(79,539)

Net loss per share:
Basic and diluted	$(0.73)	$(1.18)

Weighted-average common shares outstanding:
Basic and diluted	157,317,695	67,255,538

The accompanying notes are an integral part of these consolidated financial statements.

SOUNDHOUND AI, INC.
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS’ DEFICIT
(In thousands, except share and per share data)

	Legacy SoundHound Redeemable Convertible Preferred Stock		Legacy SoundHound Common Stock		Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances as of December 31, 2020	19,132,387	$273,687	11,818,761	$1	—	$—	—	$—	$30,836	$(1)	$(307,189)	$(276,353)
Retroactive application of Business Combination (Note 3)	87,171,583	—	53,849,015	—	—	—	—	—	—	—	—	—
Adjusted Balances, beginning of period	106,303,970	$273,687	65,667,776	$1	—	$—	—	$—	$30,836	$(1)	$(307,189)	$(276,353)
Issuance of common stock upon exercise of stock options	—	—	2,590,780	—	—	—	—	—	2,490	—	—	2,490
Issuance of common stock warrants	—	—	—	—	—	—	—	—	3,843	—	—	3,843
Other comprehensive gain, net of tax	—	—	—	—	—	—	—	—	—	1	—	1
Stock-based compensation	—	—	—	—	—	—	—	—	6,322	—	—	6,322
Issuance of redeemable convertible Series C preferred stock upon net exercise of Series C Warrants	645,356	5,816	—	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	(79,540)	(79,540)
Balances as of December 31, 2021	106,949,326	$279,503	68,258,556	$1	—	$—	—	$—	$43,491	$—	$(386,729)	$(343,237)
Issuance of common stock upon exercise of stock options	—	—	2,582,535	—	—	—	—	—	2,840	—	—	2,840
Net exercise of outstanding warrants	—	—	673,416	—	—	—	—	—	—	—	—	—
Conversion of convertible note	—	—	2,046,827	—	—	—	—	—	20,239	—	—	20,239
Effect of reverse recapitalization, net of costs (Note 3)	(106,949,326)	(279,503)	(73,561,334)	(1)	140,114,400	14	40,396,600	4	279,486	—	—	279,503
PIPE financing	—	—	—	—	11,300,000	1	—	—	86,584	—	—	86,585
Issuance of Class A common shares pursuant to the Business Combination	—	—	—	—	4,693,050	1	—	—	4,105	—	—	4,106
Issuance of Class A common shares upon conversion of Class B common shares	—	—	—	—	661,192	—	(661,192)	—	—	—	—	—
Issuance of Class A common shares upon exercise of stock options	—	—	—	—	1,013,171	—	—	—	1,320	—	—	1,320
Issuance of Class A common shares upon vesting of restricted stock units	—	—	—	—	2,515,851	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	28,792	—	—	28,792
Net loss	—	—	—	—	—	—	—	—	—	—	(115,373)	(115,373)
Balances as of December 31, 2022	—	$—	—	$—	160,297,664	$16	39,735,408	$4	$466,857	$—	$(502,102)	$(35,225)

The accompanying notes are an integral part of these consolidated financial statements.

SOUNDHOUND AI, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(115,373)	$(79,540)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,037	5,502
Stock-based compensation	28,792	6,322
Change in fair value of derivative and warrant liability	606	4,920
Amortization of debt issuance costs	2,287	4,746
Non-cash lease amortization	3,307	3,586
Deferred income taxes	2,114	113
Changes in operating assets and liabilities:
Accounts receivable, net	(1,354)	1,515
Prepaid expenses	(1,238)	(168)
Other current assets	299	(917)
Contract assets	(8,658)	—
Other assets	(539)	(1,470)
Accounts payable	302	424
Accrued liabilities	116	3,671
Operating lease liabilities	(4,030)	(3,565)
Deferred revenue	(7,646)	(10,281)
Other liabilities	2,959	(1,035)
Net cash used in operating activities	(94,019)	(66,177)

Cash flows from investing activities:
Purchases of property and equipment	(1,329)	(636)
Net cash used in investing activities	(1,329)	(636)

Cash flows from financing activities:
Proceeds from issuance of convertible notes, net of issuance costs	—	14,905
Proceeds from note payable, net of issuance costs	—	29,833
Proceeds from the issuance of common stock upon exercise of options	4,160	2,490
Proceeds from Business Combination and PIPE, net of transaction costs	90,689	—
Payments on notes payable	(11,545)	—
Payments on finance leases	(1,303)	(2,575)
Net cash provided by financing activities	82,001	44,653
Net change in cash, cash equivalents, and restricted cash equivalents	(13,347)	(22,160)
Cash, cash equivalents, and restricted cash equivalents, beginning of year	22,822	44,982
Cash, cash equivalents, and restricted cash equivalents, end of year	$9,475	$22,822

Reconciliation to amounts on the consolidated balance sheets:
Cash and cash equivalents	$9,245	$21,626
Current portion of restricted cash equivalents	—	460
Non-current portion of restricted cash equivalents	230	736
Total cash, cash equivalents, and restricted cash equivalents shown in the consolidated statements of cash flows	$9,475	$22,822

SOUNDHOUND AI, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(In thousands)

	Year Ended December 31,
	2022	2021
Supplemental disclosures of cash flow information:
Cash paid for interest	$4,364	$2,631
Cash paid for income taxes	$1,044	$263

Noncash investing and financing activities:
Operating lease liabilities and right-of-use assets through adoption of ASC 842	$—	$11,428
Operating lease liabilities arising from obtaining right-of-use assets	$650	$3,422
Property and equipment acquired under finance leases or debt	$—	$584
Conversion of convertible note into common stock pursuant to Business Combination	$20,239	$—
Conversion of redeemable convertible preferred stock to common stock pursuant to Business Combination	$279,503	$—
Debt discount through issuance of common stock warrants	$—	$3,842
Non-cash debt discount	$—	$525
Issues of series C redeemable convertible preferred stock for exercise of warrants	$—	$5,816

The accompanying notes are an integral part of these consolidated financial statements.

SOUNDHOUND AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.      ORGANIZATION

Nature of Operations

SoundHound AI, Inc. (“SoundHound” or the “Company”) turns sound into understanding and actionable meaning. SoundHound’s technology applications enable humans to interact with the things around them in the same way they interact with each other: by speaking naturally to mobile phones, cars, televisions, music speakers, coffee machines, and every other part of the emerging “connected” world. The conversation voice AI platform is called “Houndify”, where product creators can develop their own voice interfaces with their customers. Hound is primarily used as a prototyping tool to demonstrate what Houndify can deliver. Products and services built on the Houndify platform are referred to as Houndified Products and Houndified Services. The SoundHound music app allows customers to identify and play songs by singing or humming into the smartphone’s microphone, or by identifying the sound playing in the background from external sources.

On April 26, 2022 (the “Closing Date”), pursuant to a merger agreement dated as of November 15, 2021 by and among Archimedes Tech SPAC Partners Co. (“ATSP”), ATSPC Merger Sub, Inc. and SoundHound, Inc. (“Legacy SoundHound”), the parties consummated the merger of ATSPC Merger Sub, Inc. with and into Legacy SoundHound, with Legacy SoundHound continuing as the surviving corporation (the “Merger”), as well as the other transactions contemplated by the Merger Agreement (the Merger and such other transactions, the “Business Combination”). In connection with the closing (the “Closing”) of the Business Combination, Legacy SoundHound became a wholly owned subsidiary of ATSP and ATSP changed its name to SoundHound AI, Inc., and all of Legacy SoundHound common stock (“Legacy SoundHound Common Stock”) and Legacy SoundHound redeemable convertible preferred stock (“Legacy SoundHound Preferred Stock”) automatically converted into shares of the Company’s Class A common stock, par value of $0.0001 per share (the “Class A Common Stock”), and the Company’s Class B common stock, par value of $0.0001 per share (the “Class B Common Stock”, and collectively with the Class A Common Stock, the “common stock”). The Company’s Class A Common Stock and warrants commenced trading on the Nasdaq Global Market (“Nasdaq”) under the symbols “SOUN” and “SOUNW,” respectively, on April 28, 2022. Refer to Note 3 to these consolidated financial statements for more information on the Business Combination.

Legacy SoundHound determined that it was the accounting acquirer in the Business Combination based on an analysis of the criteria outlined in Accounting Standards Codification 805, Business Combinations. The determination was primarily based on the following facts:

•        Former Legacy SoundHound stockholders have a controlling voting interest in the Company;

•        The Company’s board of directors immediately after the closing of the Business Combination was comprised of five board members, primarily from the board of directors of Legacy SoundHound; and

•        Legacy SoundHound’s management continues to hold executive management roles for the Company following the Business Combination and are responsible for the day-to-day operations.

Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Legacy SoundHound issuing stock for the net assets of ATSP, accompanied by a reverse recapitalization. The primary asset acquired from ATSP was related to the cash amounts that were assumed. Separately, the Company also assumed warrants that were deemed to be equity upon Closing of the Business Combination. No goodwill or other intangible assets were recorded as a result of the Business Combination.

While ATSP was the legal acquirer in the Business Combination, because Legacy SoundHound was deemed the accounting acquirer, the historical financial statements of Legacy SoundHound became the historical financial statements of the combined company upon the consummation of the Business Combination. As a result, the financial statements included in this report reflect (i) the historical operating results of Legacy SoundHound

SOUNDHOUND AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.      ORGANIZATION (cont.)

prior to the Business Combination; (ii) the combined results of the Company and Legacy SoundHound following the Closing of the Business Combination; (iii) the assets and liabilities of Legacy SoundHound at their historical cost; and (iv) the Company’s equity structure for all periods presented.

In accordance with guidance applicable to these circumstances, the equity structure has been retroactively restated in all comparative periods up to the Closing Date, to reflect the number of shares of the Company’s Class A Common Stock and Class B Common Stock issued to Legacy SoundHound Common Stockholders and Legacy SoundHound Preferred Stockholders in connection with the Business Combination. As such, the shares and corresponding capital amounts and earnings per share related to Legacy SoundHound Preferred Stock and Legacy SoundHound Common Stock prior to the Business Combination have been retroactively restated as shares reflecting the conversion ratio established in the Business Combination.

Going Concern

Since inception, the Company has generated recurring losses as well as negative operating cash flows and reported a net loss of $115.4 million for the year ended December 31, 2022. As of December 31, 2022, the Company had an accumulated deficit of $502.1 million. Management expects to continue to incur additional substantial losses in the foreseeable future primarily as a result of research and development activities. The Company has historically funded its operations primarily through equity or debt financings.

Total cash and cash equivalents on hand as of December 31, 2022 was $9.2 million. Although the Company has incurred recurring losses each year since its inception, the Company expects it will be able to fund its operations for at least the next twelve months through a combination of cash on hand (including as a result of the net proceeds from the recently closed Series A Preferred Stock Transaction (See Note 19)), proceeds from sales of Class A common stock under the ELOC program (see Note 19), securing additional funding through debt or equity financings, implementing incremental expense reduction measures or a combination thereof. Further, in the future, the Company may seek additional funding through debt or equity financing arrangements, implement incremental expense reduction measures or a combination thereof to continue financing its operations. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all. The Company’s consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include adjustments to reflect the possible future effects on the recoverability and classification of recorded assets or the amounts of liabilities that might be necessary should the Company be unable to continue as a going concern.

Other Risk and Uncertainties

The COVID-19 outbreak in the United States has caused business disruption through mandated and voluntary closings of businesses and shelter in place orders. In response, the U.S. Government enacted the CARES Act, which includes significant provisions to provide relief and assistance to affected organizations. There is considerable uncertainty around potential future closings, shelter in place orders, containment of the recent COVID-19 variants and the ultimate impact of the CARES Act and other government initiatives.

The COVID-19 pandemic and its resulting economic and other effects could result in significant adverse effects on our customers’ cash flow and their ability to manufacture, distribute, and sell products incorporating our voice-enabling technologies. This in turn may restrict the ability of our customers to pay invoices for royalties, licensing fees and usage fees, or may result in a reduction in the royalties, licensing fees and usage fees that the Company earns which are often based on the number of units sold or distributed by customers. This reduction could cause adverse effects on the business, results of operations, financial condition, cash flows and ability to raise operating capital. In addition, economic effects resulting from the COVID-19 pandemic may adversely change consumer behavior and demand, including products sold by customers, which may result in a significant

SOUNDHOUND AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.      ORGANIZATION (cont.)

reduction in our revenue and adversely impact results of operations and financial condition. The COVID-19 pandemic has adversely affected our business and results of operations to date, and the duration and extent to which this will impact our future results remains uncertain.

Further, inflation has risen significantly worldwide and the United States has recently experienced historically high levels of inflation. This inflation and government efforts to combat inflation, such as recent and future significant increases to benchmark interest rates and other related monetary policies, have and could continue to increase market volatility and have an adverse effect on the domestic and international financial markets and general economic conditions.

Additionally, U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine. On February 24, 2022, a full-scale military invasion of Ukraine by Russian troops was reported. Although the length and impact of the ongoing military conflict is highly unpredictable, the conflict in Ukraine could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. We are continuing to monitor the situation in Ukraine and globally and assessing its potential impact on our business. The recent military conflict in Ukraine has led to sanctions and other penalties being levied by the United States, European Union and other countries against Russia. Additional potential sanctions and penalties have also been proposed and/or threatened. Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets, potentially making it more difficult for us to obtain additional funds. Although our business has not been materially impacted by the ongoing military conflict between Russian and Ukraine to date, it is impossible to predict the extent to which our operations, or those of our customers’ suppliers and manufacturers, will be impacted in the short and long-term, or the ways in which the conflict may impact our business. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict but could be substantial.

2.      BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding annual financial reporting. Any reference in these notes to applicable accounting guidance is meant to refer to the authoritative U.S. GAAP included in the Accounting Standards Codification (“ASC”), and Accounting Standards Update (“ASU”) issued by the Financial Accounting Standards Board (“FASB”).

Principles of Consolidation

The Company’s consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

We consolidate any variable interest entity (“VIE”) where we have determined we are the primary beneficiary. The primary beneficiary is the entity which has both: (i) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance; and (ii) the obligation to absorb losses or receive benefits of the entity that could potentially be significant to the VIE.

Reclassification

Certain prior period balances have been reclassified to conform to the current year presentation. Such changes include reclassifications or combinations of certain accounts on the consolidated balance sheets.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

Foreign Currency

The functional currency of the Company and its subsidiaries is the U.S. dollar. Foreign currency denominated transactions are converted into U.S. dollars at the average rates of exchange prevailing during the period. Assets and liabilities denominated in foreign currency are remeasured into U.S. dollars at current exchange rates at the balance sheet date for monetary assets and liabilities and at historical exchange rates for non-monetary assets and liabilities. During the years ended December 31, 2022 and 2021, the Company recognized net losses related to foreign currency transactions and remeasurements of $0.7 million and $0.5 million, respectively, in the consolidated statements of operations as other expense, net.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the amounts reported and disclosures in the consolidated financial statements and accompanying notes. Such estimates include revenue recognition, allowance for doubtful accounts, accrued liabilities, derivative and warrant liabilities, calculation of the incremental borrowing rate, financial instruments recorded at fair value on a recurring basis, valuation of deferred tax assets and uncertain tax positions and the fair value of common stock and other assumptions used to measure stock-based compensation expense. The Company bases its estimates on historical experience, the current economic environment, and on assumptions it believes are reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from changes in the economic environment will be reflected in the financial statements in future periods. Actual results could differ materially from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of 90 days or less from the date of purchase to be cash equivalents. The Company’s cash equivalents consist of mutual funds, commercial paper and certificates of deposit. The deposits exceed federally insured limits.

Restricted Cash Equivalents

The Company’s restricted cash equivalents were established according to the requirements under the leases for the Company’s corporate headquarters, data center and sales office and are subject to certain restrictions under the leases. All amounts in restricted cash equivalents as of December 31, 2022 and 2021 represent funds held in certificates of deposit, have original maturities of six months to one year and are recorded at cost plus accrued interest, which approximates fair value as of December 31, 2022 and 2021. Restricted cash equivalents are classified as current or non-current on the consolidated balance sheets based on the remaining term of the restriction.

Accounts Receivable, Net

Accounts receivable consist of current trade receivables due from customers recorded at invoiced amounts, net of allowance for doubtful accounts. Accounts receivable do not bear interest and the Company generally does not require collateral or other security in support of accounts receivable.

The Company has established an allowance for doubtful accounts and evaluates the collectability of its accounts receivable based on known collection risks and historical experience. Uncollectible receivables are written off when all efforts to collect have been exhausted and recoveries are recognized when received.

SOUNDHOUND AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

Property and Equipment, Net

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets.

The estimated useful lives of the Company’s property and equipment are as follows:

Computer equipment	3 – 4 years
Software	3 years
Furniture and fixtures	5 years
Leasehold improvements	Lesser of useful life or the term of the lease

Maintenance and repairs that do not extend the life or improve the asset are expensed as incurred.

Impairment of Long-Lived Assets

The Company evaluates property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss is recognized when the total of estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Impairment, if any, would be assessed using discounted cash flows or other appropriate measures of fair value. Through December 31, 2022, there have been no such impairments.

Leases

We determine if an arrangement is a lease at its inception. Operating lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. We generally use our incremental borrowing rate based on the information available at the lease commencement date in determining the present value of future payments, because the implicit rate of the lease is generally not known. ROU assets related to our operating lease liabilities are measured at lease inception based on the initial measurement of the lease liability, plus any prepaid lease payments and less any lease incentives, as applicable. Our lease terms that are used in determining our operating lease liabilities at lease inception may include options to extend or terminate the leases when it is reasonably certain that we will exercise such options. We amortize our ROU assets as operating lease expense generally on a straight-line basis over the lease term and classify both the lease amortization and imputed interest as operating expenses.

Segment Information

The Company has determined that the Chief Executive Officer is its chief operating decision maker. The Company’s Chief Executive Officer reviews financial information on a consolidated basis for purposes of allocating resources and evaluating financial performance. The Company’s property and equipment is primarily located in the United States. Accordingly, the Company has determined that it operates as a single reportable segment.

The Company’s property and equipment is primarily located in the United States. As of December 31, 2022, the Company’s property and equipment is located in the United States, except for 11.4% of assets located in Canada and 7.0% in other foreign jurisdictions.

Emerging Growth Company Status

The Company is an emerging growth company (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. Section 107 of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

comply with those standards. This means that when a standard is issued or revised and it has different application dates for public and nonpublic companies, the Company has the option to adopt the new or revised standard at the time nonpublic companies adopt the new or revised standard and can do so until such time that the Company either (i) irrevocably elects to “opt out” of such extended transition period or (ii) no longer qualifies as an emerging growth company. The Company has elected to use the extended transition period for complying with new or revised accounting standards unless the Company otherwise early adopts select standards.

Concentrations of Credit Risk and Other Risks and Uncertainties

Financial instruments that potentially subject the Company to potential significant concentrations of credit risk consist principally of cash and cash equivalents. The Company regularly monitors its credit risk exposure and takes steps to mitigate the likelihood of these exposures resulting in actual loss.

As of December 31, 2022, accounts receivable balances due from two customers collectively totaled 75% of the Company’s consolidated accounts receivable balance. As of December 31, 2021, accounts receivable balances due from five customers collectively totaled 86% of the Company’s consolidated accounts receivable balance.

For the year ended December 31, 2022, the Company had three customers that accounted for 67% of revenue. For the year ended December 31, 2021, the Company had three customers that accounted for 61% of revenue.

Equity Issuance Costs

The Company capitalizes certain legal, professional, accounting and other third-party fees that are directly associated with in-process equity financings, including the Business Combination, as deferred offering costs until such financings are consummated. After consummation of the financing, these costs are recorded as a reduction of the proceeds received from the equity financing. If a planned equity financing is abandoned, the deferred offering costs are expensed immediately as a charge to operating expenses in the consolidated statements of operations and comprehensive loss.

Revenue Recognition

The Company recognizes revenue under Accounting Standards Codification Topic 606 (“ASC 606”), Revenue from Contracts with Customers, when a customer obtains control of promised goods or services in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following five steps:

(i)     Identification of the contract(s) with a customer;

(ii)    Identification of the performance obligations in the contract;

(iii)   Determination of the transaction price, including the constraint on variable consideration;

(iv)   Allocation of the transaction price to the performance obligations in the contract; and

(v)    Recognition of revenue when, or as, performance obligations are satisfied.

Contracts are accounted for when both parties have approved and committed to the contract, the rights of the parties and payment terms are identifiable, the contract has commercial substance and collectability of consideration is probable. Any payments received from customers that do not meet criteria for having a contract are recorded as deposit liabilities on the consolidated balance sheet.

Under ASC 606, assuming all other revenue recognition criteria have been met, the Company recognizes revenue for arrangements upon the transfer of control of the Company’s performance obligations to its customers. A performance obligation is a promise in a contract to transfer a distinct good or service to a customer and is

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

the unit of account in ASC 606. Revenues are recognized when control of the promised goods or services are transferred to a customer in an amount that reflects the consideration that the Company expects to receive in exchange for those services. The Company currently generates its revenues through the following performance obligations: (1) hosted services, (2) professional services (3) monetization and (4) licensing.

Research and Development

The Company’s research and development costs are expensed as incurred. These costs include salaries and other personnel related expenses, contractor fees, facility costs, supplies, and depreciation of equipment associated with the design and development of new products prior to the establishment of their technological feasibility.

Warrants

The Company determines whether to classify contracts, such as warrants, that may be settled in its own stock as equity of the entity or as a liability. An equity-linked financial instrument must be considered indexed to the Company’s own stock to qualify for equity classification. The Company classifies warrants as liabilities for any contracts that may require a transfer of assets. Warrants classified as liabilities are accounted for at fair value and remeasured at each reporting date until exercise, expiration or modification that results in equity classification. Any change in the fair value of the warrants is recognized as other expense, net in the consolidated statements of operations and comprehensive loss.

Income Taxes

The Company accounts for income taxes under the asset and liability method, whereby deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. A valuation allowance is established when, in management’s estimate, it is more-likely-than-not that the deferred tax asset will not be realized. The Company adopted a more-likely-than-not threshold for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The Company records a liability for the difference between the benefit recognized and measured and the tax position taken or expected to be taken on the Company’s tax return.

The Company classifies interest and penalties related to uncertain tax positions in income tax expense, if applicable. There has been no interest expense or penalties related to unrecognized tax benefits recorded through December 31, 2022.

Stock-Based Compensation

The Company measures and records the expense related to stock-based payment awards based on the fair value of those awards as determined on the date of grant. The Company recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period, and uses the straight-line method to recognize stock-based compensation. The Company accounts for all forfeitures as they occur. The Company uses the Black-Scholes option-pricing model to determine the fair value of stock options and ESPP shares. The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions to determine the fair value of the awards, including the expected term of the award and the price volatility of the underlying stock. The Company calculates the fair value of the awards by using the Black-Scholes option-pricing model with the following assumptions:

Expected Volatility — The Company estimates volatility for the awards by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the award grant for a term that is approximately equal to the awards’s expected term.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

Expected Term — The expected term of the Company’s awards represents the period that the stock-based awards are expected to be outstanding. The Company has elected to use the midpoint between the stock options’ vesting term and contractual expiration period to compute the expected term, as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. For the valuation of ESPP shares, the Company uses the period of time from the valuation date to the purchase date.

Risk-Free Interest Rate — The risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero-coupon issues with a term that is equal to the awards’ expected term at the grant date.

Expected Dividend Yield — The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, expected dividend yield is zero.

Restricted Stock Units

The Company issues restricted stock unit awards (“RSUs”) to grantees as compensation for services. The fair value of the RSUs is determined at the grant date based on the fair value of the Company’s Class A Common Stock and for RSUs with service conditions only, is recognized straight-line over the service period.

The Company issues RSUs with vesting conditions tied to certain performance criteria (“Performance-Based RSUs”). Stock-based compensation related to Performance-Based RSUs is recognized to the extent it is determined that performance is probable of being achieved.

The Company issues RSUs with vesting conditions tied to certain market conditions (“Market-Based RSUs”). To derive the fair value of Market-Based RSUs, the Company applies a Monte Carlo simulation to determine the grant date fair value. Stock-based compensation related to Market-Based RSUs is recognized over the derived service period.

Fair Value Measurements

The Company defines fair value as the exchange price that would be received from an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The Company follows a three-level valuation hierarchy for disclosure of fair value measurements as follows:

•        Level 1 — Inputs are unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date.

•        Level 2 — Inputs (other than quoted market prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

•        Level 3 — Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

The Company’s derivative liabilities and warrants are measured at fair value on a recurring basis and are classified as Level 3 liabilities. The Company records subsequent adjustments to reflect the increase or decrease in estimated fair value at each reporting date on the consolidated statements of operations and comprehensive loss.

Redeemable Convertible Preferred Stock

Legacy SoundHound Preferred Stock did not have a mandatory redemption date and are assessed at issuance for classification and redemption features requiring bifurcation. The Company presents as temporary equity any stock which (i) the Company undertakes to redeem at a fixed or determinable price on the fixed or determinable

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

date or dates; (ii) is redeemable at the option of the holders, or (iii) has conditions for redemption which are not solely within the control of the Company. Legacy SoundHound Preferred Stock was redeemable upon a deemed liquidation event which the Company determined was not solely within its control and thus has classified shares of Legacy SoundHound Preferred Stock as temporary equity until such time as the conditions are removed or lapse. Since the occurrence of a deemed liquidation event was not probable, the carrying values of the shares of Legacy SoundHound Preferred Stock were not being accreted to their redemption values.

As a result of the Business Combination, the shares of Legacy SoundHound Preferred Stock outstanding immediately prior to the effective time of the Business Combination (the “Effective Time”) were converted into 106,949,326 shares of the Company’s Class A Common Stock. See Note 11 for additional information.

Convertible Notes and Derivative Liabilities

The Company evaluates its convertible notes, and other contracts, if any, to determine if those contracts or embedded components of those contracts qualify as derivatives requiring bifurcation. The Company accounts for conversion features that meet the criteria for bifurcation as liabilities at fair value and adjusts the derivative instruments to fair value at each reporting period. The conversion features qualify as derivatives, as they continuously reset as the underlying stock price increases or decreases to provide a fixed value of equity to the holders at any conversion date. The conversion features are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized as a component of other expense, net in the consolidated statements of operations and comprehensive loss. The fair value of the conversion features has been estimated using a probability-weighted discount model with and without the conversion feature until extinguished on April 26, 2022 in connection with the Business Combination. See Note 10 for additional information.

The Company held its convertible notes at amortized cost and amortized the associated debt discount created from bifurcated derivatives and issuance costs under the effective interest or straight-line method until maturity or early conversion pursuant to the contractual terms of the arrangement.

Net Loss Per Share

Basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, without consideration for potentially dilutive securities.

Diluted net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common stock and potentially dilutive securities outstanding for the period. For purposes of the diluted net loss per share calculation, Preferred Stock, stock options, ESPP shares, RSUs, warrants and convertible notes are considered to be potentially dilutive securities. See Note 16 for further information.

Accordingly, in periods in which the Company reports a net loss, diluted net loss per share is the same as basic net loss per share, since dilutive common stock is not assumed to have been issued if their effect is anti-dilutive.

Recent Accounting Pronouncements — Adopted

In February 2016, the FASB issued Accounting Standards Update 2016-02, Leases (“Topic 842”) and subsequent amendments to the initial guidance: ASU 2017-13, ASU 2018-10, ASU 2018-11, ASU 2018-20 and ASU 2019-01 (collectively, “Topic 842”). Topic 842 aims to increase transparency and comparability among organizations by requiring lessees to recognize leases with a term greater than 12 months as a right-of-use (“ROU”) asset and corresponding lease liabilities on the balance sheet, regardless of lease classification, and requiring disclosure of key information about leasing arrangements. The lease liability should be initially measured at the present value of the remaining contractual lease payments. Subsequently, the ROU assets will be amortized generally on a straight-line basis over the lease term, and the lease liability will bear interest expense and be reduced for lease

SOUNDHOUND AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.      BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

payments. Topic 842 is effective for the Company for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. A modified retrospective application is required with an option to not restate comparative periods in the period of adoption. The Company adopted Topic 842 on January 1, 2021 using the modified retrospective approach, and financial information for the comparative period was not updated.

In addition, the Company elected the transition package of three practical expedients which allow companies not to reassess (i) whether agreements contain leases, (ii) the classification of leases, and (iii) the capitalization of initial direct costs. Further, the Company elected to separate lease and non-lease components for the building asset class and elected to not separate lease and non-lease components for the equipment asset class. The Company also made an accounting policy election to recognize lease expense for leases with a term of 12 months or less on a straight-line basis over the lease term and recognize no ROU or lease liability for those leases.

The Company’s lease portfolio consists primarily of real estate assets and computer equipment. Some of these leases also require the Company to pay maintenance, utilities, taxes, insurance, and other operating expenses associated with the leased space. Based upon the nature of the items leased and the structure of the leases, the Company’s leases classified as operating leases continue to be classified as operating leases and capital leases will be accounted for as financing leases under the new accounting standard.

As a result of the adoption of the new lease accounting guidance, the Company recognized on January 1, 2021:

•        Operating lease liabilities of approximately $11.4 million, which represent the present value of the remaining lease payments, as of the date of adoption, discounted using the Company’s incremental borrowing rate on a lease-by-lease basis, and

•        Operating lease ROU assets of approximately $9.8 million which represent the operating lease liabilities of $11.4 million, adjusted for (1) deferred rent of approximately $0.8 million, (2) lease incentives or tenant improvement allowance of $1.1 million and (3) prepaid rent of $0.3 million.

•        The Company additionally recharacterized its capital leases as finance leases. However, there was no quantitative impact to capital leases upon transitioning to the new standard.

See Note 14 for additional information.

3.      BUSINESS COMBINATION

As discussed in Note 1, on April 26, 2022, the Business Combination was consummated. Pursuant to the Company’s certificate of incorporation, the Company is authorized to issue 500,000,000 shares of capital stock consisting of 455,000,000 shares of Class A Common Stock, 44,000,000 shares of Class B Common Stock, and 1,000,000 shares of preferred stock. All stock has a par value of $0.0001 per share. The holders of Class A Common Stock are entitled to one vote for each share of Class A Common Stock held. The holders of Class B Common Stock are entitled to ten votes per share on all matters submitted to stockholders for their vote or approval. No shares of preferred stock were issued and outstanding as of December 31, 2022.

The Business Combination was approved by ATSP’s stockholders at a special meeting thereof (the “Special Meeting”), held in lieu of the 2022 annual meeting of the Company’s stockholders. The Business Combination fulfilled the definition of an “initial business combination” as required by the ATSP’s Amended and Restated Certificate of Incorporation. This fulfillment resulted in ATSP ceasing to be a shell company upon the Closing.

An aggregate of 12,767,950 shares of Class A Common Stock sold in ATSP’s initial public offering (the “public shares”) exercised their rights to redemption. The redemption right provided holders the right to have their shares redeemed for a pro rata portion of the trust account holding the proceeds from ATSP’s initial public offering. The value of the shares is calculated as of two (2) business days prior to the date of the Special Meeting, which was $10.00 per share, or $127.7 million in the aggregate.

SOUNDHOUND AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.      BUSINESS COMBINATION (cont.)

As a result of the Business Combination, among other things (1) all outstanding shares of Legacy SoundHound Common Stock as of immediately prior to the Closing (including Legacy SoundHound Common Stock resulting from the Legacy SoundHound Preferred Stock Conversion), were exchanged at an conversion ratio of 5.5562 (the “Conversion Ratio”) for an aggregate of 140,114,060 shares of Class A Common Stock and 40,396,600 Class B Common Stock; (2) each outstanding warrant to purchase shares of Legacy SoundHound Common Stock automatically converted into a warrant to purchase, subject to substantially the same terms and conditions as were applicable under these warrants prior to the Effective Time, shares of Class A Common Stock, proportionately adjusted for the Conversion Ratio, with the per share exercise price equal to the exercise price prior to the Effective Time divided by the Conversion Ratio and were net exercised upon the Closing; (3) each outstanding option to purchase shares of Legacy SoundHound Common Stock converted into an option to purchase, subject to substantially the same terms and conditions as were applicable under these options prior to the Effective Time, shares of Class A Common Stock equal to the number of shares subject to such option prior to the Effective Time multiplied by the Conversion Ratio, with the per share exercise price equal to the exercise price prior to the Effective Time divided by the Conversion Ratio; (4) each Legacy SoundHound RSU converted into a restricted stock unit of SoundHound, subject to substantially the same terms and conditions as were applicable under the SoundHound RSU prior to the Closing. SoundHound RSU holders received the same consideration holders would have received if the SoundHound RSU was converted into Legacy SoundHound Common Stock immediately prior to the Effective Time.

In connection with the Merger Agreement, ATSP entered into subscription agreements (collectively, the “Subscription Agreements”) with certain accredited investors (the “Subscribers”). Pursuant to the Subscription Agreements, the Subscribers agreed to purchase, and ATSP agreed to sell to the Subscribers, an aggregate of 11,300,000 shares of Class A Common Stock (“PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $113.0 million (the “PIPE Investment”). The PIPE shares are identical to the shares of Class A Common Stock that were held by the ATSP’s public stockholders at the time of the Closing, except that the PIPE Shares were not entitled to any redemption rights. The sale of PIPE Shares was consummated concurrently with the Closing.

The Business Combination is accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, ATSP was treated as the “acquired” company for financial reporting purposes (See Note 1). The net assets of Legacy SoundHound were stated at historical cost, with no goodwill or other intangible assets recorded.

In accounting for the Business Combination and after redemptions, net proceeds received by the Company totaled $90.7 million. The table below shows the total net proceeds from the Business Combination and the PIPE Investment (in thousands):

Cash – ATSP trust and cash (net of redemption)	$5,357
Cash – PIPE Investment	113,000
Less: transaction costs	(27,668)
Net proceeds from Business Combination and PIPE Investment	$90,689

Relating to the consummation of the Business Combination, the Company incurred $27.7 million in total transaction costs consisting of direct legal, accounting and other fees. $4.1 million of Legacy SoundHound transaction costs specific and directly attributable to the Business Combination were initially capitalized as deferred offering costs and included in Other non-current assets on the consolidated balance sheets. Total transaction expenses were recorded as an offset against proceeds received on the closing of the Business Combination, accounted for as additional paid-in capital.

The amount recorded to additional paid-in-capital was comprised of $86.6 million net proceeds from the PIPE investment and $4.1 million after net redemptions of ATSP shareholders.

SOUNDHOUND AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.      BUSINESS COMBINATION (cont.)

The number of shares of common stock issued immediately following the consummation of the Business Combination was as follows:

Class A Common Stock – conversion of Legacy SoundHound Common Stock and Legacy SoundHound Preferred Stock outstanding prior to Business Combination	140,114,060
Class B Common Stock – conversion of Legacy SoundHound Common Stock and Legacy SoundHound Preferred Stock outstanding prior to Business Combination	40,396,600
Class A Common Stock – PIPE Investment	11,300,000
Class A Common Stock – issuance to ATSP shareholders	532,050
Class A Common Stock – issuance to Legacy SoundHound founders and representatives	4,161,000
Total shares of common stock immediately after Business Combination	196,503,710

4.      REVENUE RECOGNITION

Revenue Recognition

The Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Revenues are generally recognized upon the transfer of control of promised products or services provided to customers, reflecting the amount of consideration the Company expects to receive for those products or services. The Company enters into contracts that can include various products or services, which are generally capable of being distinct and accounted for as separate performance obligations.

The Company derives its revenue primarily from the following performance obligations: (1) hosted services, (2) professional services, (3) monetization and (4) licensing. Revenue is reported net of applicable sales and use taxes that are passed through to customers.

The Company’s arrangements with customers may contain multiple obligations. Individual services are accounted for separately if they are distinct — that is, if a service is separately identifiable from other items in the contract and a customer can benefit from it in its own or with other resources that are readily available to the customer.

The Company has the following performance obligations in contracts with customers:

Hosted Services

Hosted services, along with non-distinct customization, integration, maintenance and support professional services, allow customers to access the Houndify platform over the contract period without taking possession of the software. The contract terms of hosted services range from one year to twenty years.

The Company has determined that the hosted services arrangements are a single performance obligation comprised of a series of distinct services, since each day of providing access to hosted services is substantially the same and the customer simultaneously receives and consumes the benefits as access is provided. These services are provided either on a usage basis (i.e., variable consideration) or on a fixed fee subscription basis. The Company recognizes revenue as each distinct service period is performed (i.e., recognized as incurred).

Hosted services generally include up-front services to develop and/or customize the Houndify application to each customer’s specification. Judgement is required to determine whether these professional services are distinct from the hosted services. In making this determination, factors such as the degree of integration, the customers’ ability to start using the software prior to customization, and the availability of these services from other independent vendors are considered.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.      REVENUE RECOGNITION (cont.)

In instances where the Company concluded that the up-front services are not distinct performance obligations, revenue for these activities is recognized over the period which the hosted services are provided and is included within hosted services revenue.

Professional Services

Revenue from distinct professional services, such as non-integrated development services, is either recognized over time based upon the progress towards completion of the project, or at a point in time at project completion. The Company assesses distinct professional services to determine whether the transfer of control is over-time or at a point in time. The Company considers three criteria in making their assessment including (1) the customer simultaneously receives and consumes the benefits; (2) the Company’s performance creates or enhances an asset that the customer controls as the asset is created or enhanced; or (3) the Company’s performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date. If none of the criteria are met, revenue is determined to be recognized at a point in time.

For distinct professional services determined to be recognized over-time, measuring the stage of completion of a project requires significant judgement and estimates, including actual efforts spent in relation to estimated total costs and percentage of completion based on input and output measures. During the year ended December 31, 2022, $2.2 million of professional service revenue was recognized over time, with the remaining $2.0 million recognized at a point in time when the performance obligation was fulfilled and control of the service was transferred to the customer. During the year ended December 31, 2021, $2.4 million of professional service revenue was recognized over time, with the remaining $4.7 million recognized at a point in time when the performance obligation was fulfilled and control of the service was transferred to the customer.

Monetization

Monetization revenues are primarily derived from advertising payments associated with ad impressions placed on the SoundHound music identification application. The Company derives an immaterial amount of revenue from, sales commissions earned from song purchases facilitated by the SoundHound app and App store fees paid for ads-free downloads of the SoundHound music identification app. The amount of revenue is based on actual monetization generated or usage, which represent a variable consideration with constrained estimates. Therefore, the Company recognizes the related revenues at a point in time when advertisements are placed, when commissions are paid or when the SoundHound application is downloaded. The determination of whether revenue should be reported on a gross or net basis is based on an assessment of whether the Company is acting as a principal or an agent in the transaction. The Company has determined that it does not act as the principal in monetization arrangements because it does not control the transfer of the service and it does not set the price. Based on these factors, the Company reports revenue on a net basis.

Licensing

The Company licenses voice solutions that are embedded in customer products. Licensing revenue is a distinct performance obligation that is recognized when control is transferred to the customer, which is at a point in time for non-customized solutions. Revenues generated from licensing is based on royalty models with a combination of minimum guarantees and per unit pricing. Royalty periods are generally subsequent to when control of the license passes to the customer. The Company records licensing revenue as a usage-based royalty from customers’ usage of intellectual property in the same period in which the underlying sale occurs. The Company provides assurance-type warranty services and to date, post-contract support has been an immaterial performance obligation within the context of the contract.

When a contract has multiple performance obligations, the transaction price is allocated to each performance obligation based on its relative estimated standalone selling price (“SSP”). Judgments are required to determine the SSP for each distinct performance obligation. SSP is determined by maximizing observable inputs from

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.      REVENUE RECOGNITION (cont.)

pricing of standalone sales, when possible. Since prices vary from customer to customer based on customer relationship, volume discount and contract type, in instances where the SSP is not directly observable, the Company estimates SSP by considering the following factors:

•        Costs of developing and supplying each performance obligation;

•        Industry standards;

•        Major product groupings; and

•        Gross margin objectives and pricing practices, such as contractually stated prices, discounts offered, and applicable price lists.

These factors may vary over time, depending upon the unique facts and circumstances related to each deliverable. If the facts and circumstances underlying the factors considered change or should future facts and circumstances lead the Company to consider additional factors, the Company’s best estimate of SSP may also change.

For the years ended December 31, 2022 and 2021, revenue under each performance obligation was as follows (in thousands):

	Year Ended December 31,
	2022	2021
Hosted services	$17,743	$12,764
Professional services	4,220	7,142
Monetization	844	1,291
Licensing	8,322	—
Total	$31,129	$21,197

For the years ended December 31, 2022 and 2021, the disaggregated revenue by geographic location was as follows (in thousands):

	Year Ended December 31,
	2022	2021
Korea	$14,530	$2,460
Germany	4,134	7,526
United States	3,344	4,030
Japan	3,866	3,797
France	4,023	2,616
Other	1,232	768
Total	$31,129	$21,197

For the years ended December 31, 2022 and 2021, the disaggregated revenue by recognition pattern was as follows (in thousands):

	Year Ended December 31,
	2022	2021
Over time revenue	$19,955	$15,210
Point-in-time	11,174	5,987
Total	$31,129	$21,197

SOUNDHOUND AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.      REVENUE RECOGNITION (cont.)

The Company also disaggregates revenue by service type. This disaggregation consists of Product Royalties, Service Subscriptions and Monetization. Product Royalties revenue is derived from Houndified Products, which are voice-enabled tangible products across the automotive and consumer electronics industries. Revenue from Product Royalties is based on volume, usage, or life of the products, which are driven by number of devices, users, or unit of time. Service Subscription revenue is generated through Houndified Services, which include customer services, food ordering, content, appointments, and voice commerce. Subscription revenue is derived from monthly fees based on usage-based revenue, revenue per query or revenue per user. Both Houndified Products and Houndified Services may include professional services that develop and customize the Houndify platform to fit customers’ specific needs. Revenue from Monetization is generated from the SoundHound music identification app and is primarily attributable to user ad impression revenue. For the years ended December 31, 2022 and 2021, the disaggregated revenue by service type was as follows (in thousands):

	Year Ended December 31,
	2022	2021
Product royalties	$28,447	$18,356
Service subscriptions	1,838	1,550
Monetization	844	1,291
Total	$31,129	$21,197

Contract Balances

The Company performs its obligations under a contract with a customer by licensing access to software or providing services in exchange for consideration from the customer. The timing of the Company’s performance often differs from the timing of the customer’s payment, which results in the recognition of a receivable, a contract asset or a contract liability. During the year ended December 31, 2022, we recognized $7.6 million of licensing revenue from our Houndify Edge solution, which we delivered to a customer during the second half of 2022, related to minimum guarantee units to be utilized over the life of the contract and resulted in a corresponding increase in our contract assets balance. The Company has not recorded any asset impairment charges related to contract assets during the periods presented in the consolidated financial statements.

Revenue recognized included in the deferred revenue balance at the beginning of the reporting period for the years ended December 31, 2022 and 2021 was $6.4 million and $14.9 million, respectively. As of December 31, 2022, the aggregate amount of the transaction price allocated to the remaining performance obligations related to customer contracts that were unsatisfied or partially unsatisfied was $20.7 million. Given the applicable contract terms, $8.1 million is expected to be recognized as revenue within one year, $9.3 million is expected to be recognized between two to five years and the remainder of $3.3 million is expected to be recognized after five years. This amount does not include contracts to which the customer is not committed, contracts for which the Company recognizes revenue equal to the amount the Company has the right to invoice for services performed, or future sales-based or usage-based royalty payments in exchange for access to the Company’s hosted services. This amount is subject to change due to future revaluations of variable consideration, terminations, other contract modifications or currency adjustments. The estimated timing of the recognition of remaining unsatisfied performance obligations is subject to change and is affected by changes to scope, changes in timing of delivery of products and services, or contract modifications.

The Company’s long-term contracts do not have significant financing components, as there is generally payment and performance in each year of the contract. If there is a period of one year or longer between the transfer of promised services and payment, it is generally for reasons other than financing and, thus, the Company does not adjust the transaction price for financing components.

SOUNDHOUND AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.      REVENUE RECOGNITION (cont.)

The Company elected the practical expedient to not adjust promised amounts of consideration for the effects of a significant financing component if the Company expects, at contract inception, that the period between when the Company transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

5.      PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following (in thousands):

	December 31, 2022	December 31, 2021
Computer equipment	$20,946	$20,571
Software and voice recordings	9,420	8,687
Leasehold improvements	3,850	3,567
Furniture and fixtures	761	729
Total property and equipment, at cost	34,977	33,554
Less: accumulated depreciation and amortization	(31,530)	(27,399)
Total property and equipment, net	$3,447	$6,155

Property and equipment, net includes assets under finance lease obligations (see Note 14 for additional information) with an aggregate cost of approximately $0.6 million and $16.6 million and accumulated depreciation of approximately $0.3 million and $13.9 million as of December 31, 2022 and 2021, respectively. Depreciation and amortization expense totaled approximately $4.0 million and $5.5 million for the years ended December 31, 2022 and 2021, respectively.

6.      ACCRUED LIABILITIES

Accrued liabilities consisted of the following (in thousands):

	December 31, 2022	December 31, 2021
Accrued compensation expenses	$6,134	$3,802
Accrued interest	236	1,369
Accrued vendor payables	1,002	1,109
Accrued professional services	89	934
Other accrued liabilities	1	84
	$7,462	$7,298

7.      COMMITMENTS AND CONTINGENCIES

Contracts

In August 2021, the Company entered into an exclusive agreement with a cloud service provider to host its voice artificial intelligence platform pursuant to which the Company committed to pay a minimum of $98.0 million in cloud costs over a seven-year period subject to variable increases based on usage.

SOUNDHOUND AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.      COMMITMENTS AND CONTINGENCIES (cont.)

Aggregate non-cancelable future minimum payments were as follows as of December 31, 2022 (in thousands):

2023	$7,000
2024	11,000
2025	14,000
2026	16,000
2027	24,000
Thereafter	24,000
Total	$96,000

Legal Proceedings

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues contingent liabilities when it is probable that future expenditures will be made, and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims for which the outcome is expected to result in a material adverse effect on the financial position, results of operations or cash flows of the Company.

Other Matters

The Company has not historically collected U.S. state or local sales and use tax, or other similar taxes, in any jurisdiction. On June 21, 2018, the U.S. Supreme Court decided, in South Dakota v. Wayfair, Inc., that state and local jurisdiction may, in certain circumstances, enforce sales and use tax collection obligations on remote vendors that have no physical presence in such jurisdiction. A number of states have already begun, or have positioned themselves to begin, requiring sales and use tax collection from remote vendors. The details and effective dates of these collection requirements vary from state to state. The Company continues to analyze potential sales tax exposure using a state-by-state assessment. In accordance with ASC 450, Contingencies, the Company estimated and recorded a liability of $1.1 million as of December 31, 2022 and 2021.

8.      WARRANTS

As a result of the Business Combination (see Note 3), the Company has retroactively adjusted the Legacy SoundHound warrants outstanding and corresponding strike price prior to April 26, 2022 to give effect to the Conversion Ratio used to determine the number of shares of common stock into which they were converted.

Series C Warrants

In connection with the issuance of the April 2013 Note and November 2013 Note, the Company issued detachable warrants to purchase 248,408 and 496,827 shares of Legacy SoundHound Series C Preferred Stock (“Series C Warrants”), respectively, at $1.21 per share to the lenders, which were immediately exercisable. In December 2021, all outstanding 745,235 shares of warrants related to April 2013 Note and November 2013 were net exercised, leading to a net issuance of 645,356 shares of Legacy SoundHound Series C Preferred Stock.

Warrants Related to Convertible Notes and Note Payable

In connection with the issuance of the Company’s 2021 note payable (“SVB March 2021 Note”) and 2021 convertible note (“SCI June 2021 Note”), the Company issued detachable warrants to purchase 708,808 and 354,404 shares of Legacy SoundHound common stock, respectively, with an exercise price of $3.67 per share to the lenders, which were immediately exercisable.

The Company recorded the warrants initially at fair value as paid-in-capital on the consolidated balance sheets based on the allocation of its relative fair value of the debt proceeds. See Note 10 for additional information on the fair value calculation. The fair value in relation to the SVB March 2021 Note was allocated to the notes as

SOUNDHOUND AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.      WARRANTS (cont.)

a discount. The fair value in relation to the SCI June 2021 Note was capitalized as an asset, as the underlying debt bears similarity to a revolving commitment. As the warrants were classified as equity, they are not subject to remeasurement at the end of each reporting period. The initial allocated fair value of the warrants as of March 31, 2021 and June 14, 2021 was $2.3 million and $1.5 million, respectively. The warrants had a ten-year expiration date from the applicable closing date of March 2031 and June 2031, respectively.

On the Closing Date, all outstanding warrants issued in connection to the SVB March 2021 Note and the SCI June 2021 Note were fully net exercised by their respective lenders, leading to a net issuance of 673,416 shares of Class A Common Stock.

Warrants Related to the Business Combination

Public Warrants

Prior to the Business Combination, ATSP issued Public Warrants. Each Public Warrant entitles the holder to the right to purchase one share of common stock at an exercise price of $11.50 per share. No fractional shares were issued upon exercise of the Public Warrants. The Company may redeem the outstanding warrants, for $0.01 per warrant, upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable, if the reported last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock dividends, sub-divisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after the warrants become exercisable and ending on the third trading day before the Company sends the notice of redemption to the warrant holders. Upon issuance of a redemption notice by the Company, the warrant holders may, at any time after the redemption notice, exercise the Public Warrants for cash, or on a cashless basis.

Subsequent to the closing of the Business Combination, the Company’s Public Warrants continue to be classified as equity instruments, as they are indexed to the Company’s stock. As of December 31, 2022, there were 3,457,996 Public Warrants issued and outstanding.

Private Warrants

Prior to the Business Combination, ATSP issued Private Warrants. The Private Warrants were initially issued in the same form as the Public Warrants with the exception that the Private Warrants: (i) would not be redeemable by the Company and (ii) may be exercised for cash or on a cashless basis, so long as they are held by the initial purchasers or any of their permitted transferees. If the Private Warrants are held by holders other than the initial purchasers or any of their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants.

Pursuant to ASC 815, the Private Warrants were initially considered a liability instrument as they met the definition of a derivative. Upon the Closing of the Business Combination, the Company modified its Private Warrants to be identical to its Public Warrants. Therefore, the Private Warrants met requirements for classification as equity instruments, as they are indexed to the Company’s stock. As of December 31, 2022, there were 208,000 Private Warrants issued and outstanding.

9.      CONVERTIBLE NOTES AND NOTE PAYABLE

SNAP June 2020 Note

In June 2020, the Company issued a promissory note, the SNAP June 2020 Note, to a Lender in exchange for $15.0 million in cash proceeds. This note has an annual interest rate of 5% and a maturity date of June 26, 2022, if not converted earlier pursuant to conversion terms and change in control events as described below. All unpaid interest and principal are due and payable upon request of the Lender on or after the SNAP June 2020 Note’s maturity date.

SOUNDHOUND AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.      CONVERTIBLE NOTES AND NOTE PAYABLE (cont.)

The outstanding principal balance and unpaid accrued interest of the SNAP June 2020 Note are convertible pursuant to the following terms (“SNAP June 2020 Note Conversion Feature” or “Conversion Feature”): automatic conversion into equity shares in the next equity financing round (“SNAP June 2020 Note Qualified Financing,” or “Qualified Financing”) at a conversion price equal to either (a) the lowest cash price per share paid by investors in such qualified financing (which will reflect at least a 20% discount to the price per share paid by other investors purchasing securities in additional closings), or (b) if there are no additional closings, 0.80 times the price per share paid by investors purchasing equity securities in the Qualified Financing. The SNAP June 2020 Note Qualified Financing shall be at least $30.0 million, which excludes the conversion of the SNAP June 2020 Note and any other indebtedness.

Furthermore, upon a change of control event, the Company shall settle the SNAP June 2020 Note in cash, pursuant to the following terms (“Redemption Feature”):

•        200% of the then outstanding principal amount of the respective note plus any unpaid accrued interest on the original principal of such note; and

•        100% of the then outstanding principal amount of the respective note plus any unpaid accrued interest on the original principal of such note, provided that if the change of control transaction closes between the Company and the Lender or an affiliate of the Lender.

The Company evaluated whether the SNAP June 2020 Note contains embedded features that meet the definition of derivatives under ASC 815, Derivatives and Hedging. The Conversion Feature qualifies as a derivative as it continuously resets as the underlying stock price increases or decreases so as to provide a variable number of shares for a fixed value of equity to the holders at any conversion date. As such, the Conversion Feature is bifurcated and accounted for as a derivative liability to be remeasured at the end of each reporting period. The Company recorded the bifurcated Conversion Feature initially at fair value with the residual value being allocated to the SNAP June 2020 Note as a debt discount. The fair value of the Conversion Feature upon issuance in September 2020 was $2.5 million, which was recorded as a derivative liability on the Company’s consolidated balance sheet. The Redemption Feature of the SNAP June 2020 Note does not meet the definition of a derivative. Therefore, the Redemption Feature is not bifurcated.

The total amount of debt discount at issuance for the SNAP June 2020 Note was $2.5 million. The Company amortized the aggregate debt discount using the effective interest method. The Company recognized total interest expense of $0.7 million associated with the SNAP June 2020 Note for the year ended December 31, 2022, out of which $0.4 relates to amortization of the debt discount. The Company recognized total interest expense of $2.0 million associated with the SNAP June 2020 Note for the year ended December 31, 2021, out of which $1.3 million relates to amortization of the debt discount. The debt discount related to the SNAP June 2020 Note is amortized over the life of the instrument, beginning at note issuance and ending on April 26, 2022, the date on which the note was converted.

The SNAP June 2020 Note contains a conversion feature in which outstanding principal and any unpaid accrued interest automatically converts into equity securities. This conversion occurs when the Company issues and sells equity securities in a bona fide equity financing with total proceeds to the Company totaling more than $30.0 million, excluding the face value of the SNAP June 2020 Note (“SNAP June 2020 Note Qualified Financing”).

As a result of the Business Combination, on the Closing Date, the SNAP June 2020 Note conversion feature was triggered, as total proceeds from the Business Combination exceeded the minimum amount to qualify as a SNAP June 2020 Note Qualified Financing. As a result, on the Closing Date, all outstanding principal of $15.0 million and accrued interest of $1.4 million were converted into 368,384 shares of Class A Common Stock. In addition, the remaining debt discount of $0.2 million and related derivative liability with fair value of $4.1 million as of the Closing Date were extinguished.

SOUNDHOUND AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.      CONVERTIBLE NOTES AND NOTE PAYABLE (cont.)

The following table summarizes the unamortized debt discount, fair value of conversion feature, and accrued interest as of April 26, 2022 and December 31, 2021 (in thousands).

	April 26, 2022	December 31, 2021
Unamortized debt discount	$230	$657
Fair value of conversion feature	$4,094	$3,488
Accrued interest	$1,375	$1,136

Accrued interest is included in accrued liabilities on the consolidated balance sheets to reflect the classification of the SNAP June 2020 Note as short-term in nature on December 31, 2021.

SVB March 2021 Note

In March 2021, the Company entered into a loan and security agreement with a commercial bank to borrow $30.0 million along with the issuance of warrants to purchase 127,570 shares of Legacy SoundHound’s common stock. The warrant’s allocated fair value was $2.3 million at issuance. The SVB March 2021 Note also contains a final payment provision of $1.1 million. The warrants were recognized as a debt discount at issuance and recorded as a reduction of the debt balance under a relative fair value approach. The Company recorded the final payment as an increase to the principal balance and debt discount for the entire payment amount. The Company was amortizing the discounts on an effective interest basis over the period from issuance through the Early Maturity Date (as defined below).

The loan bears interest at an annual rate equal to the greater of 9.00% or 5.75% above the Prime Rate. As of December 31, 2022, the interest rate was 13.25%. Payments were interest-only for the first twelve months and are now principal and interest through maturity. The Company recorded stated interest expense in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2022 and 2021 of $2.8 million and $4.5 million, respectively, of which $0.2 million remained unpaid as accrued interest at December 31, 2022 and 2021. The total amount of debt discount at issuance was $3.5 million. During the years ended December 31, 2022 and 2021, the Company recorded $1.0 million and $2.4 million in interest expense related to the debt discounts, respectively.

The original term loan amortization date was April 1, 2022, with an opportunity for a six-month extension if certain performance milestones are met. The original maturity date of the loan was April 26, 2022 (“Early Maturity Date”), with an opportunity for extension to September 2024 or March 2025 if certain performance milestones are met, including the conversion of the SNAP June 2020 Note. In April 2022, the Company entered into a loan modification agreement with Silicon Valley Bank, which extended the note’s Early Maturity Date to May 26, 2022 which also extended the period of amortization of the discount. As a result of the Business Combination, the SNAP June 2020 Note converted on the Closing Date and the performance milestone was met, satisfying the requirements to extend the maturity date to September 1, 2024

SCI June 2021 Note

In June 2021, the Company entered into a loan and security agreement with a lender to obtain credit extensions to the Company. Extensions may be requested in $5.0 million increments up to a total commitment amount of $15.0 million. The Company drew an initial $5.0 million on June 14, 2021 and the remaining $10.0 million on December 1, 2021. The SCI June 2021 Note also contains a final payment provision of 3.5% on each draw or $0.5 million in total. Additionally, warrants were issued alongside the convertible note to purchase 63,785 shares of Legacy SoundHound’s common stock. The warrant’s allocated fair value was $1.5 million at issuance. The Company recorded the final payment as an increase to the principal balance and debt discount for the entire payment amount upon each draw.

SOUNDHOUND AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.      CONVERTIBLE NOTES AND NOTE PAYABLE (cont.)

The loan bears interest at an annual rate equal to the greater of 9.00% or 5.75% above the Prime Rate. As of December 31, 2022, the interest rate was 13.25%. Payments were interest-only for the first twelve months and are now principal and interest through maturity. The Company incurred and paid $1.5 million and $0.3 million in stated interest in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2022 and 2021, respectively.

As the warrants and discounts of $2.2 million are directly attributable to the total commitment of $15.0 million, the Company has presented its unamortized debt issuance cost associated with this note as a current asset, recorded as debt issuance cost on the consolidated balance sheets. The Company is amortizing the cost on a straight-line basis from the issuance date through the maturity date of May 31, 2025. The Company recorded $0.8 million and $1.0 million in interest expense related to the debt discounts during the years ended December 31, 2022 and 2021, respectively.

The loan amortization date was June 1, 2022, with an opportunity for a six-month extension if certain performance milestones are met. The maturity date of the loan is the earlier of May 31, 2025 or when the SNAP June 2020 Note is either paid in full or matures on June 26, 2022. Upon mutual consent of the Company and its Agent, the outstanding principal amount of term loan advances may be converted into equity securities that are issued by SoundHound in an Initial Public Offering (“IPO”) or by a Special Purpose Acquisition Company (“SPAC”) during a private placement sale of SoundHound’s equity securities that closes substantially concurrently with the closing of a SPAC acquisition. If conversion occurs in connection with an IPO, the conversion of the principal amount shall be into the same class and series of equity securities for the initial price per security to the public sold in the IPO. If conversion occurs in connection with a SPAC, the conversion of principal amount shall be into the equity securities purchased by other investors in the SPAC at the same share price and upon the same terms.

As a result of the Business Combination, the SNAP June 2020 Note converted into the Company’s securities on the Closing Date. As the SNAP June 2020 Note was not paid in full and did not mature on June 26, 2022 due to its conversion, the maturity date of the SCI June 2021 Note is May 31, 2025. Additionally, as the Company and its Agent did not mutually consent to the equity conversion that could have been triggered by the Business Combination, the conversion feature no longer existed subsequent to the Closing Date. As of December 31, 2022, the SCI June 2021 Note was classified as a note payable.

The below tables summarize the Company’s debt balances (in thousands):

	December 31, 2022
	SVB March 2021 Note	SCI June 2021 Note	Total
Notes payable, current portion	$12,000	$4,718	$16,718
Notes payable, net of current portion	10,050	8,261	18,311
Unamortized loan discount	(62)	—	(62)
Total	$21,988	$12,979	$34,967
Unamortized debt issuance cost recorded as an asset	$—	$295	$295
December 31, 2021
SVB March 2021 Note
Note payable, current portion	$31,050
Unamortized loan discount	(1,086)
Carrying value	$29,964

SOUNDHOUND AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.      CONVERTIBLE NOTES AND NOTE PAYABLE (cont.)

	December 31, 2021
	SNAP June 2020 Note	SCI June 2021 Note	Total
Convertible notes, current portion	$15,000	$15,525	$30,525
Unamortized loan discount	(657)	—	(657)
Total	$14,343	$15,525	$29,868
Unamortized debt issuance cost recorded as an asset	$—	$1,132	$1,132

Additionally, interest expense on the consolidated statements of operations and comprehensive loss is inclusive of stated interest incurred on the Company’s debt instruments during the relevant periods, as well as the amortization of debt discounts and issuance costs. The life of each instrument may be shortened if a lender demands payment if certain events occur that are outside the control of the Company.

10.    FAIR VALUE MEASUREMENTS

The following tables present the fair value of the Company’s financial instruments that are measured or disclosed at fair value on a recurring basis (in thousands):

	Fair Value Measurements as of December 31, 2021
	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$4,863	$—	$—
Liabilities:
Derivative liability	—	—	(3,488)
Total	$4,863	$—	$(3,488)

The fair values of the derivative liabilities were determined based on significant inputs not observable in the market, which represent Level 3 measurements within the fair value hierarchy.

Series C Warrants (April 2013 and November 2013)

In December 2021, the Series C Warrants were fully exercised. Immediately prior to their exercise, the Company revalued the warrants to their intrinsic value, resulting in a change in fair value of $3.8 million. This change in fair value was recorded as a component of other expense, net, in the accompanying consolidated statements of operations and comprehensive loss. The warrants were recorded as Series C Preferred Stock at their fair value of $5.8 million upon net share settlement.

Common Stock Warrants (SVB March 2021 Note and SCI June 2021 Note)

The Company issued common stock warrants in connection with the SVB March 2021 Note and SCI June 2021 Note (See Note 8 for additional information). The SVB March 2021 Note and SCI June 2021 Note warrants were recorded based on the allocation of its relative fair of the debt proceeds of $2.3 million and $1.5 million, respectively. The warrants were classified as equity instruments at inception with a corresponding discount recorded at issuance against the outstanding notes in connection with the SVB March 2021 Note or as an asset in connection with the SCI June 2021 Note. The common stock warrants are not subject to remeasurement at each subsequent balance sheet date due to their classification as equity instruments as they are considered indexed to the Company’s stock. The SVB March 2021 Note warrants expire in March 2031 and the SCI June 2021 Note warrants expire in June 2031.

SOUNDHOUND AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.    FAIR VALUE MEASUREMENTS (cont.)

The Company determined the fair value of the SVB March 2021 Note and SCI June 2021 Note common stock warrants at issuance using the Black-Scholes option-pricing model using the following assumptions:

SVB March 2021 Note Common Stock Warrants
Expected dividend rate	0%
Risk-free interest rate	1.74%
Expected volatility	47%
Expected term (in years)	10.00
SCI June 2021 Note Common Stock Warrants
Expected dividend rate	0%
Risk-free interest rate	1.51%
Expected volatility	47%
Expected term (in years)	10.00

Upon the Closing of the Business Combination, all outstanding warrants associated with the SVB March 2021 Note and SCI June 2021 Note were exercised, leading to a net issuance of 673,416 shares of Class A Common Stock.

Derivative Liability (SNAP June 2020 Note)

To determine the fair value of the embedded derivative associated with the SNAP June 2020 Note, the Company utilized the income approach model using the With and Without method. Using the With and Without method, the Company modeled expected cash flows to the noteholder under Next Equity Financing, Change in Control, SPAC/Private Investment in Public Equity, and IPO scenarios. The value of the embedded derivative was determined as the differential value from the perspective of the With and Without Method. The Company utilized the following assumptions at the valuation date:

December 31, 2021
Probability of Next Equity Financing	3%
Probability of SPAC/PIPE	95%
Probability of IPO	2%
100%
Weighted average term (years)	0.27
Weighted average discount rate	25.00%

The significant unobservable inputs used in the fair value measurement of the derivative liability are the remaining expected term, the discount rate, and the probability of financing for each scenario. Significant increases (decreases) in the term would result in significantly lower (higher) fair value measurements. Significant increases (decreases) in the discount rate would result in significantly lower (higher) fair value measurements.

On April 26, 2022, the Closing of the Business Combination, the embedded derivative was valued at fair value which was equivalent to its intrinsic value. The embedded derivative had a fair value of $4.1 million. As the Closing of the Business Combination triggered the Conversion Feature contained within the SNAP June 2020 Note, therefore converting the note’s principal to equity, the embedded derivative associated with the note was extinguished. The Company recorded the remeasurement of derivative liabilities in other expense, net on the consolidated statements of operations and comprehensive loss. The fair value of the embedded derivative was recorded as additional paid-in capital upon extinguishment on the consolidated balance sheet.

SOUNDHOUND AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.    FAIR VALUE MEASUREMENTS (cont.)

The following table summarizes the fair value remeasurement of the embedded derivative for the years ended December 31, 2022 and 2021 (in thousands):

	Year Ended December 31,
	2022	2021
Remeasurement of conversion feature – loss	$(606)	$(1,108)

The following table sets forth a summary of changes in fair value of the Company’s derivative liability and warrant liability for which fair value was determined by Level 3 inputs:

	Derivative Liability	Warrant Liability
Balance as of December 31, 2020	$2,380	$2,004
Change in fair value	1,108	3,812
Exercise of warrants	—	(5,816)
Balance as of December 31, 2021	3,488	—
Change in fair value	606	—
Extinguishment of embedded derivative upon conversion of convertible note	(4,094)	—
Balance as of December 31, 2022	$—	$—

There were no transfers of financial instruments between the three levels of the fair value hierarchy during the years ended December 31, 2022 and 2021.

11.    PREFERRED STOCK

A summary of the Legacy SoundHound Preferred Stock authorized, issued and outstanding as of the date of the Business Combination is as follows:

	Shares Authorized	Shares Issued	Liquidation Preference	Carrying Value
Series A	19,106,048	19,106,048	$28,239	$4,967
Series B	33,702,134	33,702,134	66,360	11,038
Series C	5,687,525	5,687,525	38,163	11,837
Series C-1	4,436,090	4,436,090	89,298	16,061
Series D	20,258,299	20,258,299	527,992	85,648
Series D-1	8,418,535	8,418,535	277,812	49,957
Series D-2	8,418,530	8,418,530	277,811	49,949
Series D-3	6,922,165	6,922,165	276,887	50,046
Series D-3A	20,835,869	—	—	—
	127,785,195	106,949,326	$1,582,562	$279,503

Upon the closing of the Business Combination, the outstanding shares of Series A, B, C, C-1, D, D-1, D-2, and D-3 preferred stock were converted into 106,949,326 shares of SoundHound Class A Common Stock at the exchange ratio of 5.5562. Shares Authorized and Shares Issued above have been retroactively adjusted to reflect the exchange. As a result of the conversion of the Legacy SoundHound redeemable convertible preferred stock, the Company reclassified the amount of redeemable convertible preferred stock to additional paid in capital.

SOUNDHOUND AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.    PREFERRED STOCK (cont.)

Upon the consummation of the Business Combination, the Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. The number of authorized shares of preferred stock may also be increased or decreased by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Company entitled to vote thereon, without a separate vote of the holders of preferred stock. Any new series of preferred stock may be designated, fixed and determined as provided by the Board without approval of the holders of common stock or preferred stock. The preferred stock holders have the rights to elect one or more directors as per the Company’s restated certificate of incorporation. The Company has no preferred stock outstanding as of December 31, 2022.

12.    COMMON STOCK

The Company had 250,030,433 shares of Legacy SoundHound common stock authorized for issuance prior to the closing of the Business Combination.

On April 26, 2022, the Company consummated a Business Combination which was accounted for as a reverse recapitalization (refer to Note 3 for additional information). Pursuant to the Company’s restated certificate of incorporation, the Company is authorized to issue 500,000,000 shares of capital stock, consisting of (a) 455,000,000 shares of Class A Common Stock with a par value of $0.0001 per share, (b) 44,000,000 shares of Class B Common Stock with a par value of $0.0001 per share, and (c) 1,000,000 shares of preferred stock with a par value of $0.0001 per share. The outstanding shares of the Company’s common stock are fully paid and non-assessable.

As a result of the Business Combination, 73,561,334 shares of Legacy SoundHound common stock, along with 106,949,326 shares of Legacy SoundHound preferred stock, were converted into 180,510,660 shares of the Company’s common stock, consisting of 140,114,060 shares of Class A Common Stock and 40,396,600 shares of the Company’s Class B Common Stock. On all matters to be voted upon, subject to the rights of any holders of any series of preferred stock, holders of shares of Class A Common Stock and Class B Common Stock will vote together as a single class on all matters submitted to the stockholders for their vote or approval. Holders of Class A Common Stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval. Holders of Class B Common Stock are entitled to ten votes per share on all matters submitted to stockholders for their vote or approval.

Each share of Class B Common Stock shall automatically convert into one fully paid and nonassessable share of Class A Common Stock. Shares of Class B Common Stock will be convertible into shares of Class A Common Stock and will be automatically convert into shares of Class A Common Stock upon the occurrence of certain future events, generally including transfers, subject to limited excepts set forth in the amended charter. The conversion of Class B Common Stock to Class A Common Stock will have the effect, over time, of increasing the relative voting power of those holders of Class B Common Stock who retain their shares in the long term. As a result, it is possible that one or more of the persons or entities holding our Class B Common Stock could gain significant voting control as other holders of Class B Common Stock sell or otherwise convert their shares into Class A Common Stock.

SOUNDHOUND AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.    STOCK INCENTIVE PLANS

In April 2016, we adopted the 2016 Equity Incentive Plan (the “2016 Plan”) as a successor and continuation of the 2006 Plan. Under the 2016 Plan, the Company was permitted to grant awards of stock options and RSUs, as well as stock appreciation rights and other stock awards. During the year ended December 31, 2021, the Company amended the 2016 Plan to increase the number of shares of common stock reserved for issuance by 6,667,478 to an aggregate of 48,347,329. As of the Closing Date of the Business Combination, the Company no longer has shares available for issuance under the 2016 Plan.

The 2016 Plan provides for incentive stock options to be granted to employees at an exercise price not less than 100% of the fair value at the grant date as determined by the Board of Directors, unless the optionee is a 10% stockholder, in which case the option price will not be less than 110% of such fair market value. Options granted generally have a maximum term of 10 years from grant date, are exercisable upon vesting unless otherwise designated for early exercise by the Board of Directors at the time of grant, and generally vest over a four-year period, with a 25% cliff vesting after one year and then ratably on a monthly basis for the remaining three years. RSUs granted generally vest over a four-year period, with 25% cliff vesting after one year and then ratably on a quarterly basis for the remaining three years. As of December 31, 2022, the Company had 2,640,309 awards remaining for issuance under the 2016 Plan.

On April 26, 2022, the stockholders of the Company approved the SoundHound AI, Inc. 2022 Incentive Award Plan (the “2022 Incentive Plan”)(collectively, with the 2006 Plan and the 2016 Plan, the “Plans”), which became effective upon the Closing. The Company initially reserved 19,650,371 shares of Class A Common Stock for the issuance of awards under the 2022 Incentive Plan (“Initial Limit”). The Initial Limit represents 10% of the aggregate number of shares of the Company’s common stock outstanding immediately after the Closing and is subject to increase each year over a ten-year period. The Incentive Award Plan provides for the grant of stock options, which may be ISOs or non-statutory stock options (“NSOs”), stock appreciation rights (“SARs”), restricted shares, restricted stock units and other stock or cash-based awards that the Incentive Award Plan Administrator determines are consistent with the purpose of the Incentive Award Plan and the interests of the Combined Company, or collectively, awards. As of December 31, 2022, the Company had 1,929,334 awards remaining for issuance under the 2022 Incentive Plan.

On April 26, 2022, the stockholders of the Company approved the SoundHound AI, Inc. 2022 Employee Stock Purchase Plan (the “ESPP”), which became effective upon the Closing. An aggregate of 3,930,074 shares of the Company’s Class A Common Stock has been reserved for issuance or transfer pursuant to rights granted under the ESPP (“Aggregate Number”). The Aggregate Number represents 2% of the aggregate number of shares of the Company’s common stock outstanding immediately after the Closing and is subject to increase each year over a ten-year period. The ESPP provides eligible employees with an opportunity to purchase common stock from the Company at a discount through accumulated payroll deductions. The ESPP is being implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, the Company’s Board of Directors may specify offerings but generally provides for a duration of 27 months. The purchase price will be specified pursuant to the offering, but cannot, under the terms of the ESPP, be less than 85% of the lower of the fair market value per share of the Company’s common stock on either the offering date or on the purchase date. The ESPP also includes a six-month look-back provision for the purchase price if the stock price on the purchase date is less than the stock price on the offering date. The first offering period under the ESPP began on November 1, 2022. As of December 31, 2022, we had not yet issued any shares pursuant to the ESPP.

SOUNDHOUND AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.    STOCK INCENTIVE PLANS (cont.)

Option Activity

Stock option activity under the Plans was as follows for the years ended December 31, 2022 and 2021:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in Thousands)
Outstanding, December 31, 2020	28,772,180	$2.38
Granted	6,303,953	7.22
Exercised	(2,590,780)	0.96
Forfeited or cancelled	(2,123,948)	3.13
Outstanding, December 31, 2021	30,361,405	3.45
Granted	391,619	6.17
Exercised	(3,595,706)	1.16		$22,534
Forfeited or cancelled	(1,736,893)	4.63
Outstanding, December 31, 2022	25,420,425	$3.74	6.32	$1,448
Exercisable, December 31, 2022	18,952,826	3.04	5.65	1,448

Options exercised early are subject to the vesting provisions mentioned above, and any unvested shares are subject to repurchase at the original price upon termination of employment, death, or disability. There were no option exercises during the year ended December 31, 2022 and 2021 that were subject to repurchase.

The weighted average grant date fair value per option granted was $3.11 and $3.06, during the years ended December 31, 2022 and 2021, respectively. The total fair value of options vested was approximately $9.9 million and $5.4 million, during the years ended December 31, 2022 and 2021, respectively. As of December 31, 2022, the unamortized expense related to outstanding options was $15.3 million. The weighted average remaining amortization period over which the balance as of December 31, 2022 is to be amortized is 2.33 years.

For the purpose of determining the estimated fair value of share-based payment awards issued in the form of stock options, the Company uses the Black-Scholes option-pricing model. The assumptions under the Black-Scholes option-pricing model during the years ended December 31, 2022 and 2021 were as follows for option awards:

	Year Ended December 31,
	2022	2021
Dividend yield	0%	0%
Expected volatility	51%	42%
Expected term (years)	5.88	6.01
Risk free interest rate	2.58%	1.14%

SOUNDHOUND AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.    STOCK INCENTIVE PLANS (cont.)

ESPP Activity

For the purpose of determining the estimated fair value of ESPP shares, the Company uses the Black-Scholes option-pricing model. The assumptions under the Black-Scholes option-pricing model during the year ended December 31, 2022 were as follows for ESPP awards:

Year Ended December 31, 2022
Dividend yield	0%
Expected volatility	77%
Expected term (years)	0.52
Risk free interest rate	4.53%

Restricted Stock Unit Activity

Restricted stock unit activity under the Plans was as follows for the year ended December 31, 2022:

	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding, December 31, 2021	—	$—
Granted	20,416,417	4.26
Vested	(2,515,851)	4.99
Forfeited	(1,184,183)	4.46
Outstanding, December 31, 2022	16,716,383	$4.14

The Company recorded stock-based compensation expense of $0.4 million related to Performance-Based RSUs during the year ended December 31, 2022. Unamortized expense related to Performance-Based RSUs was $7.1 million as of December 31, 2022.

To derive the fair value of Market-Based RSUs, the Company applies a Monte Carlo simulation to determine the grant date fair value. Stock-based compensation related to Market RSUs is recognized over the derived service period.

The assumptions under the Monte Carlo simulation model and the calculated fair value of the Market-Based RSUs granted to employees during the year ended December 31, 2022 were as follows:

Year Ended December 31, 2022
Expected volatility	52%
Expected term (years)	4
Drift rate	2.9%

The weighted average grant date fair value of the Market-Based RSUs was $3.91. The Company recorded $1.1 million in stock-based compensation expense related to Market-Based RSUs during the year ended December 31, 2022. Unamortized expense related to Market-Based RSUs was $2.6 million as of December 31, 2022.

During the year ended December 31, 2022, the fair value of RSUs that vested was $12.0 million. During the year ended December 31, 2022, the Company recorded $19.0 million, of stock-based compensation related to RSUs. As of December 31, 2022, the unamortized expense related to RSUs was $55.6 million. The weighted average remaining amortization period over which the balance as of December 31, 2022 is to be amortized is 2.84 years.

SOUNDHOUND AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.    STOCK INCENTIVE PLANS (cont.)

Compensation Costs

The Company’s founders held 7,270,503 of Legacy SoundHound common stock pre-conversion prior to the Business Combination. The founders exchanged their shares for Legacy SoundHound Class B common stock immediately prior to the closing of the business combination. Upon the Business Combination, the founders exchanged their Legacy SoundHound Class B shares in exchange for 40,396,600 shares of Class B Common Stock according to the Conversion Ratio. As the Class B Common Stock shares have ten votes per share, the exchange resulted in incremental stock-based compensation expense of $1.0 million which is included in general and administrative expenses on the consolidated statements of operations and comprehensive loss for the year ended December 31, 2022.

Stock-based compensation is classified in the following operating expense accounts on the consolidated statements of operations and comprehensive loss for the years ended December 31, 2022 and 2021 (in thousands):

	Year Ended December 31,
	2022	2021
Cost of revenue	$99	$—
Sales and marketing	2,794	509
Research and development	13,986	4,434
General and administrative	11,913	1,379
Total	$28,792	$6,322

14.    LEASES

The Company leases certain facilities under non-cancelable operating leases that expire at various dates through 2026. Some leases include renewal options, which would permit extensions of the expiration dates at rates approximating fair market rental values. The Company also enters into certain finance leases for computer equipment. The finance leases are collateralized by the financed assets.

Aggregate non-cancelable future minimum lease payments under operating and finance leases were as follows as of December 31, 2022 (in thousands):

	Operating Lease	Finance Lease
Year Ending December 31:
2023	$3,758	$189
2024	3,234	122
2025	914	8
2026	458	—
2027	458	—
Thereafter	1,225	—
Total	10,047	319
Less: imputed interest	(1,050)	(31)
Present value of lease liabilities	8,997	288
Less: current portion	(3,282)	(160)
Lease liabilities, net of current portion	$5,715	$128

SOUNDHOUND AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.    LEASES (cont.)

The components of lease cost were as follows during the years ended December 31, 2022 and 2021 (in thousands):

	Year Ended December 31,
	2022	2021
Operating lease cost	$3,423	$3,654
Short-term lease cost	$466	$524

Finance lease cost:
Amortization of finance leased assets	$995	$2,575
Interest on lease liabilities	$79	$472

The table below presents additional information related to our leases as of December 31, 2022:

	Operating Lease	Finance Lease
Weighted average remaining lease term (years)	3.83	1.82
Weighted average discount rate	5.89%	10.80%

The Company’s rent expense totaled approximately $3.9 million and $4.2 million during the years ended December 31, 2022 and 2021, respectively.

15.    OTHER EXPENSE, NET

Other expense, net on the consolidated statements of operations and comprehensive loss is comprised of the following for the years ended December 31, 2022 and 2021 (in thousands):

	Year Ended December 31,
	2022	2021
Other expense, net:
Interest income	$390	$7
Change in fair value of derivative and warrant liability	(606)	(4,920)
Other income (expense), net	32	(502)
Total other expense, net	$(184)	$(5,415)

16.    NET LOSS PER SHARE

The following table presents the calculation of basic and diluted net loss per share attributable to common stockholders for the years ended December 31, 2022 and 2021:

	Year Ended December 31,
	2022	2021
Numerator:
Net loss (in thousands)	$(115,373)	$(79,540)
Denominator:
Weighted average shares outstanding – basic and dilutive	157,317,695	67,255,538
Basic and diluted net loss per share	$(0.73)	$(1.18)

For the years ended December 31, 2022 and 2021, the diluted earnings per share is equal to the basic earnings per share as the effect of potentially dilutive securities would have been antidilutive.

SOUNDHOUND AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.    NET LOSS PER SHARE (cont.)

The following table summarizes the outstanding shares of potentially dilutive securities that were excluded from the calculation of diluted earnings per share because their inclusion would have been anti-dilutive for the years ended December 31, 2022 and 2021:

	Year Ended December 31,
	2022	2021
Stock options	25,420,425	30,361,405
Restricted stock units	16,716,383	—
Estimated ESPP stock units	476,636	—
Common stock warrants	3,665,996	1,063,214
Redeemable convertible preferred stock	—	106,949,326
Total	46,279,440	138,373,945

17.    INCOME TAXES

The following is a geographical breakdown of loss before income taxes:

	Year Ended December 31,
	2022	2021
Domestic	$(115,624)	$(79,962)
Foreign	3,140	878
	$(112,484)	$(79,084)

The provision for income taxes consisted of the following:

	Year Ended December 31,
	2022	2021
Current provision:
Federal	$—	$—
State	7	5
Foreign	755	339
Total current provision	$762	$344
Deferred provision:
Federal	$—	$—
State	—	—
Foreign	2,127	112
Total deferred provision	$2,127	$112
Total provision for income taxes	$2,889	$456
Effective income tax expense rate	(2.6)%	(0.6)%

The Company has incurred net pre-tax losses in the United States only for all periods presented. The Company recorded an income tax expense of $2.9 million and $0.5 million for the years ended December 31, 2022 and 2021, respectively, which reflects withholding tax paid on the U.S. books for sales in foreign jurisdictions and estimated 2022 income tax related to foreign subsidiaries.

SOUNDHOUND AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.    INCOME TAXES (cont.)

The provision for income taxes differed from the amount computed by applying the federal statutory rate to our income before income taxes as follows:

	Year Ended December 31,
	2022	2021
Federal statutory income tax rate	21.00%	21.00%
Tax provision at statutory rate	$(23,622)	$(16,608)
State income tax rate	7	5
Foreign withholding and income tax	2,298	388
Foreign rate differential	(115)	—
Research and development credits	(1,731)	(1,605)
Change in valuation allowance	24,272	15,804
Stock based compensation	1,540	728
Permanent book tax differences	470	996
Other	(230)	748
	$2,889	$456

The components of our deferred tax assets and liabilities were as follows:

	Year Ended December 31,
	2022	2021
Deferred tax assets:
Net operating loss carryforwards	$79,060	$70,808
Research and development credits	13,809	10,650
Property and equipment and intangible assets	178	91
Deferred revenue	1,612	3,662
Contract liability	—	1,154
Share-based compensation	3,062	1,235
Operating lease liabilities	2,106	2,861
Section 174 research and development capitalization	13,319	—
Accruals and reserves	888	863
Other	23	—
Total deferred tax assets	114,057	91,324
Valuation allowance	(112,204)	(86,695)
Total deferred tax assets, net	1,853	4,629
Deferred tax liabilities:
Right-of-use assets	(1,811)	(2,460)
Total deferred tax liabilities	(1,811)	(2,460)
Net deferred tax assets	$42	$2,169
Recorded as:
Non-current deferred tax assets	$55	$2,169
Non-current deferred tax liabilities (included as a component of Other liabilities)	(13)	—
Net deferred tax assets	$42	$2,169

SOUNDHOUND AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.    INCOME TAXES (cont.)

Based on available objective evidence, management believes it is more-likely-than-not that the domestic federal and state deferred tax assets; and excess Canadian SR&ED tax credits will not be fully realized due to the Company’s cumulative losses and inability to utilize excess tax credits. Accordingly, the Company has provided a valuation allowance on deferred tax assets in excess of deferred tax liabilities against its federal and state deferred tax assets as of December 31, 2022 and 2021. The valuation allowance increased by $25.5 million and by $17.9 million for the years ended December 31, 2022 and 2021, respectively.

The Company capitalized research and development expenditures incurred during the year ended December 31, 2022 and amortizes such expenditures over 5 or 15 years, as applicable, pursuant to Section 174 of the Internal Revenue Code as required by the 2017 Tax Cuts and Jobs Act. The mandatory capitalization requirement did not have a material impact on our net deferred tax assets or cash tax liabilities.

The Company is not asserting permanent reinvestment of its unrepatriated foreign earnings. As of December 31, 2022, the Company anticipated that the tax liability associated with any potential repatriation of foreign earnings is not material.

As of December 31, 2022, the Company had net operating loss carry forwards of approximately $344.6 million and $106.9 million available to reduce future taxable income, if any, for both federal and state income tax purposes, respectively. The federal and state net operating loss carry forwards will start to expire in 2025 and 2028, respectively, with the exception of $256.0 million in federal net operating loss carryforwards, which can be carried forward indefinitely.

The Company also had federal and state research and development credit carry forwards of approximately $11.4 million and $9.1 million, respectively, at December 31, 2022. The federal credits will expire starting in 2029 if not utilized. State research and development tax credits can be carried forward indefinitely.

Under Sections 382 and 383 of the Internal Revenue Code of 1986 and similar state tax laws, utilization of net operating loss carryforwards and tax credits may be subject to annual limitations due to certain ownership changes. The Company’s net operating loss carryforwards and tax credits could expire before utilization if subject to annual limitations.

The Company files U.S. federal income tax returns as well as income tax returns in many U.S. states and foreign jurisdictions. As of December 31, 2022, the tax years 2006 through the current period remain open to examination by the major jurisdictions in which the Company is subject to tax. Fiscal years outside the normal statute of limitation remain open to audit by tax authorities due to tax attributes generated in those early years, which have been carried forward and may be audited in subsequent years when utilized.

Changes in gross unrecognized tax benefits during the periods presented were as follows (in thousands):

Balance as of December 31, 2020	$4,301
Increase for tax positions of prior years	36
Increase for tax positions of current year	731
Balance as of December 31, 2021	5,068
Increase for tax positions of current year	1,062
Balance as of December 31, 2022	$6,130

These unrecognized tax benefits, if recognized, would not affect the effective tax rate and would be offset by the reversal of related deferred tax assets which are subject to a full valuation allowance. As of December 31, 2022, the Company has not accrued any interest or penalties. The Company does not anticipate any significant change in the Company’s uncertain tax positions within 12 months of this date.

SOUNDHOUND AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.    RELATED PARTY TRANSACTIONS

The Company entered into revenue contracts to perform professional services for certain companies who are also investors in the Company. These companies are holders of the Company’s Class A Common Stock. As a result of the Business Combination during the second quarter of 2022, each company’s ownership interest in us was reduced to less than 5%. Consequently, considering all aspects of our relationships with the companies, as of June 30, 2022, we no longer consider the companies related parties. Below we provide our disclosures for transactions with the companies through June 30, 2022.

During the six months ended June 30, 2022, we recognized revenue from the companies of $5.2 million. During the year ended December 31, 2021, we recognized revenue from the companies of $7.0 million. As of December 31, 2021, we had accounts receivable and deferred revenue balances related to the companies of $0.6 million and $15.2 million, respectively.

19.    SUBSEQUENT EVENTS

Restructuring

On January 5, 2023, SoundHound announced a restructuring plan (the “Restructuring Plan”) intended to reduce operating costs, improve operating margins, improve cash flows and accelerate the Company’s path to profitability. The Restructuring Plan included a reduction of the Company’s then-current workforce by approximately 40%.

The Company estimates that it will incur approximately $4.5 million to $5.5 million in charges in connection with the Restructuring Plan, of which the majority is expected to be incurred in the first quarter of 2023 and consists of severance payments, employee benefits and share-based compensation. Of the aggregate amount of charges that the Company estimates it will incur in connection with the Restructuring Plan, the Company expects that approximately $2.0 million to $3.0 million will be in cash expenditures.

Issuance of Preferred Stock

On or around January 20, 2023, the Company entered into Preferred Stock Purchase Agreements (the “Purchase Agreements”) with certain investors (the “Investors”) pursuant to which the Company issued and sold to the Investors an aggregate of 835,011 shares of its newly designated Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) for an aggregate issue price of approximately $25.0 million. Our Chief Financial Officer, Nitesh Sharan, and one of our directors, Eric Ball, each participated in the Transaction, purchasing 3,334 shares of Series A Preferred Stock each for $100,000 each.

The Purchase Agreements contain customary representations, warranties and covenants. The shares of Series A Preferred Stock were issued and sold in a private placement exempt from the registration requirements of the Securities Act. The Company does not intend to register the shares of Series A Preferred Stock or the underlying Common Stock for resale under the Securities Act.

Equity Line of Credit

On August 16, 2022, the Company entered into a common stock purchase agreement (the “Common Stock Purchase Agreement”) and related registration rights agreement (the “CFPI Registration Rights Agreement”) with CF Principal Investments LLC (“CFPI”). Pursuant to the Common Stock Purchase Agreement, the Company, has the right to sell to CFPI up to the lesser of (i) 25,000,000 shares of Class A common stock and (ii) the Exchange Cap (as defined in the Common Stock Purchase Agreement), subject to certain limitations and conditions set forth in the Common Stock Purchase Agreement. On February 14, 2023, the Company’s Registration Statement on Form S-1 registering the resale of the ELOC Shares was declared effective. The Company expects to utilize proceeds from the ELOC for working capital and other general corporate purposes. Through March 17, 2023, the Company has sold approximately 8.8 million shares under the ELOC program for aggregate proceeds of approximately $24.9 million.

SOUNDHOUND AI, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.    SUBSEQUENT EVENTS (cont.)

The purchase price of the shares that the Company elects to sell to CFPI pursuant to the Common Stock Purchase Agreement will be the volume weighted average price of the Common Stock during the applicable purchase date on which the Company has timely delivered written notice to CFPI directing it to purchase the shares under the Common Stock Purchase Agreement. The Company will receive 97% of the volume weighted average price of the Common Stock so sold.

In connection with the execution of the Common Stock Purchase Agreement, the Company issued CFPI 250,000 shares as consideration for its irrevocable commitment to purchase the shares upon the terms and subject to the satisfaction of the conditions set forth in the Common Stock Purchase Agreement. The Company has also agreed to make a cash payment of $250,000 within 120 days after the commencement date of the offering and to reimburse CFPI of up to $75,000 of expenses.

SOUNDHOUND AI, INC.

14,301,448 Shares of Class A Common Stock

__________________________________________

Prospectus

__________________________________________

The date of this Prospectus is             , 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

Amount
SEC registration fee	$7,279.50
FINRA fee	12,279.13
Legal fees and expenses	100,000
Accounting fees and expenses	50,000
Miscellaneous	30,441.37
Total	$200,000

Item 14. Indemnification of Directors and Officers

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our Amended Charter and our Amended Bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•        any breach of the director’s duty of loyalty to us or our stockholders;

•        any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•        any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our Amended Charter also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our Amended Bylaws provide that:

•        we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•        we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•        the rights provided in our Amended Bylaws are not exclusive.

Our Amended Charter and our Amended Bylaws provide for the indemnification provisions described above and elsewhere herein. We have entered or will enter into, and intend to continue to enter into, separate indemnification agreements with our directors and certain of our officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

The Registrant has purchased and currently intends to maintain insurance on behalf of each and every person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we sold the following shares of common stock without registration under the Securities Act: On January 4, 2021, we issued 2,875,000 shares of common stock to Archimedes Tech SPAC Sponsors LLC, for $25,000 in cash, at a purchase price of approximately $0.009 per share, in connection with our organization, that include up to 375,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Initial Stockholders will own 20% (not including the private placement shares and the 350,000 shares held by EarlyBirdCapital described below) of our issued and outstanding shares after this offering. Such shares were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act as the shares were sold to an accredited investor. The shares issued were sold for an aggregate offering price of $25,000 at an average purchase price of approximately $0.009 per share.

On January 13, 2021, we also issued an aggregate of 350,000 shares at $0.0001 per share to EarlyBirdCapital and its designees pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act as the shares were issued to accredited investors.

On March 15, 2021, simultaneously with the consummation of the IPO, we completed the Private Placement of an aggregate of 390,000 Private Units to the Sponsor and EarlyBirdCapital at a purchase price of $10.00 per Private Unit, generating gross proceeds to the Company of $3,900,000. On March 19, 2021, the underwriters partially exercised the over-allotment option to purchase 1,300,000 Public Units. Simultaneously with the exercise of the over-allotment option, we completed the sale of an aggregate of 26,000 Private Units to the Sponsor and EarlyBirdCapital, at a purchase price of $10.00 per Private Unit, generating gross proceeds to the Company of $260,000. These issuances were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On April 26, 2022, we consummated the sale of an aggregate of 11,300,000 shares of Class A Common Stock (“PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $113,000,000 (the “PIPE Investment”). The PIPE Shares are identical to the shares of ATSP common stock that were held by the Company’s public stockholders at the time of the closing of our Business Combination, except that the PIPE Shares were not entitled to any redemption rights and were not yet registered with the SEC. The PIPE Shares were not registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering without any form of general solicitation or general advertising.

No underwriting discounts or commissions were paid with respect to such sales.

On or around January 20, 2023, the Company entered into Preferred Stock Purchase Agreements (the “PS Purchase Agreements”) with certain investors (the “PS Investors”) pursuant to which the Company issued and sold to the PS Investors an aggregate of 835,011 shares of its newly designated Series A Preferred Stock for an aggregate issue price of approximately $25.0 million. The PS Purchase Agreements contain customary representations, warranties and covenants. The shares of Series A Preferred Stock were issued and sold in a private placement exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) therein. The Company does not intend to register the shares of Series A Preferred Stock or the underlying Common Stock for resale under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description	Incorporated by Reference
		Form	Exhibit	Filing Date
2.1#	Merger Agreement dated as of November 15, 2021 by and among Archimedes Tech SPAC Partners Co., ATSPC Merger Sub, Inc. and SoundHound, Inc.	8-K	2.1	November 16, 2021
3.1	Second Amended and Restated Certificate of Incorporation of SoundHound AI, Inc.	8-K	3.1	May 2, 2022
3.2	Amended and Restated Bylaws of SoundHound AI, Inc.	8-K	3.2	May 2, 2022
3.3	SoundHound AI, Inc. Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock.	8-K	3.1	January 24, 2023
4.1	Amended and Restated Warrant Agreement.	8-K	4.1	May 2, 2022
4.2	Form of Specimen Class A Common Stock Certificate.	S-1	4.2	May 16, 2022
4.3	Form of Specimen Warrant Certificate.	S-1	4.3	May 16, 2022
4.4	Amended and Restated Warrant Agreement.	8-K	4.1	May 2, 2022
5.1**	Opinion of Ellenoff Grossman & Schole LLP.	S-1	5.1	September 19, 2022
10.1	Form of PIPE Subscription Agreement.	8-K	10.3	November 16, 2021
10.2	Form of Lock-Up Agreement.	8-K	10.4	November 16, 2021
10.3	Amended and Restated Registration Rights Agreement, dated April 26, 2022, by and between SoundHound AI, Inc. and certain stockholders of SoundHound AI, Inc.	S-1	10.3	May 16, 2022
10.4	SoundHound AI, Inc. 2022 Incentive Award Plan.	Proxy Statement	Annex D	April 8, 2022
10.5	SoundHound AI, Inc. 2022 Employee Stock Purchase Plan.	Proxy Statement	Annex E	April 8, 2022
10.6	Form of Restricted Stock Unit Agreement.	8-K	10.8	May 2, 2022
10.7	Form of Stock Option Award Agreement.	8-K	10.9	May 2, 2022
10.8	Form of Indemnity Agreement.	8-K	10.10	May 2, 2022
10.9	Employment Agreement with Keyvan Mohajer, Chief Executive Officer, dated June 2, 2022.	8-K	10.1	June 8, 2022
10.10	Employment Agreement with Nitesh Sharan, Chief Financial Officer, dated June 2, 2022.	8-K	10.2	June 8, 2022
10.11	Employment Agreement with Timothy Stonehocker, Chief Technology Officer, dated June 2, 2022.	8-K	10.3	June 8, 2022
10.12	Non-Employee Director Compensation Policy.	8-K	10.4	June 8, 2022
10.13	Common Stock Purchase Agreement, dated as of August 16, 2022, by and between SoundHound AI, Inc. and CF Principal Investments LLC.	8-K	10.1	August 16, 2022
10.14	Registration Rights Agreement, dated as of August 16, 2022, by and between SoundHound AI, Inc. and CF Principal Investments LLC.	8-K	10.2	August 16, 2022
10.15**	Form of Amended and Restated Side Letter Agreement by and between SoundHound AI, Inc. and CF Principal Investments LLC.	S-1	10.15	February 14, 2023
10.16	Form of Preferred Stock Purchase Agreement.	8-K	3.1	January 24, 2023
21.1	Subsidiaries of the Company.	8-K	21.1	May 2, 2022
23.1*	Consent of Armanino LLP dated March 29, 2023.

Exhibit Number	Description	Incorporated by Reference
		Form	Exhibit	Filing Date
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107**	Calculation of Filing Fees Table.

____________

*        Filed or furnished herewith.

**      Previously filed.

#        Management contract or compensatory plan or arrangement.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.      For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.      For the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)     If the registrant is relying on Rule 430B:

(a)     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)    If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.      For the purposes of determining liability under the Securities Act of 1933 to any purchaser in the initial distributions of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.      The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

7.      The undersigned registrant hereby undertakes that:

(i)     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on the 29th day of March, 2023.

SoundHound AI, Inc.
/s/ Dr. Keyvan Mohajer
Name:	Dr. Keyvan Mohajer
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Dr. Keyvan Mohajer	Chief Executive Officer and Director	March 29, 2023
Dr. Keyvan Mohajer	(Principal Executive Officer)
/s/ Nitesh Sharan	Chief Financial Officer	March 29, 2023
Nitesh Sharan	(Principal Financial and Accounting Officer)
*	Director	March 29, 2023
James Hom
*	Director	March 29, 2023
Dr. Eric Ball
*	Director	March 29, 2023
Larry Marcus
*	Director	March 29, 2023
Diana Sroka
* By:	/s/ Dr. Keyvan Mohajer
Name:	Dr. Keyvan Mohajer Attorney-in-fact